As filed with the Securities and Exchange Commission on January 30, 2018

Registration No. 333-221997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

VICI PROPERTIES INC.

(Exact name of registrant as specified in governing instruments)

8329 W. Sunset Road, Suite 210

Las Vegas, Nevada 89113

(702) 820-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward B. Pitoniak

Chief Executive Officer

VICI Properties Inc.

8329 W. Sunset Road, Suite 210

Las Vegas, Nevada 89113

(702) 820-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Todd E. Lenson, Esq. Jordan M. Rosenbaum, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9100	Edward F. Petrosky, Esq. Bartholomew A. Sheehan, III Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock	57,500,000	$21.00	$1,207,500,000	$150,333.75(4)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
(2)	Includes shares subject to the underwriters’ overallotment option to purchase additional shares from us, if any.
(3)	Calculated pursuant to Rule 457(a) of the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in a jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 30, 2018

PROSPECTUS

50,000,000 Shares

VICI Properties Inc.

Common Stock

This is the initial public offering of VICI Properties Inc. We are offering 50,000,000 shares of our common stock. We anticipate that the initial public offering price will be between $19.00 and $21.00 per share.

In connection with this offering, our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange (the “NYSE”) under the ticker symbol “VICI”.

We intend to elect and qualify to be taxed as a real estate investment trust as defined under Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. Federal income tax purposes. We currently expect such election to be effective commencing with our taxable year ending December 31, 2017. To assist us in qualifying to be taxed as a REIT, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our shares and a provision generally restricting stockholders from owning more than 9.8% in value or in number, whichever is more restrictive, of any class or series of our shares, including if repurchases by us cause a person’s holdings to exceed such limitations. In addition to the restrictions set forth above, our outstanding shares of capital stock are held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares of any class of our capital stock is required to promptly notify us of such person’s identity. See “Description of Capital Stock” for a detailed description of the ownership and transfer restrictions applicable to our shares.

Investing in our common stock involves risks. You should carefully consider the matters described under the caption “Risk Factors ” beginning on page 23 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions to be paid by us(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page 193 of this prospectus for additional information regarding underwriting compensation.

The underwriters may also exercise their overallotment option to purchase an additional 7,500,000 shares from us, at the initial public offering price, less the underwriting discounts, for 30 days after the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR OTHER SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2018.

Joint Book-Running Managers

Morgan Stanley	Goldman Sachs & Co. LLC	BofA Merrill Lynch

Barclays	Citigroup	Deutsche Bank Securities

Co-Managers

Credit Suisse	UBS Investment Bank	Stifel

Citizens Capital Markets	Wells Fargo Securities	Nomura	Union Gaming

The date of this Prospectus is                     , 2018.

INVEST IN THE EXPERIENCE TM VICI TM CAESARS PALACE LAS VEGAS, NV HARVEYS LAKE TAHOE STATELINE, NV BALLY’S ATLANTIC CITY ATLANTIC CITY, NJ CASCATA GOLF COURSE BOULDER CITY, NV HARRAH’S LAS VEGAS, NV HARRAH’S GULF COAST BILOXI, MS

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. Neither we nor the underwriters have authorized any other person to provide you with different or additional information, and if anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell, or soliciting an offer to buy, these securities in a jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or another date as may be specified herein. Our business, financial condition, cash flows, operating and financial results, and prospects may have changed since such dates.

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TRADEMARKS AND TRADE NAMES

The names of the brands under which the properties operate are trademarks of the respective owners of those brands, and neither they nor any of their officers, directors, agents or employees:

•	have approved any disclosure in which they or the names of their brands appear; or

•	are responsible or liable for any of the content of this document.

CERTAIN NON-GAAP FINANCIAL MEASURES OF THE COMPANY

In this prospectus, we present Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, AFFO and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.

FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate depreciation. We define AFFO as FFO adjusted for direct financing lease adjustments and other depreciation (which is comprised of the depreciation related to our golf course operations). We define Adjusted EBITDA as net income as adjusted for gains (or losses) from sales of property, real estate depreciation, direct financing lease adjustments, other depreciation (which is comprised of the depreciation related to our golf course operations), provision for income taxes and interest expense, net.

Because not all companies calculate FFO, AFFO and Adjusted EBITDA in the same way we do and other companies may not perform such calculations, those measures as used by other companies may not be consistent with the way we calculate such measures and should not be considered as alternative measures of operating income or net income. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

Please see “Prospectus Summary—Summary Pro Forma Financial Data,” for reconciliations of net income to FFO, AFFO and Adjusted EBITDA, in each case on a pro forma basis.

CERTAIN NON-GAAP FINANCIAL MEASURES OF CAESARS AND CEOC

In this prospectus, we include Adjusted EBITDA of Caesars (which is the guarantor of the lease payment obligations under the Formation Lease Agreements) and CEOC (subsidiaries of which are tenants under the Formation Lease Agreements), all as reported by Caesars in its publicly available filings with the SEC. Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP) of Caesars or CEOC.

Adjusted EBITDA of Caesars and CEOC is defined as net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that are not considered indicative of ongoing operating performance at an operating property level, further adjusted to exclude certain non-cash and other items.

Adjusted EBITDA of Caesars and CEOC may not be comparable to similarly titled measures reported by other companies within the industry. Caesars has indicated in its publicly available filings with the SEC that management of Caesars uses Adjusted EBITDA of Caesars and CEOC to measure performance and allocate resources and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Caesars and CEOC. We, in turn, use Adjusted EBITDA of Caesars and CEOC to evaluate the capacity of Caesars and CEOC to meet their respective obligations under the Formation Lease Agreements. Such information is not publicly available for the applicable tenant under the HLV Lease Agreement or its guarantor.

Please see Annex I for reconciliations of net income/(loss) of Caesars and CEOC to Adjusted EBITDA of Caesars and CEOC, respectively, all as reported by Caesars in its publicly available filings with the SEC.

MARKET AND INDUSTRY DATA

Although we are responsible for all of the disclosures contained in this prospectus, this prospectus contains industry, market and competitive position data and estimates that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that the market position, market opportunity and market size information included in this prospectus is generally reliable, we have not independently investigated or verified such data. The industry forward-looking statements included in this prospectus may be materially different than our or the industry’s actual results.

GLOSSARY OF SELECTED TERMS

Unless the context otherwise requires, the following terms used throughout this prospectus have the following meanings:

“Amended and Restated Right of First Refusal Agreement” refers to the Amended and Restated Right of First Refusal Agreement, dated as of December 22, 2017, by and between Caesars and VICI.

“Caesars” refers to Caesars Entertainment Corporation, a Delaware corporation and guarantor of the lease payment obligations under the Formation Lease Agreement, (NASDAQ: CZR), and, unless the context otherwise requires, its consolidated subsidiaries.

“Caesars Entertainment Outdoor” refers to the historical operations of the following golf courses that were transferred from CEOC to VICI Golf on the Formation Date: the Rio Secco golf course in Henderson, Nevada; the Cascata golf course in Boulder City, Nevada; the Grand Bear golf course in Saucier, Mississippi; and the Chariot Run golf course in Laconia, Indiana.

“Call Right Agreements” refers to our option to acquire three properties from subsidiaries of Caesars pursuant to call right agreements.

“CEOC” refers to Caesars Entertainment Operating Company, Inc., a Delaware corporation, prior to the Formation Date, and following the Formation Date, CEOC, LLC, a Delaware limited liability company and the tenant, together with certain of its subsidiaries, under the Formation Lease Agreements.

“CPLV” or “Caesars Palace Las Vegas” refers to Caesars Palace Las Vegas facilities located on the Las Vegas Strip, which was transferred by CEOC to CPLV Mortgage Borrower on the Formation Date.

“CPLV CMBS Debt” refers to $1.55 billion of asset-level real estate mortgage financing of CPLV, incurred by CPLV Mortgage Borrower on October 6, 2017.

“CPLV Lease Agreement” refers to the lease agreement for Caesars Palace Las Vegas.

“CPLV Mortgage Borrower” refers to CPLV Property Owner LLC, a Delaware limited liability company, the special purpose bankruptcy remote entity that is the fee owner of CPLV (subject to the CPLV Lease Agreement) and that is indirectly wholly-owned by VICI PropCo.

“CRC” refers to Caesars Resort Collection, LLC, a subsidiary of Caesars and guarantor of the lease payment obligations under the HLV Lease Agreement.

“Eastside Property” refers to the approximately 18.4 acres of land located in Las Vegas, Nevada, east of Harrah’s Las Vegas, which we sold to Caesars in December 2017.

“Eastside Convention Center Property” refers to a convention center that Caesars may construct on the Eastside Property (which is currently anticipated to be approximately 300,000 square feet, but which must be at least 250,000 square feet in order for the put right or call right to be exercised), together with the Eastside Property and all buildings, fixtures and improvements located thereon and all real property rights and interests relating thereto.

“Formation Date” refers to October 6, 2017, the effective date of the Plan of Reorganization.

“Formation Lease Agreements” refers collectively to the CPLV Lease Agreement, the Non-CPLV Lease Agreement and the Joliet Lease Agreement.

“Formation Transactions” refer to the transactions described under “Formation of Our Company.”

“General Partner” refers to VICI Properties GP LLC, a Delaware limited liability company and wholly owned subsidiary of VICI REIT.

“HLV” or “Harrah’s Las Vegas” refers to the real estate of Harrah’s Las Vegas Hotel & Casino facility located in the Las Vegas Strip, which we purchased from a subsidiary of Caesars in December 2017.

“HLV Lease Agreement” refers to the lease agreement for the Harrah’s Las Vegas facilities.

“HLV Owner” refers to Claudine Propco LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of VICI REIT.

“HLV Tenant” refers to Harrah’s Las Vegas, LLC, a Delaware limited liability company and an indirect subsidiary of Caesars.

“Joliet Lease Agreement” refers to the lease agreement for the facilities in Joliet, Illinois.

“Las Vegas Strip” or “the Strip” refers to the four-mile stretch of Las Vegas Boulevard South of Las Vegas, Nevada.

“Lease Agreements” refers collectively to the CPLV Lease Agreement, the Non-CPLV Lease Agreement, the Joliet Lease Agreement and the HLV Lease Agreement, unless the context otherwise requires.

“Mandatory Conversions” refers to the Mandatory Preferred Conversion and the Mandatory Mezzanine Conversion.

“Mandatory Mezzanine Conversion” refers to the automatic conversion of the junior tranche of the Prior CPLV Mezzanine Debt in the aggregate amount of $250.0 million into an aggregate of 17,630,700 shares of our common stock on November 6, 2017.

“Mandatory Preferred Conversion” refers to the automatic conversion of all of our shares of Series A preferred stock into 51,433,692 shares of our common stock on November 6, 2017.

“MGCL” refers to the Maryland General Corporation Law.

“MSA” refers to metropolitan statistical area.

“Non-CPLV Lease Agreement” refers to the lease agreement for regional properties other than the facilities in Joliet, Illinois and the facilities subject to the HLV Lease Agreement.

“Operating Partnership” refers to VICI Properties L.P., a Delaware limited partnership and our operating partnership.

“Plan of Reorganization” refers to Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc. et. al. confirmed by the United States Bankruptcy Court for the Northern District of Illinois (Chicago) on January 17, 2017.

“Prior CPLV Mezzanine Debt” refers to three tranches of mezzanine debt of CPLV in the initial aggregate principal amount of $650.0 million, of which $250.0 million was subject to the Mandatory Mezzanine Conversion on November 6, 2017 and the balance was repurchased in full in December 2017.

“Prior First Lien Notes” refers to $311.7 million aggregate principal amount of first priority senior secured floating rate notes due 2022 issued by a subsidiary of our Operating Partnership, which were discharged in full in December 2017.

“Prior Term Loans” refers to $1,638.4 million aggregate principal amount of senior secured first lien term loans under a senior secured credit facility issued by a subsidiary of our Operating Partnership, which were repaid in full in December 2017.

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“Private Equity Placement” refers to the issuance and sale in December 2017 of 54,054,053 shares of our common stock at a price of $18.50 per share in a private placement transaction, for net proceeds of approximately $963.9 million, contemporaneously with the consummation of the acquisition of the Harrah’s Las Vegas.

“Purchase Agreement” refers to that certain Purchase and Sale Agreement, dated as of November 29, 2017, by and between HLV Tenant, as seller, and Claudine Property Owner LLC, a Delaware limited liability company, as buyer, relating to the purchase of all of the equity interests in HLV Owner, the owner of the Harrah’s Las Vegas real estate.

“Put-Call Agreement” refers to the agreement between HLV Owner and certain subsidiaries of Caesars which provides for rights and obligations between Caesars and HLV Owner with respect to the Eastside Convention Center Property and HLV.

“REIT” refers to a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Revolving Credit Facility” refers to $400 million five year first lien revolving credit facility entered into by VICI PropCo in December 2017.

“Sale Agreement” refers to that certain Purchase and Sale Agreement, dated as of November 29, 2017, by and between Vegas Development LLC, a Delaware limited liability company, as seller, and Eastside Convention Center, LLC, a Delaware limited liability company, as buyer, relating to the sale of all of the equity interests in Vegas Development Land Owner LLC, a Delaware limited liability company, the owner of the Eastside Property.

“Second Lien Notes” refers to $766.9 million aggregate principal amount of 8.0% second-priority senior secured notes due 2023 issued by a subsidiary of our Operating Partnership in October 2017.

“Tax Matters Agreement” refers to the tax matters agreement that addresses matters relating to the payment of taxes and entitlement to tax refunds by Caesars, CEOC, the Operating Partnership and us.

“Term Loan B Facility” refers to $2.2 billion seven year senior secured first lien term loan B facility entered into by VICI PropCo in December 2017.

“TRS” refers to a taxable REIT subsidiary.

“VICI Golf” refers to VICI Golf LLC, a Delaware limited liability company, which is a TRS and the owner and operator of the Caesars Entertainment Outdoor business.

“VICI PropCo” refers to VICI Properties 1 LLC, a Delaware limited liability company, which through its subsidiaries owns our real estate assets.

“VICI PropCo Credit Facility” refers to the new credit facility entered into by VICI PropCo in December 2017, consisting of the Term Loan B Facility and the Revolving Credit Facility.

“VICI REIT,” “VICI,” “we,” “our,” “us” and “our company” refers to VICI Properties Inc., a Maryland corporation, and, unless the context otherwise requires, its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. You should read the following summary, together with the more detailed information and financial statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Note Regarding Forward-Looking Statements” sections and the consolidated and pro forma financial information and the notes to those financial statements appearing elsewhere in this prospectus before making an investment decision to invest in our common stock.

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus to “on a pro forma basis” refers to on a pro forma basis giving effect to the items described in “Selected Historical and Pro Forma Financial Data—Unaudited Pro Forma Combined Condensed Financial Information.”

Unless otherwise indicated, the information contained in this prospectus is as of the date set forth on the cover of this prospectus, is based on an initial public offering of 50,000,000 shares of our common stock at a price of $20.00 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, and assumes that the underwriters’ overallotment option is not exercised.

Overview of the Company

We are an owner, acquirer and developer of experiential real estate assets across leading gaming, hospitality, entertainment and leisure destinations. Our national, geographically diverse portfolio consists of 20 market-leading properties, including Caesars Palace Las Vegas and Harrah’s Las Vegas, two of the most iconic entertainment facilities on the Las Vegas Strip. Our entertainment facilities are leased to leading brands that seek to drive consumer loyalty and value with guests through superior services, experiences, products and continuous innovation. Across more than 36 million square feet, our well-maintained properties are located in nine states, contain nearly 14,000 hotel rooms and feature over 150 restaurants, bars and nightclubs. Our portfolio also includes approximately 34 acres of undeveloped land adjacent to the Strip that is leased to Caesars, which we may look to monetize as appropriate. We also own and operate four championship golf courses located near certain of our properties, two of which are in close proximity to the Las Vegas Strip. As a growth focused public real estate company, we expect our relationship with our partners will position us for the acquisition of additional properties across leisure and hospitality.

In December 2017, we acquired from an affiliate of Caesars and then leased back the real estate assets of Harrah’s Las Vegas for approximately $1.14 billion, and we simultaneously sold to Caesars approximately 18.4 acres of undeveloped land located behind the LINQ Hotel & Casino and Harrah’s Las Vegas for $73.6 million. Simultaneous with the transaction, we entered into a new VICI PropCo Credit Facility, comprised of a $2.2 billion senior secured Term Loan B Facility and a $400 million senior secured Revolving Credit Facility, and we used the proceeds from the Term Loan B Facility and drawings under the Revolving Credit Facility to refinance a portion of our outstanding long-term debt. See “—Recent Developments” below.

We believe we have a mutually beneficial relationship with Caesars, a leading owner and operator of gaming, entertainment and leisure properties. Our long-term triple-net Lease Agreements with subsidiaries of Caesars provide us with a highly predictable revenue stream with embedded growth potential. We believe our geographic diversification limits the effect of changes in any one market on our overall performance. We are focused on driving long-term total returns through managing assets and allocating capital diligently, maintaining a highly productive tenant base, capitalizing on strategic development and redevelopment opportunities, and optimizing our capital structure to support opportunistic growth.

Our portfolio is competitively positioned and well-maintained. Pursuant to the terms of the Lease Agreements, which require Caesars to invest in our properties, and in line with its commitment to build guest loyalty, we anticipate Caesars will continue to make strategic value-enhancing investments in our properties over time, helping to maintain their competitive position. In addition, given our scale and deep industry knowledge, we believe we are well-positioned to execute highly complementary single-asset and portfolio acquisitions to augment growth.

We intend to elect and qualify to be taxed as a REIT for U.S. Federal income tax purposes commencing with our taxable year ending December 31, 2017. We believe our election of REIT status combined with the income generation from the Lease Agreements will enhance our ability to make distributions to our stockholders, providing investors with current income as well as long-term growth.

We are one of the largest net lease REITs in the United States with $648.9 million and $862.5 million of revenue, $439.1 million and $582.5 million of net income and $544.6 million and $724.0 million of Adjusted EBITDA for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively, in each case on a pro forma basis. For a definition of Adjusted EBITDA and a reconciliation to net income, in each case on a pro forma basis, see “—Summary Pro Forma Financial Data.”

Overview of Caesars

Caesars is a leading owner and operator of gaming, entertainment and leisure properties. Caesars maintains a diverse brand portfolio with a wide range of options that appeal to a variety of gaming, travel and entertainment consumers. As of September 30, 2017 and after giving effect to the sale of Harrah’s Las Vegas to us, Caesars operates 48 properties, consisting of 20 owned and operated properties, eight properties that it manages on behalf of third parties and 20 properties that it leases from us. Caesars or CRC guarantee the lease payment obligations of the properties leased from us. Caesars has a market capitalization in excess of $9 billion as of the date of this prospectus.

For the year ended December 31, 2016, Caesars had net loss attributable to Caesars of approximately $3.6 billion and Adjusted EBITDA of approximately $1.1 billion and CEOC had net income of approximately $337 million and Adjusted EBITDA of approximately $1.1 billion. For the twelve months ended September 30, 2017, Caesars had net loss attributable to Caesars of approximately $3.0 billion and Adjusted EBITDA of approximately $1.1 billion and CEOC had net income of approximately $425 million and Adjusted EBITDA of approximately $1.1 billion.

We use Adjusted EBITDA of Caesars and CEOC to evaluate the capacity of Caesars and CEOC to meet their respective obligations under the Formation Lease Agreements. Such information is not publicly available for the applicable tenant under the HLV Lease Agreement or its guarantor, CRC.

Please see Annex I for reconciliations of net income/(loss) of Caesars and CEOC to Adjusted EBITDA of Caesars and CEOC, respectively, all as reported by Caesars in its publicly available filings with the SEC.

Caesars has diverse sources of revenue, with revenues coming from gaming, food and beverage, hotel operations and from other sources, including entertainment and retail. Caesars has invested significant resources in updating its hotels, with over 50% of its rooms being renovated during the past two years. Caesars’ properties have been rewarded with 25 TripAdvisor Certificates of Excellence in 2017. Caesars’ pioneering Total Rewards® program is the gaming industry’s first, largest and most preferred loyalty program. Additionally, Caesars’ entertainment offerings have made it the number three live entertainment promoter worldwide.

The historical audited and unaudited financial statements of Caesars (which are not included or incorporated by reference in this prospectus), as the parent and guarantor of CEOC, our significant lessee, have been filed with the SEC. Caesars files annual, quarterly and current reports and other information with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Caesars’ SEC filings are also available to the public from the SEC’s web site at www.sec.gov. We make no representation as to the accuracy or completeness of the information regarding Caesars that is contained in this prospectus, which is obtained from Caesars’ publicly available information, or that is available through the SEC’s website or otherwise made available by Caesars, and none of such publicly available Caesars’ information is incorporated by reference in this prospectus.

Overview of Our Lease Agreements with Caesars

We derive substantially all of our revenues from rental revenue from the leases of our properties to certain subsidiaries of Caesars pursuant to the Lease Agreements, each of which are “triple-net” leases with an initial term of 15 years, followed by four 5-year renewal options exercisable by the tenants, provided that for certain facilities the aggregate lease term, including renewals, may be cut back to the extent it would otherwise exceed 80% of the remaining useful life of the applicable leased property, solely at the option of the tenants. Caesars will not have any purchase option under the Lease Agreements, except with respect to the HLV Lease Agreement if we engage in certain transactions with entities deemed to be competitors, or the landlord under the lease otherwise becomes a competitor of Caesars. Under the CPLV Lease Agreement, rent is $165.0 million for the first seven years, subject to an annual escalator commencing in the second year of the lease term. Beginning in the eighth year, a portion of the rent amount will be designated as variable rent and will be adjusted periodically, with the balance of the rent amount designated as base rent and continuing to be subject to the annual escalator. At each renewal term, the base rent amount will be set at fair market value for the rent but will not be less than the amount of base rent due from the tenant in the immediately preceding year nor will the base rent increase by more than 10% compared to the immediately preceding year. Under each of the Non-CPLV Lease Agreement and Joliet Lease Agreement, rent is $433.3 million and $39.6 million, respectively, for the first seven years, subject to an annual escalator commencing in the sixth year of the lease term. With respect to the Joliet Lease Agreement, we are entitled to receive 80% of the rent thereunder pursuant to the operating agreement of our joint venture, Harrah’s Joliet Landco LLC. Beginning in the eighth year, a portion of each rent amount will be designated as variable rent and will be adjusted periodically, with the balance of the rent amount designated as lease rent and continuing to be subject to the annual escalator. At each renewal term, each base rent amount will be set at fair market value for the rent but will not be less than the amount of base rent due from the applicable tenant in the immediately preceding year nor will such base rent increase by more than 10% compared to the immediately preceding year. Under the HLV Lease Agreement, rent is $87.4 million for each of the first seven years of the lease term, subject to an annual escalator commencing in the second year of the lease term (subject to satisfaction of an EBITDAR to rent ratio commencing in the sixth year of the lease term). Beginning in the eighth year, a portion of the rent amount will be designated as variable rent and will be adjusted periodically. At each renewal term, the base rent amount will be set at fair market value for the rent but will not be less than the amount of base rent due from the tenant in the immediately preceding year nor will the base rent increase by more than 10% compared to the immediately preceding year. The Lease Agreements provide for portions of the rent to be designated as variable rent with periodic variable rent resets following the seventh year and tenth year of the leases and at the commencement of each renewal term based on the tenant’s net revenue from the facilities at such time. See “Business—Our Relationship with Caesars” for additional information on the Lease Agreements.

Our Properties

The following table summarizes the properties that we own as of the date of this prospectus:

Major MSAs Served	Location	Approx. Structure Sq. Ft. (000’s)	Hotel Rooms
Las Vegas—Destination Gaming
Caesars Palace Las Vegas	Las Vegas, NV	8,579	3,980
Harrah’s Las Vegas	Las Vegas, NV	4,100	2,530
Cascata Golf Course	Boulder City, NV	37	N/A
Rio Secco Golf Course	Henderson, NV	30	N/A
San Francisco / Sacramento
Harvey’s Lake Tahoe	Lake Tahoe, NV	1,670	740
Harrah’s Reno	Reno, NV	1,371	930
Harrah’s Lake Tahoe	Stateline, NV	1,057	510
Philadelphia
Caesars Atlantic City	Atlantic City, NJ	3,632	1,140
Bally’s Atlantic City	Atlantic City, NJ	2,547	1,250
Chicago
Horseshoe Hammond	Hammond, IN	1,716	N/A
Harrah’s Joliet(1)	Joliet, IL	1,011	200
Dallas
Horseshoe Bossier City	Bossier City, LA	1,419	600
Harrah’s Louisiana Downs	Bossier City, LA	1,118	N/A
Kansas City
Harrah’s North Kansas City	North Kansas City, MO	1,435	390
Memphis
Horseshoe Tunica	Robinsonville, MS	1,008	510
Tunica Roadhouse	Tunica Resorts, MS	225	130
Omaha
Harrah’s Council Bluffs	Council Bluffs, IA	790	250
Horseshoe Council Bluffs	Council Bluffs, IA	632	N/A
Nashville
Harrah’s Metropolis	Metropolis, IL	474	260
New Orleans
Harrah’s Gulf Coast	Biloxi, MS	1,031	500
Grand Bear Golf Course	Saucier, MS	5	N/A
Louisville, KY
Horseshoe Southern Indiana	Elizabeth, IN	2,510	500
Bluegrass Downs	Paducah, KY	184	N/A
Chariot Run Golf Course	Laconia, IN	5	N/A

Total	24	36,586	14,420

(1)	Owned by Harrah’s Joliet Landco LLC, a joint venture of which we are the 80% owner and the managing member.

Our Competitive Strengths

We believe the following strengths effectively position us to execute our business and growth strategies:

Leading portfolio of high-quality experiential gaming, hospitality, entertainment and leisure assets.

Our portfolio features Caesars Palace Las Vegas and Harrah’s Las Vegas and market-leading regional properties with significant scale. Our properties are well-maintained and leased to leading brands, such as Caesars, Horseshoe, Harrah’s and Bally’s. These brands seek to drive loyalty and value with guests through superior service and products and continuous innovation. Our portfolio benefits from its strong mix of demand generators, including casinos, guest rooms, restaurants, entertainment facilities, bars and nightclubs and convention space. We believe our properties are well-insulated from incremental competition as a result of high replacement costs, as well as regulatory restrictions and long-lead times for new development. The high quality of our properties appeals to a broad base of customers, stimulating traffic and visitation.

Our portfolio is anchored by our Las Vegas properties, Caesars Palace Las Vegas and Harrah’s Las Vegas, which are located at the center of the Strip. We believe Las Vegas is one of the most attractive travel destinations in the United States, with a record 42.9 million visitors in 2016, according to the Las Vegas Convention and Visitors Authority. We believe Las Vegas is a market characterized by steady economic growth and high consumer and business demand with limited new supply. Our Las Vegas properties, which are two of the most iconic entertainment facilities in Las Vegas, feature gaming entertainment, large-scale hotels, extensive food and beverage options, state-of-the-art convention facilities, retail outlets and entertainment showrooms. Our Las Vegas properties continue to benefit from positive macroeconomic trends, including, according to Caesars’ publicly available information, record visitation levels in 2016 and strong convention attendance, hotel occupancy and average daily rates, among other key indicators.

Our portfolio also includes market-leading regional resorts that we believe are benefitting from significant invested capital over recent years. The regional properties we own include award-winning land-based and dockside casinos, hotels and entertainment facilities that are market leaders within their respective regions. The properties operate primarily under the Caesars, Harrah’s, Horseshoe and Bally’s trademark and brand names, which, in many instances, have market-leading brand recognition.

Under the terms of the Lease Agreements, the tenants are required to continue to invest in the properties, which we believe will enhance the value of our properties.

Formation Lease Agreements. The Formation Lease Agreements provide that CEOC is required to continue to invest in the properties subject to such Lease Agreements as follows (subject to decrease in the event a property is no longer subject to a Formation Lease Agreement):

•	annually, in a minimum amount of (a) with respect to the Non-CPLV Lease Agreement and the Joliet Lease Agreement, collectively, (x) $100.0 million in capital expenditures (which may include certain expenditures incurred by a certain CEOC affiliate or with respect to certain other CEOC assets not leased from us pursuant to the applicable Lease Agreement), and (y) 1% of the actual net revenue generated during the immediately prior year by the properties leased from us pursuant to the Non-CPLV Lease Agreement and Joliet Lease Agreement, and (b) with respect to the CPLV Lease Agreement, 1% of the actual net revenue generated during the immediately prior year by the property leased pursuant to the CPLV Lease Agreement, and

•	during every period of three calendar years, in a minimum amount of (a) with respect to the Non-CPLV Lease Agreement and the Joliet Lease Agreement, collectively, $495.0 million in capital expenditures (which may include certain expenditures incurred by a certain CEOC affiliate or with respect to other CEOC assets not leased from us), and (b) $350.0 million in capital expenditures across the properties leased from us pursuant to the Formation Lease Agreements, and allocated amongst our properties as described under “Business—Our Relationship with Caesars—Lease Agreements.”

HLV Lease Agreement. The HLV Lease Agreement provides that the tenant is required to invest in the property subject to such Lease Agreement as follows:

•	$171 million in capital expenditures for the period commencing January 1, 2017 and ending December 31, 2021, and

•	annually thereafter, 1% of the actual net revenue generated during the immediately prior year from such property.

Our properties feature diversified sources of revenue on both a business and geographic basis.

Our portfolio includes 20 geographically diverse casino resorts that serve numerous MSAs nationally. This diversity reduces our exposure to adverse events that may affect any single market. This also allows our tenants to derive revenue from an economically diverse set of customers who work in a variety of industries. Additionally, although the Lease Agreements are with subsidiaries of Caesars, Caesars generates revenue from a diverse set of services that it offers its customers. These include gaming, food and beverage, entertainment, hospitality and other sources of revenue. We believe that this geographic diversity and the diversity of revenue sources that our tenants derive from our leased properties improves the stability of rental revenue.

The following charts illustrate the geographic diversity of our properties leased to Caesars’ subsidiaries as of the date of this prospectus and, according to Caesars’ publicly available information, the sources of revenue that Caesars derives from its operations.

(1)	Includes entertainment revenues, rental income, and parking revenues.

Our long-term Lease Agreements provide a highly predictable base level of rent with embedded growth potential.

Our properties are 100% occupied pursuant to our long-term triple-net Lease Agreements with subsidiaries of Caesars, providing us with a predictable level of rental revenue to support future cash distributions to our stockholders. In October 2017, we entered into the CPLV Lease Agreement, the Non-CPLV Lease Agreement for our regional properties (other than for the Joliet facilities), and the Joliet Lease Agreement, and in December 2017, we entered into the HLV Lease Agreement.

Caesars is generally not permitted to remove individual properties from the Non-CPLV Lease Agreement and has the right, following certain casualty events or condemnations, to terminate the respective Lease Agreement with respect to affected properties. Nearly all of our properties are established assets with extensive operating histories. Based on historical performance of the properties, we expect that the properties will generate sufficient revenues for Caesars’ subsidiaries to pay to us all rent due under the Lease Agreements.

Under the terms of the Lease Agreements, the tenants are responsible for ongoing costs relating to our properties thereunder, including property taxes, insurance, and maintenance and repair costs. Each Lease Agreement provides for a fixed base rent for the first seven years of the lease term, contributing to the expected stability of rental revenue. In addition, each Lease Agreement contains a fixed annual rent escalator on the base rent equal to (a) with respect to the Lease Agreements other than the HLV Lease Agreement, the greater of 2% and the increase in the Consumer Price Index commencing in the second year of the lease with respect to the CPLV Lease Agreement and in the sixth year of the lease with respect to the Non-CPLV Lease Agreement and the Joliet Lease Agreement, and (b)(i) with respect to the HLV Lease Agreement, 1% commencing in the second year of the lease term and (ii) the greater of 2% and the increase in the Consumer Price Index commencing in the sixth lease year subject to such increase not resulting in the EBITDAR to rent ratio being less than 1.6 to 1, in which event the increase will be such reduced percentage provided that such reduction shall not result in the base rent being less than the prior year’s rent. The Lease Agreements provide for portions of the rent to be designated as variable rent with periodic variable rent resets following the seventh year and tenth year of the leases and at the commencement of each renewal term based on the tenant’s net revenue from the facilities at such time. See “Business—Our Relationship with Caesars.” As further described below, the tenants’ payment obligations under the Lease Agreements are guaranteed by Caesars with respect to the Formation Lease Agreements and CRC with respect to the HLV Lease Agreement, which provides additional credit support.

We believe our relationship with Caesars, including our contractual agreements with it and its applicable subsidiaries, will continue to drive significant benefits and mutual alignment of strategic interests in the future.

Caesars or CRC guarantees the payment obligations of our tenants under the Lease Agreements.

All of our existing properties are leased to subsidiaries of Caesars. Caesars guarantees the payment obligations of our tenants under the Formation Lease Agreements and CRC, a subsidiary of Caesars, guarantees the payment obligations of our tenant under the HLV Lease Agreement. Caesars operates a nationally-recognized portfolio of brands, including Caesars, Harrah’s, Horseshoe and Bally’s, and operates its portfolio of properties (including the properties that are leased from us) using the Total Rewards® customer loyalty program. Core to Caesars’ cross-market strategy, the Total Rewards® program is designed to encourage Caesars’ customers to direct a larger share of their entertainment spending to Caesars. See “—Overview of Caesars” above regarding information of Caesars referred to in this prospectus.

We intend to maintain a strong balance sheet with significant financial flexibility.

On a pro forma basis, we had debt of $4,148.5 million ($4,117.6 million, net of deferred financing cost and original issue discount) as of September 30, 2017, and $862.5 million of revenue, $582.5 million of net income and $724.0 million of Adjusted EBITDA for the year ended December 31, 2016. In December 2017, we completed a multi-billion dollar refinancing of certain of our outstanding indebtedness. See “—Recent Developments—VICI PropCo Credit Facility and Debt Refinancing.” As a result, the Revolving Credit Facility is available to us to fund acquisitions and for general corporate purposes, and our $498.5 million aggregate principal amount of our Second Lien Notes after giving effect to this offering become due in 2023, which we believe provides us with financial flexibility to grow our business. Over time, we intend to operate with a prudent financial strategy by growing cash flow through internal, built-in lease escalations and external acquisitions and repaying indebtedness using cash flow from operations.

Experienced management team and independent board of directors with robust corporate governance

We have an experienced management team that has been actively engaged in the leadership, acquisition and investment aspects of the hospitality, gaming, entertainment and real estate industries throughout their careers. Our Chief Executive Officer, Edward Pitoniak, and President and Chief Operating Officer, John Payne, are

industry veterans with an average of 30 years of experience in the REIT industry and experiential real estate companies, during which time they were able to drive controlled growth and diversification of significant real estate and gaming portfolios. Mr. Pitoniak’s service as an independent board member of public companies provides him with a unique and meaningful management perspective and will enable him to work as a trusted steward with our independent board of directors as a trusted steward of our extensive portfolio. Our independent board of directors, which is made of highly skilled and seasoned real estate, gaming and corporate professionals, was established to ensure that there was no overlap between our tenants and the companies with which our directors are affiliated. In addition, our board of directors is not staggered, with each of our directors subject to re-election annually. Robust corporate governance in the best interests of our stockholders is of central importance to the management of our company, as we have a separate Chairman of the Board and Chief Executive Officer and all members of our audit and finance committee qualify as an “audit committee financial expert” as defined by the SEC. Directors are elected in uncontested elections by the affirmative vote of a majority of the votes cast, and stockholder approval is required prior to, or in certain circumstances within twelve months following, the adoption by our board of a stockholder rights plan.

Business and Growth Strategies

We intend to establish our company as a leading REIT, creating long term total returns for our stockholders through the payment of consistent cash distributions and the growth of our cash flow and asset base. The strategies we intend to execute to achieve this goal include:

Producing stable income with an internal growth profile.

We derive our revenues from long-term contractual cash flows pursuant to the Lease Agreements, which include annual rent escalators. We expect these escalators to provide the opportunity for stable long-term growth, which will increase the rent we receive under the Lease Agreements from an aggregate of $630.0 million in the first year of the Formation Lease Agreements and $87.4 million in the first year of the HLV Lease Agreement to an aggregate of approximately $669.6 million in the seventh year of the Formation Lease Agreements and $94.6 million in the seventh year of the HLV Lease Agreement. In addition, the Lease Agreements include periodic variable rent resets after year seven and year ten, based on the tenant’s net revenue generated from the facilities at such time, enabling us to benefit from future revenue growth at the properties. See “Business—Our Relationship with Caesars.”

Pursuing opportunities to acquire additional properties from Caesars.

Option Properties. We have an option to acquire three properties from Caesars pursuant to the Call Right Agreements. These agreements allow us to exercise our call rights at any time up to October 6, 2022, and apply to the following properties:

•	Harrah’s Atlantic City. Harrah’s Atlantic City is an integrated hotel and resort located in the Marina district of Atlantic City, New Jersey. Harrah’s Atlantic City has approximately 155,000 square feet of gaming space, approximately 2,600 hotel rooms and suites, and 12 major food and beverage and nightlife outlets. Additionally, it has approximately 125,000 square feet of meeting and event space that opened in 2015.

•	Harrah’s New Orleans. Harrah’s New Orleans is an integrated destination hotel and casino located in downtown New Orleans near the French Quarter, Mississippi Riverfront, Superdome and New Orleans convention center. It has approximately 125,000 square feet of gaming space, approximately 450 hotel rooms and suites, and 10 major food and beverage and nightlife outlets. Additionally, it has approximately 15,000 square feet of meeting and event space.

•	Harrah’s Laughlin. Harrah’s Laughlin is an integrated hotel and resort located on the banks of the Colorado River in Laughlin, Nevada. It has approximately 56,000 square feet of gaming space, approximately 1,500 hotel rooms and suites, and 11 major food and beverage and nightlife outlets.

Right of First Refusal. We have a right of first refusal pursuant to which we have the right, subject to certain exclusions, to (i) acquire (and lease to Caesars) any domestic gaming facilities located outside of the Gaming Enterprise District of Clark County, Nevada, proposed to be acquired or developed by Caesars, and (ii) acquire (and lease to Caesars) any of the properties that Caesars has recently agreed to acquire from Centaur Holdings, LLC, should Caesars determine to sell any such properties.

Caesars has agreed to acquire certain properties from Centaur, which include two gaming properties located in Indiana—the Hoosier Park Racing & Casino and Indiana Grand Racing & Casino—that contain approximately 400,000 square feet and have more than 2,000 slot machines and table games, as well as dining outlets and horse racing tracks. Each property also has its own horse racing course.

Potential Future Convention Center and Put-Call Agreement. In connection with our recent acquisition of Harrah’s Las Vegas from Caesars, we sold to Caesars approximately 18.4 acres of undeveloped land located behind the LINQ Hotel & Casino and Harrah’s Las Vegas. We expect that Caesars will use this land, together with certain other land, to construct a convention center of approximately 300,000 square feet adjacent to Harrah’s Las Vegas. Upon closing of our acquisition of Harrah’s Las Vegas, we entered into the Put-Call Agreement with Caesars that includes rights that we or Caesars may exercise at a specified time after the opening of the planned convention center, which, among other things, provides us the opportunity to acquire the convention center and lease it back to Caesars, subject to certain exclusions.

Other Caesars Owned Properties. We may seek to purchase additional Caesars properties, similar to our recent acquisition of Harrah’s Las Vegas. Additional owned properties of Caesars include: Octavius Tower, Las Vegas, NV; Paris Las Vegas, Las Vegas, NV; Bally’s Las Vegas, Las Vegas, NV; The Cromwell, Las Vegas, NV; Flamingo Las Vegas, Las Vegas, NV; The LINQ Hotel & Casino, Las Vegas, NV; Planet Hollywood Resort & Casino, Las Vegas, NV; Rio All Suites Hotel and Casino, Las Vegas, NV; Horseshoe Baltimore, Baltimore, MD; and Harrah’s Philadelphia, Philadelphia, PA. These properties collectively represent approximately 724,000 square feet of gaming space and have over 17,000 hotel rooms.

We will actively seek to further diversify and grow our portfolio through acquisitions of experiential real estate in dynamic markets spanning hospitality, entertainment, leisure and gaming properties.

We will actively seek to acquire additional hospitality, entertainment, leisure, and gaming-related properties from, or in partnership with, third-party owners under attractive triple-net lease and other REIT-permissible structures. We believe we are uniquely positioned to execute on this strategy, currently being one of the largest, independently-owned REITs whose board of directors and management team have direct operational and executive leadership and experience across these core industries.

Focus industries

•	Our focus is on those gaming, hospitality, entertainment, and leisure-related sectors we believe benefit from long-term demographic, economic, geographic and cultural dynamics and that deliver destination experiences to consumers.

•	The sale-leaseback market in the gaming space is of considerable size but has historically seen limited appetite to purchase large assets. We believe that the advent of large gaming REITs, like VICI, will drive the additional bifurcation of gaming operations from their real estate and fuel gaming REIT industry growth.

•	We believe the hospitality, entertainment and leisure sectors offer comparable sizable opportunities not harnessed to-date, and that our scale, experience and partnership approach can naturally aid in the facilitation of industry transactions not previously undertaken.

Asset characteristics

•	Our current real estate portfolio is differentiated by virtue of advantageous geographic market location and real estate qualities such as physical features and amenities, age, and opportunity for future value enhancement. Furthermore, our assets are of mixed-use, with casino, hospitality, retail, dining, live entertainment, convention and other components. As a result, our real estate assets attract and cater to patrons seeking business, recreational and entertainment experiences across both short social gatherings and destination-stay environments. This breadth of usage enhances our tenants’ revenue generation and provides us with unmatched lease income and stability. We will seek to replicate these attractive dynamics in our future acquisitions.

Financial characteristics

•	Our future acquisitions will be selected based on an adherence to a strict financial discipline consistent with our founding principles, including but not limited to: an established operating history, high income quality, attractive expected financial performance and sustainability of cash flows, and financially attractive purchase price and overall yield.

Lease Structure

•	We will seek to replicate our current long term, built-in escalator triple-net leases that are in place with our current tenants in our future acquisitions.

Market Overview

Las Vegas Overview

Las Vegas is one of the world’s premier entertainment, gaming, tourist, and meeting and convention destinations. With a uniquely dense concentration of approximately 40 casinos, approximately 150,000 hotel rooms, extensive convention and meeting facilities, and world-class retail, dining, and entertainment offerings, Las Vegas has broad appeal to a wide audience and attracted a record 42.9 million visitors from around the world in 2016. Total annual visitation to Las Vegas has doubled over the last 25 years, reflecting the Las Vegas market’s increasing long-term significance as a major destination for U.S. and international visitors.

Limited new supply. Limited availability of desirable land and high ongoing capital expenditure needs limit the ability of potential competitors to build new large-scale casino resorts on the Strip, a vibrant four-mile stretch of Las Vegas Boulevard South. As a result, over the next several years few lodging or gaming real estate developments of significance are expected to open along the Strip despite a rebounding Las Vegas economy.

This limited new supply, coupled with strong and growing visitation levels, has already driven improved performance in Las Vegas, as evidenced by hotel occupancy levels of nearly 90% for the twelve months ending September 30, 2017 and a compound annual growth rate in average daily hotel room rates of 4% since 2010, according to the Las Vegas Convention and Visitors Authority.

Growing mix of revenue sources provides the market with continued diversification. The Strip has historically been dependent on commercial gaming for the majority of its revenues. However, over the last 15 years the Strip’s revenue mix has diversified, as property owners have invested heavily in non-gaming entertainment options and amenities to satisfy changes in consumer demand and increase the durability of revenues. As a result of these investments, the Strip has solidified its position as a premier destination for conventions and meetings as well as leisure travelers who are increasingly drawn to Las Vegas’ unique mix of entertainment offerings. For the year ended December 31, 2016, non-gaming revenues accounted for approximately 65% of all casino resort revenues in Las Vegas, up from just 42% in 1990.

Regional Market Overview

We own regional properties located in ten diverse and distinct markets across 9 states, many of which comprise the major U.S. regional gaming jurisdictions. Total nationwide regional gaming revenues were approximately $64 billion in 2016, equal to annual gaming revenues of approximately $320 per U.S. adult. The industry, and our regional properties, have proven to exhibit particularly attractive characteristics:

•	Attractive competitive dynamics. We believe the gaming markets in which our current tenants operate present an attractive and predictable real estate environment. The number of casinos is limited either directly through regulatory statutes (several states such as Indiana and Louisiana have limited the total number of gaming licenses) or through local level factors such as demand dynamics or geographic location constraints. While the inter and intra-state competitive environment is subject to change, we continue to believe that, as a whole, our properties are unlikely to face material incremental competition. We believe that where this may happen, it is likely to be subject to lengthy lead time construction development cycles.

•	Strategically located in proximity to a large percentage of the U.S. population. Our regional properties collectively have access to 59 million total individuals within their MSAs (18% of the U.S. population), according to the U.S. Census Bureau, and these MSAs generated $4.4 trillion of the United States’ annual gross domestic product, according to the Bureau of Economic Analysis. Our properties are also in close proximity to major U.S. population centers, with 14 of our regional properties within a three hour drive of a major U.S. population center such as Chicago, Dallas, Kansas City, Louisville, Memphis, New Orleans, Southern New York and Philadelphia.

•	Historically stable gaming revenues. According to the American Gaming Association, UNLV Center for Gaming Research and the NIGC, over the five years ending 2016 total nationwide regional gaming revenues grew by an average of 2.4% per year.

Distribution Policy

We intend to make regular quarterly distributions to holders of shares of our common stock. We expect our quarterly distribution rate to be $0.2625 per share. On an annualized basis, this would be $1.05 per share, or an annual distribution rate of approximately 5.25%, based on an assumed initial public offering price of $20.00 per share, which is the midpoint of the price range set forth on the front cover of this prospectus. The actual distributions paid to shareholders with respect to the period commencing upon the completion of this offering and ending on March 31, 2018 will be pro-rated, calculated from the closing of this offering through March 31, 2018. For the twelve months ending on September 30, 2018, we expect to pay distributions in cash in an amount equal to approximately 72.9% of cash available for distribution for such period. Our ability and determination to pay regular quarterly distributions is subject to various restrictions and other factors described in more detail under “Distribution Policy.”

Recent Developments

Acquisition of Harrah’s Las Vegas and Sale of Eastside Property

Purchase of Harrah’s Las Vegas Real Estate

In December 2017, we acquired all of the land and real property improvements associated with Harrah’s Las Vegas Hotel & Casino from a subsidiary of Caesars, for a purchase price of approximately $1.14 billion.

On the closing date, we entered into the HLV Lease Agreement with a subsidiary of Caesars, as tenant, pursuant to which we lease back Harrah’s Las Vegas to Caesars, and CRC guarantees the tenant’s payment obligations under the HLV Lease Agreement.

Sale of Eastside Property

In December 2017, we sold approximately 18.4 acres of certain parcels located in Las Vegas, Nevada, east of Harrah’s Las Vegas, to a subsidiary of Caesars, for a purchase price of $73.6 million.

After the closing, subsidiaries of Caesars are the owners of certain parcels of real property located adjacent to Harrah’s Las Vegas (including the Eastside Property) (collectively, the “Designated Property”), all or a portion of which Designated Property may in the future be improved by a convention center (in such case, the “Eastside Convention Center Property”). At the closing, we entered into the Put-Call Agreement with certain subsidiaries of Caesars, which provides Caesars and us with certain rights and obligations in connection with: (i) the sale by subsidiaries of Caesars to us and simultaneous leaseback by us to subsidiaries of Caesars of the Eastside Convention Center Property; and (ii) in the event the transactions described in item (i) are triggered by Caesars and such transactions do not close for reasons other than a default by Caesars or failure to obtain any required regulatory approvals (among other things), and Caesars so elects, the sale by us to Caesars of Harrah’s Las Vegas, all on and subject to the terms and conditions set forth in the Put-Call Agreement. At the closing, VICI PropCo delivered a Guaranty, in which VICI PropCo guaranteed to certain subsidiaries of Caesars the payment in full of any Seller Liquidated Damages Amount (as defined in the Purchase Agreement) and the payment of losses resulting from our breach of certain warranties under the Sale Agreement.

Amended and Restated Right of First Refusal Agreement

On the closing date, the Operating Partnership and Caesars entered into an Amended and Restated Right of First Refusal Agreement pursuant to which we also have a right of first refusal on any sale-leaseback by Caesars of the gaming facilities of Centaur Holdings, LLC, which are proposed to be acquired by Caesars, and certain income-producing improvements if built by Caesars in lieu of a large-scale convention center on the Eastside Property, subject to certain exclusions.

$2.6 Billion Senior Secured VICI PropCo Credit Facility and Debt Refinancing

On December 22, 2017, VICI PropCo entered into a new $2.6 billion senior secured VICI PropCo Credit Facility, comprised of a $2.2 billion Term Loan B Facility and a $400 million Revolving Credit Facility, and refinanced all of the outstanding indebtedness under the Prior Term Loans and purchased all of the then outstanding Prior CPLV Mezzanine Debt. The proceeds of the Term Loan B Facility, together with $300 million of borrowings under the Revolving Credit Facility, provided a portion of the proceeds used to purchase the Harrah’s Las Vegas property, to repay in full the Prior Term Loans, to repurchase in full the then outstanding Prior CPLV Mezzanine Debt and to discharge in full its obligations under the Prior First Lien Notes.

Unsolicited Proposal

On January 5, 2018 we received an unsolicited non-binding, written proposal from MGM Growth Properties LLC (NYSE:MGP) (“MGP”) for MGP to acquire all of the outstanding shares of common stock of our company for $19.50 per share in the form of MGP shares, which was publicly announced by MGP on January 16, 2018. On January 17, 2018, we issued a press release announcing that our board of directors has unanimously rejected the unsolicited proposal announced by MGP on January 16, 2018.

Private Equity Placement

In December 2017, we sold, contemporaneously with the consummation of the previously disclosed acquisition of the Harrah’s Las Vegas property, 54,054,053 shares of our common stock at a price of $18.50 per share in a private placement transaction, for net proceeds of approximately $963.9 million. The net proceeds from the transaction were used to partially fund the purchase price for the Harrah’s Las Vegas property and for working capital and general corporate purposes. At closing, we entered into a registration rights agreement with the investors, which provides, among other things, for us to file a shelf registration statement for the benefit of the investors party to the agreement within 75 days following the closing. See “Certain Relationships and Related Party Transactions—Registration Rights Agreements.”

UPREIT—Operating Partnership Structure

We operate through an UPREIT structure. We own all the common units of our Operating Partnership. Our wholly-owned subsidiary, VICI Properties GP LLC, is the sole general partner of our Operating Partnership. As the sole general partner of our Operating Partnership, we have the exclusive power under the limited partnership agreement to manage and conduct our business and affairs. Substantially all of our assets are held by, and substantially all of our operations are conducted through, our Operating Partnership and its subsidiaries. The only portion of our assets and operations not held by, or conducted through, our Operating Partnership are our golf course operations, consisting of four golf courses, which are held by our wholly-owned subsidiary, VICI Golf, a TRS. In the future, our Operating Partnership may form other subsidiaries, which would be sister companies of VICI PropCo, to hold other assets and such subsidiaries may arrange for independent financing.

While limited partners of the Operating Partnership will not have a direct or indirect ownership interest in the VICI Golf, limited partners holding common units in the Operating Partnership will be entitled to receive additional distributions from the Operating Partnership on a pro rata basis and in preference to VICI equal to an amount that is proportional to the distributions paid by VICI to its stockholders from distributions that VICI has received from VICI Golf. As a result, limited partners of the Operating Partnership would receive the same distribution per common unit as the distribution per share of common stock of VICI. Using this structure may give us an advantage in acquiring real estate properties from persons who may not otherwise be willing to sell their properties to us because of unfavorable tax consequences. Generally, a sale or contribution of property directly to a REIT is a taxable transaction to the selling property owner. Given our Operating Partnership structure, a property owner who desires to defer taxable gain on the transfer of the owner’s property may contribute the property to our Operating Partnership in exchange for common and/or preferred units in our Operating Partnership which may, subject to the terms of the operating partnership agreement, be exchanged, at the option of the Operating Partnership, for cash or shares of our common stock or preferred stock, as applicable on a one-for-one basis on or after the date that is the later of (x) the twelve-month anniversary of a limited partner first becoming a holder of common units of the Operating Partnership, and (y) October 6, 2018.

The following diagram depicts our ownership structure as of the date of this prospectus on a pro forma basis.

Restrictions on Ownership and Transfer of our Common Stock

Subject to certain exceptions, our charter provides that no person may own, or be deemed to own by virtue of applicable attribution provisions of the Code, with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock, which we refer to as the “ownership limit,” and imposes certain other restrictions on ownership and transfer of our stock. An exemption from the 9.8% ownership limit was granted to certain stockholders, and our board may in the future provide exceptions to the ownership limit for other stockholders, subject to certain initial and ongoing conditions designed to protect our status as a REIT. Any attempted transfer of our stock that, if effective, would result in a violation of the above limitations or the ownership limit (except for a transfer which results in shares being owned by fewer than 100 persons, in which case such transfer will be void ab initio and the intended transferee shall acquire no rights in such shares) will cause the number of shares causing the violation, rounded up to the nearest whole share, to be automatically transferred to a trustee, appointed by us, as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries designated by the trustee, and the intended transferee will not acquire any rights in the shares. These restrictions are intended to protect our REIT status.

In addition to the restrictions set forth above, our outstanding shares of capital stock are held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares of any class of our capital stock is required to promptly notify us of such person’s identity. Our charter provides that any shares of our capital stock that are owned or controlled by an unsuitable person (as defined in the charter) or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by our board of directors.

The aforementioned ownership limits, restrictions and notice requirements may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets), that might provide a premium price for our stockholders or otherwise be in their best interest. See “Description of Capital Stock—Restrictions on Ownership and Transfer” and “—Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate.”

Our Tax Status

We intend to elect and qualify to be taxed as a REIT for U.S. Federal income tax purposes commencing with our taxable year ending December 31, 2017, and expect to continue to operate in a manner that will allow us to continue to be classified as such. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and value of our assets, our distribution levels and the diversity of ownership of our shares. Further, in order to qualify as a REIT, we must distribute any “earnings and profits,” as defined in the Code, that are allocated from CEOC to us in connection with the spin-off transaction by the end of the first taxable year in which we elect REIT status (the “purging distribution”). Based on analysis of CEOC’s earnings and profits, we currently do not believe any earnings and profits were allocated to us in connection with the spin-off and therefore do not currently expect to be required to make a purging distribution. We believe that, at the time of such election, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

The Internal Revenue Service issued a private letter ruling with respect to certain issues relevant to our separation from CEOC and our qualification as a REIT. Although we may generally rely upon the ruling, subject to the completeness and accuracy of the representations made to the IRS, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

So long as we qualify to be taxed as a REIT, we generally will not be subject to U.S. Federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. Federal income tax at regular corporate rates and would be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify to be taxed as a REIT, we may be subject to certain U.S. Federal, state and local taxes on our income or property, and the income of VICI Golf and any other TRS of ours will be subject to taxation at regular corporate rates. See “Material U.S. Federal Income Tax Considerations.”

Corporate Information

We were initially organized as a limited liability company in the State of Delaware on July 5, 2016 as a wholly owned subsidiary of CEOC. On May 5, 2017, we subsequently converted to a corporation under the laws of the State of Maryland and issued shares of common stock to CEOC as part of our Formation Transactions, which shares were subsequently transferred by CEOC to its creditors as part of the Plan of Reorganization. See “Formation of Our Company.” Our principal executive offices are located at 8329 W. Sunset Road, Suite 210, Las Vegas, NV 89113 and our main telephone number at that location is (702) 820-3800. Our website address is www.viciproperties.com. None of the information on, or accessible through, our website or any other website identified herein is incorporated in or constitutes a part of, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Summary Risk Factors

An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business and growth strategies. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Among these important risks are the following:

•	our dependence on subsidiaries of Caesars as tenant of all of our properties and Caesars or CRC as guarantor of the lease payments and the consequences any material adverse effect on their business could have on us;

•	our dependence on the gaming industry;

•	our ability to pursue our business and growth strategies may be limited by our substantial debt service requirements and by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity level U.S. Federal income taxes;

•	the impact of extensive regulation from gaming and other regulatory authorities;

•	the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties;

•	the possibility that the tenants may choose not to renew the Lease Agreements following the initial or subsequent terms of the leases;

•	restrictions on our ability to sell our properties subject to the Lease Agreements;

•	Caesars’ historical results may not be a reliable indicator of its future results;

•	our substantial amount of indebtedness and ability to service and refinance such indebtedness;

•	our historical and pro forma financial information may not be reliable indicators of our future results of operations and financial condition;

•	our inability to operate as a stand-alone company;

•	our inability to achieve the expected benefits from operating as a company independent of Caesars;

•	the possibility our separation from CEOC fails to qualify as a tax-free spin-off, which could subject us to significant tax liabilities;

•	our inability to qualify or maintain our qualification for taxation as a REIT;

•	the impact of changes to the U.S. Federal income tax laws; and

•	our reliance on distributions received from our Operating Partnership to make distributions to our stockholders due to our being a holding company.

This Offering

Common stock offered by us	50,000,000 shares

Overallotment option	7,500,000 shares

Common stock to be outstanding upon completion of this offering	350,278,939 shares

Use of proceeds	We will contribute the net proceeds from this offering to the Operating Partnership, which we estimate will be $938.0 million (or $1.08 billion if the underwriters’ overallotment option is exercised in full) based on the assumed initial public offering price of $20.00 per share, which is the midpoint of the price range set forth on the front cover of this prospectus. Our Operating Partnership will use the net proceeds to: (a) pay down $300.0 million of the indebtedness outstanding under the Revolving Credit Facility; (b) redeem $268.4 million in aggregate principal amount of the Second Lien Notes at a redemption price of 108% plus accrued and unpaid interest to the date of redemption; (c) repay $100.0 million of the Term Loan B Facility; and (d) pay fees and expenses related to this offering; the remainder, if any, of the net proceeds will be used for general business purposes. Any proceeds received in connection with the exercise by the underwriters of their overallotment option will be used by the Operating Partnership for general business purposes. See “Use of Proceeds.”

Directed share program	At our request, the underwriters have reserved up to five percent of the shares of our common stock offered by this prospectus for sale, at the initial public offering price, to certain of our directors, officers, employees, business associates and related persons. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction described in the “Underwriting” section of this prospectus. The number of shares of our common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Listing	In connection with this offering, our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the ticker symbol “VICI.”

Ownership and transfer restrictions

To assist us in qualifying to be taxed as a REIT, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our shares and a provision generally restricting stockholders from owning more than 9.8% in value or in number, whichever is more restrictive, of any class or series of our shares, including if repurchases by us cause a person’s holdings to exceed such limitations. An exemption from the 9.8% ownership limit was granted to certain stockholders, and our board may in the future provide exceptions to the ownership limit for other stockholders, subject to certain initial and ongoing conditions designed to protect our status as a REIT. In addition to the restrictions set forth above, our outstanding shares of capital stock are held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares of any class of our capital stock is required to promptly notify us of such person’s identity. See “Description of Capital Stock—Restrictions on Ownership and Transfer” and “—Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 23 and all other information in this prospectus before making a decision to invest in our common stock.

Material U.S. Federal income tax consequences	For a discussion of other material U.S. Federal income tax consequences that may be relevant to prospective stockholders, please read “Material U.S. Federal Income Tax Considerations.”

Unless otherwise indicated, the information contained in this prospectus is based on an initial public offering price of $20.00 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, assumes that the underwriters’ overallotment option is not exercised, and excludes 12,750,000 shares that are reserved for future issuance under our equity incentive plan.

Summary Pro Forma Financial Data

The following unaudited summary pro forma combined condensed balance sheet data of VICI REIT as of September 30, 2017, gives effect to the pro forma adjustments described in “Selected Historical and Pro Forma Financial Data—Unaudited Pro Forma Combined Condensed Financial Information,” as if they had occurred on September 30, 2017, and the following unaudited summary pro forma combined condensed statements of operations for the nine months ended September 30, 2017, and for the year ended December 31, 2016, give effect to above transactions, as if they had occurred on January 1, 2016.

The following summary financial data does not reflect the financial condition or results of operations of VICI REIT for the periods indicated. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and in many cases are based on estimates and preliminary information. We believe such assumptions are reasonable under the circumstances and reflect the best currently available estimates and judgments. However, the pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had the transactions to which the pro forma adjustments relate actually occurred at the beginning of the period presented.

The following table should be read in conjunction with “Selected Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical combined condensed financial statements of Caesars Entertainment Outdoor, our predecessor, our balance sheet, the combined statements of investments of real estate assets to be contributed to us and our pro forma combined condensed financial statements, and in each case, the related notes thereto, included elsewhere in this prospectus.

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in thousands, except per share data)
Income statement data:
Net revenues	$648,879	$862,508
Total operating expenses	(67,443)	(89,926)

Operating income	581,436	772,582
Interest expense, net	(141,412)	(188,549)

Income before income taxes	440,024	584,033
Provision for income taxes	(907)	(1,523)

Net income	$439,117	$582,510

Weighted average number of shares of common stock and potentially dilutive securities
Basic and diluted	350,278,939	350,278,939
Basic and diluted earnings per common share	$1.25	$1.66

Other operating data:
FFO(1)	$439,117	$582,510
AFFO(1)	402,304	533,974
Adjusted EBITDA(1)	544,623	724,046

Balance sheet data (as of period end):
Cash and cash equivalents	$259,667
Total assets	9,704,169
Long-term debt	4,117,588
Stockholders’ equity	5,508,209

(1)	FFO, AFFO and Adjusted EBITDA are not required by, or presented in accordance with, GAAP. These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, AFFO and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.

FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by NAREIT, we define FFO as net income (or loss) (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate depreciation. We define AFFO as FFO adjusted for direct financing lease adjustments and other depreciation (which is comprised of the depreciation related to our golf course operations). We define Adjusted EBITDA as net income as adjusted for gains (or losses) from sales of property, real estate depreciation, direct financing lease adjustments, other depreciation (which is comprised of the depreciation related to our golf course operations), provision for income taxes and interest expense, net.

Because not all companies calculate FFO, AFFO and Adjusted EBITDA in the same way as we do and other companies may not perform such calculations, those measures as used by other companies may not be consistent with the way we calculate such measures and should not be considered as alternative measures of operating income or net income. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

The following table reconciles pro forma net income to FFO, AFFO and Adjusted EBITDA, in each case on a pro forma basis, for the periods presented:

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in thousands)
Net income	$439,117	$582,510
Real estate depreciation	—	—

FFO	439,117	582,510

Direct financing lease adjustments	(43,100)	(56,919)
Amortization of debt issuance costs and original issue discount	4,433	5,910
Other depreciation	1,854	2,473

AFFO	402,304	533,974

Interest expense, net	141,412	188,549
Provision for income taxes	907	1,523

Adjusted EBITDA	$544,623	$724,046

(a)	Represents the non-cash adjustment to recognize fixed amounts due under the Lease Agreements on an effective interest basis at a constant rate of return over the terms of the leases.
(b)	Represents depreciation related to our golf course operations.

RISK FACTORS

An investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our common stock. If any of the following risks actually occur, our business, results of operations, financial condition, cash flows and prospects, the market price of our common stock and our ability to make distributions to our stockholders and to satisfy any debt service obligations may be materially and adversely affected. This could cause the value of our common stock to decline and you could lose part or all of your investment. The risks and uncertainties described below are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that as of the date of this prospectus we deem immaterial may also have a material adverse effect on us. Some statements included in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

We are dependent on Caesars for the foreseeable future, and an event that has a material adverse effect on Caesars’ business, financial condition, liquidity, results of operations or prospects would have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Subsidiaries of Caesars are the lessees of all of our properties pursuant to the Lease Agreements and Caesars or CRC guarantees the obligations of the applicable tenants under the Lease Agreements. The Lease Agreements account for a significant majority of all of our revenues. Additionally, because the Lease Agreements are triple-net leases, we depend on the tenants to pay all insurance, taxes, utilities, and maintenance and repair expenses in connection with these leased properties and to indemnify, defend, and hold us harmless from and against various claims, litigation, and liabilities arising in connection with our businesses. See “Business.” There can be no assurance that the tenants will have sufficient assets, income, and access to financing to enable them to satisfy their payment obligations on account of the Lease Agreements, or that Caesars or its CRC will be able to satisfy its guarantee of the applicable tenant’s obligations under the Lease Agreements. The tenants and the applicable guarantor rely on the properties they or their subsidiaries own and/or operate for income to satisfy their obligations, including their debt service requirements and lease payments due to us under the Lease Agreements and the guarantees. If income from these properties were to decline for any reason, if any tenant’s or the applicable guarantor or their subsidiaries’ debt service requirements were to increase (whether due to an increase in interest rates or otherwise), or if Caesars’ subsidiaries were prevented from making distributions to Caesars or CRC (whether due to restrictions in their financing arrangements or otherwise), a tenant may become unable or unwilling to satisfy its payment obligations under the Lease Agreements and the applicable guarantor may become unable or unwilling to make payments under its guarantee of the Lease Agreements.

The inability or unwillingness of a tenant or the applicable guarantor to meet their rent and other obligations to us under the Lease Agreements and the related guarantee would materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, including our ability to make distributions to our stockholders as required to maintain our status as a REIT. For these reasons, if any tenant and/or the applicable guarantor were to experience a material adverse effect on its business, financial condition, liquidity, results of operations or prospects, we would also be materially and adversely affected.

In addition, due to our dependence on rental payments from Caesars as a primary source of revenues, we may be limited in our ability to enforce our rights under the Lease Agreements or to terminate the applicable lease with respect to a particular property. Failure by the tenants to comply with the terms of the Lease Agreements or to comply with the gaming regulations to which the leased properties are subject could require us to find another lessee for such leased property, to the extent possible, and there could be a decrease or cessation of rental payments by the tenants. In such event, we may be unable to locate a suitable, credit-worthy lessee at similar rental rates or at all, which could have a material and adverse effect on us.

Because several of our major gaming casinos are concentrated on the Strip, we are subject to greater risks than a company that is more geographically diversified.

On a pro forma basis, our two properties on the Strip generated approximately 36% of our revenue for the nine months ended September 30, 2017. Therefore, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas can adversely affect the business of our tenants. We cannot control the number or frequency of flights to or from Las Vegas, but the tenants rely on air traffic for a significant portion of their visitors. Reductions in flights by major airlines as a result of higher fuel prices or lower demand can impact the number of visitors to our properties. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of the customers that frequent our properties reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities. Moreover, due to the importance of our two properties on the Strip, we may be disproportionately affected by general risks such as acts of terrorism, natural disasters, including major fires, floods and earthquakes, and severe or inclement weather, should such developments occur in or nearby Las Vegas.

Caesars and its subsidiaries are party to certain leasing and financial commitments with us, which may have a negative impact on Caesars’ business and operating condition.

Caesars and/or its subsidiaries entered into certain leasing and financial commitments, evidenced by agreements, with us. See “Business—Our Relationship with Caesars” for additional information regarding such agreements.

As disclosed in Caesars’ quarterly report on Form 10-Q for the nine months ended September 30, 2017, (i) CEOC is obligated to pay us in the aggregate approximately $640 million in fixed annual rents for the first seven lease years, subject to certain escalators and adjustments, (ii) Caesars issued approximately $1.1 billion of Convertible Notes at 5.00% per annum that will mature in 2024, and CEOC entered a new credit agreement providing for funded debt obligations of approximately $1.2 billion, and (iii) Caesars and its subsidiaries expect to have aggregate annual cash outflows of approximately $1.3 billion in 2018 (including its rental payment obligation to us and expected debt service costs). If Caesars’ businesses and properties fail to generate sufficient earnings, the applicable tenants, Caesars and/or CRC may be unable to satisfy their respective obligations under the Lease Agreements or the related guarantees, respectively. Additionally, these obligations may limit their ability to make investments to maintain and grow their portfolio of businesses and properties, which may adversely affect their competitiveness and ability to satisfy their obligations to us. See “—We are dependent on Caesars for the foreseeable future, and an event that has a material adverse effect on Caesars’ business, financial condition, liquidity results of operations or prospects would have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects” above.

Subsidiaries of Caesars are required to pay a significant portion of their cash flow from operations to us pursuant to, and subject to the terms and conditions of, the Lease Agreements, which could adversely affect Caesars’ ability to fund their operations or development projects, raise capital, make acquisitions, and otherwise respond to competitive and economic changes and its ability to satisfy its payment obligations to us under the Lease Agreements and the related guarantees.

Subsidiaries of Caesars are required to pay a significant portion of their cash flow from operations to us pursuant to, and subject to the terms and conditions of, the Lease Agreements. See “Business—Our Relationship with Caesars.” As a result of this commitment, Caesars’ ability to fund its operations or development projects, raise capital, make acquisitions and otherwise respond to competitive and economic changes may be adversely affected, which could adversely affect the ability of the applicable tenants to satisfy their obligations to us under the Lease Agreements and the ability of Caesars and/or CRC to satisfy their respective obligations to us under the related guarantees.

In addition, the annual rent escalations under the Lease Agreements will continue to apply regardless of the amount of cash flows generated by the properties that are subject to the Lease Agreements. Accordingly, if the cash flows generated by such properties decrease, or do not increase at the same rate as the rent escalations, the rents payable under the Lease Agreements will comprise a higher percentage of the cash flows generated by the subsidiaries of Caesars, which could make it more difficult for the applicable subsidiaries to make their payment obligations to us under the Lease Agreements and ultimately could adversely affect Caesars’ and/or CRC’s ability to satisfy their respective obligations to us under the related guarantees.

Caesars’ substantial indebtedness and the fact that a significant portion of its cash flow is used to make interest payments could adversely affect its ability to satisfy its obligations under the Lease Agreements.

As disclosed in its quarterly report on Form 10-Q for the nine months ended September 30, 2017, Caesars’ consolidated estimated debt service (including principal and interest) for the remainder of 2017 was $189 million and $8.1 billion thereafter to maturity. On October 16, 2017, two wholly-owned subsidiaries of Caesars issued $1.7 billion aggregate principal amount of 5.25% senior notes due 2025; on or about December 22, 2017, the proceeds of the senior notes were released from escrow, and CRC assumed the obligations of one of the original issuer entities pursuant to a supplement to the original indenture governing the senior notes. On December 22, 2017, CRC entered into new $5.7 billion senior secured credit facilities, comprised of a $1 billion revolving credit facility maturing in 2022 and a $4.7 billion first lien term loan facility maturing in 2024, which amortizes at 0.25% per quarter. As a result, a significant portion of Caesars’ liquidity needs are for debt service, including significant interest payments. Such substantial indebtedness and the restrictive covenants under the agreements governing such indebtedness could limit the ability of the applicable tenants to satisfy their obligations to us under the Lease Agreements and the ability of Caesars’ and/or CRC to satisfy their respective obligations under the related guarantees.

We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

As the landlord of gaming facilities, we are impacted by the risks associated with the gaming industry. Therefore, so long as our investments are concentrated in gaming-related assets, our success is dependent on the gaming industry, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which we and our tenants have no control. As we are subject to risks inherent in substantial investments in a single industry, a decrease in the gaming business would likely have a greater adverse effect on us than if we owned a more diversified real estate portfolio, particularly because a component of the rent under the Lease Agreements will be based, over time, on the performance of the gaming facilities operated by Caesars on our properties and such effect could be material and adverse to our business, financial condition, liquidity, results of operations and prospects.

The gaming industry is characterized by a high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services and, in a broader sense, gaming operators face competition from all manner of leisure and entertainment activities. Gaming competition is intense in most of the markets where our facilities are located. Recently, there has been additional significant competition in the gaming industry as a result of the upgrading or expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes. As competing properties and new markets are opened, we may be negatively impacted. Additionally, decreases in discretionary consumer spending brought about by weakened general economic conditions such as, but not limited to, lackluster recoveries from recessions, high unemployment levels, higher income taxes, low levels of consumer confidence, weakness in the housing market, cultural and demographic changes and increased stock market volatility may negatively impact our revenues and operating cash flows.

We face extensive regulation from gaming and other regulatory authorities, and our charter provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

The ownership, operation, and management of gaming and racing facilities are subject to pervasive regulation. These gaming and racing regulations impact our gaming and racing tenants and persons associated with our gaming and racing facilities, which in many jurisdictions include us as the landlord and owner of the real estate. Certain gaming authorities in the jurisdictions in which we hold properties may require us and/or our affiliates to maintain a license as a key business entity or supplier because of our status as landlord. Gaming authorities also retain great discretion to require us to be found suitable as a landlord, and certain of our stockholders, officers and directors may be required to be found suitable as well.

In many jurisdictions, gaming laws can require certain of our stockholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.

Gaming authorities may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards. If we are required to be found suitable and are found suitable as a landlord, we will be registered as a public company with the gaming authorities and will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

•	pay that person any distribution or interest upon any of our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5% of a publicly-traded company, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification, licensure or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for passive investment purposes only. Our outstanding shares of capital stock are held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares of any class of our capital stock is required to promptly notify us of such person’s identity. See “Description of Capital Stock—Restrictions on Ownership and Transfer” and “—Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate.” Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest.

Further, our directors, officers, key employees and investors in our shares must meet approval standards of certain gaming regulatory authorities. If such gaming regulatory authorities were to find such a person or investor unsuitable, we may be required to sever our relationship with that person or the investor may be required to dispose of his, her or its interest in us. Our charter provides that all of our shares held by investors who are found to be unsuitable by regulatory authorities are subject to redemption upon our receipt of notice of such finding.

Additionally, the loss of our gaming licenses could result in an event of default under our certain of our indebtedness, and cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. See “—Covenants in our debt agreements limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.”

Finally, substantially all material loans, significant acquisitions, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to, and in some cases approved by, gaming authorities in advance of the transaction. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise may be subject to receipt of prior approval of certain gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries (and certain of our affiliates) must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Failure to satisfy the stringent licensing standards may preclude entities from acquiring control of us or one of our subsidiaries (and certain of our affiliates) and/or require the entities to divest such control.

Required regulatory approvals can delay or prohibit transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties and have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Our tenants are (and any future tenants of our gaming properties will be) required to be licensed under applicable law in order to operate any of our properties as gaming facilities. If the Lease Agreements, or any future lease agreements we will enter into, are terminated (which could be required by a regulatory agency) or expire, any new tenant must be licensed and receive other regulatory approvals to operate our properties as gaming facilities. Any delay in, or inability of, the new tenant to receive required licenses and other regulatory approvals from the applicable state and county government agencies may prolong the period during which we are unable to collect the applicable rent. Further, in the event that the Lease Agreements or future lease agreements are terminated or expire and a new tenant is not licensed or fails to receive other regulatory approvals, the properties may not be operated as gaming facilities and we will not be able to collect the applicable rent. Moreover, we may be unable to transfer or sell the affected properties as gaming facilities, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

Tenants may choose not to renew the Lease Agreements.

The Lease Agreements each have an initial lease term of 15 years with the potential to extend the term for up to four additional five-year terms thereafter, provided that for certain facilities the aggregate lease term, including renewals, is cutback to the extent it would otherwise exceed 80% of the remaining useful life of the applicable leased property, solely at the option of the tenants. At the expiration of the initial lease term or of any additional renewal term thereafter, a tenant may choose not to renew the Lease Agreements. If the Lease Agreements expire without renewal and we are not able to find suitable, credit-worthy tenants to replace a tenant on the same or more attractive terms, our business, financial condition, liquidity, results of operations and prospects may be materially and adversely affected, including our ability to make distributions to our stockholders at the then current level, or at all. This risk would be exacerbated if Caesars determined not to renew, or was prohibited from renewing due to the remaining useful life of the leased property, all Lease Agreements at any one time.

Net leases may not result in fair market lease rates over time, which could negatively impact our results of operations and cash flows and reduce the amount of funds available to make distributions to stockholders.

All of our rental revenue is generated from the Lease Agreements, which are triple-net leases, and provide greater flexibility to the respective tenants related to the use of the applicable leased property than would be the case with ordinary property leases, such as the right to freely sublease portions of each leased property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our results of operations and cash flows and distributions to our stockholders could be lower than they would otherwise be if we did not enter into a net lease.

The Lease Agreements may restrict our ability to sell the properties.

Our ability to sell or dispose of our properties may be hindered by the fact that such properties are subject to the Lease Agreements, as the terms of the Lease Agreements require that a purchaser assume the Lease Agreements or enter into a severance lease with the tenants for the sold property on substantially the same terms as contained in the applicable Lease Agreement, which may make our properties less attractive to a potential buyer than alternative properties that may be for sale.

Properties within our portfolio are, and properties that we may acquire in the future are likely to be, operated and promoted under certain trademarks and brand names that we do not own.

Most of the properties within our portfolio are currently operated and promoted under trademarks and brand names not owned by us, including Caesars Palace, Horseshoe, Harrah’s and Bally’s. In addition, properties that we may acquire in the future may be operated and promoted under these same trademarks and brand names, or under different trademarks and brand names we do not, or will not, own. During the term that our properties are managed by Caesars, we will be reliant on Caesars to maintain and protect the trademarks, brand names and other licensed intellectual property used in the operation or promotion of the leased properties. Operation of the leased properties, as well as our business and financial condition, could be adversely impacted by infringement, invalidation, unauthorized use or litigation affecting any such intellectual property. Moreover, if any of our properties are rebranded unsuccessfully, it could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects, as we may not enjoy comparable recognition or status under a new brand. A transition of management away from a Caesars entity could also have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

A substantial portion of our cash is used to satisfy our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid or otherwise minimize current entity level U.S. Federal income taxes, which may expose us to interest rate fluctuation risk, expose us to the risk of default under our debt obligations and limit our ability to pursue our business and growth strategies.

We have a substantial amount of indebtedness outstanding. On a pro forma basis, as of September 30, 2017, we would have had an aggregate of $4,148.5 million of outstanding indebtedness ($4,117.6 million, net of deferred financing cost and original issue discount), requiring us to make debt service payments of approximately $198.4 million in 2018.

Our indebtedness is collateralized by substantially all of our properties. Payments of principal and interest under this indebtedness, or any other instruments governing debt we may incur in the future, may leave us with insufficient cash resources to pursue our business and growth strategies or to pay the distributions currently contemplated or necessary to qualify or maintain qualification as a REIT. Our substantial outstanding indebtedness or future indebtedness, and the limitations imposed on us by our debt agreements, could have other significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities, including exercising our rights of first refusal and call rights described herein, or meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties if permitted under the Lease Agreements, possibly on disadvantageous terms at a loss;

•	we may fail to comply with the payment and restrictive covenants in our loan documents, which would entitle the lenders to accelerate payment of outstanding loans and foreclose on any properties servicing such loans; and

•	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under our hedge agreements and these agreements may not effectively hedge interest rate fluctuation risk.

If any one of these events were to occur, our financial condition, results of operations, cash flows, the market price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to our stockholders could be materially and adversely affected. In addition, the foreclosure on our properties could create taxable income without accompanying cash proceeds, which could result in entity level taxes to us or could adversely affect our ability to meet the distribution requirements necessary to qualify or maintain qualification as a REIT.

In addition, the Code generally requires that a REIT distribute annually to its stockholders at least 90% of its REIT taxable income (with certain adjustments), determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it distributes annually less than 100% of its REIT taxable income, including capital gains. VICI Golf is also subject to U.S. Federal income tax at regular corporate rates on any of its taxable income. In order to maintain our status as a REIT and avoid or otherwise minimize current entity-level U.S. Federal income taxes, a substantial portion of our cash flow after operating expenses and debt service will be required to be distributed to our stockholders.

Because of the limitations on the amount of cash available to us after satisfying our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid or otherwise minimize current entity- level U.S. Federal income taxes, our ability to pursue our business and growth strategies will be limited.

Any mechanic’s liens or similar liens incurred by the tenants under the Lease Agreements may attach to, and constitute liens on, our interests in the properties.

To the extent the tenants under the Lease Agreements make any improvements, these improvements could cause mechanic’s liens or similar liens to attach to, and constitute liens on, our interests in the properties. To the extent that mechanic’s liens or similar liens are recorded against any of the properties or any properties we may acquire in the future, the holders of such mechanic’s liens or similar liens may enforce them by court action and courts may cause the applicable properties or future properties to be sold to satisfy such liens, which could negatively impact our revenues, results of operations, cash flows and distributions to our stockholders. Further, holders of such liens could have priority over our stockholders in the event of bankruptcy or liquidation, and as a result, a trustee in bankruptcy may have difficulty realizing or foreclosing on such properties in any such bankruptcy or liquidation, and the amount of distributions our stockholders could receive in such bankruptcy or liquidation could be reduced.

Adverse changes in our credit rating may affect our borrowing capacity and borrowing terms.

Our outstanding debt is periodically rated by nationally recognized credit rating agencies. The credit ratings are based upon our operating performance, liquidity and leverage ratios, overall financial condition, and other factors viewed by the credit rating agencies as relevant to both our industry and the economic outlook. Our credit rating may affect the amount of capital we can access, as well as the terms of any financing we obtain. Because we rely in part on debt financing to fund growth, the absence of an investment grade credit rating or any credit rating downgrade or negative outlook may have a negative effect on our future growth.

We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

We may incur additional indebtedness in the future to refinance our existing indebtedness or to finance newly acquired properties or for general corporate or other purposes. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay distributions, make capital expenditures and acquisitions, or carry out other aspects of our business and growth strategies. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational and financial flexibility. Further, to the extent we were required to incur indebtedness, our future interest costs would increase, thereby reducing our earnings and cash flows from what they otherwise would have been.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade or negative outlook could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to pursue our business and growth strategies or otherwise take advantage of new business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects. We may raise additional funds in the future through the issuance of equity securities and, as a result, our stockholders may experience significant dilution, which may adversely affect the market price of our common stock and make it more difficult for our stockholders to sell our shares at a time and price that they deem appropriate and could impair our future ability to raise capital through an offering of our equity securities.

Our ability to refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

Our ability to refinance our existing indebtedness and any future indebtedness will depend, in part, on our current and projected financial condition, liquidity and results of operations and economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. We cannot assure you that we will be able to refinance any of our indebtedness as it becomes due, on commercially reasonable terms or at all. If we are not able to refinance our indebtedness as it becomes due, we will be obligated to pay such indebtedness with cash from our operations and we may not have sufficient cash to do so, which would have a material and adverse effect on us.

Covenants in our debt agreements limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

The agreements governing our indebtedness contain customary covenants, including restrictions on our ability to grant liens on our assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. These covenants could impair our ability to pursue our business and growth strategies, take advantage of new business opportunities or successfully compete. A breach of any of these covenants or covenants under any other agreements governing our indebtedness could result in an event of default. Cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. Upon the occurrence of an event of default under any of our debt agreements, the lenders could elect to declare all outstanding debt under such agreements to be immediately due and payable. If we were unable to repay or refinance the accelerated debt, the lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of our properties, and our assets may not be sufficient to repay such debt in full. Covenants that limit our operational flexibility as well as defaults under our debt instruments could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

A rise in interest rates may increase our overall interest rate expense and could adversely affect our stock price.

Our Revolving Credit Facility and Term Loan B Facility are subject to variable interest rates. A rise in interest rates may increase our overall interest rate expense and have an adverse impact on our ability to pay distributions to our stockholders. The risk presented by holding variable rate indebtedness can be managed or mitigated by utilizing interest rate protection products. However, there is no assurance that we will utilize any of these products or that such products will be available to us. In addition, in the event of a rise in interest rates, new debt, whether fixed or variable, is likely to be more expensive and we may be unable to replace maturing debt with new debt at equal or better interest rates.

Further, the dividend yield on our common stock, as a percentage of the price of such common stock, will influence the market price of such common stock. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which would adversely affect the market price of our common stock.

We may not be able to purchase the properties subject to the Call Right Agreements, the Amended and Restated Right of First Refusal Agreement or the Put-Call Agreement if we are unable to obtain additional financing. In addition, we may be forced to dispose of Harrah’s Las Vegas to Caesars, possibly on disadvantageous terms.

The Call Right Agreements provide for our right for up to five years after the Formation Date to enter into binding agreements to purchase the real property interest and all improvements associated with Harrah’s Atlantic City, Harrah’s Laughlin, and/or Harrah’s New Orleans from Caesars. The Put Call Agreement that we entered into with Caesars, among other things, provides us with the opportunity or the obligation to acquire the Eastside Convention Center Property and lease it back to Caesars. The Amended and Restated Right of First Refusal Agreement provides us the right, subject to certain exclusions, to (i) acquire (and lease to Caesars) any domestic gaming facilities located outside of the Gaming Enterprise District of Clark County, Nevada, proposed to be acquired or developed by Caesars, and (ii) acquire (and lease to Caesars) any of the properties that Caesars has recently agreed to acquire from Centaur Holdings, LLC, in each case, should Caesars determine to sell any such properties. In order to exercise these rights, we would likely be required to secure additional financing and our substantial level of indebtedness following the Formation Date or other factors could limit our ability to do so on attractive terms or at all. If we are unable to obtain financing on terms acceptable to us, we may not be able to exercise these rights and acquire these properties. Even if financing with acceptable terms is available to us, there can be no assurance that we will exercise any of these rights.

The Put-Call Agreement, among other things, grants Caesars the right to sell to (and simultaneously lease back from) us the Eastside Convention Center Property. If Caesars exercises the right to sell to (and lease from) us the Eastside Convention Center Property and the transactions do not close for reasons other than a default by Caesars or a failure to obtain any required regulatory approvals, Caesars will have the right to acquire Harrah’s Las Vegas from us, all on and subject to the terms and conditions set forth in the Put-Call Agreement. In addition, the HLV Lease Agreement grants Caesars the right to purchase Harrah’s Las Vegas from us if we engage in certain transactions with entities deemed to be competitors of Caesars or if the landlord under the lease otherwise becomes a competitor of Caesars. The disposition of Harrah’s Las Vegas to Caesars pursuant to the Put-Call Agreement or the HLV Lease Agreement may be at disadvantageous terms and could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

The bankruptcy or insolvency of any tenant or guarantor could result in the termination of the Lease Agreements and the related guarantees and material losses to us.

Although the tenants’ performance and payments under the Lease Agreements are guaranteed by Caesars or CRC, as the case may be, a default by the applicable tenant under the Lease Agreement, or by Caesars or CRC with regard to its guarantee, may cause a default under certain circumstances with regard to the entire portfolio covered by the Lease Agreements. In event of a bankruptcy, there can be no assurances that the tenants, Caesars or CRC would assume the Lease Agreements or the related guarantees, and if the Lease Agreements or guarantees were rejected, the tenant, Caesars or CRC, as applicable, may not have sufficient funds to pay the damages that would be owed to us a result of the rejection and we might not be able to find a replacement tenant on the same or better terms. Similarly, in the event of a bankruptcy of Caesars or CRC, any claim for damages under the guarantee may not be paid in full. For these and other reasons, the bankruptcy of one or more tenants, Caesars or CRC would have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Our pursuit of investments in, and acquisitions or development of, additional properties may be unsuccessful or fail to meet our expectations.

We intend to pursue acquisitions of additional properties and seek acquisitions and other strategic opportunities. Accordingly, we may often be engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations. We may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining our operations if such a transaction is completed.

We operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors, some of whom are significantly larger and have greater resources, access to capital and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. If we cannot identify and purchase a sufficient quantity of gaming properties and other properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. Additionally, the fact that we must distribute 90% of our REIT taxable income in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

Investments in and acquisitions of gaming properties and other properties we might seek to acquire entail risks associated with real estate investments generally, including that the investment’s performance will fail to meet expectations, that the cost estimates for necessary property improvements will prove inaccurate or the operator or manager will underperform. Real estate development projects present other risks, including construction delays or cost overruns that increase expenses, the inability to obtain required zoning, occupancy and other governmental approvals and permits on a timely basis, and the incurrence of significant development costs prior to completion of the project.

Further, even if we were able to acquire additional properties in the future, there is no guarantee that such properties would be able to maintain their historical performance. In addition, our financing of these acquisitions could negatively impact our cash flows and liquidity, require us to incur substantial debt or involve the issuance of substantial new equity, which would be dilutive to existing stockholders. We have a substantial amount of indebtedness outstanding, which may affect our ability to pay distributions, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations. In addition, we cannot assure you that we will be successful in implementing our business and growth strategies or that any expansion will improve operating results. The failure to identify and acquire new properties effectively, or the failure of any acquired properties to perform as expected, could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects and our ability to make distributions to our stockholders.

We may sell or divest different properties or assets after an evaluation of our portfolio of businesses. Such sales or divestitures would affect our costs, revenues, results of operations, financial condition and liquidity.

From time to time, we may evaluate our properties and may, as a result, sell or attempt to sell, divest, or spin-off different properties or assets, subject to the terms of the Lease Agreements. These sales or divestitures would affect our costs, revenues, results of operations, financial condition, liquidity and our ability to comply with financial covenants. Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts.

Our properties are subject to risks from natural disasters such as earthquakes, hurricanes, severe weather and terrorism.

Our properties are located in areas that may be subject to natural disasters, such as earthquakes, and extreme weather conditions, including, but not limited to, hurricanes. Such natural disasters or extreme weather conditions may interrupt operations at the casinos, damage our properties, and reduce the number of customers who visit our facilities in such areas. A severe earthquake could damage or destroy our properties. In addition, our operations could be adversely impacted by a drought or other cause of water shortage. A severe drought of extensive duration experienced in Las Vegas or in the other regions in which we operate could adversely affect the business and financial results at our properties. Although the tenants are required to maintain both property and business interruption insurance coverage, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption, and we cannot assure you that we or the tenants will be able to fully insure such losses or fully collect, if at all, on claims resulting from such natural disasters. While the Lease Agreements require, and new lease agreements are expected to require, that comprehensive insurance and hazard insurance be maintained by the tenants, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property. If we experience a loss that is uninsured or that exceeds our policy coverage limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties.

Terrorist attacks or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered by our tenants and the value of our properties and might adversely affect the value of an investment in our common stock. Such a resulting decrease in retail demand could make it difficult for us to renew or re-lease our properties to suitable, credit-worthy tenants at lease rates equal to or above historical rates. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our results of operations and cash flows. To the extent that any of our tenants is affected by future terrorist attacks or violence, its business similarly could be adversely affected, including the ability of our tenants to continue to meet their obligations to us. These events might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our new or redeveloped properties, and limit our access to capital or increase our cost of raising capital.

In addition, the Lease Agreements, as applicable, allow the tenants to remove a property from the Non-CPLV Lease Agreement and to terminate the CPLV Lease Agreement, the Joliet Lease Agreement or the HLV Lease Agreement, as the case may be, during the final two years of the lease terms if the cost to rebuild or restore a property in connection with a casualty event exceeds 25% of total property fair market value. Similarly, if a condemnation event occurs that renders a facility unsuitable for its primary intended use, the applicable tenants may remove the property from the Non-CPLV Lease Agreement and may terminate the CPLV Lease Agreement, the Joliet Lease Agreement or the HLV Lease Agreement, as the case may be. If a property is removed from the Non-CPLV Lease Agreement or if the CPLV Lease Agreement, the Joliet Lease Agreement or the HLV Lease Agreement, as the case may be, is terminated, we will lose the rent associated with the related facility, which would have a negative impact on our financial results. In this event, following termination of the lease of a property, even if we are able to restore the affected property, we could be limited to selling or leasing such property to a new tenant in order to obtain an alternate source of revenue, which may not happen on comparable terms or at all.

Changes in building and/or zoning laws may require us to update a property in the event of recapture or prevent us from fully restoring a property in the event of a substantial casualty loss and/or require us to meet additional or more stringent construction requirements.

Due to changes, among other things, in applicable building and zoning laws, ordinances and codes that may affect certain of our properties that have come into effect after the initial construction of the properties, certain properties may not comply fully with current building and/or zoning laws, including electrical, fire, health and safety codes and regulations, use, lot coverage, parking and setback requirements, but may qualify as permitted non-conforming uses. Although the Lease Agreements require our tenants to pay for and ensure continued compliance with applicable law, there is no assurance that future leases will be negotiated on the same basis or that our tenants will make any changes required by the terms of the Lease Agreements and/or any future leases we may enter into. In addition, such changes may limit a tenant’s ability to restore the premises of a property to its previous condition in the event of a substantial casualty loss with respect to the property or the ability to refurbish, expand or renovate such property to remain compliant, or increase the cost of construction in order to comply with changes in building or zoning codes and regulations. If a tenant is unable to restore a property to its prior use after a substantial casualty loss or is required to comply with more stringent building or zoning codes and regulations, we may be unable to re-lease the space at a comparable effective rent or sell the property at an acceptable price, which may materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

Certain properties are subject to restrictions pursuant to reciprocal easement agreements, operating agreements or similar agreements.

Many of the properties that we own are, and properties that we may acquire in the future may be, subject to use restrictions and/or operational requirements imposed pursuant to ground leases, restrictive covenants or conditions, reciprocal easement agreements or operating agreements or other instruments (collectively, “Property Restrictions”) that could, among other things, adversely affect our ability to lease space to third parties. Such Property Restrictions could include: limitations on alterations, changes, expansions, or reconfiguration of properties; limitations on use of properties; limitations affecting parking requirements; or restrictions on exterior or interior signage or facades. In certain cases, consent of the other party or parties to such agreements may be required when altering, reconfiguring, expanding or redeveloping. Failure to secure such consents when necessary may harm our ability to execute leasing strategies, which could adversely affect us.

The loss of the services of key personnel could have a material adverse effect on our business.

Our success and ability to grow depends, in large part, upon the leadership and performance of our executive management team, particularly our chief executive officer, our president and chief operating officer, and our chief financial officer. Any unforeseen loss of our executive officers’ services, or any negative market or industry perception with respect to them or arising from their loss, could have a material adverse effect on our business. We do not have key man or similar life insurance policies covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with us, and there can be no assurance that any such officers will remain with us. The appointment of certain key members of our executive management team will be subject to regulatory approvals based upon suitability determinations by gaming regulatory authorities in the jurisdictions where our properties are located. If any of our executive officers is found unsuitable by any such gaming regulatory authorities, or if we otherwise lose their services, we would have to find alternative candidates and may not be able to successfully manage our business or achieve our business objectives.

If we cannot attract, retain and motivate employees, we may be unable to compete effectively and lose the ability to improve and expand our businesses.

Our success and ability to grow depend, in part, on our ability to hire, retain and motivate sufficient numbers of talented people with the increasingly diverse skills needed to serve clients and expand our business. We face intense competition for highly qualified, specialized technical, managerial, and consulting personnel. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, CEOC’s bankruptcy proceedings and our recent formation may make recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

We may become involved in legal proceedings that, if adversely adjudicated or settled, could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

The nature of our business subjects us to the risk of lawsuits related to matters incidental to our business filed by our tenants, customers, employees, competitors, business partners and others. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and, in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could have a material adverse effect on us.

Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments.

As an owner of real property, we are subject to various Federal, state and local environmental and health and safety laws and regulations. Although we do not operate or manage most of our properties, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release, and to preserve claims for damages. Further, some environmental laws create a lien on a contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination.

Although under the Lease Agreements the tenants are required to indemnify us for certain environmental liabilities, including environmental liabilities it causes, the amount of such liabilities could exceed the financial ability of the applicable tenants to indemnify us. In addition, the presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease our properties or to borrow using our properties as collateral.

We may be required to contribute insurance proceeds with respect to casualty events at our properties to the lenders under our debt financing agreements.

In the event that we were to receive insurance proceeds with respect to a casualty event at any of our properties, we may be required under the terms of our debt financing agreements to contribute all or a portion of those proceeds to the repayment of such debt, which may prevent us from restoring such properties to their prior state. If the remainder of the proceeds (after any such required repayment) were insufficient to make the repairs necessary to restore the damaged properties to a condition substantially equivalent to its state immediately prior to the casualty, we may not have sufficient liquidity to otherwise fund these repairs and may be required to obtain additional financing, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to report our financial results accurately, which could have a material adverse effect on us.

As a reporting company, we are required to develop and implement substantial control systems, policies and procedures in order to qualify and maintain our qualification as a REIT and satisfy our periodic SEC reporting requirements. We cannot assure you that we will be able to successfully develop and implement these systems, policies and procedures and to operate our company or that any such development and implementation will be effective. Failure to do so could jeopardize our status as a REIT or as a reporting company, and the loss of such statuses would materially and adversely affect us. If we fail to develop, implement or maintain proper overall business controls, including as required to support our growth, our operating and financial results could be harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our SEC reporting obligations and cause investors to lose confidence in our reported financial information, which could have a material adverse effect on us and on the market price of our common stock.

Risk Factors Relating to the Formation Transactions

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a stand-alone company primarily focused on owning a portfolio of gaming properties.

We have limited historical operations as an independent company. As a stand-alone entity, we are subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC, and compliance with the listing requirements of the New York Stock Exchange, where our common stock has been approved for listing subject to official notice of issuance, and with applicable state gaming rules and regulations, as well as compliance with generally applicable tax and accounting rules. Because our business did not operate as a stand-alone company until the Formation Date, we cannot ensure that we will be able to successfully implement the infrastructure or retain the personnel necessary to operate as a stand-alone company or that we will not incur costs in excess of anticipated costs to establish such infrastructure and retain such personnel.

The historical and pro forma financial information included in this prospectus may not be a reliable indicator of future results.

We are a newly organized company with limited operating history and did not operate as a REIT or otherwise as a stand-alone business prior to the Formation Date. Therefore, our growth prospects must be considered in light of the risks, expenses and difficulties frequently encountered when any new business is formed. We cannot assure you that we will be able to successfully operate our business profitably or implement our operating policies and business and growth strategies as described in this prospectus. We urge you to carefully consider the information included in this prospectus concerning us in making an investment decision.

The financial statements and the pro forma financial information included herein may not reflect what our business, financial condition, cash flows or results of operations will be in the future now that we are a separate public company. The properties acquired by our Operating Partnership from subsidiaries of Caesars were historically operated by subsidiaries of Caesars as part of its larger corporate organization and not as a stand-alone business or independent company. The pro forma financial information that we have included in this prospectus may not reflect what our financial condition or results of operations would have been had we existed as a stand-alone business or independent entity, or had we operated as a REIT, during the periods presented. Significant changes have occurred in our cost structure, financing and business operations as a result of our operation as a stand-alone company and the entry into transactions with Caesars that have not existed historically, including the Lease Agreements and the related guarantees.

The pro forma financial information included in this prospectus was prepared on the basis of assumptions derived from available information that we believe to be reasonable. However, these assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. Therefore, the pro forma financial information we have included in this prospectus may not necessarily be indicative of what our financial condition or results of operations will be in the future. For additional information about the basis of presentation of the financial information included in this prospectus, see “Selected Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the historical combined condensed financial statements of Caesars Entertainment Outdoor, our predecessor, the balance sheet of VICI REIT and the combined statements of investments of real estate assets to be contributed to VICI REIT, and in each case, the related notes thereto, included elsewhere in this prospectus.

Our actual financial results may vary significantly from the financial projections filed with the Bankruptcy Court.

In connection with the Plan of Reorganization, the Debtors were required to file projected financial information with the Bankruptcy Court to demonstrate the feasibility of the Plan of Reorganization and the ability of the Debtors to continue operations upon emergence from bankruptcy. These projections were prepared for the specific purpose of satisfying statutory requirements in connection with confirmation of the Plan of Reorganization, not for purposes of this offering, and are neither included nor incorporated by reference in this prospectus and should not be relied upon in connection with the purchase of our common stock in this offering. At the time they were filed, the projections reflected numerous assumptions concerning anticipated future performance and market and economic conditions that were and remain beyond our and the Debtors’ control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections and the variations may be material.

We may be unable to achieve the expected benefits from operating as a company independent of Caesars.

We believe that as a company independent from Caesars, we will have the ability, subject to the Amended and Restated Right of First Refusal Agreement and the Lease Agreements, to pursue transactions with other gaming operators, to fund acquisitions with equity on significantly more favorable terms than those that would be available to Caesars, to diversify into different businesses in which Caesars, as a practical matter, could not diversify, and to pursue certain transactions that Caesars otherwise would be disadvantaged by or precluded from pursuing due to regulatory constraints. However, we may not be able to achieve some or all of the benefits from operating as a company independent from Caesars in a timely manner, if at all.

Some members of our management team may have limited experience operating as part of a REIT structure.

The requirements for qualifying as a REIT are highly technical and complex. We did not operate as a REIT prior to the Formation Date, and some members of our management team may have limited experience in complying with the income, asset, and other limitations imposed by the real estate investment provisions of the Code. Any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties, which could materially harm our business, financial condition, liquidity, results of operations and prospects. In addition, there is no assurance that any past experience with the acquisition, development, and disposition of gaming facilities will be sufficient to enable us to successfully manage our portfolio of properties as required by our business plan or the REIT provisions of the Code.

We cannot be certain that the bankruptcy proceedings will not adversely affect our operations going forward.

Our properties operated in bankruptcy for over two years and we cannot assure you that having been subject to bankruptcy will not adversely affect our operations going forward. For example, we may be subject to claims that were not discharged in the bankruptcy proceedings. Substantially all, if not all, of the material claims against the Debtors that arose prior to the date of the bankruptcy filing were addressed during the bankruptcy proceedings. In addition, the Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation and certain debts arising afterwards. Circumstances in which claims and other obligations that arose prior to the bankruptcy filing were not discharged primarily relate to certain actions by governmental units under police power authority, where CEOC agreed to preserve a claimant’s claims, as well as, potentially, instances where a claimant had inadequate notice of the bankruptcy filing. If any such claims remain and can be asserted against us, the ultimate resolution of such claims and other obligations may have a material adverse effect on our results of operations and profitability.

Our separation from subsidiaries of Caesars could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Disputes with third parties could arise out of our separation from subsidiaries of Caesars, and we could experience unfavorable reactions to the separation from employees, ratings agencies, regulators, or other interested parties. For example, The City Of Hammond, Indiana, The City of Hammond Department of Redevelopment, Department of Waterworks of The City Of Hammond, and Hammond Port (collectively, the “Hammond Entities”) filed an objection with the Bankruptcy Court in November 2017 to the assignment of the respective leases, licenses and contracts to which they are counterparties relating to Horseshoe Hammond property. The Objection alleges that given the prohibition terms of the various leases, licenses, contracts and the Hammond agreements, the Debtors had no authority or power to make the assignments to VICI and, at the present, the Hammond Entities do not consent and do object to the property assignments. These disputes and reactions of third parties could have a material adverse effect on our business, financial condition, liquidity results of operations and prospects. In addition, disputes between us and Caesars could arise in connection with any of the Lease Agreements, the Management and Lease Support Agreements, the Amended and Restated Right of First Refusal Agreement, the Call Right Agreements, the Put-Call Agreement, the Tax Matters Agreement or other agreements.

If our separation from CEOC, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. Federal income tax purposes, CEOC could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify CEOC for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.

The IRS issued a private letter ruling with respect to certain issues relevant to our separation from CEOC, including relating to the separation and certain related transactions as tax-free for U.S. Federal income tax purposes under certain provisions of the Code. The IRS ruling does not address certain requirements for tax-free treatment of the separation. CEOC received from its tax advisors a tax opinion substantially to the effect that, with respect to such requirements on which the IRS did not rule, such requirements should be satisfied. The IRS ruling and the tax opinion that CEOC received, relied on (among other things) certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and the IRS ruling and the opinion would not be valid if such representations, assumptions and undertakings were incorrect in any material respect.

Notwithstanding the IRS ruling and the tax opinion, the IRS could determine the separation should be treated as a taxable transaction for U.S. Federal income tax purposes if it determines any of the representations, assumptions or undertakings that were included in the request for the IRS ruling are false or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling.

If the reorganization fails to qualify for tax-free treatment, in general, CEOC would be subject to tax as if it had sold our assets to us in a taxable sale for their fair market value, and CEOC’s creditors who received shares of our common stock pursuant to the Plan of Reorganization would be subject to tax as if they had received a taxable distribution in respect of their claims equal to the fair market value of such shares.

Under the Tax Matters Agreement that we entered into with Caesars, we generally are required to indemnify Caesars against any tax resulting from the separation to the extent that such tax resulted from certain of our representations or undertakings being incorrect or violated. Our indemnification obligations to Caesars are not limited by any maximum amount. As a result, if we are required to indemnify Caesars or such other persons under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities.

We may not be able to engage in desirable strategic or capital-raising transactions following the spin-off. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

To preserve the tax-free treatment to CEOC of the spin-off, for the two-year period following the spin-off, we may be prohibited, except in specific circumstances, from: (1) entering into any transaction pursuant to which all or a portion of our stock would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds, (3) repurchasing our common stock, (4) ceasing to actively conduct the business of operating VICI Golf, or (5) taking or failing to take any other action that prevents the spin-off and related transactions from being tax-free. These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business.

Risks Related to our Status as a REIT

We may not qualify or maintain our qualification as a REIT.

We intend to elect and qualify to be taxed as a REIT for U.S. Federal income tax purposes commencing with our taxable year ending December 31, 2017, and expect to operate in a manner that will allow us to continue to be classified as such. Once an entity is qualified as a REIT, the Code generally requires that such entity distribute annually to its stockholders at least 90% of its REIT taxable income (with certain adjustments), determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it distributes annually less than 100% of its REIT taxable income, including capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. As a result, in order to avoid current entity level U.S. Federal income taxes, a substantial portion of our cash flow after operating expenses and debt service will be required to be distributed to our stockholders.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. Federal income tax on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our REIT taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the market price of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT. As a result, the amount available for distribution to holders of equity securities that would otherwise receive dividends would be reduced for the year or years involved. Furthermore, the U.S. Federal income tax consequences of distributions and sales of our shares to certain of our stockholders could be adversely impacted if we were to fail to qualify as a REIT.

Qualification to be taxed as a REIT involves highly technical and complex provision of the Code, and violations of these provisions could jeopardize our REIT qualification.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. Federal income tax purposes.

The opinion we will receive regarding our status as a REIT does not guarantee our ability to qualify as a REIT.

We intend to operate in a manner that will allow us to qualify to be taxed as a REIT for U.S. Federal income tax purposes. We expect that we will receive an opinion of Kramer Levin Naftalis & Frankel LLP (“REIT Tax Counsel”) that, commencing with our taxable year ending December 31, 2017, we are organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. Federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. Federal income tax laws for our taxable year ending December 31, 2017 and subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of REIT Tax Counsel represents only the view of REIT Tax Counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date of this offering. REIT Tax Counsel will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of REIT Tax Counsel and our qualification to be taxed as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by REIT Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Any failure to qualify to be taxed as a REIT, or failure to remain to be qualified to be taxed as a REIT, would have a material and adverse effect on us.

We may in the future choose to pay dividends in the form of our own common stock, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.

We may seek in the future to distribute taxable dividends that are payable in cash or our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. Federal income tax purposes as to which non-corporate stockholders will generally be eligible for a deduction equal to 20% of such distributions. As a result, stockholders receiving dividends in the form of common stock may be required to pay income taxes with respect to such dividends in excess of the cash dividends received, if any. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. In addition, in such case, a U.S. stockholder could have a capital loss with respect to the common stock sold that could not be used to offset such dividend income. Moreover, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. Federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. Furthermore, such a taxable share dividend could be viewed as equivalent to a reduction in our cash distributions, and that factor, as well as the possibility that a significant number of our stockholders determine to sell our common stock in order to pay taxes owed on dividends, may put downward pressure on the market price of our common stock.

Changes to the U.S. Federal income tax laws, including the recent enactment of certain tax reform measures, could have a material and adverse effect on us.

U.S. federal income tax laws governing REITs and other corporations and the administrative interpretations of those laws may be amended at any time, potentially with retroactive effect. We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued. Prospective investors are urged to consult their tax advisors regarding the effect of potential changes to the U.S. Federal tax laws on an investment in our common stock.

Recently enacted changes to the U.S. federal income tax laws could have a material and adverse effect on us. For example, certain changes in law pursuant to the Tax Cuts and Jobs Act could reduce the relative competitive advantage of operating as a REIT as compared with operating as a C corporation, including by:

•	reducing the rate of tax applicable to individuals and C corporations, which could reduce the relative attractiveness of the generally single level of taxation on REIT distributions;

•	permitting immediate expensing of capital expenditures, which could likewise reduce the relative attractiveness of the REIT taxation regime; and

•	limiting the deductibility of interest expense, which could increase the distribution requirement of REITs (though such limitations under the tax bills currently under consideration should not affect REITs).

We could fail to qualify to be taxed as a REIT if income we receive from Caesars or its subsidiaries is not treated as qualifying income.

Under applicable provisions of the Code, we will not be treated as a REIT unless we satisfy various requirements, including requirements relating to the sources of our gross income. See “Material U.S. Federal Income Tax Considerations.” Rents received or accrued by us from Caesars or its subsidiaries will not be treated as qualifying rent for purposes of these requirements if the leases are not respected as true leases for U.S. federal income tax purposes and instead are treated as service contracts, joint ventures or some other type of arrangement. If some or all of our leases are not respected as true leases for U.S. Federal income tax purposes, we may fail to qualify to be taxed as a REIT. Furthermore, our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we may not obtain independent appraisals.

In addition, subject to certain exceptions, rents received or accrued by us from Caesars or its subsidiaries will not be treated as qualifying rent for purposes of these requirements if we or an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the total combined voting power of all classes of Caesars stock entitled to vote or 10% or more of the total value of all classes of Caesars stock. Our charter provides for restrictions on ownership and transfer of our shares of stock, including restrictions on such ownership or transfer that would cause the rents received or accrued by us from Caesars or its subsidiaries to be treated as non-qualifying rent for purposes of the REIT gross income requirements. The provisions of our charter that restrict the ownership and transfer of our stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.” Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that rents received or accrued by us from Caesars or its subsidiaries will not be treated as qualifying rent for purposes of REIT qualification requirements.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually to our stockholders at least 90% of our REIT taxable income (with certain adjustments), determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT so that U.S. Federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. Federal corporate income tax on any undistributed portion of such taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. Federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid or otherwise minimize paying entity level Federal or excise tax (other than at any TRS of ours). We may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP. In particular, during the first several years of the leases, under the terms of the Lease Agreements, rental income will be allocated for tax purposes generally in an amount greater than cash rents. Further, we may generate taxable income greater than our cash flow from operations after operating expenses and debt service as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. In order to avoid or otherwise minimize current entity level U.S. Federal income taxes, we will generally be required to distribute sufficient cash flow after operating expenses and debt service payments to satisfy the REIT distribution requirements. While we intend to make distributions to our stockholders to comply with the REIT requirements of the Code, we may not have sufficient liquidity to meet the REIT distribution requirements. If our cash flow is insufficient to satisfy the REIT distribution requirements, we could be required to raise capital on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions or issue dividends in the form of shares of our common stock to make distributions sufficient to enable us to pay out enough of our REIT taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or change the value of our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the market price of our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. Federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, in order to meet the REIT qualification requirements, we currently hold and expect in the future to hold some of our assets and conduct certain of our activities through one or more taxable REIT subsidiaries or other subsidiary corporations that will be subject to Federal, state, and local corporate-level income taxes as regular C corporations (i.e., corporations generally subject to corporate-level income tax under Subchapter C of Chapter 1 the Code). In addition, we may incur a 100% excise tax on transactions with a taxable REIT subsidiary if they are not conducted on an arm’s length basis. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a taxable REIT subsidiary) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a taxable REIT subsidiary) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries (20% for taxable years beginning after December 31, 2017). If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

We may be subject to built-in gains tax on the disposition of certain of our properties.

If we acquire certain properties in tax-deferred transactions, which properties were held by one or more C corporations before they were held by us, we may be subject to a built-in gain tax on future disposition of such properties. This is the case with respect to all or substantially all of the properties acquired from CEOC pursuant to the Formation Transactions. If we dispose of any such properties during the five-year period following acquisition of the properties from the respective C corporation (i.e., during the five-year period following ownership of such properties by a REIT), we will be subject to U.S. Federal income tax (and applicable state and local taxes) at the highest corporate tax rates on any gain recognized from the disposition of such properties to the extent of the excess of the fair market value of the properties on the date that they were contributed to or acquired by us in a tax-deferred transaction over the adjusted tax basis of such properties on such date, which are referred to as built-in gains. Similarly, if we recognize certain other income considered to be built-in income during the five-year period following the property acquisitions described above, we could be subject to U.S. Federal tax under the built-in gains tax rules. We would be subject to this corporate-level tax liability (without the benefit of the deduction for dividends paid) even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and the REIT distribution requirements. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose to forego otherwise attractive opportunities to sell assets in a taxable transaction during the five-year built-in gain recognition period in order to avoid this built-in gain tax. However, there can be no assurance that such a taxable transaction will not occur. The amount of any such built-in gain tax could be material and the resulting tax liability could have a negative effect on our cash flow and limit our ability to pay distributions required to qualify and maintain our status as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or from transactions to manage risk of currency fluctuations with respect to any item of income or gain that satisfy the REIT gross income tests (including gain from the termination of such a transaction) does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests.

As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because the taxable REIT subsidiary may be subject to tax on gains or expose us to greater risks associated with changes in interest rates that we would otherwise want to bear. In addition, losses in the taxable REIT subsidiary will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income of the taxable REIT subsidiary.

We may pay a purging distribution, if any, in common stock and cash.

In order to qualify as a REIT, we must distribute any “earnings and profits,” as defined in the Code, that are allocated from CEOC to us in connection with the Formation Transactions by the end of the first taxable year in which we elect REIT status. Based on analysis of CEOC’s earnings and profits, we currently do not believe that any earnings and profits were allocated to us in connection with the Formation Transactions and therefore do not currently expect to be required to make a purging distribution. If notwithstanding this expectation we are required to make a purging distribution, we may pay the purging distribution to our stockholders in a combination of cash and shares of our common stock. Each of our stockholders will be permitted to elect to receive the stockholder’s entire entitlement under the purging distribution in either cash or shares of our common stock, subject to a cash limitation. If our stockholders elect to receive a portion of cash in excess of the cash limitation, each such electing stockholder will receive a pro rata portion of cash corresponding to the stockholder’s respective entitlement under the purging distribution declaration. The IRS issued a private letter ruling with respect to certain issues relevant to the separation from Caesars providing generally that, subject to the terms and conditions contained therein, the amount of any shares of our common stock received by any of our stockholders as part of a purging distribution, if any, will be considered to equal the amount of cash that could have been received instead. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling. Furthermore, the IRS has issued a revenue procedure that provides that, so long as a REIT complied with certain provisions therein, certain distributions that are paid partly in cash and partly in stock will be treated as taxable dividends that would satisfy the REIT distribution requirements and qualify for the dividends paid deduction for U.S. Federal income tax purposes. In a purging distribution, if any, a stockholder of our common stock will be required to report dividend income equal to the amount of cash and common stock received as a result of the purging distribution even though we may distribute no cash or only nominal amounts of cash to such stockholder.

Risks Related to Our Organizational Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

The MGCL provides that a director has no liability in any action based on an act of the director if he or she has acted in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the MGCL, our charter limits the liability of our directors and officers to our company and our stockholders for money damages, to the maximum extent permitted by Maryland law. Under Maryland law, our present directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated.

Our charter provides that we have the power to obligate ourselves, and our amended and restated bylaws obligate us, to indemnify our directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law. In addition, we have entered into indemnification agreements with our directors and executive officers that provide for indemnification and advance expenses to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law.

Our board of directors may change our major corporate policies without stockholder approval and those changes may materially and adversely affect us.

Our board of directors will determine and may eliminate or otherwise change our major corporate policies, including our acquisition, investment, financing, growth, operations and distribution policies. While our stockholders have the power to elect or remove directors, changes in our major corporate policies may be made by our board of directors without stockholder approval and those changes could adversely affect our business, financial condition, liquidity, results of operations and prospects, the market price of our common stock and our ability to make distributions to our stockholders and to satisfy our debt service requirements.

The ability of our board of directors to revoke or otherwise terminate our REIT qualification, with stockholder approval, may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, only with the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter, if the board determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to Federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Our charter and bylaws contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

Our charter and bylaws contain provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interests, including the following:

Our charter contains restrictions on the ownership and transfer of our stock.

In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals (or certain other persons) at any time during the last half of each taxable year (“closely held”). Subject to certain exceptions, our charter prohibits any stockholder from owning beneficially or constructively, with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock.

The constructive ownership rules under the Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of 9.8% or less of the outstanding shares of a class or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits.

Among other restrictions on ownership and transfer of shares, our charter also prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our common stock or of any of our other capital stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void.

Our charter provides that our board may grant exceptions to the 9.8% ownership limit, subject in each case to certain initial and ongoing conditions designed to protect our status as a REIT. These ownership limits may prevent a third-party from acquiring control of us if our board of directors does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests. An exemption from the 9.8% ownership limit was granted to certain stockholders, and our board may in the future provide exceptions to the ownership limit for other stockholders, subject to certain initial and ongoing conditions designed to protect our status as a REIT.

Our board of directors has the power to cause us to issue and authorize additional shares of our capital stock without stockholder approval.

Our charter authorizes us to issue authorized but unissued shares of common or preferred stock in addition to the shares of common stock issued and outstanding as of the date of this prospectus. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders. See “Description of Capital Stock—Power to Reclassify and Issue Stock.”

Certain provisions of Maryland law may limit the ability of a third party to acquire control of us.

Certain provisions of the MGCL may have the effect of inhibiting a third party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, (a) prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares of our common stock) or an affiliate of any interested stockholder and us for five years after the most recent date on which the stockholder becomes an interested stockholder, and (b) thereafter impose two super-majority stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that holders of “control shares” of our company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights with respect to “control shares” except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all votes entitled to be cast by the acquirer of control shares, and by any of our officers and employees who are also our directors.

Our charter provides that, notwithstanding any other provision of our charter or our bylaws, the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL) does not apply to any business combination between us and any interested stockholder or any affiliate of any interested stockholder of ours and that we expressly elect not to be governed by the provisions of Section 3-602 of the MGCL in whole or in part. Any amendment to such provision of our charter must be approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. Pursuant to the MGCL, our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. This provision of our bylaws may not be altered, amended or repealed except by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter. There can be no assurance that this exemption contained in our bylaws will not be amended or eliminated at any time in the future.

Additionally, provisions of Title 3, Subtitle 8 of the MGCL permit a Maryland corporation such as the Company, by action of its board of directors and without stockholder approval and regardless of what is provided in the charter or bylaws, to elect to avail itself of certain takeover defenses, such as a classified board, unless the charter or a resolution adopted by the board of directors prohibits such election. Our charter provides that we are prohibited from making any such election unless first approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the matter. See “Description of Capital Stock—Certain Provisions of Maryland Law and Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

A small number of our stockholders could significantly influence our business and affairs.

As of the date of this prospectus, a few stockholders own substantial amounts of our outstanding voting stock. Large holders may be able to affect matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Risks Related to Our Common Stock

The cash available for distribution to stockholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future. We may use borrowed funds to make distributions.

If cash available for distribution is less than the amount necessary to make cash distributions, our inability to make the expected distributions could result in a decrease in the market price of our common stock. All distributions will be made at the discretion of our board of directors and will depend upon various factors, including, but not limited to: our historical and projected financial condition, cash flows, results of operations and REIT taxable income, limitations contained in financing instruments, debt service requirements, operating cash inflows and outflows, including capital expenditures and acquisitions, limitations on our ability to use cash generated in one or more taxable REIT subsidiaries, if any, to fund distributions and applicable law. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits in the future, such distributions would generally be considered a return of capital for Federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in our common stock. To the extent that such distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, our REIT taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to make our required distributions, and we may need to raise additional equity or debt in order to fund our intended distributions, or we may distribute a portion of our distributions in the form of our common stock or debt instruments, which could result in significant stockholder dilution or higher leverage. While the IRS has issued a revenue procedure indicating that certain distributions that are made partly in cash and partly in stock will be treated as taxable dividends that would satisfy that REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. Federal income tax purposes, no assurance can be provided that we will be able to satisfy the requirements of the revenue procedure. Therefore it is unclear whether and to what extent we will be able to make taxable dividends payable in-kind. In addition, to the extent we were to make distributions that include our common stock or debt instruments, a stockholder of ours will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such stockholder.

VICI REIT is a holding company with no direct operations and will rely on distributions received from the Operating Partnership to make distributions to its stockholders.

VICI REIT is a holding company and conducts its operations through subsidiaries, including the Operating Partnership and VICI Golf. VICI REIT does not have, apart from the units that it owns in the Operating Partnership and VICI Golf, any independent operations. As a result, VICI REIT relies on distributions from its Operating Partnership to make any distributions to its stockholders it might declare on its common stock and to meet any of its obligations, including any tax liability on taxable income allocated to it from the Operating Partnership (which might not be able to make distributions to VICI REIT equal to the tax on such allocated taxable income). In turn, the ability of subsidiaries of the Operating Partnership to make distributions to the Operating Partnership, and therefore, the ability of the Operating Partnership to make distributions to VICI REIT, depends on the operating results of these subsidiaries and the Operating Partnership and on the terms of any financing arrangements they have entered into. In addition, because VICI REIT is a holding company, claims of common stockholders of VICI REIT are structurally subordinated to all existing and future liabilities and other obligations (whether or not for borrowed money) and any preferred equity of the Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, VICI REIT’s assets and those of the Operating Partnership and its subsidiaries will be available to satisfy the claims of VICI REIT common stockholders only after all of VICI REIT’s, the Operating Partnership’s and its subsidiaries’ liabilities and other obligations and any preferred equity of any of them have been paid in full.

The Operating Partnership may, in connection with its acquisition of additional properties or otherwise, issue additional common units or preferred units to third parties. Such issuances would reduce VICI REIT’s ownership in the Operating Partnership. Because stockholders of VICI REIT do not directly own common units or preferred units of the Operating Partnership, they do not have any voting rights with respect to any such issuances or other partnership level activities of the Operating Partnership.

Conflicts of interest could arise between the interests of our stockholders and the interests of holders of Operating Partnership units which may impede business decisions that could benefit our stockholders.

Conflicts of interest could arise as a result of the relationships between us, on the one hand, and our Operating Partnership or any limited partner thereof, if any, on the other. Our directors and officers have duties to us under applicable Maryland law. At the same time, we, as general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Delaware law and the partnership agreement of our Operating Partnership in connection with the management of our Operating Partnership. Our duties as general partner to our Operating Partnership and its limited partners may come into conflict with the duties of our directors and officers to VICI REIT. These conflicts may be resolved in a manner that is not in the best interests of our stockholders.

Risks Related to this Offering

There is currently no public market for our shares. An active, liquid and orderly trading market for our common stock may not develop or be sustained, and you may be unable to sell your shares at a price above the initial public offering price or at all.

Prior to this offering, our common stock was quoted on the OTC Markets Group, Inc.’s “Grey Market” under the symbol “VICI.” In connection with this offering, our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “VICI.” However, we cannot assure you that an active, liquid and orderly trading market for shares of our common stock will develop after this offering or, if one develops, be sustained. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. In the absence of such a market, you may be unable to liquidate an investment in shares. The initial public offering price of our common stock will be determined by negotiations between us and the underwriters. The initial public offering price will not necessarily bear any relationship to our book value, assets or financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering. The price at which our common stock trade after the completion of this offering may be lower than the price at which the underwriters sell them in this offering.

The market price and trading volume of shares of our common stock may be volatile following this offering.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines, you may be unable to resell your shares at or above the public offering price or at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors, many of which are beyond our control, that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly results of operations or distributions;

•	changes in our earnings, FFO, AFFO or Adjusted EBITDA estimates;

•	publication of research reports about us, Caesars or the real estate or gaming industries;

•	adverse developments involving Caesars;

•	changes in market interest rates that may cause purchasers of our shares to demand a different yield;

•	changes in market valuations of similar companies;

•	market reaction to any additional capital we raise in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community about our company or industry or the economy in general;

•	the occurrence of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

An increase in market interest rates could cause potential investors to seek higher returns and therefore reduce demand for our common stock and result in a decline in our share price.

One of the factors that may influence the price of shares of our common stock is the return on our shares (i.e., the amount of distributions as a percentage of the price of shares of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a return which we may be unable or choose not to provide. Higher interest rates would likely increase our borrowing costs and potentially decrease the cash available for distribution. Thus, higher market interest rates could cause the market price of shares of our common stock to decline.

Future offerings of debt, which would be senior to our shares upon liquidation, and/or preferred equity securities, which may be senior to our shares for purposes of distributions or upon liquidation, could adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred shares. If a liquidation event were to occur, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our shares. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of shares of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of shares of our common stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of shares of our common stock and diluting their shareholdings in us.

The number of shares available for future sale could adversely affect the market price of shares of our common stock.

We cannot predict whether future issuances of our shares or the availability of shares of our common stock for resale in the open market will decrease the market price per share of shares of our common stock. Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of shares of our common stock. In addition, we and all of our executive officers and directors have agreed, and certain of our stockholders have agreed with respect to an aggregate of approximately 98.0 million shares of our common stock, with the underwriters not to offer, pledge, sell, contract to sell or otherwise transfer or dispose of any shares or securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days, after the date of this prospectus; however, these lock-up agreements are subject to numerous exceptions and Morgan Stanley & Co. LLC, in its sole discretion, may waive these lock-up provisions without notice. If any of our stockholders cause, or there is a perception that they may cause, a large number of their shares to be sold in the public market, the sales could reduce the trading price of shares of our common stock and could impede our ability to raise future capital. In addition, the exercise of the underwriters’ overallotment option or other future issuances of our shares would be dilutive to existing stockholders.

Our earnings and cash distributions could affect the market price of shares of our common stock.

Our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent that we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flows to stockholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of shares of our common stock. Our failure to meet market expectations with regard to future earnings and cash distributions could adversely affect the market price of shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, including statements such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar expressions, constitute “forward-looking statements” within the meaning of the federal securities law. Forward-looking statements are based on our current plans, expectations and projections about future events. We caution you therefore against relying on any of these forward-looking statements. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed in or implied by such forward-looking statements.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results, performance and achievements could differ materially from those expressed in or by the forward-looking statements and may be affected by a variety of risks and other factors, including, among others:

•	our dependence on subsidiaries of Caesars as tenant of all of our properties and Caesars or CRC as guarantor of the lease payments and the consequences any material adverse effect on their business could have on us;

•	our dependence on the gaming industry;

•	our ability to pursue our business and growth strategies may be limited by our substantial debt service requirements and by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity level U.S. Federal income taxes;

•	the impact of extensive regulation from gaming and other regulatory authorities;

•	the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties;

•	the possibility that the tenants may choose not to renew the Lease Agreements following the initial or subsequent terms of the leases;

•	restrictions on our ability to sell our properties subject to the Lease Agreements;

•	Caesars’ historical results may not be a reliable indicator of its future results;

•	our substantial amount of indebtedness and ability to service and refinance such indebtedness;

•	our historical and pro forma financial information may not be reliable indicators of our future results of operations and financial condition;

•	our inability to achieve the expected benefits from operating as a company independent of Caesars;

•	limits on our operational and financial flexibility imposed by our debt agreements;

•	the possibility our separation from CEOC fails to qualify as a tax-free spin-off, which could subject us to significant tax liabilities;

•	the impact of changes to the U.S. Federal income tax laws;

•	the possibility of foreclosure on our properties if we are unable to meet required debt service payments;

•	the impact of a rise in interest rates on us;

•	our inability to successfully pursue investments in, and acquisitions or development of, additional properties;

•	the impact of natural disasters or terrorism on our properties;

•	the loss of the services of key personnel;

•	the inability to attract, retain and motivate employees;

•	the costs and liabilities associated with environmental compliance;

•	failure to establish and maintain an effective system of integrated internal controls;

•	the costs of operating as a public company;

•	our inability to operate as a stand-alone company ;

•	our inability to qualify or maintain our qualification for taxation as a REIT;

•	our reliance on distributions received from our Operating Partnership to make distributions to our stockholders due to our being a holding company;

•	our management team’s limited experience operating as a company that intends to qualify for taxation as a REIT;

•	competition for acquisition opportunities from other REITs and gaming companies that may have greater resources and access to capital and a lower cost of capital than us;

•	uncertainties regarding future actions that may be taken by MGP in furtherance of its unsolicited proposal; and

•	additional factors discussed herein under “Risk Factors.”

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results, performance and achievements will differ materially from the expectations expressed in or referenced by this prospectus will increase with the passage of time. Except as otherwise required by the Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by us, the underwriters or any other person that the objectives and strategies set forth in this prospectus will be achieved.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $938.0 million, or approximately $1.08 billion if the underwriters exercise their overallotment option in full, in each case, based on an initial public offering price of $20.00, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting the underwriting discounts and commissions related to this offering and estimated offering expenses. We will contribute the net proceeds from this offering to the Operating Partnership, which will use the net proceeds to: (a) pay down $300.0 million of the indebtedness outstanding under the Revolving Credit Facility; (b) redeem $268.4 million in aggregate principal amount of the Second Lien Notes at a redemption price of 108% plus accrued and unpaid interest to the date of redemption; (c) repay $100.0 million of the Term Loan B Facility; and (d) pay fees and expenses related to this offering; the remainder, if any, of the net proceeds will be used for general business purposes. Any proceeds received in connection with the exercise by the underwriters of their overallotment option will be used by the Operating Partnership for general business purposes.

The $766.9 million in aggregate principal amount of 8.0% Second Lien Notes bear interest at an annual rate of 8.0% per annum and mature on October 15, 2023. We expect to redeem the $268.4 million in aggregate principal amount of the Second Lien Notes on or about February 21, 2018. The Second Lien Notes were issued in October 2017 to certain creditors of CEOC. As of January 1, 2018, $2,200.0 million of indebtedness was outstanding under the Term Loan B Facility and $300.0 million of indebtedness was outstanding under the Revolving Credit Facility. The Term Loan B Facility matures on December 22, 2024 or the date that is three months prior to the maturity date of the Second Lien Notes, whichever is earlier (or if the maturity is extended pursuant to the terms of the agreement, such extended maturity date as determined pursuant thereto), and the Revolving Credit Facility matures on December 22, 2022. Borrowings under the Term Loan B Facility and the Revolving Credit Facility initially bear interest at LIBOR plus 2.25% (approximately 3.76% as of January 1, 2018), provided that following completion of this offering, the interest rate will be LIBOR plus 2.00%. The Term Loan B Facility and the Revolving Credit Facility were entered into in December 2017, and we used the proceeds from the Term Loan B Facility and drawings under the Revolving Credit Facility to refinance a portion of our outstanding long-term debt.

Certain of the underwriters and/or their respective affiliates own a portion of the Second Lien Notes for their own account and/or for the accounts of customers, and therefore will receive a portion of the net proceeds of this offering. In addition, certain of the underwriters and/or their respective affiliates are acting as agents, arrangers and/or lenders under the Term Loan B Facility and the Revolving Credit Facility, and therefore will receive an additional portion of the net proceeds of this offering. Please read “Underwriting—Other Relationships.”

MARKET PRICES

Our common stock is quoted on the OTC Markets Group, Inc.’s “Grey Market” under the symbol “VICI.” These quotations are not considered particularly relevant in determining the initial public offering price because there has historically been low volume resulting in a relative illiquid trading market. The following table sets forth the per share high and low closing prices for our common stock as quoted on the OTC Market for the period presented.

	Share Price
	Low	High
2018
January 1, 2018 to January 19, 2018	$19.98	$21.50

2017
October 18, 2017 to December 31, 2017	$18.00	$21.00

As of January 19, 2018, the closing price of our common stock as reported on the OTC U.S. market was $20.75 per share. As of January 19, 2018, there were approximately 216 stockholders of record of our common stock, not including beneficial owners of shares registered in nominee or street name.

In connection with this offering, our common stock has been approved for listing, subject to official notice of issuance, on the NYSE, under the symbol “VICI.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017:

•	on a historical basis;

•	on a pro forma basis to give effect to the adjustments described in “Selected Historical and Pro Forma Financial Data—Unaudited Pro Forma Combined Condensed Financial Information,” and

•	on a pro forma as adjusted basis to give further effect for the issuance of 50,000,000 shares of our common stock in this offering at an assumed initial public offering price of $20.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions related to this offering, estimated offering expenses and the use of proceeds from the offering as described herein in “Use of Proceeds.”

This table should be read in conjunction with “Use of Proceeds,” “Selected Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical combined condensed financial statements of Caesars Entertainment Outdoor, our predecessor, our balance sheet, the combined statements of investments of real estate assets to be contributed to VICI REIT and our pro forma combined condensed financial statements, and in each case, the related notes thereto, included elsewhere in this prospectus.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial offering price and other terms of this offering determined at pricing.

	As of September 30, 2017
	Historical	Pro Forma	Pro Forma As Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	$—	$11,555	$259,667

Debt:(1)
Term Loan B Facility	—	2,200,000	2,100,000
Revolving Credit Facility(2)	—	300,000	—
Second Lien Notes	—	766,900	498,485
CPLV CMBS Debt	—	1,550,000	1,550,000
Debt issuance costs	—	(30,897)	(30,897)

	—	4,786,003	4,117,588

Total debt, net	—	4,774,448	3,857,921

Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and no shares to be issued and outstanding on a pro forma as adjusted basis(3)	—	—	—
Common stock, $0.01 par value, 750,000,000 shares authorized and 300,278,939 shares issued and outstanding on a pro forma basis and 350,278,939 shares issued and outstanding on a pro forma as adjusted basis	—	3,003	3,503
Additional paid-in capital	—	4,588,679	5,504,706

Total equity	—	4,591,682	5,508,209

Total capitalization	$—	$9,366,130	$9,366,130

(1)

On December 22, 2017, in connection with the acquisition of Harrah’s Las Vegas and the entry into of the Term Loan B Facility and the Revolving Credit Facility, we repaid in full the Prior Term Loans and we caused VICI PropCo to purchase all of the then outstanding Prior CPLV Mezzanine Debt from the originating mezzanine lenders (such that VICI PropCo is now the holder of 100% of the outstanding Prior CPLV Mezzanine Debt). In addition, in December 2017, we repaid in full all of the then outstanding Prior First Lien Notes. We will use $268.4 million and $100.0 million of the proceeds from this offering to redeem a portion of the Second Lien Notes and repay a portion of the Term B Loan Facility, respectively.
(2)	As of January 16, 2018, we had approximately $300.0 million in borrowings outstanding under our Revolving Credit Facility. On December 22, 2017, we borrowed $300.0 million under our Revolving Credit Facility in connection with the closing of the acquisition of Harrah’s Las Vegas and the concurrent refinancing of certain of our long-term debt. We will use $300.0 million of the proceeds from this offering to pay down $300.0 million of the Revolving Credit Facility.
(3)	Of the 50,000,000 shares of preferred stock, $0.01 par value, authorized, 12,000,000 shares are classified as Series A preferred stock, all of which were issued on the Formation Date and automatically converted on November 6, 2017 in accordance with the terms of the Series A preferred stock into 51,433,692 shares of Company common stock. Accordingly, none of the authorized shares of Series A preferred stock are currently issued or outstanding.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of shares of our common stock. We expect our quarterly distribution rate to be $0.2625 per share. On an annualized basis, this would be $1.05 per share, or an annual distribution rate of approximately 5.25%, based on an assumed initial public offering price of $20.00 per share, which is the midpoint of the price range set forth on the front cover of this prospectus. The actual distributions paid to shareholders with respect to the period commencing upon the completion of this offering and ending on March 31, 2018 will be pro-rated, calculated from the closing of this offering through March 31, 2018. For the twelve months ending on September 30, 2018, we expect to make distributions in cash in an amount equal to approximately 72.9% of cash available for distribution.

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (with certain adjustments), determined without regard to the dividends paid deduction and excluding any net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains. In addition, a REIT will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, see “Material U.S. Federal Income Tax Considerations.”

We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid or otherwise minimize paying entity level Federal or excise tax (other than at any TRS of ours). We may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP. In particular, during the first several years of the leases, under the terms of the Lease Agreements, rental income will be allocated for tax purposes generally in an amount greater than cash rents. Further, we may generate REIT taxable income greater than our cash flow from operations after operating expenses and debt service as a result of differences in timing between the recognition of REIT taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments.

In order to avoid or otherwise minimize current entity level U.S. Federal income taxes, we will generally be required to distribute sufficient cash flow after operating expenses and debt service payments to satisfy the REIT distribution requirements. We anticipate that our estimated cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of corporate and excise taxes. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or minimize the imposition of tax, and we may need to raise capital to make certain distributions and/or make a portion of our distributions with shares of our common stock. The IRS issued a private letter ruling with respect to certain issues relevant to our separation from Caesars providing generally that, subject to the terms and conditions contained therein, the amount of any shares of our common stock received by any of our stockholders as part of a distribution will be considered to equal the amount of cash that could have been received instead. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling. Furthermore, the IRS has issued a revenue procedure that provides that, so long as a REIT complied with certain provisions therein, certain distributions that are paid partly in cash and partly in stock will be treated as taxable dividends that would satisfy the REIT distribution requirements and qualify for the dividends paid deduction for U.S. Federal income tax purposes. In a distribution that consists in part of shares of our common stock, a stockholder of our common stock will be required to report dividend income equal to the amount of cash and common stock received as a result of the distribution even though we may distribute no cash or only nominal amounts of cash to such stockholder. For more information, see “Material U.S. Federal Income Tax Considerations—Annual Distribution Requirements.” We currently believe that we will have sufficient available cash to pay our required distribution for 2018 in cash but there can be no assurance that this will be the case.

All distributions will be made by us at the discretion of our board of directors and will depend on our historical and projected financial condition, cash flows, results of operations and REIT taxable income, our capital requirements, financing covenants (which are expected to include limits on distributions by us), applicable law and other factors as our board of directors deems relevant. Our board of directors has not yet determined when any distributions will be declared or paid.

We presently anticipate that acquisitions will be financed through borrowings under our existing debt agreements, other debt financings or the issuance of equity securities. To the extent that those sources of funds are insufficient to meet all such cash needs, or the cost of such financings exceeds the cash flow generated by the acquired properties for any period, cash available for distribution could be reduced. In that event, we may also borrow funds, liquidate or sell a portion of our properties, issue equity securities or find another source of funds in order to make our required distributions.

We anticipate that our distributions generally will be taxable to our stockholders as ordinary income as to which non-corporate stockholders will generally be eligible for a deduction equal to 20% of such distributions, although a portion of the distributions may be designated by us as qualified dividend income or a capital gain dividend or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to our shareholders, See “Material U.S. Federal Income Tax Considerations—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders.”

We have included below our estimated cash available for distribution for the twelve months ending September 30, 2018. We have presented estimated cash available for distribution for the twelve months ending September 30, 2018, because we intend to report this data on a calendar year basis after the conclusion of this offering. Our estimated cash available for distribution is a forward-looking statement and reflects our judgment as of the date of this prospectus of the conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2018. It should be read together with the historical consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We believe that we have a reasonable basis for these estimates and that our actual results of operations will approximate those reflected in our estimated cash available for distribution, but we can give no assurance that our estimated results will be achieved. The assumptions underlying our estimated cash available for distribution are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, they are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from estimated results, including, among others, the risks and uncertainties described in “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they occur, could cause actual results of operations to vary significantly from those presented below. Accordingly, there can be no assurance that our estimated cash available for distribution will be indicative of our future performance or that actual results will not differ materially from those presented in our estimated cash available for distribution. If our estimated results are not achieved, we may not be able to make a regular quarterly distribution at our initial distribution rate or at all. Inclusion of our estimated cash available for distribution in this prospectus should not be regarded as a representation by us, the underwriters or any other person that the results contained in our estimated cash available for distribution will be achieved. Therefore, you are cautioned not to put undue reliance on this information.

The accompanying table was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to our estimated cash available for distribution, nor have they expressed any opinion or any other form of assurance on our estimated cash available for distribution or its achievability, and our independent auditors assume no responsibility for, and disclaim any association with, our estimated cash available for distribution.

We do not undertake any obligation to release publicly any revisions or updates that we may make to our estimated cash available for distribution or the assumptions used to prepare our estimated cash available for distribution to reflect events or circumstances after the date of this prospectus other than as required by law.

The following table describes our pro forma net income for the twelve months ended December 31, 2016, and the adjustments we have made to calculate our estimated cash available for distribution for the twelve months ending on September 30, 2018, as adjusted (amounts in thousands, except share amounts, per share amounts and percentages):

Pro forma net income for the year ended December 31, 2016	$582,510
Less: pro forma net income for the nine months ended September 30, 2016	(436,883)
Add: pro forma net income for the nine months ended September 30, 2017	436,883

Pro forma net income for the twelve months ended September 30, 2017	$582,510
Add: depreciation expense	2,473
Add: amortization of deferred financing costs and original issue discount	5,910
Less: additional general and administrative expenses as a result of being a public company	(13,000)
Less: direct financing lease adjustments	(56,919)

Estimated cash flows from operating activities for the twelve months ended September 30, 2018	$520,974

Estimated cash flows used in investing activities	$(1,000)
Estimated cash flows used in financing activities—scheduled principal amortization payments	$(15,750)

Estimated cash flow available for distribution for the year ending September 30, 2018	$504,224

Total estimated initial annual distributions to shareholders	$367,793

Estimated initial annual distributions per share	$1.05

Payout ratio based on our share of estimated cash available for distribution	72.9%

Assumptions and Considerations

Set forth below are the material assumptions that we have made to demonstrate our ability to generate our estimated cash available for distribution for the twelve months ending September 30, 2018. The estimate has been prepared by, and is the responsibility of, our management. Our estimate reflects our judgment of the conditions we expect to exist and the course of action we expect to take during the estimate periods. The assumptions we disclose are those we believe are material to our estimated results of operations. We believe we have a reasonable basis for these assumptions. However, we can give no assurance that our estimated results will be achieved. There will likely be differences between our estimated and our actual results, and those differences may be material. If our estimate is not achieved, we may not be able to make cash distributions on our shares of common stock at our initial distribution rate or at all. For more information regarding the factors that may cause our estimates to prove inaccurate and the risks that could materially and adversely affect our ability to make distributions to our shareholders, please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

The estimate assumes that on September 30, 2017 we raised net proceeds of $938.0 million in this offering (after deducting the underwriting discount and expenses) through the issuance of 50,000,000 shares of our common stock at a price of $20.00 per share (based on the midpoint of the price range set forth on the front cover of this prospectus). The estimate also assumes, as described in “Use of Proceeds” elsewhere in this prospectus, that the net proceeds of this offering will be used to: (a) pay down $300.0 million of indebtedness outstanding under the Revolving Credit Facility; (b) redeem $268.4 million in aggregate principal amount of the Second Lien Notes at a redemption price of 108% plus accrued and unpaid interest to the date of redemption; (c) repay $100.0 million of the Term Loan B Facility; and (d) pay fees and expenses related to this offering; the remainder, if any, of the net proceeds will be used for general business purposes.

We estimate that our general and administrative costs on a consolidated basis, including costs of operating as an independent company, could result in general and administrative expenses of $12 million to $14 million per year in addition to the $11 million of general and administrative expenses reflected in our unaudited pro forma combined condensed statement of operations for the year ended December 31, 2016.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Historical Combined Financial Data

The following table sets forth the selected historical combined financial data of Caesars Entertainment Outdoor as our predecessor, the operations of which were contributed to VICI Golf on October 6, 2017 as part of our Formation Transactions. These operations are comprised of: the Rio Secco golf course in Henderson, Nevada; the Cascata golf course in Boulder City, Nevada; the Grand Bear golf course in Saucier, Mississippi; and the Chariot Run golf course in Laconia, Indiana. The following selected historical combined financial data of Caesars Entertainment Outdoor for the nine month periods ended September 30, 2017 and 2016 and the selected historical combined balance sheet data as of September 30, 2017 have been derived from the unaudited combined financial statements of Caesars Entertainment Outdoor included elsewhere in this prospectus. The following selected historical combined financial data of Caesars Entertainment Outdoor for the three years in the period ended December 31, 2016 and the selected historical combined balance sheet data as of December 31, 2016 and 2015 have been derived from the audited combined financial statements of Caesars Entertainment Outdoor included elsewhere in this prospectus.

The following selected historical combined financial data of Caesars Entertainment Outdoors does not reflect the financial condition or results of operations of VICI REIT for the periods indicated. This historical financial data only reflects the historical operations of the golf course properties, which comprise a small portion of our total operations. The following table should be read in conjunction with “—Unaudited Pro Forma Combined Condensed Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical combined condensed financial statements of Caesars Entertainment Outdoor, our predecessor, the balance sheet of VICI REIT, the combined statements of investments of real estate assets to be contributed to VICI REIT and the pro forma combined condensed financial statements of VICI REIT, and in each case, the related notes thereto, included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(in thousands)
Income statement data:
Net revenues	$13,827	$13,962	$18,785	$18,077	$18,908
Total operating expenses	13,827	13,956	18,778	18,059	18,869

Income from operations	—	6	7	18	39
Interest expense, net	—	(6)	(7)	(18)	(39)

Income before income taxes	—	—	—	—	—
Income tax benefit	—	—	—	3	4

Net income	$—	$—	$—	$3	$4

Other data:
Net cash provided by operating activities	$2,244	$2,386	$2,721	$2,888	$3,073
Net cash used in investing activities	(1,918)	(793)	(869)	(732)	(11)
Net cash used in financing activities	(1,162)	(1,108)	(1,283)	(2,026)	(2,968)
Depreciation	2,402	2,227	3,030	2,882	2,904
Capital expenditures	1,918	793	869	798	17

Balance sheet data (as of period end):
Cash and cash equivalents	$84		$920	$351
Total assets	89,250		90,475	92,034
Long-term debt	—		—	14
Liabilities subject to compromise	249		265	267
Stockholders’ equity	82,995		84,143	85,375

Unaudited Pro Forma Combined Condensed Financial Information

The following unaudited pro forma combined condensed balance sheet of VICI REIT as of September 30, 2017 gives effect to (i) the Formation Transactions, (ii) the Mandatory Conversions, (iii) the Acquisition of Harrah’s Las Vegas, (iv) the Capital Transactions, and (v) the consummation of this offering, as if they had occurred on September 30, 2017, and the following unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 give effect to such transactions as if they had occurred on January 1, 2016. See “Prospectus Summary—Recent Developments” and “Formation of Our Company.” The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma combined condensed financial information does not reflect the financial condition at the date or results of operations of VICI REIT for the periods indicated. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and in many cases are based on estimates and preliminary information. The assumptions underlying the pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined condensed financial statements. We believe such assumptions are reasonable under the circumstances and reflect the best currently available estimates and judgments. However, the pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated above.

The unaudited pro forma combined condensed financial statements should be read in conjunction with “—Selected Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical combined condensed financial statements of Caesars Entertainment Outdoor, our predecessor, the balance sheet of VICI REIT and the combined statements of investments of real estate assets to be contributed to VICI REIT, and in each case, the related notes, included elsewhere in this prospectus.

The following unaudited pro forma combined condensed financial statements give effect to this offering and the following transactions, including:

Formation Transactions

•	the transfer of CEOC’s real property assets to VICI REIT and its subsidiaries;

•	the execution of the Lease Agreements on the Formation Date;

•	the incurrence by subsidiaries of VICI REIT of approximately $4.917 billion of indebtedness on the Formation Date and use of proceeds therefrom;

•	the transfer of Caesars Entertainment Outdoor to VICI Golf;

•	the entry into the Golf Course Use Agreement;

•	the issuance of 177,160,494 shares of VICI REIT common stock to certain of CEOC’s creditors on October 6, 2017; and

•	the issuance of 12,000,000 shares of Series A preferred stock with an aggregate liquidation preference of $300.0 million to certain of CEOC’s creditors and backstop investors on October 6, 2017 (debt issuance costs incurred on the Formation Date were paid by CEOC and did not offset the gross amounts of the debt reflected in the pro forma financial statements).

Mandatory Conversions

•	the mandatory conversion on November 6, 2017 of all of the Series A preferred stock into 51,433,692 shares of the Company’s common stock for no additional consideration; and

•	the mandatory conversion on November 6, 2017 of $250.0 million of a junior tranche of Prior CPLV Mezzanine Debt into an aggregate of 17,630,700 shares of the Company’s common stock.

Acquisition of Harrah’s Las Vegas

•	the acquisition of Harrah’s Las Vegas for a purchase price of approximately $1.14 billion; and

•	the sale of approximately 18.4 acres of certain undeveloped land parcels located in Las Vegas, Nevada for $73.6 million.

Capital Transactions

•	the sale in December 2017 of 54,054,053 shares of common stock at a price of $18.50 per share in a private placement, for net proceeds of approximately $963.9 million;

•	the purchase in December 2017 of the remaining $400 million of Prior CPLV Mezzanine Debt at an aggregate purchase price of $438 million (plus certain transaction costs); and

•	the refinancing of certain outstanding indebtedness as further described in “Prospectus Summary—Recent Developments.”

The unaudited pro forma combined condensed financial statements give effect to the application of “fresh start” reporting in accordance with ASC 852—Reorganizations (“ASC 852”). The pro forma adjustments related to the Formation Transactions are based on an assumed fair value of approximately $8.3 billion of the assets of VICI REIT. Fair values of assets and liabilities, including leases, on the pro forma combined condensed balance sheet are based on preliminary valuations, have been made solely for purposes of developing the unaudited pro forma combined condensed financial information and are subject to further revisions and adjustments. Updates to such preliminary valuations will be completed in the periods subsequent to those reported in this prospectus and will be calculated as of the Formation Date and, to the extent such updates reflect a valuation different than those used in these unaudited pro forma combined condensed financial statements, there may be adjustments in the carrying values of certain assets and liabilities and related deferred taxes and such adjustments may also affect the revenues and expenses that would be recognized in the combined condensed statement of operations of VICI REIT following the Formation Date. As such, the following unaudited pro forma combined condensed financial information is not intended to represent our actual post-Formation Date financial condition and results of operations, and any differences could be material.

Unaudited Pro Forma Combined Condensed Balance Sheet

As of September 30, 2017

(in thousands)

		Formation					Pro Forma Adjustments
	VICI REIT (a)	Caesars Entertainment Outdoor (b)	Real Estate Assets to be Contributed (c)	Pro Forma Adjustments		Subtotal	Mandatory Conversions (m)	Acquisition of Harrah’s Las Vegas Real Estate (n)	Capital Transactions (o)	This Offering (r)	Total Pro Forma
Assets
Real Estate Investments:
Accounted for using the operating method	$—	$—	$—	$1,184,760	(d)	$1,184,760	$—	$(73,600)	$—	$—	$1,111,160
Accounted for using the direct financing method	—	—	—	7,040,240	(d)	7,040,240		1,136,200	—		8,176,440	(p)
Property, net	—	—	4,831,000	(4,831,000	)(d)	—		73,600	—		73,600
Property and equipment, used in operations, net	—	88,347	—	(13,347	)(e)	75,000		—	—		75,000
Cash and cash equivalents	—	84	—	55,725	(f)	55,809		(1,069,205)	1,024,951	248,112	259,667
Other assets	—	819	—	—		819		—	7,483		8,302

Total assets	$—	$89,250	$4,831,000	$3,436,378		$8,356,628	$—	$66,995	$1,032,434	$248,112	$9,704,169

Liabilities
Long-term debt	$—	$—	$—	$4,917,000	(g)	$4,917,000	$(250,000)	$—	$(180,997)	(368,415)	$4,117,588	(q)
Deposit Liability								73,600	—		73,600
Short-term debt	—	—	—					—	300,000	(300,000)	—
Accounts payable	—	194	—	(194	)(h)	—		—	—		—
Accrued expenses	—	769	—	(769	)(h)	—		—	—		—
Deferred income taxes	—	5,043	—	4,400	(i)	9,443		—	—		4,772
		—	—	(4,671	)(e)	(4,671)		—	—
Other liabilities	—	249	—	(249	)(h)	—		—	—		—

Total liabilities	—	6,255	—	4,915,517		4,921,772	(250,000)	73,600	119,003	(668,415)	4,195,960
Redeemable preferred stock	—	—	—	758,814	(j)	758,814	(758,814)	—	—	—	—
Equity
Net investments	—	82,943	4,831,000	3,394,000	(d)			—	—	—	—
		—	—	(8,676	)(e)
				(4,400	)(i)
		—	—	55,725	(f)
		—	—	(1,772	)(k)
		—	—	(4,917,000	)(g)
		—	—	194	(h)
		—	—	769	(h)
		—	—	249	(h)
		—	—	(758,814	)(j)
		—	—	52	(l)
		—	—	(2,674,270)
Common stock	—	—	—	1,772	(k)	1,772	690	—	541	500	3,503
Additional paid in capital	—	—	—	2,674,270		2,674,270	1,008,124	(6,605)	912,890	916,027	5,504,706
Retained earnings	—	52	—	(52	)(l)	—	—	—	—	—	—

Total equity	—	82,995	4,831,000	(2,237,953)		2,676,042	1,008,814	(6,605)	913,431	916,527	5,508,209

Total liabilities and equity	$—	$89,250	$4,831,000	$3,436,378		$8,356,628	$—	$66,995	$1,032,434	$248,112	$9,704,169

The accompanying notes are an integral part of and should be read together with, this unaudited pro forma combined condensed financial information.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Nine Months Ended September 30, 2017

(in thousands, except share and per share amounts)

		Formation					Pro Forma Adjustments
	VICI REIT (aa)	Caesars Entertainment Outdoor(bb)	Pro Forma Adjustments		Subtotal		Acquisition of Harrah’s Las Vegas Real Estate		Capital Transactions		This Offering		Total Pro Forma
Revenues
Earned income from direct financing leases	$—	$—	$477,941	(cc)	$477,941		$69,712	(ll)	$—		$—		$547,653
Rental income from operating leases	—	—	36,375	(dd)	36,375								36,375
Golf course	—	13,827	5,460	(ee)	19,287								19,287
Property taxes reimbursed	—	—	43,254	(ff)	43,254		2,310	(ff)					45,564

Total revenues	—	13,827	563,030		576,857		72,022		—		—		648,879
Operating Expenses
Depreciation	—	2,402	(548	)(gg)	1,854								1,854
Golf course	—	10,084	1,691	(hh)	11,775								11,775
General and administrative	—	1,341	6,909	(hh)	8,250								8,250
Property taxes	—	—	43,254	(ff)	43,254		2,310	(ff)					45,564

Total operating expenses	—	13,827	51,306		65,133		2,310		—		—		67,443

Operating income	—	—	511,724		511,724		69,712		—		—		581,436
Interest expense	—	—	193,025	(ii)	193,025				(20,135	)(nn)	(31,478	)(oo)	141,412	(mm)

Income before income taxes	—	—	318,699		318,699		69,712		20,135		31,478		440,024
Provision for income taxes	—	—	907	(jj)	907		—		—		—		907

Net income	$—	$—	$317,792		$317,792		$69,712		$20,135		$31,478		$439,117

Weighted average number of common and potentially dilutive securities outstanding
Basic					246,224,886	(kk)							350,278,939	(kk)
Diluted					246,224,886								350,278,939
Basic earnings per common share					$1.29								$1.25

Diluted earnings per common share					$1.29								$1.25

The accompanying notes are an integral part of and should be read together with, this unaudited pro forma combined condensed financial information.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Year Ended December 31, 2016

(in thousands, except share and per share amounts)

		Formation					Pro Forma Adjustments
	VICI REIT(aa)	Caesars Entertainment Outdoor(bb)	Pro Forma Adjustments		Subtotal		Acquisition of Harrah’s Las Vegas Real Estate		Capital Transactions		This Offering		Total Pro Forma
Revenues
Earned income from direct financing leases	$—	$—	$633,223	(cc)	$633,223		$92,596	(ll)	$—		$—		$725,819
Rental income from operating leases	—	—	48,500	(dd)	48,500								48,500
Golf course	—	18,785	8,651	(ee)	27,436								27,436
Property taxes reimbursed	—	—	57,672	(ff)	57,672		3,081	(ff)					60,753

Total revenues	—	18,785	748,046		766,831		95,677		—		—		862,508
Operating expenses
Depreciation	—	3,030	(557	)(gg)	2,473								2,473
Golf course	—	13,739	1,961	(hh)	15,700								15,700
General and administrative	—	2,009	8,991	(hh)	11,000								11,000
Property taxes	—	—	57,672	(ff)	57,672		3,081	(ff)					60,753

Total operating expenses	—	18,778	68,067		86,845		3,081		—		—		89,926

Operating income	—	7	679,979		679,986		92,596		—				772,582
Interest expense	—	7	257,367	(ii)	257,374		—		(26,855	)(nn)	(41,970	)(oo)	188,549	(mm)

Income before income taxes	—	—	422,612		422,612		92,596		26,855		41,970		584,033
Provision for income taxes	—	—	1,523	(jj)	1,523		—		—		—		1,523

Net income	$—	$—	$421,089		$421,089		$92,596		$26,855		$41,970		$582,510

Weighted average number of common and potentially dilutive securities outstanding
Basic					242,440,536	(kk)							350,278,939	(kk)
Diluted					242,440,536								350,278,939
Basic earnings per common share					$1.74								$1.66

Diluted earnings per common share					$1.74								$1.66

The accompanying notes are an integral part of and should be read together with, this unaudited pro forma combined condensed financial information.

Note 1—Balance Sheet Pro Forma Adjustments

(a)	VICI REIT was formed as Rubicon Controlled LLC, a Delaware limited liability company, on July 5, 2016, and was renamed VICI Properties Inc., referred to herein as VICI REIT, and converted into a Maryland corporation on May 5, 2017. VICI REIT had no assets and no operating activity prior to the Formation Date.

(b)	Represents the balance sheet derived from the historical unaudited combined financial statements of Caesars Entertainment Outdoor, included elsewhere in this prospectus. Caesars Entertainment Outdoor was transferred to VICI Golf on the Formation Date.

(c)	Represents amounts derived from the historical unaudited combined statement of investments of real estate assets to be contributed to VICI REIT from CEOC, which is included elsewhere in this prospectus.

(d)	Represents the adjustment to the real estate assets to fair value on the Formation Date under ASC 852 for real estate assets under lease through the Formation Lease Agreements and the reclassification of such real estate assets as investments in direct financing leases and operating leases.

The real estate assets are valued using an income approach and, more specifically, the discounted cash flow (“DCF”) technique. Future lease payments for the properties are modeled according to the terms contained in the Lease Agreements. Although management believes the length of the leases with CEOC will extend to the full thirty-five year lease term (assuming the exercise of tenant renewal options) per the Lease Agreements, the real property valuation analysis contemplates typical market participant oriented nine and 14 year hold periods as a best methodology to estimate the value of the cash flow during the full term lease. Appropriate expenses are estimated and deducted from the future contract rent to derive expected future cash flows. Terminal or reversion values are calculated for both hold period scenarios based on estimated market terminal capitalization rates. The DCF technique estimates value by discounting back to present value the anticipated future cash flows for the interim periods in the DCF model plus the present value of the terminal values using an appropriate discount rate. The discount rate was derived based upon a weighted average cost of capital (“WACC”). The WACC was estimated based upon observations of a peer group of guideline companies whose stock was publicly traded on recognized exchanges as such guideline companies were considered comparable to VICI REIT. Factors considered in deriving a WACC included general market rates of return at the valuation date, business risks associated with the industry in which VICI REIT operates, and other specific risk factors deemed appropriate. An estimated discount rate of 9.0% was selected as a base rate for all properties. Individual property discount rates were then adjusted based on the specific additional aforementioned risk factors and, once adjusted, ranged from 7.5% to 17.5%.

Under guidance in ASC 840—Leases (“ASC 840”), the Lease Agreements are bifurcated between operating leases and direct financing leases. The fair value assigned to certain portions of the land qualify for operating lease treatment while the fair value assigned to the buildings is classified as a direct financing lease, and the portion of the land which was not bifurcated is also classified as part of direct financing lease.

Land accounted for under the operating method has an indefinite useful life and is not depreciated.

(e)	Represents the adjustment to fair value of $75.0 million for the Caesars Entertainment Outdoor assets and liabilities based on a preliminary purchase price allocation and the related impact to historical deferred tax liability relating to the assets adjusted. The assets and liabilities contributed will be reported in accordance with fresh start reporting.

(f)	Represents cash contributed by CEOC on the Formation Date pursuant to the Plan of Reorganization.

(g)	Represents the gross amounts of indebtedness incurred by subsidiaries of VICI REIT on the Formation Date described below. The respective financing and issuance costs incurred for debt issued on the Formation Date were paid by CEOC.

Pro forma debt of VICI REIT on the Formation Date includes: (1) Term Loans with a variable interest rate per annum of LIBOR plus 3.5%, maturing in 2022; (2) First Lien Notes with variable interest rate per annum based on the sum of (A) the greater of (i) LIBOR and (ii) 1.0% plus (B) 3.5%, maturing in 2022; (3) Second Lien Notes with a fixed interest rate per annum of 8.0%, maturing in 2023; (4) Prior CPLV CMBS Debt with a fixed interest rate per annum of 4.36%, maturing in October 2022; and (5) CPLV Mezzanine Debt with a fixed interest rate per annum of 6.75% (with respect to the senior tranche) and 7.45% (with respect to the intermediate tranche).

The table below shows the amount of debt outstanding on the Formation Date.

(in millions)
CPLV CMBS Debt	$2,200.0
Term Loans and First Lien Notes	1,950.1
Second Lien Notes	766.9

Total Debt	$4,917.0

(h)	Represents reversal of accounts payable and accrued expenses and other liabilities recorded on the historical Caesars Entertainment Outdoor financial statements that were not transferred to VICI REIT in connection with the Formation Transactions.

(i)	Represents the reversal of the historical deferred tax liability associated with property and equipment that was retained by CEOC. The pro forma combined condensed financial information has been prepared based on the assumption that VICI REIT qualifies for taxation as a REIT under the Code. As such, VICI REIT generally will not be subject to Federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders. In order to qualify for taxation as a REIT, we will be required to distribute 90% of our REIT taxable income. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, we will be subject to U.S. Federal corporate income tax on any undistributed portion of such REIT taxable income. REITs are subject to a number of other organizational and operational requirements. We may still be subject to (i) certain state and local taxes on our income and property and (ii) federal corporate income and excise taxes on our undistributed REIT taxable income.

(j)	Represents the fair value of the Series A preferred stock issued pursuant to the Plan of Reorganization giving effect to the Mandatory Conversions, which collectively resulted in the issuance of an aggregate of 246,224,886 shares of common stock. Due to the redemption and repayment provisions of the Series A preferred stock, it was classified as mezzanine equity in accordance with ASC 480 prior to the Mandatory Preferred Conversion. See “Description of Capital Stock—Preferred Stock.”

(k)	Represents the par value of 177,160,494 shares of common stock issued pursuant to the Plan of Reorganization prior to the Mandatory Conversions.

(l)	Represents retained earnings of Caesars Entertainment Outdoor that were not transferred to VICI REIT on adoption of “fresh start” reporting.

(m)	Represents the mandatory conversion on November 6, 2017 of all of the Series A preferred stock with a fair value of $758.8 million into 51,433,692 shares (par value of $514,336) of common stock for no additional consideration and the mandatory conversion of $250.0 million of a junior tranche of Prior CPLV Mezzanine Debt into an aggregate of 17,630,700 shares (par value of $176,207) of common stock for no additional consideration.

(n)	Represents the acquisition of the land and real property associated with Harrah’s Las Vegas for a purchase price of approximately $1.14 billion and the sale of approximately 18.4 acres of certain undeveloped land parcels located in Las Vegas, Nevada for $73.6 million. Due to the put/call option on these land parcels, the transaction does not meet the requirements of a completed sale for accounting purposes. As a result, the company will reclassify $73.6 million from Real estate assets accounted for using the operating method to Property, net in its combined condensed balance sheet. Additionally, the company will record a $73.6 million Deposit liability in its combined condensed balance sheet.

Cash and cash equivalents includes the following cash inflows and cash outflows (in thousands):

Inflows		Outflows
Proceeds from land sale	$73,600.0	Acquisition of Harrah’s Las Vegas real estate	$1,136,200.0
Pro rated rent for December 2017	2,349.0	Transaction fees	8,954.0

	$75,949.0		$1,145,154.0

Additional paid in capital represents the following (in thousands):

Transaction fees	$(8,954.0)
Pro rated rent for December 2017	2,349.0

$(6,605.0)

(o)	Represents adjustments related to certain capital transactions on December 22, 2017, including

(i)	The private placement of 54,054,053 shares (par value of $541,054) of common stock to existing shareholders at $18.50 per share for gross proceeds of $1,000.0 million (net proceeds of $963.9 million).

(ii)	The issuance of $2,200.0 million aggregate principal amount ($2,169.1 million, net of deferred financing cost and original issue discount) of senior secured first lien Term Loan B Facility initially bearing interest at LIBOR plus 2.25%, provided that following this offering, such interest rate will be reduced by 0.25%. The Term Loan B Facility is subject to amortization of 1.0% of outstanding principal per annum payable in equal quarterly installments.

(iii)	The borrowing of $300.0 million ($292.5 million, net of deferred financing cost and original issue discount) of the Company’s $400.0 million senior secured Revolving Credit Facility initially bearing interest at LIBOR plus 2.25%, provided that following an underwritten public offering of the equity interest of any parent entity of VICI PropCo which results in such equity interests being listed on a national securities exchange and generates gross cash proceeds of at least $500.0 million to such parent entity, such interest rate will be reduced by 0.25%.

(iv)	The refinancing of $1,638.4 million aggregate principal amount of senior secured Prior Term Loans and redemption of $311.7 million aggregate principal amount of first-priority Prior First Lien Notes.

(v)	The repurchase of $400.0 million aggregate principal amount of Prior CPLV Mezzanine Debt at a purchase rate of 109.5% plus accrued and unpaid interest from the existing holders of such debt.

(vi)	Cash and cash equivalents includes the following cash inflows and cash outflows (in thousands)

Inflows		Outflows
Proceeds from private placement	$1,000,000.0	Private placement costs	$36,097.0
Proceeds from the Term Loan B Facility	2,200,000.0	Repayment of senior secured Prior Term Loans	1,638,400.0
Proceeds from the Revolving Credit Facility	300,000.0	Repayment of first-priority Prior First Lien Notes	311,700.0
		Repurchase of Prior CPLV Mezzanine Debt	400,000.0
		Premium on repurchase of Prior CPLV Mezzanine Debt	38,000.0
		Fees related to repurchase of Prior CPLV Mezzanine Debt	367.0
		Debt issuance costs—Term Loan B Facility	30,167.0
		Debt issuance costs—Revolving Credit Facility	5,483.0
		Original issue discount—Term Loan B Facility	5,500.0
		Original issue discount—Revolving Credit Facility	2,000.0
		Accrued interest paid in connection with the refinancing	7,335.0

	$3,500,000.0		$2,475,049.0

Other assets represents capitalized deferred financing costs and original issue discount related to the Revolving Credit Facility.
Long term debt, net represents the following (in thousands):
Proceeds from the Term Loan B Facility	$2,200,000.0
Capitalized debt issuance costs—Term Loan B Facility	(25,584.0)
Capitalized original issue discount—Revolving Credit Facility	(5,313.0)
Repayment of senior secured Prior Term Loans	(1,638,400.0)
Repayment of first-priority Prior First Lien Notes	(311,700.0)
Repurchase of Prior CPLV Mezzanine Debt	(400,000.0)

$(180,997.0)

Additional paid in capital represents the following (in thousands):
Private placement (net proceeds of $963,903 less $541 par value of shares issued)	$963,362.0
Premium on repurchase of Prior CPLV Mezzanine Debt	(38,000.0)
Accrued interest paid in connection with the refinancing	(7,335.0)
Expensed debt issuance costs and original issue discount	(4,769.0)
Fees related to repurchase of Prior CPLV Mezzanine Debt	(368.0)

$912,890.0

(p)	The Company’s pro forma investment in direct financing leases consisted of the following as of September 30, 2017:

(in thousands)
Minimum lease payments receivable(i)	$29,390,697
Estimated residual values of leased property (unguaranteed)	1,987,651

Gross investment in direct financing leases	31,378,348
Unamortized initial direct costs	—
Less: Unearned income	(23,201,908)

Net investment in direct financing leases	$8,176,440

(i)	Minimum lease payments do not include contingent rent that may be received under the Lease Agreements. Contingent rent amounted to $0 for the nine months ended September 30, 2017 and the year ended December 31, 2016.

At September 30, 2017, pro forma minimum lease payments for each of the five succeeding fiscal years were as follows:

(in thousands)
2017	$180,394
2018	725,823
2019	730,148
2020	734,550
2021	748,332

(q)	The table below shows the amount of pro forma debt outstanding on September 30, 2017:

(in millions)
Term Loan B Facility	$2,100.0
CPLV CMBS Debt	1,550.0
Second Lien Notes	498.5
Revolving Credit Facility	—

Total Face Value Debt	4,148.5
Deferred financing cost	(25.6)
Original issue discount	(5.3)

Total Book Value Debt	$4,117.6

The pro forma combined condensed statements of operations assumes that the weighted average yield on the Term Loan B Facility, CPLV CMBS Debt and Second Lien Notes outstanding on September 30, 2017 will require annual cash interest payments of $182.6 million, based upon the rates provided in the respective loan agreements.

(r)	Represents the net proceeds from this offering as well as the repayment of certain indebtedness as described below. We expect to raise net proceeds of $938.0 million in this offering (after deducting underwriting discounts and expenses) through the issuance of 50,000,000 of our common stock at a price of $20.00 per share based on the midpoint of the price range set forth on the front cover of this prospectus.

We will use the proceeds from this offering to: (a) pay down $300.0 million of indebtedness outstanding under the Revolving Credit Facility; (b) redeem $268.4 million in aggregate principal amount of the Second Lien Notes at a redemption price of 108% plus accrued and unpaid interest to the date of redemption; (c) repay $100.0 million of the Term Loan B Facility; and (d) pay fees and expenses related to this offering; the remainder, if any, of the net proceeds will be used for general business purposes.

For purposes of this pro forma presentation, the net issuance proceeds from this offering and the use of proceeds described above have been applied to the pro forma combined condensed consolidated balance sheet assuming they occurred on September 30, 2017.

Cash and cash equivalents includes the following cash inflows and cash outflows (in thousands):

Inflows		Outflows
Proceeds from this offering	$1,000,000.0	Equity offering costs	$62,000.0
		Pay down of Revolving Credit Facility	300,000.0
		Pay down of Second Lien Notes	268,415.0
		Pay down of Term Loan B Facility	100,000.0
		Fees related to pay down of Second Lien Notes	21,473.0

	$1,000,000.0		$751,888.0

Long term debt, net represents the following (in thousands):

Pay down of Second Lien Notes	$268,415.0
Pay down of Term Loan B Facility	100,000.0

$368,415.0

Short term debt represents the pay down of the Revolving Credit Facility.

Additional paid in capital represents the following (in thousands):

This offering (net proceeds of $938,000 less $500 par value of shares issued)	$937,500.0
Fees related to pay down of Second Lien Notes	(21,473.0)

$916,027.0

Note 2—Statement of Operations Pro Forma Adjustments

(aa)	VICI REIT was formed as Rubicon Controlled LLC, a Delaware limited liability company, on July 5, 2016, and was renamed VICI Properties Inc., referred to herein as VICI REIT, and converted into a Maryland corporation on May 5, 2017. VICI REIT had no assets and had no operating activity prior to the Formation Date.

(bb)	Represents the results of operations derived from the historical unaudited and audited combined financial statements of Caesars Entertainment Outdoor, included elsewhere in this prospectus. Caesars Entertainment Outdoor was transferred to VICI Golf on the Formation Date, including the historical expenses directly associated with the assets contributed by CEOC, comprised of depreciation, property taxes, insurance, operating expenses and payroll costs.

(cc)	Represents lease income associated with the rent from the Formation Lease Agreements which are accounted for as direct financing leases. Under the CPLV Lease Agreement, base rent is $165.0 million for the first seven years with an annual increase of the greater of 2% and the increase in the Consumer Price Index commencing in the second year. Beginning in the eighth year, a portion of the rent amount will be designated as variable rent and will be adjusted periodically to reflect changes in net revenue for the property through the end of the lease term. At each renewal term, the base rent amount will be set at the fair market value for the rent but will not be less than the amount of rent due from CEOC in the immediately preceding year nor will the rent increase by more than 10% compared to the immediately preceding year. The portion of the overall rent amount attributable to any facility for which the renewal term extends beyond 80% of its useful life will be adjusted to fair market value for that facility.

Under each of the Non-CPLV Lease Agreement and Joliet Lease Agreement, base rent is equal to $433.3 million and $39.6 million, respectively, for the first seven years with an annual increase of the greater of 2% and the increase in the Consumer Price Index commencing in the sixth year. With respect to the Joliet Lease Agreement, we are entitled to receive 80% of the rent pursuant to the operating agreement of our joint venture, Harrah’s Joliet Landco LLC. Beginning in the eighth year, a portion of each rent amount will be designated as variable rent and will be adjusted periodically to reflect changes in net revenue for the respective properties through the end of the lease term. At each renewal term, each base rent amount will be set at the fair market value for the rent but will not be less than the amount of rent due from CEOC in the immediately preceding year nor will such rent increase by more than 10% compared to the immediately preceding year.

Base rent and variable rent that are known at the lease commencement date will be recorded on an effective interest method basis over the thirty-five year lease term, which includes the initial fifteen-year non-cancelable lease term and all four five-year tenant optional renewal terms under the Formation Lease Agreements, as such renewal terms have been determined to be reasonably assured.

For the nine months ended September 30, 2017 and the year ended December 31, 2016, pro forma rent payments under the Formation Lease Agreements accounted for under the direct financing lease method total $438.3 million and $581.5 million, respectively. Pro forma earned income from those direct financing leases is $477.9 million and $633.2 million, respectively.

The difference of $39.6 million and $51.7 million, respectively, represents the adjustment to recognize fixed amounts due under the Formation Lease Agreements on an effective interest basis at a constant rate of return over the lease term.

(dd)	Represents the portion of lease income associated with the rent from the Formation Lease Agreements that is accounted for under the operating lease method. Rental income was allocated to operating lease assets based on CEOC’s incremental borrowing rate in accordance with ASC 840.

(ee)	Represents the increase in revenues resulting from the Golf Course Use Agreement by and among subsidiaries of VICI Golf, CEOC, and Caesars Enterprise Services, LLC (among others). Revenues under this agreement are comprised of a membership fee, use fee and minimum rounds fee.

(ff)	Represents reimbursements from our tenants for the property taxes paid by our tenants under the Formation Lease Agreements and the HLV Lease Agreement with offsetting expenses recorded in operating expenses, as one of our subsidiaries is the primary obligor.

(gg)	Represents the change in depreciation expense for the assets of Caesar Entertainment Outdoor due to recording the assets at fair value under ASC 852. The depreciation expense is recorded over the estimated useful lives of the respective assets using the straight-line method.

(hh)	Represents additional general and administrative costs, including payroll costs, information technology costs, rent expense and external audit fees incurred independently to operate VICI REIT as an independent company. This adjustment represents the costs which were determined to be factually supportable, directly attributable to and, with respect to the pro forma statement of operations, expected to have a continuing impact.

We also expect to incur other additional costs, including but not limited to salaries, director’s and officer’s insurance, tax advisory, and legal fees. Additionally, we have incremental costs as a result of becoming a publicly traded company. As these amounts are not directly attributable to the Formation Transactions, an adjustment for such additional general and administrative costs has been excluded.

We estimate that our general and administrative costs for VICI REIT on a consolidated basis, including costs of operating as an independent company, could result in additional general and administrative expenses of $12 million to $14 million per year.

(ii)	Represents interest expense related to borrowings incurred by our subsidiaries in connection with the Formation Transactions. See note (g) for additional details regarding this debt.

(jj)	Reflects the income tax expense expected to be incurred by Caesars Entertainment Outdoor as a taxable REIT subsidiary based on an estimated effective income tax rate of 21% in accordance with the tax reform bill signed into law at the end of 2017.

(kk)	Diluted earnings per share is computed using the weighted-average number of common shares and the effect of potentially dilutive securities outstanding during the period.

(ll)	Represents lease income associated with the rent from the HLV Lease Agreement which is accounted for as a direct financing. Under the HLV Lease Agreement, base rent is $87.4 million for the first seven years with an annual increase of 1% for the first five years and an annual increase of the greater of 2% and the increase in the Consumer Price Index commencing in the sixth year. Beginning in the eighth year, a portion of the rent amount will be designated as variable rent and will be adjusted periodically to reflect changes in net revenue for the property through the end of the lease term. At each renewal term, the base rent amount will be set at the fair market value for the rent but will not be less than the amount of rent due from the tenant in the immediately preceding year nor will the rent increase by more than 10% compared to the immediately preceding year. The portion of the overall rent amount attributable to any facility for which the renewal term extends beyond 80% of its useful life will be adjusted to fair market value for that facility.

Base rent and variable rent that are known at the lease commencement date will be recorded on an effective interest method basis over the thirty-five year lease term, which includes the initial fifteen- year non-cancelable lease term and all four five-year tenant optional renewal terms under the HLV Lease Agreement, as such renewal terms have been determined to be reasonably assured.

For the nine months ended September 30, 2017 and the year ended December 31, 2016, pro forma rent payments under the HLV Lease Agreement accounted for under the direct financing lease method total $66.2 million and $87.4 million, respectively. Pro forma earned income from those direct financing leases is $69.7 million and $92.6 million, respectively.

The difference of $3.5 million and $5.2 million, respectively, represents the adjustment to recognize fixed amounts due under the HLV Lease Agreement on an effective interest basis at a constant rate of return over the lease term.

(mm)	Represents interest expense related to pro forma borrowings incurred by our subsidiaries as of September 30, 2017. It is estimated that a 1% increase or decrease in the annual interest rate on our variable rate obligations would increase or decrease our annual cash interest expense by approximately $21.0 million on an annual basis. See note (q) for additional details regarding this debt.

(nn)	Assuming LIBOR of 1.5%, this adjustment represents the net reduction of interest expense resulting from the Capital Transactions, including (a) the buy down of $1,638.4 million and $311.7 million aggregate principal amount of senior secured Prior Term Loans and first-priority Prior First Lien Notes, respectively, with interest rates of 5.0% (LIBOR plus 3.5%), (b) the buy down of $400.0 million aggregate principal amount of Prior CPLV Mezzanine Debt with a weighted average fixed interest rate of 7.1%, partially offset by (c) the issuance of $2,200.0 million and $300.0 million aggregate principal amount of Term Loan B Facility and Revolving Credit Facility, respectively, with a weighted average interest rate of 3.75% (LIBOR plus 2.25%) and (d) amortization of debt issuance cost and original issue discount of $4.4 million and $5.9 million for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively.

(oo)	Assuming LIBOR of 1.5%, this adjustment represents the reduction in interest expense resulting from the company using the net proceeds from this offering to (a) pay down $300.0 million of indebtedness outstanding under the Revolving Credit Facility with an interest rate of 3.75% (LIBOR plus 2.25%); (b) redeem $268.4 million in aggregate principal amount of the Second Lien Notes with a fixed interest rate of 8.0%; and (c) repay $100.0 million of the Term Loan B Facility with an interest rate of 3.75% (LIBOR plus 2.25%). Additionally, this adjustment includes a 0.25% interest rate reduction from LIBOR plus 2.25% to LIBOR plus 2.00% on the remaining $2,100.0 million pro forma aggregate principal amount of Term Loan B Facility indebtedness outstanding following the consummation of this offering. For purposes of this pro forma presentation, the reduction in indebtedness from the use of the net proceeds from this offering have been applied to the pro forma combined condensed statements of operations assuming they occurred on January 1, 2016.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the historical combined condensed financial statements of Caesars Entertainment Outdoors, our predecessor, the balance sheet of VICI REIT, the combined statements of investments of real estate assets to be contributed to VICI REIT and the pro forma combined condensed financial statements of VICI REIT, and in each case, the related notes thereto, included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our business and growth strategies, statements regarding the industry outlook, our expectations regarding the future performance of our business and the other non-historical statements contained herein are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” You should also review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by such forward-looking statements.

Overview

VICI REIT is a Maryland corporation. On the Formation Date, in connection with the Plan of Reorganization, subsidiaries of CEOC transferred certain real estate assets and four golf course businesses to VICI REIT in exchange for 100% of VICI REIT’s common stock, series A convertible preferred stock (“Series A preferred stock”) and other consideration, including debt issued by other subsidiaries of VICI REIT and the proceeds of mortgage backed debt issued by other subsidiaries of VICI REIT, for distribution to CEOC’s creditors.

VICI REIT contributed the real property assets to VICI PropCo and the Caesars Entertainment Outdoor operations to VICI Golf, VICI REIT’s wholly-owned subsidiary. VICI REIT intends to elect on its U.S. Federal income tax return for our taxable year ending December 31, 2017, to be treated as a REIT and has elected for VICI Golf to be treated as a TRS.

Following the Formation Date, VICI REIT is a stand-alone entity initially owned by certain former creditors of CEOC.

VICI REIT is primarily engaged in the business of owning, acquiring and developing gaming, hospitality and entertainment destinations. Subsidiaries of VICI REIT lease the properties to certain subsidiaries of Caesars under the Lease Agreements.

Key Trends That May Affect Our Business

The following discussion includes forward-looking statements based on our management’s current beliefs, expectations and estimations. Forward-looking statements involve inherent risks and uncertainties. Our future operating and financial performance may differ materially from these forward-looking statements, including due to many factors outside of our control. We do not undertake any obligation to update forward-looking statements in the event of changed circumstances or otherwise. For more information, see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

Subsidiaries of Caesars are the lessees of all of our properties pursuant to the Lease Agreements, and Caesars or CRC guarantees the obligations of the tenants under the Lease Agreements. The Lease Agreements account for substantially all of our revenues. Additionally, we expect to experience organic growth in rental revenue through annual rent escalators in our Lease Agreements. Accordingly, we are dependent on Caesars, the gaming industry and the health of the economies in the areas where our properties are located for the foreseeable future, and an event that has a material adverse effect on Caesars’ business, financial condition, liquidity, results of operations or prospects would have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects. See “Risk Factors—Risks Related to Our Business and Operations.”

Additionally, we expect to grow our portfolio through acquisitions by pursuing opportunities to execute sale leaseback transactions with Caesars, pursuant to: (i) the Call Right Agreements, relating to three properties; (ii) rights of first refusal relating to certain domestic gaming facilities proposed to be acquired or developed by Caesars located outside the Gaming Enterprise District of Clark County, Nevada and the properties that Caesars recently agreed to acquire from Centaur Holdings, LLC; and (iii) the Put-Call Agreement, which includes rights relating to the Eastside Convention Center Property in Las Vegas. Additionally, we will actively seek to grow our portfolio through acquisitions of experiential real estate in dynamic markets spanning hospitality, entertainment, leisure and gaming properties. Finally, we believe the approximately 34 acres (after giving effect to the sale of approximately 18.4 acres to Caesars in December 2017) of undeveloped land adjacent to the Las Vegas Strip that we own will provide attractive opportunities for potential future expansion and development. See “Business—Business and Growth Strategies.” In pursuing external growth initiatives, we will generally seek to acquire properties that can generate stable rental revenue through long-term, triple-net leases with tenants with established operating histories, and we will consider various factors when evaluating acquisitions, including the ability to diversify our tenant base, by potentially leasing properties to parties unaffiliated with Caesars, and increasing our geographic diversification.

Our operating and financial performance in the future will be significantly influenced by the success of our acquisition strategy, and the timing and the availability and terms of financing of any acquisitions that we may complete. We can provide no assurance that we will exercise any of our contractual rights to purchase one or more properties from Caesars or otherwise be successful in acquiring any properties.

Additionally, our ability to successfully implement our acquisition strategy will depend upon the availability and terms of financing, including debt and equity capital. Further, the pricing of any acquisitions we may consummate and the terms of any leases that we may enter into will significantly impact our future results. Competition to execute sale leaseback transactions with attractive properties and desirable tenants is intense, and we can provide no assurance that any future acquisitions or leases will be on terms as favorable to us as those relating to recent transactions. Should we exercise an option to purchase a property under a Call Right Agreement, the purchase price will be equal to ten times the property’s annual rent, which, in turn, will equal approximately 60% of the trailing property EBITDAR at the time of exercise. Accordingly, the purchase price and rent for any property we may acquire under a Call Right Agreement and lease to Caesars will depend upon the property’s EBITDAR at the time of exercise.

We anticipate that we would seek to finance these acquisitions with a majority of equity, although no assurance can be given that we would be able to issue equity in such amounts on favorable terms, or at all, or that we would not determine to incur more debt on a relative basis at the relevant time due market conditions or otherwise.

In addition to rent, our tenant is required to pay the following: (1) all facility maintenance; (2) all insurance required in connection with the leased properties and the business conducted on the leased properties; (3) taxes levied on or with respect to the leased properties (other than taxes on our income); and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. Accordingly, due to the “triple-net” structure of our leases, we do not expect to incur significant property-level expenses. We estimate that our general and administrative costs on a consolidated basis, including costs of operating as an independent company, could result in general and administrative expenses of $12 million to $14 million per year in addition to the $11 million of general and administrative expenses reflected in our unaudited pro forma combined condensed statement of operations for the year ended December 31, 2016.

Discussion of the Historical Results of Operations of Caesars Entertainment Outdoor

The following discussion relates to the historical operations of Caesars Entertainment Outdoor, which, following the Formation Date, is owned by VICI Golf, our TRS. The golf courses include the Cascata golf course in Boulder City, Nevada, the Rio Secco golf course in Henderson, Nevada, the Grand Bear golf course in Biloxi, Mississippi and the Chariot Run golf course in Laconia, Indiana. The golf courses generate revenue through fees charged for general golf course usage (including green fees, golf club rentals, and cart charges), annual or corporate memberships (at Rio Secco, Grand Bear and Chariot Run), a school of golf (at Rio Secco), and food, beverage, and merchandise sales.

For financial reporting periods occurring after the Formation Date, the assets and liabilities of Caesars Entertainment Outdoor will be reflected on our consolidated balance sheet together with other real estate assets and liabilities acquired by us. Following the Formation Date, such assets and liabilities will not be comparable to the assets and liabilities of Caesars Entertainment Outdoor as reported at fair value, for periods prior to the Formation Date due to the application of fresh-start reporting.

Nine months ended September 30, 2017 compared to nine months ended September 30, 2016

Net revenues for Caesars Entertainment Outdoor were $13.8 million and $14.0 million for nine months ended September 30, 2017 and 2016, respectively. Revenues for the nine months ended September 30, 2017 were comprised of golf revenues of $11.2 million, food and beverage revenues of $1.3 million and retail and other revenues of $1.3 million. Revenues for the nine months ended September 30, 2016 were comprised of golf revenues of $10.9 million, food and beverage revenues of $1.6 million and retail and other revenues of $1.5 million. The decrease in revenue for the nine months ended September 30, 2017 was primarily due to the planned closure of Rio Secco for planned renovations to the golf course beginning late May 2017 and continuing through early October 2017.

Operating expenses for Caesars Entertainment Outdoor decreased $0.2 million to $13.8 million for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016, primarily due to the closure of the Rio Secco golf course due to planned renovations beginning late May 2017 and continuing through early October 2017.

Year ended December 31, 2016 compared to year ended December 31, 2015

Net revenues for Caesars Entertainment Outdoor were $18.8 million and $18.1 million for the year ended December 31, 2016 and 2015, respectively. Revenues for the year ended December 31, 2016 were comprised of golf revenues of $14.6 million, food and beverage revenues of $2.1 million and retail and other revenues of $2.1 million. Revenues for the year ended December 31, 2015 were comprised of golf revenues of $14.1 million, food and beverage revenues of $2.1 million and retail and other revenues of $1.9 million.

Operating expenses for Caesars Entertainment Outdoor increased $0.7 million, or 4.0%, to $18.8 million for the year ended December 31, 2016 compared to the year ended December 31, 2015, primarily due to higher direct golf expenses associated with higher golf revenues.

Year ended December 31, 2015 compared to year ended December 31, 2014

Net revenues for Caesars Entertainment Outdoor were $18.1 million and $18.9 million for the year ended December 31, 2015 and 2014, respectively. Revenues for the year ended December 31, 2015 were comprised of golf revenues of $14.1 million, food and beverage revenues of $2.1 million and retail and other revenues of $1.9 million. Revenues for the year ended December 31, 2014 were comprised of golf revenues of $14.5 million, food and beverage revenues of $2.3 million and retail and other revenues of $2.1 million.

Operating expenses for Caesars Entertainment Outdoor decreased $0.8 million, or 4.3%, to $18.1 million in 2015 when compared to the year ended December 31, 2014, primarily due to lower direct golf expenses driven by lower golf revenues.

Revenues

Substantially all of our revenues are derived from our leased properties, with the balance derived from our golf course operations. Our Lease Agreements are comprised of the following: one with respect to the CPLV facilities, one with respect to all regional properties (other than the Joliet facilities), one with respect to the Joliet facilities and one with respect to HLV. Each of the Lease Agreements has an initial 15 year term, subject to four five-year renewal terms at the option of the respective tenant. The rent is comprised of base rent and variable rent components which are described below:

CPLV Lease Rent

Base Rent: CPLV Lease Agreement

The base rent is a fixed amount initially equal to $165.0 million annually during the first seven years of the CPLV Lease Agreement. The fixed amount includes an annual rent escalator for years two through seven of the lease that is equal to the greater of (i) 2% and (ii) the increase of the Consumer Price Index from the prior year. After year seven, base rent in year eight will be equal to 80% of the overall rent for year seven increased by the escalator. Base rent in subsequent years during the initial term will be equal to the base rent of the immediately preceding year plus the applicable escalator. Base rent during each renewal term will be, for the first year of each such renewal term, an amount equal to fair market value rent, but no less than the base rent in the prior year and no more than 110% of the base rent in the prior year, and for each year following such first year of such renewal term, an amount equal to the amount payable as base rent in the immediately prior year, subject to the annual escalator.

Variable Rent: CPLV Lease Agreement

The variable rent commences in year eight. During lease years eight through ten, the variable rent consists of a fixed annual amount of 20% of the rent for year seven increased or decreased, as applicable by 13% of the difference between the annual revenue of the CPLV facilities for year seven compared to the year prior to the first year of the lease term, as described in “Business—Our Relationship with Caesars.” Thereafter, the variable rent for years eleven through the initial stated expiration date will be a fixed annual amount equal to the variable rent in years eight through ten, increased or decreased, as applicable, by 13% of the difference between the annual revenue for the CPLV facilities for year ten compared to year seven, as described in “Business—Our Relationship with Caesars.” Variable rent during each renewal term will be equal to the variable rent in effect for the prior year, increased or decreased, as applicable, by 13% of the difference in annual revenue from the CPLV facilities (x) for the first renewal term, from year ten to year fifteen, and (y) for each subsequent renewal term, from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term.

Non-CPLV and Joliet Lease Rent

Base Rent: Non-CPLV Lease Agreement and Joliet Lease Agreement

The base rent of each of the Non-CPLV Lease Agreement and Joliet Lease Agreement is a fixed annual amount initially equal to $433.3 million and $39.6 million, respectively, during the first seven years of each such lease agreement. Each fixed amount includes an annual rent escalator beginning in the sixth lease year that is equal to the greater of (i) 2% and (ii) the increase of the Consumer Price Index from the prior year. After year seven, base rent in years eight through ten will be equal to (x) for year eight, 70% of the overall rent for year seven increased by the escalator, and (y) for years nine and ten, the amount of the base rent in the immediately preceding year increased by the annual escalator. Base rent in subsequent years of the initial term will be equal to (x) for year eleven, 80% of year ten overall rent increased by the annual escalator and (y) for each subsequent year, the amount of the base rent in the immediately preceding year increased by the annual escalator. Base rent during each renewal term will be equal to, for the first year of such renewal term, fair market value rent, but no less than the base rent in the prior year and no more than 110% of the base rent in the prior year, and for each year following such first year of such renewal term, an amount equal to the amount payable as base rent in the immediately prior year, subject to the annual escalator. With respect to the Joliet Lease Agreement, we are entitled to receive 80% of the rent pursuant to the operating agreement of our joint venture, Harrah’s Joliet Landco LLC.

Variable Rent: Non-CPLV Lease Agreement and Joliet Lease Agreement

The variable rent commences in year eight. The variable rent consists of a fixed annual amount of 30% of the overall rent for year seven increased or decreased, as applicable, by (a) 19.5% of the difference between the annual revenue of Non-CPLV and Joliet facilities for year seven compared to the year prior to the first year of the lease term, as described in “Business—Our Relationship with Caesars.” Thereafter, the variable rent for years eleven through the initial stated expiration date will be equal to a fixed annual amount of 20% of the overall rent for the tenth lease year increased or decreased, as applicable, by 13% of the difference between annual revenue of Non-CPLV and Joliet facilities for year ten compared to year seven, as described in “Business—Our Relationship with Caesars.” Variable rent during each renewal term will be equal to the variable rent in effect for the prior year, increased or decreased, as applicable, by 13% of the difference in annual revenue from the Non-CPLV and Joliet facilities (x) for the first renewal term, from year ten to year fifteen, and (y) for each subsequent renewal term, from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term.

HLV Lease Rent

Base Rent: HLV Lease

The base rent for the first seven years of the HLV Lease term is $87.4 million per year, subject to an annual escalator equal to (a) 1% commencing in the second year of the lease term, and (b) the greater of 2% and the Consumer Price Index increase commencing in the sixth year of the lease term, provided, however, with respect to clause (b), in the event such escalation in rent will cause the EBITDAR to Rent Ratio (as more particularly defined in the HLV Lease Agreement) to be less than 1.6:1, the escalator will be reduced to an amount that would result in a 1.6:1 EBITDAR to Rent Ratio for such lease year (but in no event shall the escalator be less than zero). For the eighth year of the lease term through the tenth year of the lease term, base rent will be (i) for the eighth year, 80% of the overall rent for the seventh lease year, subject to the annual escalator and (ii) for each subsequent year, an amount equal to the base rent for the immediately prior year, subject to the annual escalator. From and after the commencement of the eleventh year of the lease term, base rent will be (i) for the eleventh year, 80% of the overall rent for the tenth year of the lease term, subject to the annual escalator and (ii) for each subsequent year, an amount equal to the base rent for the immediately prior year, subject to the annual escalator. Base rent in each renewal term will be, for the first year of each such renewal term, an amount equal to fair market value rent, but in no event less than the base rent payable during the year immediately preceding the commencement of such renewal term or greater than 110% of the prior year’s base rent and, for each year following such first year of such renewal term, an amount equal to the amount payable as base rent in the immediately prior year, subject to the annual escalator.

Variable Rent: HLV Lease

The variable rent commences in year eight. During lease years eight through ten, the variable rent consists of a fixed annual amount equal to 20% of the overall rent for the seventh lease year, increased or decreased, as applicable, by 4.0% of the difference in net revenue of the operations of HLV, from the year prior to the first year of the lease term to the seventh year of the lease term as described in “Business—Our Relationship with Caesars.” Thereafter, the variable rent for years eleven through the initial stated expiration date will be a fixed annual amount equal to 20% of the overall rent for the tenth year of the lease term, increased or decreased, as applicable, by 4.0% of the difference in net revenue from the operations of HLV from the seventh year of the lease term to the tenth year of the lease term. Annual variable rent during each renewal term will be an amount equal to the variable rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable rent increased or decreased, as applicable, by 4.0% of the difference in net revenue from the operations of HLV from year ten of the lease term to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods).

Revenue Recognition

The accounting treatment of the Lease Agreements is bifurcated between operating leases and direct financing leases. We recognize lease income with respect to the buildings and a portion of the land under the direct financing lease method, and rental revenue with respect to a certain portion of the land under the operating lease method.

For the nine months ended September 30, 2017 and the year ended December 31, 2016, pro forma cash received under our Lease Agreements was $540.9 million and $717.4 million, respectively, of which $36.4 million and $48.5 million, respectively, were accounted for under the operating lease method and $504.6 million and $668.9 million were accounted for under the direct financing lease method.

Rental income from operating leases was $36.4 million and $48.5 million in the nine months ended September 30, 2017 and in 2016, respectively, on a pro forma basis. Pro forma earned income from direct financing leases for the nine months ended September 30, 2017 and the year 2016 was $547.7 million and $725.8 million, respectively. On a pro forma basis, earned income from direct financing leases exceeded cash payments accounted for using the direct financing lease method due to the adjustment to recognize fixed amounts due on an effective interest basis at a constant rate of return over the lease term.

Golf Course Revenue

Revenue generated by Caesars Entertainment Outdoor is derived primarily from our golf course operations. As part of the Formation Transactions, we entered into the Golf Course Use Agreement with Caesars whereby we will receive a $10 million annual membership fee as consideration for providing discounted green fees for individuals and events and preferred blocked tee times. The membership fee will be subject to increase or decrease, as applicable, whenever rent under the Non-CPLV Lease Agreement is adjusted in accordance with the terms of the Non-CPLV Lease Agreement. The adjusted membership fee will be calculated based on the proportionate increase or decrease, as applicable, in rent under the Non-CPLV Lease Agreement. In addition to the annual membership fee, we will also receive use fees and minimum round fees, which will be subject to an annual escalator equal to the greater of 2% and the increase in the Consumer Price Index from the prior year beginning at the times provided under the Golf Course Use Agreement.

General and Administrative Expenses

General and administrative costs are expected for items such as compensation costs (including stock based compensation awards), professional services, office costs, and other costs associated with development activities. As of the date of this prospectus, we have approximately 140 employees at the Operating Partnership or VICI Golf or their respective subsidiaries. Compensation arrangements and equity grants have not yet been determined.

As a reporting company, we expect to incur incremental costs to support our business, including management personnel, legal expenses, finance, and human resources as well as certain costs associated with being a reporting company. We estimate that our general and administrative costs on a consolidated basis, including costs of operating as an independent company, could result in general and administrative expenses of $12 million to $14 million per year in addition to the $11 million of general and administrative expenses reflected in our unaudited pro forma combined condensed statement of operations for the year ended December 31, 2016.

Property Operating Expenses

Property operating expenses are expected for expenditures necessary to maintain the premises in reasonably good order and repair and will be paid by the tenants pursuant to the Lease Agreements. Property operating expenses will also include other expenses expected to be paid or reimbursed by the tenants such as property taxes. Pro forma property taxes were $45.6 million in the nine months ended September 30, 2017 and $60.8 million for the year ended December 31, 2016. All of such expenses would have been paid or reimbursed by the tenants had this transaction occurred on January 1, 2016.

Interest Expense

We will incur interest expense from our borrowing obligations. As of September 30, 2017, on a pro forma basis, our debt totaled $4,148.5 million ($4,117.6 million, net of deferred financing cost and original issue discount). On a pro forma basis, we expect to have annual cash interest costs of approximately $182.6 million, based on an estimated weighted average interest rate of 4.36% per annum. See “—Liquidity and Capital Resources” below for more information.

Revenues and operating expenses of VICI Golf

VICI Golf holds the golf course properties, which include the operations of the Rio Secco golf course in Henderson, Nevada, the Cascata golf course in Boulder City, Nevada, the Grand Bear golf course in Saucier, Mississippi, and the Chariot Run golf course in Laconia, Indiana. Revenue generated by the golf course properties is derived from golf course operations, food and beverage and merchandise sales. On a pro forma basis, the golf course properties would have generated net revenues of $19.3 million and $27.4 million, respectively, and would have incurred total operating expenses (including direct golf course expenses, depreciation and general and administrative costs) of $13.6 million and $18.2 million for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively. Additionally, on a pro forma basis the tax rate for VICI Golf operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 would have been 21.0%.

Liquidity and Capital Resources

Cash Flow Analysis

Cash Flows from Operating Activities

Net cash provided by operating activities for Caesars Entertainment Outdoor totaled $2.2 million and $2.4 million for the nine months ended September 30, 2017 and 2016, respectively. The decrease in net cash provided by operating activities of $0.2 million for the nine months ended September 30, 2017 compared to the corresponding period in the prior year was comprised primarily of lower cash receipts from customers due to the closure of Rio Secco due to renovations. This was partially offset by lower cash paid for operating expenses for the nine months ended September 30, 2017 compared to the corresponding period in the prior year.

Cash Flows from Investing Activities

Net cash used in investing activities for Caesars Entertainment Outdoor totaled $1.9 million and $0.8 million for the nine months ended September 30, 2017 and 2016, respectively, which was solely for expenditures for property and equipment, net of construction payables. Cash used in investing activities during 2017 was due primarily to the $1.8 million invested in the renovation of the Rio Secco course from late May to the end of September.

Cash Flows from Financing Activities

Net cash used in financing activities for Caesars Entertainment Outdoor totaled $1.2 million and $1.1 million for the nine months ended September 30, 2017 and 2016, respectively. The increase in net cash used in financing activities of $0.1 million for the nine months ended September 30, 2017 compared to the corresponding period in the prior year was due to an increase of funding transactions with parent.

Debt

Prior Term Loans

On the Formation Date, our subsidiary VICI PropCo, as borrower, and certain of its subsidiaries entered into the senior secured credit facilities. The senior secured credit facilities provide for senior secured financing consisting of Prior Term Loans distributed to certain of CEOC’s creditors pursuant to the terms of the Plan of Reorganization in an aggregate principal amount of $1,638.4 million, which mature in 2022. The senior secured credit facilities have capacity to add incremental loans in an aggregate amount of: (a) $60 million plus (b) $1,450 million plus (c) additional amounts, subject, in the case of this clause (c), to the borrower and its restricted subsidiaries not exceeding certain leverage ratios.

The Prior Term Loans require scheduled quarterly payments in amounts equal to 0.25% of the original aggregate principal amount of the Prior Term Loans, with the balance due at maturity.

The borrower will pay interest quarterly on the Prior Term Loans at a rate per annum, reset quarterly, equal to (i) with respect to any ABR borrowings, the sum of ABR (as defined in the credit agreement) and 2.5% and (ii) with respect to any Eurocurrency borrowings, the sum of the Adjusted Eurocurrency Rate (as defined in the credit agreement) and 3.5%.

VICI PropCo is the borrower under the senior secured credit facilities and the material, domestic wholly-owned subsidiaries of VICI PropCo other than CPLV, CPLV’s subsidiaries and VICI FC Inc. (which is a co-issuer of our notes), are guarantors. The senior secured credit facilities are secured by a pledge of substantially all of the existing and future property and assets of VICI PropCo and the restricted subsidiary guarantors, including a pledge of the capital stock of the wholly-owned domestic subsidiaries held by VICI PropCo and the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries held by the VICI PropCo and the subsidiary guarantors, in each case subject to exceptions.

Under the senior secured credit facilities, VICI PropCo is also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt. In addition, the senior secured credit facilities include covenants, subject to certain exceptions, restricting or limiting VICI PropCo’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; and (viii) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of certain indebtedness.

The Prior Term Loans are prepayable at VICI PropCo’s option, in whole or in part, at any time, and from time to time, at a price equal to 100% of the principal amount of the Prior Term Loans redeemed plus accrued and unpaid interest to the redemption date plus (i) prior to the first anniversary of the issuance of such loans, a “make-whole” premium and (ii) thereafter, a prepayment premium equal to (a) 3% of the amount redeemed on and after the first anniversary of such issuance, (b) 2% of the amount redeemed on and after the second anniversary of such issuance, (c) 1% of the amount redeemed on and after the third anniversary of such issuance and (d) 0% on and after the fourth anniversary of such issuance; provided, however, that no “make-whole” or prepayment premium shall be payable in the event of any voluntary prepayment in cash of all Prior Term Loans prior to the six-month anniversary of the issuance of such loans.

The Prior Term Loans were repaid in full on December 22, 2017.

Prior First Lien Notes

On the Formation Date, our subsidiaries VICI PropCo and VICI FC Inc. (collectively, the “notes co-issuers”) issued $311.7 million in aggregate principal amount of Prior First Lien Notes to certain creditors pursuant to the terms of the Plan of Reorganization. The Prior First Lien Notes are due in 2022.

The notes co-issuers will pay interest quarterly on the Prior First Lien Notes at a rate per annum, reset quarterly, equal to the sum of LIBOR (as defined in the indenture), with a floor of 1.00%, and 3.5%.

The Prior First Lien Notes are senior secured obligations of the notes co-issuers and rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The Prior First Lien Notes are guaranteed on a senior secured basis by the subsidiary guarantors that guarantee indebtedness under the senior secured credit facilities and secured by a first-priority security interest, subject to permitted liens, in the collateral that also secures the senior secured credit facilities. None of VICI REIT, our Operating Partnership or certain subsidiaries of VICI PropCo, including CPLV and its subsidiaries, are subject to the covenants of the indenture governing the Prior First Lien Notes or are guarantors of the Prior First Lien Notes.

The indenture governing the Prior First Lien Notes contains covenants that limit the notes co-issuers’ and their restricted subsidiaries’ ability to, among other things: (i) incur additional debt; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries.

The Prior First Lien Notes are redeemable at VICI PropCo’s option, in whole or in part, at any time, and from time to time, at a price equal to 100% of the principal amount of the Prior First Lien Notes so redeemed plus accrued and unpaid interest to the redemption date plus, (i) prior to the first anniversary of the issuance of such notes, a “make-whole” premium and (ii) thereafter, a prepayment premium equal to (a) 3% of the amount redeemed on and after the first anniversary of such issuance, (b) 2% of the amount redeemed on and after the second anniversary of such issuance, (c) 1% of the amount redeemed on and after the third anniversary of such issuance and (d) 0% on and after the fourth anniversary of such issuance; provided, however, that no “make-whole” or prepayment premium shall be payable in the event of any optional redemption in cash of all of the Prior First Lien Notes on or prior to April 15, 2018. In addition, prior to the first anniversary of such issuance, up to 35% of the original aggregate principal amount of the Prior First Lien Notes may be redeemed at VICI PropCo’s option with the net cash proceeds of certain issuances of common or preferred equity by VICI PropCo, VICI REIT or any parent entity of VICI PropCo, at a price equal to 100% of the principal amount of the Prior First Lien Notes redeemed plus a premium equal to the interest rate per annum on the Prior First Lien Notes in effect on the date on which notice of redemption is given plus accrued and unpaid interest to the redemption date; provided, however, that at least 50% of the original aggregate principal amount of the Prior First Lien Notes must remain outstanding after any such redemption.

The Prior First Lien Notes were discharged in full in December 2017.

Second Lien Notes

On the Formation Date, the notes co-issuers issued $766.9 million in aggregate principal amount of Second Lien Notes to certain creditors pursuant to the terms of the Plan of Reorganization. The Second Lien Notes are due in 2023.

The notes co-issuers will pay interest semi-annually on the Second Lien Notes at a rate per annum of 8.0%.

The Second Lien Notes are senior secured obligations of the notes co-issuers and rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The Second Lien Notes are guaranteed on a senior secured basis by each of the VICI PropCo existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a second priority lien and security interest on substantially all of VICI PropCo and each such restricted subsidiaries’ material assets, including pledges of equity interests in their respective restricted subsidiaries and mortgages on their respective real estate (which mortgages are to be entered into within a certain period of time following the issuance of the Second Lien Notes), subject in each case to customary exceptions. Such guarantees are required to be provided by the same subsidiary guarantors that guarantee the indebtedness under the VICI PropCo Credit Facility or Prior First Lien Notes and such liens and security interests are required to be in the same collateral that secures the indebtedness under the VICI PropCo Credit Facility or Prior First Lien Notes. Neither VICI REIT or our Operating Partnership or certain subsidiaries of VICI PropCo, including CPLV and its subsidiaries, are subject to the covenants of the indenture governing the Second Lien Notes or are guarantors of the Second Lien Notes.

The indenture governing the Second Lien Notes contains covenants that limit the notes co-issuers’ and their restricted subsidiaries’ ability to, among other things: (i) incur additional debt; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries.

The Second Lien Notes are redeemable at VICI PropCo’s option, in whole or in part, at any time, from time to time, at a price equal to 100% of the principal amount of the Second Lien Notes so redeemed and, (1) prior to the third anniversary of the issuance of such Notes, a “make-whole” premium and (2) thereafter, a prepayment premium equal to (y) 4% of the amount redeemed on and after the third anniversary of such issuance, and (z) 0% on and after the fourth anniversary of such issuance plus accrued and unpaid interest to the redemption date. In addition, prior to the third anniversary of such issuance, up to 35% of the original aggregate principal amount of the Second Lien Notes may be redeemed at VICI PropCo’s option with the net cash proceeds of certain issuances of common or preferred equity by VICI PropCo, VICI REIT or any parent entity of VICI PropCo, at a price equal to 108% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date; provided, however, that at least 50% of the original aggregate principal amount of the Second Lien Notes must remain outstanding after any such redemption.

CPLV Loans

CPLV CMBS Debt

On the Formation Date, CPLV Mortgage Borrower borrowed the CPLV CMBS Debt, which matures in October 2022 and consists of asset-level real estate mortgage financing from various third-party financial institutions. The proceeds of such financing were $1,550.0 million in cash, which were distributed to certain of CEOC’s creditors pursuant to the terms of the Plan of Reorganization.

The CPLV CMBS Debt has an interest rate of 4.36% per annum and is secured by, among other things, all of the assets of CPLV Mortgage Borrower, including, but not limited to, CPLV Mortgage Borrower’s (1) fee interest (except as provided in (2)) in and to CPLV, (2) leasehold interest with respect to Octavius Tower, and (3) interest in the CPLV Lease Agreement and all related agreements. The CPLV CMBS Debt is a first priority lien, subject only to permitted encumbrances (which are set forth in the loan documentation), and an obligation to repay a specified sum with interest. The CPLV CMBS Debt was evidenced by certain promissory notes and secured by a deed of trust that created a mortgage lien on the fee and/or leasehold interest of the CPLV Mortgage Borrower.

The Operating Partnership provided a customary non-recourse carve-out guaranty with respect to the CPLV CMBS Debt.

The loan documents governing the CPLV CMBS Debt contain covenants limiting CPLV Mortgage Borrower’s ability to, among other things: (i) incur additional debt; (ii) enter into certain transactions with its affiliates; (iii) consolidate, merge, sell or otherwise dispose of its assets; and (iv) allow transfers of its direct or indirect equity interests.

Prior CPLV Mezzanine Debt

On the Formation Date, three direct and indirect special-purpose parent entities of CPLV Mortgage Borrower borrowed the Prior CPLV Mezzanine Debt from various third-party financial institutions. The Prior CPLV Mezzanine Debt matures in October 2022 and consists of three tranches: senior, intermediate and junior, in an amount of $200.0 million, $200.0 million and $250.0 million, respectively. The proceeds from such financing were distributed to certain of CEOC’s creditors pursuant to the terms of the Plan of Reorganization. On November 6, 2017, the junior tranche of the Prior CPLV Mezzanine Debt was subject to the Mandatory Mezzanine Conversion described under “Formation Transactions.” The senior and intermediate tranches have interest rates of 6.75% and 7.45%, respectively.

Each tranche of Prior CPLV Mezzanine Debt is secured by each borrower’s equity interests in its direct wholly-owned subsidiary. In particular, the senior tranche of the Prior CPLV Mezzanine Debt is secured by a pledge of the entirety of CPLV Mez 1 LLC’s 100% direct equity interest in CPLV Mortgage Borrower, the fee owner of CPLV and the direct borrower of the CPLV CMBS Debt. In turn, the intermediate tranche of the Prior CPLV Mezzanine Debt is secured by a pledge of the entirety of CPLV Mezz 2 LLC’s 100% direct equity interest in CPLV Mezz 1 LLC, and, prior to the Mandatory Mezzanine Conversion, the junior trance of the Prior CPLV Mezzanine Debt was secured by a pledge of the entirety of CPLV Mezz 3 LLC’s 100% direct equity interest in CPLV Mezz 2 LLC. CPLV Mezz 3 LLC is 100% owned by VICI PropCo.

The Operating Partnership provided a customary non-recourse carve-out guaranty with respect to the Prior CPLV Mezzanine Debt.

The loan documents governing the Prior CPLV Mezzanine Debt contain covenants limiting each borrower’s ability to, among other things: (i) incur additional debt; (ii) enter into certain transactions with its affiliates; (iii) consolidate, merge, sell or otherwise dispose of its assets; and (iv) allow transfers of its direct or indirect equity interests.

On December 22, 2017, VICI PropCo purchased from the originating mezzanine lenders the entirety of the outstanding Prior CPLV Mezzanine Debt (i.e., the senior and intermediate tranches) such that it is now the holder of 100% of the mezzanine lender’s interest in the same. Payments must continue to be made on account of such outstanding Prior CPLV Mezzanine Debt in accordance with the loan documents governing the Prior CPLV Mezzanine Debt and the loan documents governing the CPLV CMBS Debt (which call for, among other things, all income derived from CPLV by CPLV Mortgage Borrower to be paid into a blocked account under the control of the lenders’ agent under the CPLV CMBS Debt, which agent applies such income on a monthly basis in accordance with the waterfall provisions of the loan documents governing the CPLV CMBS Debt). Such waterfall provisions call for continued payment of, among other things, debt service on the outstanding Prior CPLV Mezzanine Debt, which is paid to the administrative agent of such Prior CPLV Mezzanine Debt and then released by such administrative agent to VICI PropCo, as the current mezzanine lender of such outstanding Prior CPLV Mezzanine Debt.

VICI PropCo Credit Facility

On December 22, 2017, VICI PropCo entered into the VICI PropCo Credit Facility, comprised of the $2.2 billion senior secured Term Loan B Facility and a $400.00 million senior secured Revolving Credit Facility. The Revolving Credit Facility and Term Loan B Facility will initially bear interest at LIBOR plus 2.25%. Following completion of this offering, the interest rate will be LIBOR plus 2.00%. The Revolving Credit Facility will mature on December 22, 2022 and the Term Loan B Facility will mature on December 22, 2024 or the date that is three months prior to the maturity date of the Second Lien Notes, whichever is earlier (or if the maturity is extended pursuant to the terms of the agreement, such extended maturity date as determined pursuant thereto). As of December 31, 2017, $300 million was drawn on the Revolving Credit Facility. If more than 30% of the Revolving Credit Facility is utilized at any quarter-end, VICI PropCo is required to maintain a maximum total net debt to adjusted total assets ratio.

The VICI PropCo Credit Facility contains customary covenants that, among other things, limit the ability of VICI PropCo and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the VICI PropCo or any restricted-subsidiary. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of VICI.

The VICI PropCo Credit Facility also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, (x) termination of the Non-CPLV Lease Agreement or the HLV Lease Agreement and (xi) change of control. The Term Loan B Facility is subject to amortization of principal in equal quarterly installments with 1.0% of the initial aggregate principal amount of the Term Loan B Facility to be payable each year. The Revolving Credit Facility and the Term Loan B Facility are both guaranteed by each of the VICI PropCo existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien and security interest on substantially all of VICI PropCo and such restricted subsidiaries’ material assets, including pledges of equity interests in their respective restricted subsidiaries and mortgages on their respective real estate (which mortgages are to be entered into within a certain period of time following the closing of such facility), subject in each case to customary exceptions.

Capital Expenditures

We may agree, at CEOC’s request, to fund the cost of certain capital improvements on arms-length terms and conditions, which may include an agreed upon increase in rent under the Lease Agreements. Otherwise, except as described below in connection with a deconsolidation event, capital expenditures for the properties leased under the Lease Agreements are the responsibility of the tenants. The Lease Agreements require the tenants to spend on an annual basis (A) with respect to the Non-CPLV Lease Agreement and the Joliet Lease Agreement, a minimum of $100.0 million in capital expenditures (which may include certain expenditures incurred by a certain CEOC affiliate or with respect to other CEOC assets) and (B) for each of the properties covered by the CPLV Lease Agreement and the properties covered by the Non-CPLV Lease Agreement and the Joliet Lease Agreement, in each case, an amount equal to at least 1% of actual revenue (from the prior year) generated, in the case of the CPLV Lease Agreement, by the CPLV facilities and in the case of the Non-CPLV Lease Agreement and the Joliet Lease Agreement, the other properties, as applicable, on capital expenditures that constitute installation or restoration and repair or other improvements of items with respect to the leased properties under the Formation Lease Agreements. In addition, the Formation Lease Agreements require the tenants to spend on a triennial basis (A) with respect to the Non-CPLV

Lease Agreement and the Joliet Lease Agreement, a minimum of $495.0 million in capital expenditures (which may include certain expenditures incurred by a certain CEOC affiliate or with respect to other CEOC assets) and (B) across the properties leased from us a minimum of $350.0 million in capital expenditures and excluding capital expenditures for any services entity, foreign subsidiaries and unrestricted subsidiaries of CEOC, gaming equipment, corporate shared services and properties not included in the Formation Lease Agreements. These amounts, in each case, may be decreased under the same circumstances as with respect to the annual requirement. Further, with respect to the requirement to expend a minimum of $350.0 million in capital expenditures, such capital expenditures will be allocated as follows: (i) $84.0 million to the facilities covered by the CPLV Lease Agreement; (ii) $255.0 million to the facilities covered by the Non-CPLV Lease Agreement and the Joliet Lease Agreement; and (iii) the balance to facilities covered by any Formation Lease Agreement in such proportion as CEOC may elect. Lastly, the HLV Lease Agreement requires the tenant thereunder to spend (x) $171.0 million in capital expenditures for the period commencing January 1, 2017 and ending December 31, 2021, and, (y) commencing in 2022, annually, 1% of the actual net revenue generated during the immediately prior year from such property on capital expenditures that constitute installation, restoration, repair, maintenance or replacement of physical improvements or other physical items with respect to the leased property under the HLV Lease.

Contractual Obligations and Commitments

Information concerning our obligations and commitments to make future payments under contracts such as our indebtedness and future minimum lease commitments under operating leases is included in the following table on a pro forma basis as of September 30, 2017. This table does not include commitments related to operating lease obligations that are variable in nature and as such does not show the total anticipated payments that we will incur in connection with operating leases over five years following September 30, 2017.

	Payments Due by Period
	(in millions)
	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term debt
Term Loan B Facility, principal(1)	$2,100.0	$15.8	$42.0	$42.0	$2,000.2
CPLV CMBS Debt, principal(2)	1,550.0	—	—	1,550.0	—
Second Lien Notes, principal(3)	498.5	—	—	—	498.5
Revolving Credit Facility, principal(4)	—	—	—	—	—
Estimated interest payments(5)	1,125.7	182.6	363.0	360.1	220.0

Total contractual obligations	$5,274.2	$198.4	$405.0	$1,952.1	$2,718.7

(1)	The Term Loan B Facility requires scheduled quarterly payments in amounts equal to 0.25% of the original aggregate principal amount, with the balance due at maturity. The Term Loan B Facility will mature on December 22, 2024 or the date that is three months prior to the maturity date of the Second Lien Notes, whichever is earlier (or if the maturity is extended pursuant to the terms of the agreement, such extended maturity date as determined pursuant thereto).
(2)	The CPLV CMBS Debt will mature on October 10, 2022.
(3)	The Second Lien Notes will mature on October 15, 2023.
(4)	The Revolving Credit Facility will mature on December 22, 2022.
(5)	Estimated interest is based on an a LIBOR rate of 1.50%.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. We have identified certain accounting policies that we believe are the most critical to the presentation of our financial information over a period of time. These accounting policies may require our management to take decisions on subjective and/or complex matters relating to reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. These would further lead us to estimate the effect of matters that may inherently be uncertain.

Estimates are required in order to prepare the financial statements in conformity with U.S. GAAP. Significant estimates, judgments, and assumptions are required in a number of areas, including, but not limited to, the application of fresh start reporting, determining the useful lives of real estate properties, and evaluating the impairment of long-lived assets, and allocation of costs and deferred income taxes. The judgment on such estimates and underlying assumptions is based on our historical experience that we believe is reasonable under the circumstances. These form the basis of our judgment on matters that may not be apparent from other available sources of information. In many instances changes in the accounting estimates are likely to occur from period to period. Actual results may differ from the estimates. We believe the current assumptions and other considerations used to estimate amounts reflected in our financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations and, in certain situations, could have a material adverse effect on our financial condition.

Revenue Recognition

Leases

As a REIT, the majority of our revenues are derived from rent received from our tenants under long-term triple-net leases. The accounting guidance under ASC 840 is complex and requires the use of judgments and assumptions by management to determine the proper accounting treatment of a lease. We perform a lease classification upon lease inception, to determine if we will account for the lease as a capital or operating lease.

Under ASC 840, for leases of both building and land, if the fair value of the land is 25 percent or more of the total fair value of the leased property at lease inception we consider the land and building separately for lease classification. In these cases, if the building element of the lease meets the criteria to be classified as a capital lease, then we account for the building element as a capital lease and the land separately as an operating lease. If the building element does not meet the criteria to be classified as a capital lease, then we account for the building and land elements as a single operating lease.

To determine if the building portion of a lease triggers capital lease treatment we conduct the four lease tests in ASC 840 outlined below. If a lease meets any of the four criteria below, it is accounted for as a capital lease.

(1)	Transfer of ownership. The lease transfers ownership of the property to the lessee by the end of the lease term. This criterion is met in situations in which the lease agreement provides for the transfer of title at or shortly after the end of the lease term in exchange for the payment of a nominal fee, for example, the minimum required by statutory regulation to transfer title.

(2)	Bargain purchase option. The lease contains a bargain purchase option, which is a provision allowing the lessee, at its option, to purchase the leased property for a price which is sufficiently lower than the expected fair value of the property at the date the option becomes exercisable. In addition, the exercise of the option must be reasonably assured at lease inception.

(3)	Lease term. The lease term is equal to 75% or more of the estimated economic life of the leased property. However, if the beginning of the lease term falls within the last 25 percent of the total estimated economic life of the leased property, including earlier years of use, this criterion shall not be used for purposes of classifying the lease. This test is conducted on a property by property basis.

(4)	Minimum lease payments. The present value of the minimum lease payments at the beginning of the lease term, excluding that portion of the payments representing executory costs such as insurance, maintenance, and taxes to be paid by the lessor, including any profit thereon, equals or exceeds 90% of the fair value of the leased property to the lessor at lease inception less any related investment tax credit retained by the lessor and expected to be realized by the lessor. If the beginning of the lease term falls within the last 25% of the total estimated economic life of the leased property, including earlier years of use, this criterion shall not be used for purposes of classifying the lease.

The tests outlined above, as well as the resulting calculations, require subjective judgments, such as determining, at lease inception, the fair value of the assets, the residual value of the assets at the end of the lease term, the likelihood a tenant will exercise all renewal options (in order to determine the lease term), the estimated remaining economic life of the leased assets, the incremental borrowing rate of the lessee and the interest rate implicit in the lease. A change in estimate or judgment can result in a materially different financial statement presentation.

The revenue recognition model is different under capital leases and operating leases.

Under the operating lease model, as the lessor, at lease inception the land is recorded as Real Estate Investments Accounted for Using the Operating Method in our Combined Condensed Balance Sheet and we record rental income from operating leases on a straight-line basis over the lease term. The amount of annual minimum lease payments attributable to the land element after deducting executory costs, including any profit thereon, is determined by applying our incremental borrowing rate to the value of the land. We record this lease income as Rental Income from Operating Leases in our Combined Condensed Statement of Operations.

Under the direct financing lease model, as lessor, at lease inception we record the lease receivable as Real Estate Investments Accounted for Using the Direct Financing Method in our Combined Condensed Balance Sheet. Under the direct financing lease method, we recognize fixed amounts due on an effective interest basis at a constant rate of return over the lease term. As a result, the cash payments accounted for under direct financing leases will not equal the earned income from direct financing leases as a portion of the cash rent we receive is recorded as Earned Income from Direct Financing Leases in our Combined Condensed Statement of Operations and a portion is recorded as a reduction to the Real Estate Investments Accounted for using the Direct Financing Method.

Real Estate Investments

For real estate investments accounted for using the operating method, we continually monitor events and circumstances that could indicate that the carrying amount of our real estate investments may not be recoverable or realized. When events or changes in circumstances indicate that a potential impairment has occurred or that the carrying value of a real estate investment may not be recoverable, we use an estimate of the undiscounted value of expected future operating cash flows to determine whether the real estate investment is impaired. If the undiscounted cash flows plus net proceeds expected from the disposition of the asset is less than the carrying value of the assets, we recognize an impairment charge equivalent to the amount required to reduce the carrying value of the asset to its estimated fair value. We group our real estate investments together by property, the lowest level for which identifiable cash flows are available, in evaluating impairment. In assessing the recoverability of the carrying value, we must make assumptions regarding future cash flows and other factors. Factors considered in performing this assessment include current operating results, market and other applicable trends and residual values, as well as the effect of obsolescence, demand, competition and other factors. If these estimates or the related assumptions change in the future, we may be required to record an impairment loss.

For real estate investments accounted for using the direct financing method, our net investment in the direct financing lease is evaluated for impairment as necessary, if indicators of impairment are present, to determine if there has been an-other-than-temporary decline in the residual value of the property or a change in the lessee’s credit worthiness.

Income Taxes—REIT Qualification

We intend to elect to be taxed and qualify as a REIT for U.S. Federal income tax purposes commencing with our taxable year ending December 31, 2017, and we intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT beyond that taxable year end. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to stockholders (with certain adjustments), determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally will not be subject to

Federal income tax on income that we pay as distributions to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. Federal income tax on our taxable income at regular corporate income tax rates, and distributions paid to our stockholders would not be deductible by us in computing taxable income. Additionally, any resulting corporate liability created if we fail to qualify as a REIT could be substantial and could materially and adversely affect our net income and net cash available for distribution to stockholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Quantitative and Qualitative Disclosures about Market Risk

We face market risk exposure in the form of interest rate risk. This market risk arises from our debt obligations.

Our primary market risk exposure is interest rate risk with respect to our indebtedness. On a pro forma basis, as of September 30, 2017, we would have had an aggregate face value of $4,148.5 million of outstanding indebtedness. Approximately $2,100.0 million of our pro forma indebtedness has variable interest rates. A one percent increase or decrease in the annual interest rate on our pro forma variable rate borrowings of $2,100.0 million would increase or decrease our annual cash interest expense by approximately $21.0 million.

We may manage, or hedge, interest rate risks related to our borrowings by means of interest rate swap agreements. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness. However, the REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. See “Risk Factors—Risks Related to our Status as a REIT—Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.”

INDUSTRY

Las Vegas Market

Las Vegas is one of the world’s premier entertainment, gaming, tourist, and meeting and convention destinations. With a uniquely dense concentration of approximately 40 casinos, approximately 150,000 hotel rooms, extensive convention and meeting facilities, and world-class retail, dining, and entertainment offerings, Las Vegas has broad appeal to a wide audience and attracted a record of 42.3 million visitors from around the world in 2015. Total annual visitation to Las Vegas has doubled over the last 25 years, reflecting the Las Vegas market’s increasing long-term significance as a major destination for U.S. and international visitors.

Largest gaming market in the United States with strong fundamentals and growth. The Strip, a vibrant four-mile stretch of Las Vegas Boulevard South, represents the majority of the Las Vegas market and is the largest gaming market in the United States, with total gross gaming revenues of $6.4 billion for the year ended December 31, 2016 according to the UNLV Center for Gaming Research. As the Strip has continued to diversify its sources of revenue and benefit from an improving economy with limited new supply, gaming revenues have shown strong and steady growth, increasing at a compound annual growth rate of 1.9% since the year ended December 31, 2010.

Growing mix of revenue sources provides the market with continued diversification. The Strip has historically been dependent on commercial gaming for the majority of its revenues, but over the last 15 years this balance has shifted as property owners have invested heavily in non-gaming entertainment options and amenities to satisfy changes in consumer demand and reinforce the durability of revenues through diversification. As a result of these investments, the Strip has solidified its position as a premier destination for conventions and meetings as well as leisure travelers who are increasingly drawn to Las Vegas’ unique mix of entertainment offerings. Hosting 6.3 million convention attendees in 2016 across approximately 22,000 conventions, the Las Vegas market has been recognized by Trade Show News Network as the number one trade show destination in the U.S. for 21 consecutive years. In the twelve months ended December 31, 2016, non-gaming revenues accounted for approximately 6% of all casino resort revenues in Las Vegas, up from just 42% in 1990.

Limited new supply should support strong operating performance. Limited availability of desirable land and the need to make significant capital expenditures limit the ability of potential competitors to build new large-scale casino resorts on the Strip. As a result, over the next several years few lodging or gaming real estate developments of significance are expected to open along the Strip despite a rebounding Las Vegas economy. This limited new supply, coupled with strong and growing visitation levels, has already driven improved performance in Las Vegas, as evidenced by hotel occupancy levels of nearly 90% for the twelve months ending September 30, 2017 and a compound annual growth rate in average daily hotel room rates of 4.4% since 2010 according to the Las Vegas Convention and Visitors Authority.

Regional Market Overview

We own regional properties located in ten diverse and distinct markets across 9 states, many of which comprise the major U.S. regional gaming jurisdictions. Total nationwide regional gaming revenues were approximately $64 billion in 2016, equal to annual gaming revenues of approximately $320 per U.S. adult. The industry, and our regional properties, have proven to exhibit particularly attractive characteristics:

•	Attractive competitive dynamics. We believe the gaming markets in which our current tenants operate present an attractive and predictable real estate environment. The number of casinos is limited either directly through regulatory statutes (several states such as Indiana and Louisiana have limited the total number of gaming licenses) or through local level factors such as demand dynamics or geographic location constraints. While the inter and intra-state competitive environment is subject to change, we continue to believe that, as a whole, our regional properties are unlikely to face material incremental competition. We believe that where this may happen, it is likely to be subject to lengthy lead time construction development cycles.

•

Strategically located in proximity to a large percentage of the U.S. population. Our regional properties collectively have access to 59 million total individuals within their MSAs (18% of the U.S. population), according to the U.S. Census Bureau, and these MSAs generated $4.4 trillion of the United States’ annual gross domestic product, according to the Bureau of Economic Analysis. Our regional properties are also in close proximity to major U.S. population centers, with 14 of our regional properties within a three hour drive of a major U.S. population center such as Chicago, Dallas, Kansas City, Louisville, Memphis, New Orleans, Southern New York and Philadelphia.

•	Historically stable gaming revenues. According to the American Gaming Association, UNLV Center for Gaming Research and the NIGC, over the five years ending 2016 total nationwide regional gaming revenues grew by an average of 2.4% per year.

BUSINESS

Overview of the Company

We are an owner, acquirer and developer of experiential real estate assets across leading gaming, hospitality, entertainment and leisure destinations. Our national, geographically diverse portfolio consists of 20 market-leading properties, including Caesars Palace Las Vegas and Harrah’s Las Vegas, two of the most iconic entertainment facilities on the Las Vegas Strip. Our entertainment facilities are leased to leading brands that seek to drive consumer loyalty and value with guests through superior services, experiences, products and continuous innovation. Across more than 36 million square feet, our well-maintained properties are located in nine states, contain nearly 14,000 hotel rooms and feature over 150 restaurants, bars and nightclubs. Our portfolio also includes approximately 34 acres of undeveloped land adjacent to the Strip that is leased to Caesars, which we may look to monetize as appropriate. We also own and operate four championship golf courses located near certain of our properties, two of which are in close proximity to the Las Vegas Strip. As a growth focused public real estate company, we expect our relationship with our partners will position us for the acquisition of additional properties across leisure and hospitality.

In December 2017, we acquired from an affiliate of Caesars and then leased back the real estate assets of Harrah’s Las Vegas for approximately $1.14 billion, and we simultaneously sold to Caesars approximately 18.4 acres of undeveloped land located behind the LINQ Hotel & Casino and Harrah’s Las Vegas for $73.6 million. Simultaneous with the transaction, we entered into a new VICI PropCo Credit Facility, comprised of a $2.2 billion senior secured Term Loan B Facility and a $400 million senior secured Revolving Credit Facility, and we used the proceeds from the Term Loan B Facility and drawings under the Revolving Credit Facility to refinance a portion of our outstanding long-term debt. See “—Recent Developments” below.

We believe we have a mutually beneficial relationship with Caesars, a leading owner and operator of gaming, entertainment and leisure properties. Our long-term triple-net Lease Agreements with subsidiaries of Caesars provide us with a highly predictable revenue stream with embedded growth potential. We believe our geographic diversification limits the effect of changes in any one market on our overall performance. We are focused on driving long-term total returns through managing assets and allocating capital diligently, maintaining a highly productive tenant base, capitalizing on strategic development and redevelopment opportunities, and optimizing our capital structure to support opportunistic growth.

Our portfolio is competitively positioned and well-maintained. Pursuant to the terms of the Lease Agreements, which require Caesars to invest in our properties, and in line with its commitment to build guest loyalty, we anticipate Caesars will continue to make strategic value-enhancing investments in our properties over time, helping to maintain their competitive position. In addition, given our scale and deep industry knowledge, we believe we are well-positioned to execute highly complementary single-asset and portfolio acquisitions to augment growth.

We intend to elect and qualify to be taxed as a REIT for U.S. Federal income tax purposes commencing with our taxable year ending December 31, 2017. We believe our election of REIT status combined with the income generation from the Lease Agreements will enhance our ability to make distributions to our stockholders, providing investors with current income as well as long-term growth.

We are one of the largest net lease REITs in the United States with $648.9 million and $862.5 million of revenue, $439.1 million and $582.5 million of net income and $544.6 million and $724.0 million of Adjusted EBITDA for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively, in each case on a pro forma basis. For a definition of Adjusted EBITDA and a reconciliation to net income, in each case on a pro forma basis, see “Prospectus Summary—Summary Pro Forma Financial Data.”

Overview of Caesars

Caesars is a leading owner and operator of gaming, entertainment and leisure properties. Caesars maintains a diverse brand portfolio with a wide range of options that appeal to a variety of gaming, travel and entertainment consumers. As of September 30, 2017, and after giving effect to the sale of Harrah’s Las Vegas to us, Caesars operates 48 properties, consisting of 20 owned and operated properties, eight properties that it manages on behalf of third parties and 20 properties that it leases from us. Caesars or CRC guarantee the lease payment obligations of the properties leased from us. Caesars has a market capitalization in excess of $9 billion as of the date of this prospectus. For the year ended December 31, 2014, Caesars had net loss attributable to Caesars of approximately $2.8 billion and Adjusted EBITDA of approximately $1.5 billion. Commencing January 15, 2015, the results of CEOC, a subsidiary of Caesars, are no longer consolidated with Caesars due to CEOC’s bankruptcy proceedings. As a result, in its publicly available filings with the SEC subsequent to January 15, 2015, Caesars began reporting the Adjusted EBITDA of Caesars and CEOC separately. For the year ended December 31, 2015, Caesars had net income attributable to Caesars of approximately $5.9 billion and Adjusted EBITDA of approximately $1.0 billion and CEOC had net loss of approximately $2.4 billion and Adjusted EBITDA of approximately $1.1 billion. For the year ended December 31, 2016, Caesars had net loss attributable to Caesars of approximately $3.6 billion and Adjusted EBITDA of approximately $1.1 billion and CEOC had net income of approximately $337 million and Adjusted EBITDA of approximately $1.1 billion. For the twelve months ended September 30, 2017, Caesars had net loss attributable to Caesars of approximately $3.0 billion and Adjusted EBITDA of approximately $1.1 billion and CEOC had net income of approximately $425 million and Adjusted EBITDA of approximately $1.1 billion.

We use Adjusted EBITDA of Caesars and CEOC to evaluate the capacity of Caesars and CEOC to meet their respective obligations under the Formation Lease Agreements. Such information is not publicly available for the applicable tenant under the HLV Lease Agreement or its guarantor, CRC.

Please see Annex I for reconciliations of net income/(loss) of Caesars and CEOC to Adjusted EBITDA of Caesars and CEOC, respectively, all as reported by Caesars in its publicly available filings with the SEC.

Caesars has diverse sources of revenue, with revenues coming from gaming, food and beverage, hotel operations and from other sources, including entertainment and retail. Caesars has invested significant resources in updating its hotels, with over 50% of its rooms being renovated during the past two years. Caesars’ properties have been rewarded with 25 TripAdvisor Certificates of Excellence in 2017. Caesars’ pioneering Total Rewards® program is the gaming industry’s first, largest and most preferred loyalty program. Additionally, Caesars’ entertainment offerings have made it the number three live entertainment promoter worldwide.

The historical audited and unaudited financial statements of Caesars (which are not included or incorporated by reference in this prospectus), as the parent and guarantor of CEOC, our significant lessee, have been filed with the SEC. Caesars files annual, quarterly and current reports and other information with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Caesars’ SEC filings are also available to the public from the SEC’s web site at www.sec.gov. We make no representation as to the accuracy or completeness of the information regarding Caesars that is contained in this prospectus, which is obtained from Caesars’ publicly available information, or that is available through the SEC’s website or otherwise made available by Caesars, and none of such publicly available Caesars’ information is incorporated by reference in this prospectus.

Our Competitive Strengths

We believe the following strengths effectively position us to execute our business and growth strategies:

Leading portfolio of high-quality experiential gaming, hospitality, entertainment and leisure assets.

Our portfolio features Caesars Palace Las Vegas and Harrah’s Las Vegas and market-leading regional properties with significant scale. Our properties are well-maintained and leased to leading brands, such as

Caesars, Horseshoe, Harrah’s and Bally’s. These brands seek to drive loyalty and value with guests through superior service and products and continuous innovation. Our portfolio benefits from its strong mix of demand generators, including casinos, guest rooms, restaurants, entertainment facilities, bars and nightclubs and convention space. We believe our properties are well-insulated from incremental competition as a result of high replacement costs, as well as regulatory restrictions and long-lead times for new development. The high quality of our properties appeals to a broad base of customers, stimulating traffic and visitation.

Our portfolio is anchored by our Las Vegas properties, Caesars Palace Las Vegas and Harrah’s Las Vegas, which are located at the center of the Strip. We believe Las Vegas is one of the most attractive travel destinations in the United States, with a record 42.9 million visitors in 2016, according to the Las Vegas Convention and Visitors Authority. We believe Las Vegas is a market characterized by steady economic growth and high consumer and business demand with limited new supply. Our Las Vegas properties, which are two of the most iconic entertainment facilities in Las Vegas, feature gaming entertainment, large-scale hotels, extensive food and beverage options, state-of-the-art convention facilities, retail outlets and entertainment showrooms. Our Las Vegas properties continue to benefit from positive macroeconomic trends, including, according to Caesars’ publicly available information, record visitation levels in 2016 and strong convention attendance, hotel occupancy and average daily rates, among other key indicators.

Our portfolio also includes market-leading regional resorts that we believe are benefitting from significant invested capital over recent years. The regional properties we own include award-winning land-based and dockside casinos, hotels and entertainment facilities that are market leaders within their respective regions. The properties operate primarily under the Caesars, Harrah’s, Horseshoe and Bally’s trademark and brand names, which, in many instances, have market-leading brand recognition.

Under the terms of the Lease Agreements, the tenants are required to continue to invest in the properties, which we believe will enhance the value of our properties.

Formation Lease Agreements. The Formation Lease Agreements provide that CEOC is required to continue to invest in the properties subject to such Lease Agreements as follows (subject to decrease in the event a property is no longer subject to a Formation Lease Agreement):

•	annually, in a minimum amount of (a) with respect to the Non-CPLV Lease Agreement and the Joliet Lease Agreement, collectively, (x) $100.0 million in capital expenditures (which may include certain expenditures incurred by a certain CEOC affiliate or with respect to certain other CEOC assets not leased from us pursuant to the applicable Lease Agreement) and (y) 1% of the actual net revenue generated during the immediately prior year by the properties leased from us pursuant to the Non-CPLV Lease Agreement and Joliet Lease Agreement, and (b) with respect to the CPLV Lease Agreement, 1% of the actual net revenue generated during the immediately prior year by the property leased pursuant to the CPLV Lease Agreement, and

•	during every period of three calendar years, in a minimum amount of (a) with respect to the Non-CPLV Lease Agreement and the Joliet Lease Agreement, collectively, $495.0 million in capital expenditures (which may include certain expenditures incurred by a certain CEOC affiliate or with respect to other CEOC assets not leased from us), and (b) $350.0 million in capital expenditures across the properties leased from us pursuant to the Formation Lease Agreements, and allocated amongst our properties as described under “Business—Our Relationship with Caesars—Lease Agreements.”

HLV Lease Agreement. The HLV Lease Agreement provides that the tenant is required to invest in the property subject to such Lease Agreement as follows:

•	$171 million in capital expenditures for the period commencing January 1, 2017 and ending December 31, 2021, and

•	annually thereafter, 1% of the actual net revenue generated during the immediately prior year from such property.

Our properties feature diversified sources of revenue on both a business and geographic basis.

Our portfolio includes 20 geographically diverse casino resorts that serve numerous MSAs nationally. This diversity reduces our exposure to adverse events that may affect any single market. This also allows our tenants to derive revenue from an economically diverse set of customers who work in a variety of industries. Additionally, although the Lease Agreements are with subsidiaries of Caesars, Caesars generates revenue from a diverse set of services that it offers its customers. These include gaming, food and beverage, entertainment, hospitality and other sources of revenue. We believe that this geographic diversity and the diversity of revenue sources that our tenants derive from our leased properties improves the stability of rental revenue.

The following charts illustrate the geographic diversity of our properties leased to Caesars’ subsidiaries as of the date of this prospectus and, according to Caesars’ publicly available information, the sources of revenue that Caesars derives from its operations.

(1)	Includes entertainment revenues, rental income, and parking revenues.

Our long-term Lease Agreements provide a highly predictable base level of rent with embedded growth potential.

Our properties are 100% occupied pursuant to our long-term triple-net Lease Agreements with subsidiaries of Caesars, providing us with a predictable level of rental revenue to support future cash distributions to our stockholders. In October 2017, we entered into the CPLV Lease Agreement, the Non-CPLV Lease Agreement for our regional properties (other than for the Joliet facilities), and the Joliet Lease Agreement, and in December 2017, we entered into the HLV Lease Agreement.

Caesars is generally not permitted to remove individual properties from the Non-CPLV Lease Agreement and has the right, following certain casualty events or condemnations, to terminate the respective Lease Agreement with respect to affected properties. Nearly all of our properties are established assets with extensive operating histories. Based on historical performance of the properties, we expect that the properties will generate sufficient revenues for Caesars’ subsidiaries to pay to us all rent due under the Lease Agreements.

Under the terms of the Lease Agreements, the tenants are responsible for ongoing costs relating to our properties thereunder, including property taxes, insurance, and maintenance and repair costs. Each Lease Agreement provides for a fixed base rent for the first seven years of the lease term, contributing to the expected stability of rental revenue. In addition, each Lease Agreement contains a fixed annual rent escalator on the base rent equal to (a) with respect to the Lease Agreements other than the HLV Lease Agreement, the greater of 2% and the increase in the Consumer Price Index commencing in the second year of the lease with respect to the CPLV Lease Agreement and in the sixth year of the lease with respect to the Non-CPLV Lease Agreement and the Joliet Lease Agreement, and (b)(i) with respect to the HLV Lease Agreement, 1% commencing in the second year of the lease term and (ii) the greater of 2% and the increase in the Consumer Price Index commencing in the sixth lease year subject to such increase not resulting in the EBITDAR to rent ratio being less than 1.6 to 1, in which event the increase will be such reduced percentage provided that such reduction shall not result in the base rent being less than the prior year’s base rent. The Lease Agreements provide for portions of the rent to be designated as variable rent with periodic variable rent resets following the seventh year and tenth year of the leases and at the commencement of each renewal term based on the tenant’s net revenue from the facilities at such time. See “Business—Our Relationship with Caesars.” As further described below, the tenants’ payment obligations under the Lease Agreements are guaranteed by Caesars with respect to the Formation Lease Agreements and CRC with respect to the HLV Lease Agreement, which provides additional credit support.

We believe our relationship with Caesars, including our contractual agreements with it and its applicable subsidiaries, will continue to drive significant benefits and mutual alignment of strategic interests in the future.

Caesars or CRC guarantees the payment obligations of our tenants under the Lease Agreements.

All of our existing properties are leased to subsidiaries of Caesars. Caesars guarantees the payment obligations of our tenants under the Formation Lease Agreements and CRC, a subsidiary of Caesars, guarantees the payment obligations of our tenant under the HLV Lease Agreement. Caesars operates a nationally-recognized portfolio of brands, including Caesars, Harrah’s, Horseshoe and Bally’s, and operates its portfolio of properties (including the properties that are leased from us) using the Total Rewards® customer loyalty program. Core to Caesars’ cross market strategy, the Total Rewards® program is designed to encourage Caesars’ customers to direct a larger share of their entertainment spending to Caesars. See “—Overview of Caesars” above regarding information of Caesars referred to in this prospectus.

We intend to maintain a strong balance sheet with significant financial flexibility.

On a pro forma basis, we had debt of $4,148.5 million ($4,117.6 million, net of deferred financing cost and original issue discount) as of September 30, 2017 and $862.5 million of revenue, $582.5 million of net income and $724.0 million of Adjusted EBITDA for the year ended December 31, 2016. In December 2017, we completed a multi-billion dollar refinancing of certain of our outstanding indebtedness. See “—Recent Developments—VICI PropCo Credit Facility and Debt Refinancing.” As a result, the Revolving Credit Facility is available to us to fund acquisitions and for general corporate purposes, and our $498.5 million aggregate principal amount of our Second Lien Notes after giving effect to this offering become due in 2023, which we believe provides us with financial flexibility to grow our business. Over time, we intend to operate with a prudent financial strategy by growing cash flow through internal, built-in lease escalations and external acquisitions and repaying indebtedness using cash flow from operations.

Experienced management team and independent board of directors with robust corporate governance

We have an experienced management team that has been actively engaged in the leadership, acquisition and investment aspects of the hospitality, gaming, entertainment and real estate industries throughout their careers. Our Chief Executive Officer, Edward Pitoniak, and President and Chief Operating Officer, John Payne, are industry veterans with an average of 30 years of experience in the REIT industry and experiential real estate companies, during which time they were able to drive controlled growth and diversification of significant real estate and gaming portfolios. Mr. Pitoniak’s service as an independent board member of public companies provides him with a unique and meaningful management perspective and will enable him to work as a trusted steward with our independent board of directors as a trusted steward of our extensive portfolio. Our independent board of directors, which is made of highly skilled and seasoned real estate, gaming and corporate professionals, was established to ensure that there was no overlap between our tenants and the companies with which our directors are affiliated. In addition, our board of directors is not staggered, with each of our directors subject to re-election annually. Robust corporate governance in the best interests of our stockholders is of central importance to the management of our company, as we have a separate Chairman of the Board and Chief Executive Officer and all members of our audit and finance committee qualify as an “audit committee financial expert” as defined by the SEC. Directors are elected in uncontested elections by the affirmative vote of a majority of the votes cast, and stockholder approval is required prior to, or in certain circumstances within twelve months following, the adoption by our board of a stockholder rights plan.

Business and Growth Strategies

We intend to establish our company as a leading REIT, creating long term total returns for our stockholders through the payment of consistent cash distributions and the growth of our cash flow and asset base. The strategies we intend to execute to achieve this goal include:

Producing stable income with an internal growth profile.

We derive our revenues from long-term contractual cash flows pursuant to the Lease Agreements, which include annual rent escalators. We expect these escalators to provide the opportunity for stable long-term growth, which will increase the rent we receive under the Lease Agreements from an aggregate of $630.0 million in the first year of the Formation Lease Agreements and $87.4 million in the first year of the HLV Lease Agreement to an aggregate of approximately $669.6 million in the seventh year of the Formation Lease Agreements and $94.6 million in the seventh year of the HLV Lease Agreement. In addition, the Lease Agreements include periodic variable rent resets after year seven and year ten, based on the tenant’s net revenue generated from the facilities at such time, enabling us to benefit from future revenue growth at the properties. See “Business—Our Relationship with Caesars.”

Pursuing opportunities to acquire additional properties from Caesars.

Option Properties. We have an option to acquire three properties from Caesars pursuant to the Call Right Agreements. These agreements allow us to exercise our call rights at any time up to October 6, 2022, and apply to the following properties:

•	Harrah’s Atlantic City. Harrah’s Atlantic City is an integrated hotel and resort located in the Marina district of Atlantic City, New Jersey. Harrah’s Atlantic City has approximately 155,000 square feet of gaming space, approximately 2,600 hotel rooms and suites, and 12 major food and beverage and nightlife outlets. Additionally, it has approximately 125,000 square feet of meeting and event space that opened in 2015.

•	Harrah’s New Orleans. Harrah’s New Orleans is an integrated destination hotel and casino located in downtown New Orleans near the French Quarter, Mississippi Riverfront, Superdome and New Orleans convention center. It has approximately 125,000 square feet of gaming space, approximately 450 hotel rooms and suites, and 10 major food and beverage and nightlife outlets. Additionally, it has approximately 15,000 square feet of meeting and event space.

•	Harrah’s Laughlin. Harrah’s Laughlin is an integrated hotel and resort located on the banks of the Colorado River in Laughlin, Nevada. It has approximately 56,000 square feet of gaming space, approximately 1,500 hotel rooms and suites, and 11 major food and beverage and nightlife outlets.

Right of First Refusal. We have a right of first refusal pursuant to which we have the right, subject to certain exclusions, to (i) acquire (and lease to Caesars) any domestic gaming facilities located outside of the Gaming Enterprise District of Clark County, Nevada, proposed to be acquired or developed by Caesars, and (ii) acquire (and lease to Caesars) any of the properties that Caesars has recently agreed to acquire from Centaur Holdings, LLC, should Caesars determine to sell any such properties.

Caesars has agreed to acquire certain properties from Centaur, which include two gaming properties located in Indiana—the Hoosier Park Racing & Casino and Indiana Grand Racing & Casino—that contain approximately 400,000 square feet and have more than 2,000 slot machines and table games, as well as dining outlets and horse racing tracks. Each property also has its own horse racing course.

Potential Future Convention Center and Put-Call Agreement. In connection with our recent acquisition of Harrah’s Las Vegas from Caesars, we sold to Caesars approximately 18.4 acres of undeveloped land located behind the LINQ Hotel & Casino and Harrah’s Las Vegas. We expect that Caesars will use this land, together with certain other land, to construct a convention center of approximately 300,000 square feet adjacent to Harrah’s Las Vegas. Upon closing of our acquisition of Harrah’s Las Vegas, we entered into the Put-Call Agreement with Caesars that includes rights that we or Caesars may exercise at a specified time after the opening of the planned convention center, which, among other things, provides us the opportunity to acquire the convention center and lease it back to Caesars, subject to certain exclusions.

Other Caesars Owned Properties. We may seek to purchase additional Caesars properties, similar to our recent acquisition of Harrah’s Las Vegas. Additional owned properties of Caesars include: Octavius Tower, Las Vegas, NV; Paris Las Vegas, Las Vegas, NV; Bally’s Las Vegas, Las Vegas, NV; The Cromwell, Las Vegas, NV; Flamingo Las Vegas, Las Vegas, NV; The LINQ Hotel & Casino, Las Vegas, NV; Planet Hollywood Resort & Casino, Las Vegas, NV; Rio All Suites Hotel and Casino, Las Vegas, NV; Horseshoe Baltimore, Baltimore, MD; and Harrah’s Philadelphia, Philadelphia, PA. These properties collectively represent approximately 724,000 square feet of gaming space and have over 17,000 hotel rooms.

We will actively seek to further diversify and grow our portfolio through acquisitions of experiential real estate in dynamic markets spanning hospitality, entertainment, leisure and gaming properties.

We will actively seek to acquire additional hospitality, entertainment, leisure, and gaming-related properties from, or in partnership with, third-party owners under attractive triple-net lease and other REIT-permissible structures. We believe we are uniquely positioned to execute on this strategy, currently being one of the largest, independently-owned REITs whose board of directors and management team have direct operational and executive leadership and experience across these core industries.

Focus industries

•	Our focus is on those gaming, hospitality, entertainment, and leisure-related sectors we believe benefit from long-term demographic, economic, geographic and cultural dynamics and that deliver destination experiences to consumers.

•	The sale-leaseback market in the gaming space is of considerable size but has historically seen limited appetite to purchase large assets. We believe that the advent of large gaming REITs, like VICI, will drive the additional bifurcation of gaming operations from their real estate and fuel gaming REIT industry growth.

•	We believe the hospitality, entertainment and leisure sectors offer comparable sizable opportunities not harnessed to-date, and that our scale, experience and partnership approach can naturally aid in the facilitation of industry transactions not previously undertaken.

Asset characteristics

•	Our current real estate portfolio is differentiated by virtue of advantageous geographic market location and real estate qualities such as physical features and amenities, age, and opportunity for future value enhancement. Furthermore, our assets are of mixed-use, with casino, hospitality, retail, dining, live entertainment, convention and other components. As a result, our real estate assets attract and cater to patrons seeking business, recreational and entertainment experiences across both short social-gatherings and destination-stay environments. This breadth of usage enhances our tenants’ revenue generation and provides us with unmatched lease income and stability. We will seek to replicate these attractive dynamics in our future acquisitions.

Financial characteristics

•

Our future acquisitions will be selected based on an adherence to a strict financial discipline consistent with our founding principles, including but not limited to: an established operating history, high income quality, attractive expected financial performance and sustainability of cash flows, and financially attractive purchase price and overall yield.

Lease Structure

•	We will seek to replicate our current long term, built-in escalator triple-net leases that are in place with our current tenants in our future acquisitions.

Competition

We will compete for real property investments with other REITs, gaming companies, investment companies, private equity and hedge fund investors, sovereign funds, lenders and other investors. In addition, revenues from our properties will be dependent on the ability of our tenants, currently subsidiaries of Caesars, and operators to compete with other gaming operators. The operators of our properties compete on a local and regional basis for customers. The gaming industry is characterized by a high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, emerging varieties of Internet gaming and other forms of gaming in the United States.

As a landlord, we compete in the real estate market with numerous developers and owners of properties. Some of our competitors are significantly larger, have greater financial resources and lower costs of capital than we have, have greater economies of scale and have greater name recognition than we do. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our ability to compete is also impacted by national and local economic trends, availability of investment alternatives, availability and cost of capital, construction and renovation costs, existing laws and regulations, new legislation and population trends. See “Risk Factors—Risks Related to Our Business and Operations—A substantial portion of our cash is used to satisfy our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid current entity level U.S. Federal income taxes, limiting our ability to pursue our business and growth strategies” and “—Our pursuit of investments in, and acquisitions or development of, additional properties may be unsuccessful or fail to meet our expectations.”

Employees

As of the date of this prospectus, approximately 140 employees are employed by us. These employees are employed at our Operating Partnership or VICI Golf or their respective subsidiaries.

Governmental Regulation and Licensing

The ownership, operation and management of gaming and racing facilities are subject to pervasive regulation. Each of our gaming and racing facilities is subject to regulation under the laws, rules, and regulations of the jurisdiction in which it is located. Gaming laws and regulations generally require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators; and

•	ensure that contracts and financial transactions are commercially reasonable, reflect fair market value and are arms-length transactions.

Gaming laws and regulations impact our business in two respects: (1) our ownership of land and buildings in which gaming activities are operated by subsidiaries of Caesars (or other tenants) pursuant to the Lease Agreements (or other lease agreements); and (2) the operations of subsidiaries of Caesars (or other tenants). Further, many gaming and racing regulatory agencies in the jurisdictions in which our tenants operate require us and our affiliates to apply for and maintain a license as a key business entity or supplier because of our status as landlord.

Our businesses and the business of Caesars (or other tenants) are also subject to various Federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, health care, currency transactions, taxation, zoning and building codes and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Violations of Gaming Laws

If we, our subsidiaries or the tenants of our properties violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. Finally, the loss of our gaming licenses could result in an event of default under our certain of our indebtedness, and cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. As a result, violations by us of applicable gaming laws could have a material adverse effect on us.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to and in some cases approved by gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control.

Insurance

The Lease Agreements require the tenants to maintain, with financially sound and reputable insurance companies (and in certain cases subject to the right of the tenants to self-insure), insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. The Lease Agreements provide that the amount and type of insurance that the tenants have in effect as of the commencement of the leases will satisfy for all purposes the requirements to insure the properties. However, such insurance coverage may not be sufficient to fully cover our losses.

Environmental Matters

Our properties are subject to environmental laws regulating, among other things, air emissions, wastewater discharges and the handling and disposal of wastes, including medical wastes. Certain of the properties we own utilize above or underground storage tanks to store heating oil for use at the properties. Other properties were built during the time that asbestos-containing building materials were routinely installed in residential and commercial structures. The Lease Agreements generally obligate our tenants to comply with applicable environmental laws and to indemnify us if its noncompliance results in losses or claims against us, and we expect that any future leases will include the same provisions for other operators. A tenant’s failure to comply could result in fines and penalties or the requirement to undertake corrective actions which may result in significant costs to the operator and thus adversely affect their ability to meet their obligations to us.

Pursuant to U.S. Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at, or emanating from, such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. We also may be liable under certain of these laws for damage that occurred prior to our ownership of a property or at a site where we sent wastes for disposal. The failure to properly remediate a property may also adversely affect our ability to lease, sell or rent the property or to borrow funds using the property as collateral.

In connection with the ownership of our current properties and any properties that we may acquire in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. We are not aware of any environmental issues that are expected to have a material impact on the operations of any of our properties.

Our Relationship with Caesars

We are independent from Caesars. Although we lease all our gaming facilities to subsidiaries of Caesars, we anticipate diversifying our portfolio over time.

To govern the ongoing relationship between us and Caesars and our respective subsidiaries, we entered into various agreements with Caesars and/or its subsidiaries as described herein. The summaries presented below are not complete and are qualified in their entirety by reference to the full text of the applicable agreements, which are included as exhibits to the registration statement of which this prospectus is a part.

Formation Lease Agreements for Caesars Palace Las Vegas and our Regional Properties

On the Formation Date, we entered into the Formation Lease Agreements with CEOC, which govern the lease of the facilities of CPLV and of our regional properties.

The payment obligations of CEOC under the Formation Lease Agreements are guaranteed by Caesars under the Management and Lease Support Agreements.

Term. Each Formation Lease Agreement has an initial 15 year term with four five-year renewal terms exercisable at the option of the respective tenant; provided that with regards to the Non-CPLV Lease Agreement the respective tenant shall not have the right to exercise a renewal term with respect to any particular property under the Non-CPLV Lease Agreement to the extent the term (including the initial term plus all prior and their current renewal terms) would exceed 80% of such property’s remaining useful life (measured as of the effective date of the applicable Lease Agreement). Other than upon mutual agreement, or in limited circumstances in the case of certain casualty or condemnation events, CEOC does not have a right to terminate the Formation Lease Agreements. We only have the right to terminate the Formation Lease Agreements during an event of default or in the case of certain casualty events.

Rent. CPLV Lease Agreement. The annual rent for the first seven years of the lease term is $165.0 million per year, subject to an annual escalator equal to the greater of 2% and the Consumer Price Index increase commencing in the second year of the lease term. From and after the commencement of the eighth year of the lease term, rent for each lease year will be (i) (a) for the eighth year, base rent equal to 80% of the overall rent for the seventh year of the lease term, subject to the annual escalator and (b) for each subsequent year, base rent equal to the base rent payable in the immediately prior year, subject to the annual escalator, plus (ii) (a) from the eighth to the tenth year of the lease, variable rent equal to 20% of the overall rent for the seventh year of the lease term, with such variable rent amount increased or decreased, as applicable, by 13.0% of the difference in net revenue from the operations of the facilities subject to the CPLV Lease Agreement (the “CPLV facilities”) from the year prior to the first year of the lease term to the seventh year of the lease term (such resulting amount being referred to herein as “CPLV Initial Variable Rent”) and (b) from and after the commencement of the eleventh year of the lease, variable rent equal to the CPLV Initial Variable Rent, with such variable rent amount increased or decreased, as applicable, by 13.0% of the difference in net revenue from the operations of the CPLV facilities from the seventh year of the lease term to the tenth year of the lease term.

For each renewal term after the initial 15 year term, annual rent will be (i) as base rent, for the first year of such renewal term, an amount equal to fair market value rent and in no event less than the base rent payable during the year immediately preceding the commencement of such renewal term or greater than 110% of such prior year’s base rent, and for each year following such first year of such renewal term, an amount equal to the amount payable as base rent in the immediately prior year subject to the annual escalator and (ii) as variable rent, for each year of such renewal term an amount equal to the variable rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the CPLV facilities from year ten of the lease term to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods). The CPLV Lease Agreement contains a customary mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) is commenced to be determined at least 12 months prior to the commencement of the applicable renewal term.

Non-CPLV Lease Agreement. The base rent for the first seven years of the lease term is $433.3 million per year, subject to the annual escalator equal to the greater of 2% and the Consumer Price Index increase commencing in the sixth year of the lease term.

From and after the eighth year of the lease term through the tenth year of the lease term, annual rent will be (i) (a) for the eighth year, base rent equal to 70% of the overall rent for the seventh lease year, subject to the annual escalator and (b) for each subsequent year, base rent equal to the base rent payable in the immediately prior year, subject to the annual escalator, plus (ii) variable rent equal to 30% of the overall rent for the seventh lease year, increased or decreased, as applicable, by 19.5% of the difference in net revenue from the operations of the regional facilities leased to CEOC, other than CPLV and the Joliet Facilities, from the year prior to the first year of the lease term to the seventh year of the lease term.

From and after the commencement of the eleventh year of the lease term, annual rent will be (i) (a) for the eleventh year, base rent equal to 80% of the overall rent for the tenth year of the lease term, subject to the annual escalator and (b) for each subsequent year, base rent equal to the base rent payable in the immediately prior year, subject to the annual escalator, plus (ii) variable rent equal to 20% of the overall rent for the tenth year of the lease term, increased or decreased, as applicable, by 13.0% of the difference in net revenue of the operations of the regional facilities leased to CEOC, other than CPLV and the Joliet Facilities, from the seventh year of the lease term to the tenth year of the lease term.

For each renewal term after the initial 15 year term, annual rent will be (i) as base rent, for the first year of such renewal term, fair market value rent and in no event less than the base rent payable during the year immediately preceding the commencement of such renewal term or greater than 110% of such prior year’s base rent, and for each year following such first year of such renewal term, an amount equal to the amount payable as base rent in the immediately prior year subject to the annual escalator, and (ii) as variable rent, for each year of such renewal term an amount equal to the variable rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable rent increased or decreased, as applicable, by 13.0% of the difference in net revenue from the operations of the regional facilities leased to CEOC, other than CPLV and the Joliet facilities, from year ten of the lease term to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods). The Non-CPLV Lease Agreement contains a mechanism to adjust renewal term rent to fair market value rent (without regard to the above-mentioned cap or floor) with respect to any assets for which the useful life does not extend until the end of the applicable renewal term. The Non-CPLV Lease Agreement also contains a customary mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) is commenced to be determined at least 12 months prior to the commencement of the applicable renewal term.

Joliet Lease Agreement. The Joliet facilities are owned by Harrah’s Joliet Landco LLC, a joint venture of which we are the 80% owner and the managing member. We are entitled to receive 80% of the rent generated by the Joliet facilities and the other member is entitled to receive the remaining 20%.

The annual rent for the first seven years of the lease term is $39.6 million per year, subject to the annual escalator equal to the greater of 2% and the Consumer Price Index increase commencing in the sixth year of the lease term.

From and after the eighth year of the lease term through the tenth year of the lease term, annual rent for each lease year will be (i) (a) for the eight lease year, base rent equal to 70% of the overall rent for the seventh year of the lease term, subject to the annual escalator and (b) for each subsequent year, base rent equal to the base rent payable in the immediately prior year, subject to the annual escalator, plus (ii) variable rent equal to 30% of the overall rent for the seventh year of the lease term, with such variable rent increased or decreased, as applicable, by 19.5% of the difference in net revenue from the operations of the Joliet facilities from the year prior to the first year of the lease term to the seventh year of the lease term. From and after the commencement of the eleventh year of the lease term until the expiration of the initial lease term, annual rent will be (i) (a) for the eleventh year base rent equal to 80% of the overall rent for the tenth year of the lease term, subject to the annual escalator and (b) for each subsequent year, base rent equal to the base rent payable in the immediately prior year, subject to the annual escalator, plus (ii) variable rent equal to 20% of the overall rent for the tenth year of the lease term, with such variable rent increased or decreased, as applicable, by 13.0% of the difference in net revenue from the operations of the Joliet facility from the seventh year of the lease term to the tenth year of the lease term. For each renewal term after the initial 15 year term, annual rent will be (i) as base rent for the first year of such renewal term, an amount equal to fair market value rent and in no event less than the prior year’s base rent nor greater than 110% of the prior year’s base rent, and for each year following such first year of such renewal term, an amount equal to the amount payable as base rent in the immediately prior year subject to the annual escalator, and (ii) as variable rent for each year of such renewal term, an amount equal to the variable rent in effect for the prior year, with such variable rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the Joliet facility from the tenth year of the lease term to the fifteenth year of the lease term (with respect to the first renewal term) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (with respect to subsequent renewal terms). The Joliet Lease Agreement contains a mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) is commenced to be determined at least 12 months prior to the commencement of the applicable renewal term.

Rent Allocation. For U.S. Federal income tax purposes, the Code provides that the amount of rent which accrues during any taxable year (and the amount of rent which is therefore deductible to the lessee and included in taxable income to the lessor) shall be made by allocating rents in accordance with the lease agreement. Applicable guidance permits a lessor and lessee to agree to a rent allocation schedule for these purposes that differs from the rent payment schedule under a lease, including a rent allocation schedule that provides for a rent holiday of up to three months and for increasing or decreasing rent generally within specified parameters. Each of the Formation Lease Agreements include a rent allocation schedule for U.S. federal income tax purposes for the initial 15 year term that differs from the rent payment schedule under the applicable lease which will generally result in the amount of taxable income to VICI for each taxable year differing from the amount of rent received by VICI during such year.

Triple Net Lease, Capital Expenditures, Material Alterations. Each of the Formation Lease Agreements are structured as triple-net, with CEOC responsible for the taxes, insurance, maintenance and repair of the facilities. CEOC pays all rent absolutely net to us, without abatement, and unaffected by any circumstance (except in certain cases of casualty and condemnation).

In addition to CEOC’s responsibility to pay taxes, insurance and maintenance and repair expenses, in each calendar year, CEOC must satisfy both of the following requirements (A) under the Non-CPLV Lease Agreement and Joliet Lease Agreement, expend a minimum of $100.0 million in capital expenditures (which may include certain expenditures incurred by a certain CEOC affiliate or with respect to certain other CEOC assets), which amount may be decreased under certain circumstances, such as removal of property from a Formation Lease Agreement due to casualty or condemnation or disposition of a material property, by an amount in proportion to the EBITDAR of the property being removed or disposed of, and (B) for each of the properties covered by the Formation Lease Agreements, expend an amount equal to at least 1% of actual net revenue (from the prior year) generated by the properties, as applicable, on capital expenditures that constitute installation or restoration and repair or other improvements of items with respect to the leased properties.

In addition, every period of three calendar years, CEOC must satisfy both of the following requirements: (A) under the Non-CPLV Lease Agreement and Joliet Lease Agreement, expend a minimum of $495.0 million in capital expenditures (which may include certain expenditures incurred by a certain CEOC affiliate or with respect to certain other CEOC assets), and (B) expend a minimum of $350.0 million in capital expenditures excluding capital expenditures for any services entity, foreign subsidiaries and unrestricted subsidiaries of CEOC, gaming equipment, corporate shared services and properties not included in the Formation Lease Agreements. These amounts, in each case, may be decreased under the same circumstances with respect to the annual requirement. Further, with respect to the requirement to expend a minimum of $350.0 million in capital expenditures, such capital expenditures will be allocated as follows: (i) $84.0 million to the facilities covered by the CPLV Lease Agreement; (ii) $255.0 million to the facilities covered by the Non-CPLV Lease Agreement and the Joliet Lease Agreement; and (iii) the balance to facilities covered by any Formation Lease Agreement in such proportion as CEOC may elect.

The HLV Lease Agreement requires the tenant thereunder to spend (x) $171 million in capital expenditures for the period commencing January 1, 2017 and ending December 31, 2021, and, (y) commencing in 2022, annually, 1% of the actual net revenue generated during the immediately prior year from such property on capital expenditures that constitute installation, restoration, repair, maintenance or replacement of physical improvements or other physical items with respect to the leased property under the HLV Lease Agreement.

In addition to customary default remedies, if CEOC does not spend the full amount of the minimum capital expenditures as required under the applicable Formation Lease Agreement, we have the right to seek the remedy of specific performance to require CEOC to spend any such unspent amount or deposit such amounts in a reserve account. CEOC’s obligations to spend the minimum capital expenditures will constitute monetary obligations included in Caesars’ obligations as guarantor with respect to these Formation Lease Agreements.

CEOC is permitted to make any alterations and improvements, including materially altering a facility, expanding a facility or developing the undeveloped land leased pursuant to the Formation Lease Agreements, except that (i) CEOC is required to obtain our consent (not to be unreasonably withheld) for any alterations with a budgeted cost in excess of $75 million and (ii) CEOC is required to obtain our consent (not to be unreasonably withheld, but subject to a reasonable economic arrangement benefitting us) to develop certain vacant land in Las Vegas, Nevada. CEOC will not be required to obtain our consent to construct a certain new tower at the CPLV facility, as long as CEOC satisfies all applicable conditions thereto set forth in the document governing the CPLV CMBS Debt. In addition, where the cost of the alteration exceeds $50.0 million (such activity, a “Material Alteration”), we have the right (except if CEOC is financing the same with cash) to offer to provide financing for such Material Alteration. If we decline to provide financing, or CEOC rejects our financing proposal, subject to certain conditions, CEOC may use existing available financing or seek outside financing. In such event, following expiration of the term of the lease, we will have the option to reimburse CEOC for such Material Alteration for fair market value. If we do not elect to reimburse CEOC for such Material Alteration, CEOC will, at its option, either remove the Material Alteration from the leased property and restore the leased property to the condition existing prior to such Material Alteration being constructed at CEOC’s own cost and expense prior to expiration or earlier termination of the term of the lease, or leave the Material Alteration at the leased property at the expiration or earlier termination of the term of the lease, at no cost to us. If we elect to reimburse CEOC for the Material Alteration, any amount due to CEOC will be credited against any amounts owed by CEOC to us under the applicable Formation Lease Agreement. In certain instances (including, for example, if the applicable Formation Lease Agreement is terminated due to CEOC’s default), such Material Alterations not funded by us nevertheless will revert to us at no cost to us.

Assignment. Under the Formation Lease Agreements, the tenant does not have the right to assign any portion of the leases. However, certain assignments are permitted, including an assignment of an entire lease to a permitted lender for collateral purposes or upon foreclosure to a lender or subsequent purchaser, an assignment to an affiliate of the tenant, to Caesars or an affiliate of Caesars, and, subject to certain conditions, any sublease of any portion of the premises, pursuant to a bona-fide third party transaction. In addition, certain transfers of direct and indirect interests in the tenant are permitted.

Other Terms. The Formation Lease Agreements contain various terms and conditions related to subleasing of properties, insurance, casualty and condemnation, and other customary matters. See “—Insurance” for more information relating to insurance provisions in the Formation Lease Agreements. The Formation Lease Agreements also include events of default, including certain events of cross default between the Formation Lease Agreements, such that (i) an event of default under the CPLV Lease Agreement will trigger an event of default under the other Formation Lease Agreements during the term of the Prior Term Loans, Prior First Lien Notes and Second Lien Notes (but not following the replacement of such financings), (ii) an event of default under the Non-CPLV Lease Agreement or Joliet Lease Agreement will not trigger an event of default under the CPLV Lease Agreement and (iii) an event of default under either the Non-CPLV Lease Agreement or the Joliet Lease Agreement will trigger an event of default under the other such Formation Lease Agreement. Among other remedies, we have the right to terminate the Formation Lease Agreements during an event of default (subject to notice and cure periods in favor of the tenants and their lenders). The Formation Lease Agreements also require CEOC, in the event of a termination of the agreements, to provide certain transition services to us in respect of the properties subject to the agreements for a limited time following such event.

Under the Formation Lease Agreements, sale of the leased property to competitors of Caesars is not restricted, but if the landlord under the Formation Lease Agreements becomes (or comes under common control with) a competitor of Caesars, then certain modifications to such Leases are triggered, including, among other things, (i) Caesars is no longer required to furnish any competitively sensitive information to us in connection with its reporting requirements, (ii) certain approval rights (e.g., the right to approve certain alterations) are eliminated, and (iii) we are required to form an independent committee to evaluate, negotiate and approve all consent, approval and decision making rights granted to landlord under the leases (or under the corresponding Management and Lease Support Agreements) relating to competitively sensitive matters pertaining to the use and operation of the leased property and the tenant’s business conducted thereat (other than any right of landlord to grant waivers and amend or modify the terms of the lease).

HLV Lease Agreement

In December 2017, we entered into an amended and restated lease agreement with Harrah’s Las Vegas, LLC (“HLV Tenant”), which governs the lease of the facilities of Harrah’s Las Vegas. The payment obligations of HLV Tenant under the HLV Lease Agreement are guaranteed by CRC under the Guaranty of Lease.

Term. The HLV Lease Agreement has an initial 15-year term with four five-year renewal terms exercisable at the option of the HLV Tenant. Other than upon mutual agreement, or in limited circumstances in the case of certain casualty or condemnation events, HLV Tenant does not have a right to terminate the HLV Lease Agreement (unless we engage in certain types of transactions with an entity(ies) that is(are) a competitor of Caesars or if the landlord thereunder becomes a competitor of Caesars, in which case the tenant has a right to buy the property from us). We only have the right to terminate the Lease Agreement during an event of default or in the event of a certain casualty events.

Rent. The base rent for the first seven years of the lease term is $87.4 million per year, subject to an annual escalator equal to (a) 1% commencing in the second year of the lease term, and (b) the greater of 2% and the Consumer Price Index increase commencing in the sixth year of the lease term, provided, however, with respect to clause (b) in the event such escalation in rent will cause the EBITDAR to Rent Ratio (as defined in the HLV Lease Agreement) to be less than 1.6 to 1, the escalator will be reduced to an amount that would result in a 1.6 to 1 EBITDAR to Rent Ratio for such lease year (but in no event shall rent be less than in the prior year).

For the eighth year of the lease term through the tenth year of the lease term, annual rent will be (i) (a) for the eighth year, base rent equal to 80% of the overall rent for the seventh lease year, subject to the annual escalator and (b) for each subsequent year, an amount equal to the base rent for the immediately prior year, subject to the annual escalator, plus (ii) variable rent equal to 20% of the overall rent for the seventh lease year, increased or decreased, as applicable, by 4.0% of the difference in net revenue of the operations of HLV, from the year prior to the first year of the lease term to the seventh year of the lease term.

From and after the commencement of the eleventh year of the lease term, rent will be (i) (a) for the eleventh year, base rent equal to 80% of the overall rent for the tenth year of the lease term, subject to the annual escalator and (b) for each subsequent year, an amount equal to the base rent for the immediately prior year, subject to the annual escalator, plus (ii) variable rent equal to 20% of the overall rent for the tenth year of the lease term, increased or decreased, as applicable, by 4.0% of the difference in net revenue from the operations of HLV from the seventh year of the lease term to the tenth year of the lease term.

For each renewal term after the initial 15-year term, annual rent will be (i) as base rent, for the first year of such renewal term an amount equal to fair market value rent and in no event less than the base rent then payable during the year immediately preceding the commencement of such renewal term or greater than 110% of the prior year’s base rent and for each year following such first year of such renewal term, an amount equal to the amount payable as base rent in the immediately prior year, subject to the annual escalator, and (ii) as variable rent, for each year of such renewal term an amount equal to the variable rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable rent increased or decreased, as applicable, by 4.0% of the difference in net revenue from the operations of HLV from year ten of the lease term to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods).

Triple Net Lease, Capital Expenditures, Material Alterations. The HLV Lease Agreement is structured as triple-net, with HLV Tenant responsible for the taxes, insurance, maintenance and repair of the facilities. HLV Tenant pays all rent absolutely net to us, without abatement, and unaffected by any circumstance (except in certain cases of casualty and condemnation).

In addition to HLV Tenant’s responsibility to pay taxes, insurance and maintenance and repair expenses, in each calendar year, the HLV Tenant must expend a minimum of $171.0 million in capital expenditures at HLV for the period commencing on January 1, 2017 and ending December 31, 2021, and thereafter on an annual basis expend an amount equal to at least 1% of actual net revenue (from the prior year) generated by HLV on capital expenditures that constitute installation or restoration, repair, maintenance or replacement of any physical improvements with respect to HLV.

In addition to customary default remedies, if HLV Tenant does not spend the full amount of the minimum capital expenditures as required under the HLV Lease Agreement, we have the right to seek the remedy of specific performance to require HLV Tenant to spend any such unspent amount or deposit such amounts in a reserve account. HLV Tenant’s obligations to spend the minimum capital expenditures will constitute monetary obligations included in CRC’s obligations as guarantor with respect to the HLV Lease Agreement.

HLV Tenant is permitted to make any alterations and improvements, including materially altering a facility, expanding a facility or developing the undeveloped land leased pursuant to the lease, except that HLV Tenant is required to obtain our consent (not to be unreasonably withheld) for any alterations with a budgeted cost in excess of $75 million. In addition, where the cost of the alteration exceeds $50.0 million (such activity, a “Material Alteration”), we have the right (except if HLV Tenant is financing the same with cash or if obtaining such financing from us would cause a breach by HLV Tenant or CRC of its indebtedness with unrelated third parties in an aggregate principal amount exceeding $75 million) to offer to provide financing for such Material Alteration. If we decline to provide financing, or HLV Tenant rejects our financing proposal, subject to certain conditions, HLV Tenant may use existing available financing or seek outside financing. In such event, following expiration of the term of the lease, we will have the option to reimburse HLV Tenant for such Material Alteration for fair market value. If we do not elect to reimburse HLV Tenant for such Material Alteration, HLV Tenant will, at its option, either remove the Material Alteration from the leased property and restore the leased property to the condition existing prior to such Material Alteration being constructed at HLV Tenant’s own cost and expense prior to expiration or earlier termination of the term of the lease, or leave the Material Alteration at the leased property at the expiration or earlier termination of the term of the lease, at no cost to us. If we elect to reimburse HLV Tenant for the Material Alteration, any amount due to HLV Tenant will be credited against any amounts owed by HLV Tenant to us under the lease. In certain instances (including, for example, if the lease agreement is terminated due to HLV Tenant’s default), such Material Alterations not funded by us nevertheless will revert to us at no cost to us.

Assignment. Under the HLV Lease Agreement, certain assignments are permitted, including an assignment of the entire lease to a permitted lender for collateral purposes or upon foreclosure to a lender or subsequent purchaser, an assignment to an affiliate of the tenant, to Caesars or an affiliate of Caesars, and, subject to certain conditions, any sublease of any portion of the premises, pursuant to a bona-fide third party transaction. In addition, certain transfers of direct and indirect interests in the HLV Tenant are permitted.

Other Terms. The HLV Lease Agreement contains various terms and conditions related to subleasing of properties, insurance, casualty and condemnation, and other customary matters. See “—Insurance” for more information relating to insurance provisions in the HLV Lease Agreement. The HLV Lease Agreement also includes events of default. Among other remedies, we have the right to terminate the HLV Lease Agreement during an event of default (subject to notice and cure periods in favor of the tenants and their lenders). The HLV Lease Agreement also requires HLV Tenant, in the event of a termination of the lease, to provide a two year license for certain specific intellectual property used in conjunction with HLV.

Under the HLV Lease Agreement, sales of the HLV facility to competitors of Caesars are prohibited. If the Landlord under the HLV Lease nonetheless becomes (or comes under common control with) a competitor of Caesars (including by way of a transaction affecting all of VICI REIT’s properties generally), then, (i) certain modifications to the HLV Lease Agreement are triggered, similar to the modifications to the Formation Lease Agreements described above, and (ii) Caesars is granted the option to purchase the HLV facility from us at its fair market value, determined through a process described in the HLV Lease Agreement.

CRC Guaranty. Pursuant to the Guaranty of Lease, CRC guarantees the payment of all monetary obligations of HLV Tenant under the HLV Lease Agreement.

Management and Lease Support Agreements

We have entered into a separate Management and Lease Support Agreement in connection with each Formation Lease Agreement with Caesars or a wholly-owned subsidiary of Caesars serving as managers (collectively, the “Managers”). Pursuant to the Management and Lease Support Agreements, Caesars guarantees CEOC’s payment obligations, including capital expenditures and monetary damages, under the Formation Lease Agreements and the “User’s” payment obligations under the Golf Course Use Agreement.

Term. The Management and Lease Support Agreements commenced on the Formation Date and will terminate with respect to a specific property, if such property is no longer subject to the applicable Formation Lease Agreement. With respect to each Formation Lease Agreement, the respective Management and Lease Support Agreement will terminate upon the earlier of (i) the date that all of the facilities covered by such Management and Lease Support Agreement are no longer subject to such management and lease pull out agreement as a result of certain events of casualty, condemnation or taking (ii) the expiration of the term (including any renewal term) of the applicable Formation Lease Agreement (iii) the date that we, Caesars, the Manager and CEOC terminate the respective Management and Lease Support Agreement, (iv) the foreclosure of the leased facilities covered by such Formation Lease Agreement where the foreclosing party elects to terminate the Management and Lease Support Agreement and (v) the termination of the respective Formation Lease Agreement by us as a result of certain defaults thereunder.

A termination of any or all of the Management and Lease Support Agreements by CEOC or the Managers (including in the case of a rejection in bankruptcy) will not, subject to certain exceptions described below, result in the termination of Caesars’ guaranty obligations under any of the Management and Lease Support Agreements.

Operations and Management. Under the Management and Lease Support Agreements, the Managers manage and operate the leased facilities. The Managers manage the facilities in their reasonable business judgment, on terms set forth in the Management and Lease Support Agreements and, in any event are required, among other things, to manage (x) each facility under the Non-CPLV Lease Agreement and the Joliet Lease Agreement (i) at a standard and level of service and quality and on terms and in a manner for all of the facilities under the Non-CPLV Lease Agreement and the Joliet Lease Agreement, taken as a whole, that is not lower than the standard and level of service and quality for all of the facilities under the Non-CPLV Lease Agreement and the Joliet Lease Agreement, taken as a whole, as of the date of commencement of the Management and Lease Support Agreements, and (ii) in accordance in all material respects with the policies and programs in effect as of the date of commencement of the Management and Lease Support Agreements at each of the facilities under the Non-CPLV Lease Agreement and the Joliet Lease Agreement, with certain revisions to such policies and programs from time to time as the applicable Manager may implement in a non-discriminatory manner; and (y) CPLV (i) at a standard and level of service and quality and on terms and in a manner for CPLV that is not lower than the standard and level of service and quality for CPLV as of the date of commencement of the Management and Lease Support Agreements, and (ii) in accordance in all material respects with the policies and programs in effect as of the of the date of commencement of the Management and Lease Support Agreements at CPLV with certain revisions to such policies and programs from time to time as Manager may implement in a non-discriminatory manner, in each case subject to certain operating limitations more particularly described in the Management and Lease Support Agreements.

All direct expenses for operating the facilities incurred by the applicable Manager in accordance with each Management and Lease Support Agreement are reimbursed by our tenant (including, without limitation, fees and expenses allocated to the Managers and/or our tenant for the facilities under arrangements with Caesars Enterprise Services, (“CES”)). The Managers entered into separate shared services arrangements with CES (and, if necessary, any other applicable affiliates) for access to shared services (including without limitation use of the Total Rewards® customer loyalty program) for the benefit of the facilities so that the facilities can be operated, promoted and marketed consistent with, and on no less favorable terms and conditions agreed to with, any other facilities directly or indirectly owned, operated or managed by Caesars (or Caesars’ affiliates). The Managers may delegate duties under the Management and Lease Support Agreements to one or more affiliates on customary terms so long as neither us nor our tenant is prejudiced thereby.

CEOC has an exclusive (subject to certain carve-outs), perpetual right to use the name “Caesars Palace Las Vegas” for hotels, casinos and other leisure, entertainment or commercial properties throughout the world, which requires our consent to terminate. Horseshoe, Harrah’s, Bally’s and other trademarks and brand names under which the properties subject to the Non-CPLV Lease Agreement are operated and promoted, are also licensed to CEOC or the Managers, and these can be changed without our consent. Tenant’s obligations to pay rent under the Lease Agreements would continue regardless of any rebranding.

We also have rights to use other intellectual property, including guest data, owned by Caesars that is necessary for our properties’ operation or management, for so long as such property is managed by a Caesars entity. If management is transitioned away from Caesars, there would be a two year transition period (which may end earlier if our needs ceased) to phase out any such use. A new manager would have no right to use this intellectual property, including the Total Rewards ® program, following the transition period. Caesars and we would both be permitted to use guest data existing at the time of any such transition, with the exception that guest data pertaining to certain exclusive customers of Caesars Palace Las Vegas would be exclusively ours.

Additionally, we have the right to use trademarks, images and other creative works from Caesars for fundraising, financing, investment reporting, investor relations, business development and similar activities relating to the leased properties, for so long as such properties are leased and managed by Caesars. Caesars also has the right to use any creative works that we develop related to the leased properties for their marketing and promotion of such properties.

Caesars Guaranty. Pursuant to the Management and Lease Support Agreements, Caesars guarantees the payment and performance of all monetary obligations of CEOC and/or its subsidiaries under the Formation Lease Agreements and the “User’s” under the Golf Course Use Agreement, subject to the following terms: (i) Caesars will be liable for the full amounts of the monetary obligations owed by our tenants and/or its subsidiaries in respect of the Formation Lease Agreements and the “User’s” under the Golf Course Use Agreement (not merely for any deficiency amount), unless and until irrevocably paid in full; (ii) Caesars will have no obligation to make a payment with respect to the leases unless an event of default is continuing under the applicable Formation Lease Agreement; (iii) if an event of default under a Formation Lease Agreement occurs, Caesars will have no obligation to make a payment (other than payments in respect of such damages to which we are entitled due to a termination pursuant to the Formation Lease Agreements and enforcement costs), unless Caesars was given notice of the applicable default (or event or circumstance that is or would become a default) of our tenant and/or its subsidiaries under the CPLV Lease Agreement, the Non-CPLV Lease Agreement or Joliet Lease Agreement, as applicable, and, with respect to monetary defaults, did not cure such default within the period set forth in the agreements; (iv) Caesars’ and the Managers’ obligations with respect to each Management and Lease Support Agreement (including, without limitation, Caesars’ guaranty obligations with respect to a Formation Lease Agreement) will terminate in the event the applicable Formation Lease Agreement is terminated by us expressly in writing (or with our express written consent), except to the extent of any accrued and unpaid guaranty obligations through the date of such termination and such damages to which we are entitled due to such termination pursuant to the Formation Lease Agreements; and (v) Caesars’ obligations with respect to each Management and Lease Support Agreement (including, without limitation, Caesars’ guaranty obligations with respect to a Formation Lease Agreement) will also terminate in the event (x) the Management and Lease Support Agreement is terminated by us, CEOC and/or its subsidiaries, the Manager and Caesars expressly in writing (or the parties’ express written consent), (y) a replacement Lease Agreement and Management and Lease Support Agreement are entered into by us, Caesars and/or its affiliates upon certain bankruptcy-related events (or if we elect in writing not to enter into such replacement agreements or such replacement agreements are not entered into as a direct and proximate result of our acts or failure to act in accordance with the Management and Lease Support Agreement provisions in respect of replacing such agreements) or (z) we terminate a Manager for cause (as defined in the Management and Lease Support Agreements) and an arbitrator appointed in accordance with the Management and Lease Support Agreements determines that cause did not exist. Notwithstanding the foregoing, Caesars’ guaranty obligations will continue (i) to the extent of any accrued and unpaid guaranty obligations through the date of termination of the guaranty and such damages to which we are entitled due to such termination pursuant to the Formation Lease Agreements and enforcement costs, (ii) during a two-year post-termination transition period during which the applicable Manager continues to act as manager and (iii) in all respects if the Managers are terminated for cause (as defined in the Management and Lease Support Agreements). Except as provided above, Caesars’ guaranty obligations under the Management and Lease Support Agreements will not terminate for any reason.

Collateral. In the event that CEOC’s first lien debt is (i) guaranteed by Caesars and such guaranty is secured by Caesars’ or certain of its subsidiaries’ assets, or (ii) secured by Caesars’ or certain of its subsidiaries’ assets, then, unless the collateral is limited to the equity interests in CEOC, the collateral securing any such first lien debt of CEOC shall also secure Caesars’ guaranty obligations pursuant to the Management and Lease Support Agreements on a pari passu basis with such CEOC first lien debt under the security agreement and any other related instruments securing CEOC’s first lien debt or the Caesars guaranty in respect of CEOC’s first lien debt (or any Caesars guaranty in respect of any refinancing thereof) in order to provide a security interest in all collateral thereunder to secure Caesars’ obligations under the Management and Lease Support Agreements. Such security interest will automatically be released upon the earlier to occur of (i) the termination of the security interest granted by Caesars or its subsidiaries securing CEOC’s first lien debt (or Caesars’ guaranty thereof) and (ii) (x) the date on which Caesars’ guaranty obligations under the Management and Lease Support Agreements have been irrevocably paid or (y) to the extent Caesars’ guaranty obligation under the Management and Lease Support Agreement is terminated by the express terms of the Management and Lease Support Agreements, twelve months after such termination. Such security interest would be a “silent” security interest that provides us with a secured claim against Caesars while any such Caesars debt guaranty or pledge of assets remains in effect, but we will have no voting, enforcement or default related rights with respect to such debt guaranty or collateral, unless and until the earlier of (x) the occurrence of a default in respect of any of Caesars’ guaranty obligations with respect to the Lease Agreements, or (y) the occurrence of an event of default that would cause the holders of CEOC’s first lien debt to take enforcement action in respect of the security interest in Caesars’ or its subsidiaries’ assets, in which case we would have all rights afforded to a secured creditor with respect such assets of Caesars and its subsidiary, including all rights available to holders of CEOC’s first lien debt. We would be a party to such security agreement and all related instruments that provide for such rights. The collateral that secures Caesars’ guaranty obligations will be the same collateral that secures any such Caesars debt guaranty obligations at any time, and Caesars’ guaranty obligations will be secured by such collateral on a pari passu basis with such Caesars debt guaranty obligations for so long as and at any time that such debt guaranty obligations are secured. Caesars will cause the parties benefitting from any security interest in Caesars’ or certain of its subsidiaries’ assets to enter into an intercreditor agreement containing, among other things, provisions governing the pari passu coverage of such collateral provisions and the “waterfall” by which any proceeds of, or collections on, the collateral will be distributed as between CEOC’s first lien debt and the lease guaranty obligations.

Caesars Covenants. The Management and Lease Support Agreements contain customary terms and waivers of all suretyship and other defenses by Caesars and include a covenant by Caesars requiring that (a) a sale of certain material assets by Caesars be for fair market value consideration, on arm’s-length terms in certain cases, with the approval of Caesars’ board of directors, and (b) non-cash dividends by Caesars are permitted only to the extent such dividends would not reasonably be expected to result in Caesars’ inability to perform its guaranty obligations under the Management and Lease Support Agreements.

In addition, until October 6, 2023, or, if earlier, (x) on the date on which Caesars’ guaranty obligations under the Management and Lease Support Agreements have been irrevocably paid or (y) to the extent Caesars’ guaranty obligation under the Management and Lease Support Agreements are terminated by the express terms of the Management and Lease Support Agreements, twelve months after such termination, Caesars may not directly or indirectly (i) declare or pay, or cause to be declared or paid, any dividend, distribution, any other direct or indirect payment or transfer (in each case, in cash, stock, other property, a combination thereof or otherwise) with respect to any of Caesars’ capital stock or other equity interests, (ii) purchase or otherwise acquire or retire for value any of Caesars’ capital stock or other equity interests, or (iii) engage in any other transaction with any direct or indirect holder of Caesars’ capital stock or other equity interests, which is similar in purpose or effect to those described above. However, Caesars will be permitted to execute such transactions if (a) Caesars’ equity market capitalization after giving pro forma effect to such dividend, distribution, or other transaction is at least $5.5 billion, (b) the amount of such dividend, distribution, or other transaction (together with any and all other such dividends and distributions and other transactions made under this clause (b) but excluding, any dividends, distributions or other transactions to be made under clause (c) or (d) below in such fiscal year), does not exceed, in the aggregate, (x) 25% of the net proceeds, up to a cap of $25 million in any fiscal year, from the disposition of assets by Caesars and its subsidiaries and (y) $100 million from other sources in any fiscal year, (c) Caesars’ equity market capitalization after giving pro forma effect to such dividend, distribution, or other transaction is at least $4.5 billion and such dividend, distribution or other transaction made under this clause (c) (excluding, any dividends, distributions or other transactions made under clause (b) above or clause (d) below in such fiscal year) is less than or equal to $125 million per annum and is funded solely by asset sale proceeds or (d) solely with respect to a transaction described in clause (a) above, the aggregate amount of such transactions (excluding transactions made under clause (b) or (c) above) is not more than $199.5 million. Similarly, until October 6, 2023, or earlier, (x) the date on which Caesars’ guaranty obligations under the Management and Lease Support Agreements have been irrevocably paid or (y) to the extent Caesars’ guaranty obligation under the Management and Lease Support Agreements are terminated by the express terms of the Management and Lease Support Agreements, twelve months after such termination, except in the case of the exceptions set forth under clauses (a) and (c) above, any net proceeds from the disposition of assets by Caesars or its subsidiaries in excess of $25 million that are directly or indirectly distributed to, or otherwise received by, Caesars in any fiscal year will not be used to fund any restricted payment of Caesars described above in clauses (i) through (iii) above.

Amended and Restated Right of First Refusal Agreement

The Amended and Restated Right of First Refusal Agreement contains a right of first refusal in our favor, pursuant to which we have the right to own (and cause to be leased to, and managed by, Caesars (or its affiliate or affiliates)) any domestic gaming facility located outside of Greater Las Vegas, proposed to be acquired or developed by Caesars (and/or its subsidiaries) that is not (i) then subject to a pre-existing lease, management agreement or other contractual restriction that was not entered into in contemplation of such acquisition or development and which (x) was entered into on arms’-length terms and (y) would not be terminated upon or prior to such transaction, (ii) a transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received), (iii) any transaction that does not consist of owning or acquiring a fee or leasehold interest in real property, (iv) a transaction in which Caesars and/or its subsidiaries will not own at least 50% of, or control, the entity that will own the gaming facility, (v) a transaction in which one or more third parties will own or acquire, in the aggregate, a beneficial economic interest of at least 30% in the applicable gaming facility, and such third parties are unable, or make a bona fide, good faith refusal, to enter into the opco/propco structure, (vi) a transaction in which Caesars or its subsidiaries proposes to acquire a then-existing gaming facility from Caesars or its subsidiaries, and (vii) a transaction with respect to any asset remaining in CEOC after the Formation Transactions. The Amended and Restated Right of First Refusal further provides us, subject to certain exclusions, the right to acquire (and lease to Caesars) any of the properties that Caesars has recently agreed to acquire from Centaur Holdings, LLC, should Caesars determine to sell any such properties. If we decline to exercise our right of first refusal, the Non-CPLV and Joliet Lease Agreements will provide for the establishment of a variable rent floor applicable to any non-CPLV facility with respect to which the new facility is located within a 30-mile radius of such facility leased thereunder and outside of Greater Las Vegas. If we exercise such right, we and Caesars (or its designee) will structure such transaction in a manner that allows the subject property to be owned by us and leased to Caesars (or its designee). In such event, Caesars (or its designee) will enter into a lease with respect to the subject property whereby (i) rent thereunder will be established based on formulas consistent with the EBITDAR coverage ratio (determined based on the prior 12 month period) with respect to the Lease Agreement then in effect and (ii) such other terms as are agreed by the parties.

The Amended and Restated Right of First Refusal Agreement also contains a right of first refusal in favor of Caesars, pursuant to which Caesars will have the right to lease and manage any domestic gaming facility located outside of Greater Las Vegas, proposed to be acquired or developed by us that is not: (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that was not entered into in contemplation of such acquisition or development and which (x) was entered into on arms’ length terms and (y) would not be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received), (iii) any transaction structured by the seller as a sale-leaseback, (iv) any transaction in which we and/or our affiliates will not own at least 50% of, or control, the entity that will own the gaming facility, and (v) any transaction in which we or our affiliates propose to acquire a then-existing gaming facility from ourselves or our affiliates. If Caesars (or its designee) exercises such right, we and Caesars (or its designee) will structure such transaction in a manner that allows the subject property to be owned by us and leased to Caesars (or its designee). In such event, Caesars (or its designee) will enter into a lease with respect to the additional property whereby (i) rent thereunder will be established based on formulas consistent with the adjusted EBITDA coverage ratio (as set forth in the Amended and Restated Right of First Refusal Agreement) with respect to the lease then in effect and (ii) such other terms as are agreed by the parties.

In the event that the foregoing rights are not exercised by us or Caesars and CEOC, as applicable, each party will have the right to consummate the subject transaction without the other’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to us or Caesars and CEOC, as applicable, for consummating such transaction.

The rights of first refusal will not apply if (A) the Management and Lease Support Agreements have been terminated or have expired by their terms or with our consent, (B) Caesars (or a subsidiary thereof) is no longer managing the facilities, or (C) a change of control occurs with respect to either Caesars or us.

Call Right Agreements

The Call Right Agreements provide our Operating Partnership with the opportunity to acquire Harrah’s Atlantic City, Harrah’s New Orleans and Harrah’s Laughlin from CERP or CGP, as applicable. Our Operating Partnership can exercise the call rights within five years from the Formation Date by delivering a request to the applicable owner of the property containing evidence of our ability to finance the call right. The purchase price for each property will be 10 multiplied by the initial property lease rent for the respective property, with the initial property lease rent for each property being the amount that causes the ratio of (x) EBITDAR of the property for the most recently ended four quarter period for which financial statements are available to (y) the initial property lease rent to equal 1.67.

Upon such election, if the owner of the property determines that (i) the sale of the property would not be permitted under a debt agreement under which at least $100.0 million of indebtedness (individually or in the aggregate) is outstanding, (ii) the consummation of the call right would not be approved by the applicable gaming authorities or (iii) the property is not for any other reason deliverable to our Operating Partnership, the owner may propose one or more replacement properties and the material terms of the purchase and if such proposal is at least as economically beneficial to us as the exercise of the call right, the parties must proceed with the sale of that property and any dispute with respect to the same (including whether such proposal was a qualifying proposal) will be submitted to arbitration.

If the exercise of the call right is not permissible because a debt agreement does not permit the sale and such limitation is not resolved within one year from exercise of the right and the owner has not made an alternative proposal, or has made an alternative proposal that is not at least as economically beneficial to us as the exercise of the call right, the owner must pay us an amount equal to the value of our loss, which, as of the Formation Date, was equal to $114.0 million, $84.0 million and $62.0 million for Harrah’s Atlantic City, Harrah’s New Orleans and Harrah’s Laughlin, respectively. These amounts will increase at a rate of 8.5% per annum, with annual compounding for the period from the date of each agreement until the date on which payment of the value loss amount is made.

If the exercise of the call right is not permissible due to a reason other than because of a debt limitation (including that the sale was not approved by the gaming authorities or the failure to obtain the consent of a landlord) and the owner has not made an alternative proposal, or has made an alternative proposal that is not at least as economically beneficial to us as the exercise of the call right, then the parties must use commercially reasonable efforts to resolve the issue until the earlier of (A) one year from the date of the exercise of the call right or (B) the date on which the parties determine that there is no reasonable chance that the issue will be resolved. If the applicable issue making the transaction impermissible is not resolved by the foregoing described deadline, the owner must use commercially reasonable efforts to sell the property to an alternative purchaser for the fair market value of the property. Upon the closing of any such alternative transaction, the net cash proceeds of the sale of the property will be allocated (i) first, to owner in an amount not to exceed the purchase price that would otherwise be determined in accordance with the applicable Call Right Agreement and (ii) any excess of such amount, to us (subject to any necessary approvals from applicable gaming authorities required for owner to pay, and us to receive, such funds).

If the exercise of the call right is permissible, the parties will use good faith, commercially reasonable efforts, for a period of ninety days following the delivery of the election notice to negotiate and enter into a sale agreement and conveyance and ancillary documents with respect to the applicable property together with a leaseback agreement.

Put-Call Agreement

The Put-Call Agreement provides for (i) a put right in favor of Caesars, which, if exercised, would result in the sale by Caesars to HLV Owner and simultaneous leaseback by HLV Owner to Caesars of the Eastside Convention Center Property (the “Put Right”), (ii) if Caesars exercises the put right and, among other things, the sale of the Eastside Convention Center Property to HLV Owner does not close for certain reasons more particularly described in the agreement, then a repurchase right in favor of Caesars, which, if exercised, would result in the sale by HLV Owner to Caesars of HLV (the “HLV Repurchase Right”) and (iii) a call right in favor of HLV Owner, which, if exercised, would result in the sale by Caesars to HLV Owner and simultaneous leaseback by HLV Owner to Caesars of the Eastside Convention Center Property (the “Call Right”). The Put Right may be exercised by Caesars during the period of time commencing on January 1, 2024 and ending on December 31, 2024. If applicable, the HLV Repurchase Right may be exercised by Caesars during a one year period commencing on the date upon which the closing under the Put Right transaction does not occur and ending on the day immediately preceding the first anniversary thereof. The purchase price for the HLV Repurchase Right would be an amount equal to 13 times the rent due under the HLV Lease Agreement for the most recently ended four consecutive fiscal quarter period for which financial statements are available as of the date of Caesars’ election to execute the HLV Repurchase Right. If applicable, the Call Right may be exercised by HLV Owner during the period of time commencing on January 1, 2027 and ending on December 31, 2027. The purchase price for the Eastside Convention Center Property is equal to thirteen times the rent due in connection with the leaseback thereof which will be determined pursuant to the formulas set forth in the Put-Call Agreement. The Put-Call Agreement also provides that the closing of the applicable transaction(s) would occur approximately 180 days after the entering into of the purchase and sale agreement. Simultaneously with the execution of the Put-Call Agreement: (x) CRC entered into a Guaranty, whereby CRC guaranteed Caesars’ obligations to pay certain liquidated damages amounts and perform certain obligations in connection with the construction of the convention center, and (y) VICI Properties 1 LLC, a Delaware limited liability company (“VICI 1”), entered into a Guaranty, whereby VICI 1 guaranteed HLV Owner’s obligations to pay certain liquidated damages amounts.

Golf Course Use Agreement

Pursuant to the Golf Course Use Agreement, VICI Golf granted to CEOC and CES (collectively, the “users”) certain priority rights and privileges with respect to access and use of the following golf course properties: Rio Secco (Henderson, Nevada), Cascata (Boulder City, Nevada), Chariot Run (Laconia, Indiana) and Grand Bear (Saucier, Mississippi). Pursuant to the Golf Course Use Agreement, the users are granted specific rights and privileges to the golf courses, including (i) preferred access to tee times for guests of users’ casinos and/or hotels located within the same markets as the golf courses, (ii) preferred rates for guests of users’ casinos and/or hotels located within the same markets as the golf courses, and (iii) availability for golf tournaments and events at preferred rates and discounts. In addition, VICI Golf is required to reserve a certain number of tee times for users’ guests on any and all dates as well as make commercially reasonable efforts to place users’ guests once the aforementioned reserved tee times have been utilized and at all other times when tee time inventory is limited. Pursuant to the Golf Course Use Agreement, the users are required to use commercially reasonable efforts to refer to VICI Golf a minimum number of complimentary golf rounds per month at each of the golf courses. Payments under the Golf Course Use Agreement are comprised of a $10.0 million annual membership fee, use fees and minimum rounds fees. The membership fee is subject to increase or decrease, as applicable, whenever rent under the Non-CPLV Lease Agreement is adjusted in accordance with the terms of the Non-CPLV Lease Agreement. The adjusted membership fee will be calculated based on the proportionate increase or decrease, as applicable, in rent under the Non-CPLV Lease Agreement. The use fees and minimum round fees are subject to an annual escalator equal to the greater of 2% and the increase in the Consumer Price Index from the prior year beginning at the times provided under the Golf Course Use Agreement.

Tax Matters Agreement

The Tax Matters Agreement addresses matters relating to the payment of taxes and entitlement to tax refunds by Caesars, CEOC, the Operating Partnership and us, and allocates certain liabilities, including providing for certain covenants and indemnities, relating to the payment of such taxes, receipt of such refunds, and preparation of tax returns relating thereto. In general, the Tax Matters Agreement provides for the preparation and filing by Caesars of tax returns relating to CEOC and for the preparation and filing by us of tax returns relating to us and our operations. To the extent that any matters contained in any tax return prepared by Caesars relate to our taxes, we have the right to review and comment on such items and, similarly, to the extent that any matters contained in any tax return prepared by us relate to CEOC’s taxes, Caesars has the right to review and comment on such items. Under the Tax Matters Agreement, Caesars has agreed to indemnify us for any taxes allocated to CEOC which we are required to pay pursuant to our tax returns and we have agreed to indemnify Caesars for any taxes allocated to us which Caesars or CEOC is required to pay pursuant to a Caesars or CEOC tax return. We have the right to participate in the contest of any matters relating to any Caesars or CEOC tax return that relate to matters for which we have indemnification responsibilities, and Caesars will have the right to participate in the contest of any matters relating to any of our tax returns that relate to matters for which Caesars has indemnification responsibilities.

The Tax Matters Agreement sets forth the parties’ intent that certain transactions entered into as part of the Plan of Reorganization qualify as tax-free under the Code. The Tax Matters Agreement provides that Caesars, CEOC and we will not take certain actions which may be inconsistent with certain facts presented and representations made relating to the foregoing intended tax treatment without obtaining a supplemental ruling from the IRS or, if mutually agreed, an opinion of a nationally recognized law or accounting firm that such actions will not affect the foregoing intended tax treatment. The parties agreed generally not to file tax returns or take any other action (or refrain from taking action) in a manner inconsistent with the foregoing intended tax treatment. Under the Tax Matters Agreement, Caesars has agreed indemnify us for taxes attributable to acts or omissions taken by Caesars and we have agreed to indemnify Caesars for taxes attributable to our acts or omissions, in each case that cause a failure of the transactions entered into as part of the Plan of Reorganization to qualify for the intended tax treatment described above.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value to allow for stable dividends and stock appreciation. We have not established a specific policy regarding the relative priority of these investment objectives.

Our business is focused primarily on gaming and leisure sector properties and activities directly related thereto. We own 20 market-leading properties and own and operate four golf courses. We believe there are potential opportunities to acquire or develop additional gaming, hospitality and entertainment destinations. Our future investment and development activities will not be limited to any geographic area or to a specific percentage of our assets. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT for U.S. Federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may participate with third parties in property ownership, through joint ventures or other types of co-ownership, and we may engage in such activities in the future if we determine that doing so would be the most effective means of owning or acquiring properties. We do not expect, however, to enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, preferred stock or options to purchase stock or interests in our subsidiaries, including our Operating Partnership.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be required to register as an investment company under the Investment Company Act of 1940, as amended.

Investments in Real Estate Mortgages

Although we do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment, we may elect, in our discretion, to invest in mortgages and other types of real estate interests, including, without limitation, participating or convertible mortgages; provided, in each case, that such investment is consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. We have no current plans to make additional investments in entities that are not engaged in real estate activities. Our investment objectives are to maximize the cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities of third parties, such as bonds, preferred stocks or common stock.

Financing Policies

We expect to employ leverage in our capital structure in amounts that we determine appropriate from time to time. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. We are, however, and expect to continue to be subject to certain indebtedness limitations pursuant to the restrictive covenants of our outstanding indebtedness. We may from time to time modify our debt policy in light of then-current economic conditions, relative availability and costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our shares of common stock, growth and acquisition opportunities and other factors. If these limits are relaxed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition, liquidity and results of operations and our ability to make distributions to our stockholders. To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may, without stockholder approval, borrow money under the VICI PropCo Credit Facility, issue debt or equity securities, including securities senior to our shares, retain earnings (subject to the REIT distribution requirements for U.S. Federal income tax purposes), assume indebtedness, obtain mortgage financing on a portion of our owned properties, engage in a joint venture, or employ a combination of these methods.

Our Properties

The following table summarizes the properties that we own as of the date of this prospectus:

Major MSAs Served	Location	Approx. Structure Sq. Ft. (000’s)	Hotel Rooms
Las Vegas—Destination Gaming
Caesars Palace Las Vegas	Las Vegas, NV	8,579	3,980
Harrah’s Las Vegas	Las Vegas, NV	4,100	2,530
Cascata Golf Course	Boulder City, NV	37	N/A
Rio Secco Golf Course	Henderson, NV	30	N/A
San Francisco / Sacramento
Harvey’s Lake Tahoe	Lake Tahoe, NV	1,670	740
Harrah’s Reno	Reno, NV	1,371	930
Harrah’s Lake Tahoe	Stateline, NV	1,057	510
Philadelphia
Caesars Atlantic City	Atlantic City, NJ	3,632	1,140
Bally’s Atlantic City	Atlantic City, NJ	2,547	1,250
Chicago
Horseshoe Hammond	Hammond, IN	1,716	N/A
Harrah’s Joliet(1)	Joliet, IL	1,011	200
Dallas
Horseshoe Bossier City	Bossier City, LA	1,419	600
Harrah’s Louisiana Downs	Bossier City, LA	1,118	N/A
Kansas City
Harrah’s North Kansas City	North Kansas City, MO	1,435	390
Memphis
Horseshoe Tunica	Robinsonville, MS	1,008	510
Tunica Roadhouse	Tunica Resorts, MS	225	130
Omaha
Harrah’s Council Bluffs	Council Bluffs, IA	790	250
Horseshoe Council Bluffs	Council Bluffs, IA	632	N/A
Nashville
Harrah’s Metropolis	Metropolis, IL	474	260
New Orleans
Harrah’s Gulf Coast	Biloxi, MS	1,031	500
Grand Bear Golf Course	Saucier, MS	5	N/A
Louisville, KY
Horseshoe Southern Indiana	Elizabeth, IN	2,510	500
Bluegrass Downs	Paducah, KY	184	N/A
Chariot Run Golf Course	Laconia, IN	5	N/A

Total	24	36,586	14,420

(1)	Owned by Harrah’s Joliet Landco LLC, a joint venture of which we are the 80% owner and the managing member.

Description of our Properties

Chicago

Harrah’s Joliet

Harrah’s Joliet is a hotel and casino resort located in the Chicagoland area of Illinois owned by a joint venture of which VICI PropCo is the 80% owner and managing member. It consists of a 39,000 square foot casino, including over 1,000 slots and table-gaming units, a 200 room hotel, four restaurants and 6,110 square feet of meeting and event space. The property also features nightlife offerings.

Horseshoe Hammond

Horseshoe Hammond is a casino resort located in Hammond, Indiana. It consists of a 121,479 square foot casino, including over 2,600 slot and table-gaming units and a 2,500 seat concert venue. The property features seven restaurants as well as nightlife offerings.

Dallas

Harrah’s Louisiana Downs

Louisiana Downs is a “racino” located in Bossier City, Louisiana. It consists of a 12,000 square foot casino, including over 800 slot units and a race track. The property features five casual restaurants and three bars onsite.

Horseshoe Bossier City

Horseshoe Bossier City is a hotel and casino resort located in Bossier City, Louisiana. It consists of a 28,100 square foot casino, including over 1,400 slot and table-gaming units, a 604 room hotel and 21,594 square feet of meeting and event space. The property features seven restaurants, nightlife venues and amenities, such as a spa and an outdoor pool, and is adjacent to the Louisiana Boardwalk outlets.

Kansas City

Harrah’s Kansas City

Harrah’s North Kansas City is a hotel and casino resort located in North Kansas City, Missouri. It consists of a 60,100 square foot casino, including over 1,300 slot and table-gaming units, a 390 room hotel and 12,800 square feet of meeting and event space. The property features four restaurants as well as nightlife venues.

Las Vegas

Caesars Palace Las Vegas

Caesars Palace is a hotel and casino resort located in Las Vegas, Nevada. It was opened in 1966 and features six hotel towers uniquely designed to address the varied demands of our diverse customer base, 124,181 square feet of casino space including over 1,400 slot and table gaming units, a 14,187 square foot high limit casino area, a 4,557 square foot high limit slots area and a 24-hour poker room, approximately 300,000 square feet of meeting, convention and ballroom facilities, the 4,300-seat Colosseum entertainment venue, the 81,300 square foot OMNIA Nightclub, over 20 restaurants, lounges and bars, approximately 702,000 square feet of retail space, approximately 40,450 square feet of spa facilities and five swimming pools spanning eight acres.

Harrah’s Las Vegas

Harrah’s Las Vegas is a hotel and casino resort located in Las Vegas, Nevada. It was constructed in 1973 and features 90,600 square feet of casino space, 1,210 slot machines and 90 gaming tables. The property has

2,530 rooms and suites, 1,600 of which have been renovated over the past two years, 16 restaurants and bars, retail shopping, spa services and 24,000 square feet of meeting space.

Louisville

Bluegrass Downs

Bluegrass Downs is a live harness horse racing track located in Paducah, Kentucky.

Horseshoe Southern Indiana

Horseshoe Southern Indiana is a hotel and casino resort located in Elizabeth, Indiana. It consists of an 86,600 square foot casino, including over 1,700 slot and table-gaming units, a 503 room hotel and 24,000 square feet of convention center space. The property features eight restaurants and entertainment venues and amenities, such as a spa and local golf course.

Memphis

Horseshoe Tunica

Horseshoe Tunica is a hotel and casino resort located in Robinsonville, Mississippi. It consists of a 63,000 square foot casino, including nearly 1,200 slot and table-gaming units, a 505 room hotel and 2,079 square feet of meeting and event space. The property features six restaurants and entertainment venues and amenities, such as a spa and outdoor pool.

Tunica Roadhouse

Tunica Roadhouse is a hotel and casino resort located in Tunica Resorts, Mississippi. It consists of a 33,000 square foot casino, including over 700 slot and table-gaming units, a 130 room hotel and 10,200 square feet of meeting and event space. The property features entertainment venues and amenities, such as a spa and outdoor pool.

Nashville

Harrah’s Metropolis

Harrah’s Metropolis is a hotel and casino resort located in Metropolis, Illinois. It consists of a 23,669 square foot casino, including over 850 slot and table-gaming units and a 260 room hotel. The property features three restaurants as well as nightlife offerings.

New Orleans

Harrah’s Gulf Coast

Harrah’s Gulf Coast is a hotel and casino resort located in Biloxi, Mississippi, which replaced the former Grand Casino Biloxi which was destroyed by Hurricane Katrina. It was opened in 2006 and consists of a 31,300 square foot casino, including over 500 slot and table-gaming units and a 500 room hotel. The property features five restaurants, a 16,000 square foot spa and salon and an outdoor pool. The Great Lawn, a festival-style green space, features a 10.5 acre outdoor concert space along the waterfront. The resort also has access via the Golf Course Use Agreement, to Grand Bear Golf Course, an 18-hole course set over 650 acres of rolling land in the piney woods of the DeSoto National Forest. The course, designed by Jack Nicklaus, is considered one of the top courses in the Southern United States and is a short drive from the casino.

Omaha

Harrah’s Council Bluffs

Harrah’s Council Bluffs is a hotel and casino resort located in Council Bluffs, Iowa, across the Missouri River from Omaha, Nebraska. It consists of a 25,000 square foot casino, including over 500 slot and table gaming units, a 250 room hotel, three restaurants and 5,731 square feet of meeting and event space. The property also features nightlife offerings.

Horseshoe Council Bluffs

Horseshoe Council Bluffs is a casino resort located in Council Bluffs, Iowa. It consists of a 78,800 square foot casino, including over 1,400 slot and table-gaming units. The property features three restaurants as well as nightlife offerings.

Philadelphia

Bally’s Atlantic City

Bally’s Atlantic City is a hotel and casino resort located along the Boardwalk in Atlantic City, New Jersey. It was opened in 1979 and consists of a 121,624 square foot casino, including over 1,900 slot and table-gaming units, a 1,251 room hotel, 63,589 square feet of convention center space, eight restaurants, four lounges and bars, shopping venues and a spa with indoor pool.

Caesars Atlantic City

Caesars Atlantic City is a hotel and casino resort located in Atlantic City, New Jersey. It was opened in 1979 and consists of an 115,225 square foot casino, including over 1,900 slot and table-gaming units, a 1,141 room hotel, 28,590 square feet of convention center space, a 1,100 seat concert venue, a 10,000 square foot multi-level nightclub, over 15 lounges and bars, a spa and an indoor/outdoor rooftop pool. The property also features 15 restaurants and shopping and entertainment venues and amenities.

San Francisco/Sacramento

Harrah’s Lake Tahoe

Harrah’s Lake Tahoe is a hotel and casino resort located on Lake Tahoe in Stateline, Nevada. It consists of a 45,136 square foot casino with nearly 900 slot and table-gaming units, a 510 room hotel and 18,000 square feet of meeting and event space. The property features eleven restaurants, shopping and nightlife venues and amenities, such as a spa and salon.

Harvey’s Lake Tahoe

Harvey’s Lake Tahoe is a hotel and casino resort located on Lake Tahoe in Stateline, Nevada. It consists of a 44,200 square foot casino, including over 800 slot and table-gaming units, a 740 room hotel and 19,000 square feet of meeting and event space. The property features nine restaurants, nightlife venues and amenities, such as an outdoor pool.

Harrah’s Reno

Harrah’s Reno is a hotel and casino resort located in Reno, Nevada. It consists of a 40,200 square foot casino, including over 650 slot and table-gaming units, a 930 room hotel and 21,765 square feet of meeting and event space. The property features six restaurants, nightlife venues and amenities, such as a spa and salon and an outdoor pool.

Golf Courses

We own and operate four golf courses, located near some of our properties, two of which are close to Caesars Palace. Cascata was built in 2000 by golf course architect Rees Jones. It is located southeast of Las Vegas, approximately 25 miles from the Strip, and includes a clubhouse with a restaurant, golf shop, and event space.

Chariot Run is a Bill Bergin-designed, equestrian-themed, bent-grass course. It opened in 2002 and is located 12 miles from the Horseshoe Southern Indiana Casino. The course includes a clubhouse with a dining room, pro shop and event space. Grand Bear, designed by Jack Nicklaus, is a short drive away from the Harrah’s Gulf Coast casino and is considered one of the top courses in the Southern United States. The course includes a clubhouse with a restaurant and golf shop. Rio Secco, designed by Rees Jones, opened in 1997 and is located in the south Las Vegas foothills, approximately 14 miles from the Strip. The course operates the Butch Harmon School of Golf and includes a clubhouse with a restaurant, golf shop and event space.

Mortgages, Liens or Encumbrances

In connection with the VICI PropCo Credit Facility and the Second Lien Notes, VICI PropCo and certain of its subsidiaries will enter into mortgages or deeds of trust against its properties for the benefit of the lenders under such indebtedness. Similarly, in connection with the CPLV CMBS Debt, CPLV Mortgage Borrower has entered into a deed of trust against the CPLV facilities as well as other pledges and security agreements for the benefit of the lenders under such facilities. In addition, certain mechanic’s liens and similar liens recorded by contractors performing work on behalf of the tenants on the properties subject to the Lease Agreements may attach to, and constitute liens on, our interests in those properties.

MANAGEMENT

Executive Officers and Directors

Our board of directors consists of six members. Pursuant to our charter and bylaws, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until such director’s successor is duly elected and qualified. See “Description of Capital Stock—Certain Provisions of Maryland Law and Our Charter and Bylaws—Election and Removal of Directors.” Our first annual meeting of stockholders will be held in 2018. Subject to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information regarding our executive officers and directors and director elects as of the date of this prospectus.

Name	Age	Position
Executive Officers

Edward Baltazar Pitoniak	61	Chief Executive Officer and Director

John Payne	48	President and Chief Operating Officer

David Kieske	46	Chief Financial Officer

Directors

James Robert Abrahamson	62	Chair of the Board of Directors

Eugene Irwin Davis	62	Director

Eric Littmann Hausler	47	Director

Elizabeth I. Holland	52	Director Elect (subject to the receipt of all regulatory approvals)

Craig Macnab	61	Director

Michael David Rumbolz	63	Director

Edward Baltazar Pitoniak was appointed as our chief executive officer on the Formation Date. Mr. Pitoniak served as Vice Chairman of Realterm, a private equity real estate manager based in Annapolis, Maryland, that invests in logistics real estate, from January 2015 to July 2017. Mr. Pitoniak has served as an independent director on the board of directors of Ritchie Bros. Auctioneers Incorporated, a NYSE-listed global asset management and disposition company from July 2006 to the present. Mr. Pitoniak served as Managing Director, Acting Chief Executive Officer and Trustee of InnVest, a publicly listed REIT, from April 2014 to February 2015, where he was responsible for recapitalizing the REIT and transitioning its management function from an external, third-party management model, to an internal management model. He then served as Chairman and Trustee of InnVest from February 2015 to August 2016, when the REIT was sold and taken private. He also served as a director of Regal Lifestyle Communities (TSE: RLC), a Canadian seniors housing real estate owner and operator, from 2012 until its sale in 2015. Mr. Pitoniak retired in 2009 from the position of President and Chief Executive Officer and Director of bcIMC Hospitality Group, a hotel property and brand ownership entity (formerly a public income trust called Canadian Hotel Income Properties Real Estate Investment Trust (“CHIP”)), where he was employed from 2004 to 2009. As Chief Executive Officer of CHIP, he led the company to four consecutive years of total return leadership among Canadian hotel REITs, and then to a sale in 2007. Mr. Pitoniak was also a member of CHIP’s Board of Trustees before it went private. Prior to joining CHIP, Mr. Pitoniak was a Senior Vice-President at Intrawest Corporation, a ski and golf resort operator and developer, for nearly eight years. Before Intrawest, Mr. Pitoniak spent nine years with Times Mirror Magazines, where he served as editor-in-chief and associate publisher with Ski Magazine. Mr. Pitoniak has a Bachelor of Arts degree from Amherst College. Mr. Pitoniak provides our board of directors with valuable experience in the hospitality, entertainment and real estate industries and, in particular, with respect to publicly held REITs. Our company and our board of directors also benefit from Mr. Pitoniak’s extensive previous and current board service. In addition,

Mr. Pitoniak’s position as our Chief Executive Officer allows him to advise our board of directors on management’s perspective over a full range of issues affecting the Company.

John Payne has been our president and chief operating officer since our conversion to a Maryland corporation on May 5, 2017. Until the Formation Date, Mr. Payne served as the chief executive officer of CEOC (which filed for Chapter 11 bankruptcy in January 2015), a position he held since 2014. Mr. Payne has 21 years of experience in the gaming and hospitality business. Prior to 2014, Mr. Payne served as President of Central Markets and Partnership Development of Caesars from 2013 to 2014, Caesars’ President of Enterprise Shared Services from 2012 to 2013, Caesars’ President of Central Division from 2007 to 2012 and Atlantic City Regional President in 2006. In 2005, Mr. Payne also served as the Gulf Coast Regional President. Mr. Payne served as the Senior Vice President and General Manager of Harrah’s New Orleans from 2002 to 2005. Mr. Payne is a Board Member of the Audubon Institute, Crimestoppers of Greater New Orleans and the Business Council of New Orleans, as well as Chairman of the Board of The Idea Village. Mr. Payne holds a Bachelor’s degree in Political Science from Duke University and a Master’s Degree in Business Administration from Northwestern University.

David Kieske has been our chief financial officer since January 1, 2018, and served as Special Advisor to the Chief Executive Officer from November 27, 2017 until December 31, 2017. Prior to joining the Company, Mr. Kieske worked at Wells Fargo Securities / Eastdil Secured since 2007, where he most recently served as Managing Director in the Real Estate & Lodging Investment Banking Group. In his role, David was responsible for providing capital raising and financial advisory services to companies in the real estate and lodging industries. Prior to Eastdil, Mr. Kieske worked in the Real Estate & Lodging Investment Banking Groups at both Citigroup and Bank of America. Early in Mr. Kieske’s career, he was a senior accountant at Deloitte & Touche and Assistant Vice President & Corporate Controller at TriNet Corporate Realty Trust. Mr. Kieske holds a Bachelor’s degree from University of California Davis and a Master’s Degree in Business Administration from the University of California Los Angeles.

James R. Abrahamson is Chairman of Interstate Hotels & Resorts (“Interstate”), the leading U.S.-based global hotel management company comprising over 400 hotels. He previously served as Interstate’s Chief Executive Officer from 2011 to March 2017; he was named to the additional position of Chairman in October 2016. Mr. Abrahamson also serves as an independent Director at La Quinta Holdings, Inc. (NYSE: LQ) and at BrightView Corporation (a private company). Prior to joining Interstate in 2011, Mr. Abrahamson also held senior leadership positions with InterContinental Hotels Group (NYSE: IHG), Hyatt Corporation, Marcus Corporation and Hilton Worldwide. At IHG, where he served from 2009 to 2011, he served as President of the Americas division and, from 2009 to 2011, as executive director. At Hyatt, which he joined in 2004, he was Head of Development for the Americas division. At Marcus, where he served from 2000 to 2004, Mr. Abrahamson was President of the Baymont Inn and Suites and Woodfield Suites hotels division consisting of approximately 200 properties, both owned and franchised. At Hilton, where he served from 1988 to 2000, Mr. Abrahamson oversaw the Americas region franchise division for all Hilton brands and launched the Hilton Garden Inn brand. Mr. Abrahamson currently serves as president of the Marriott International National Association owners’ organization and has served as national board chair of the American Hotel and Lodging Association in 2015 and 2016 and as national board chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota. Mr. Abrahamson’s vast experience in, and knowledge of, the hospitality industry provides our board of directors with valuable insight into the industry. Skills gained from extensive previous and current board service in public and private companies are also valuable for our company and our board of directors.

Eugene I. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests, and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a chief executive officer, chief restructuring officer, director, committee chairman or chairman of a number of businesses operating in diverse sectors. From 1990 to 1997, Mr. Davis served as

President, Vice Chairman, and director of Emerson Radio Corporation and from 1996 to 1997 as Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and was in private practice from 1984 to 1998. Mr. Davis currently serves as Chairman of the Board of Atlas Iron Limited (ASX: AGO) and, until its 2018 annual meeting, US Concrete, Inc. (Nasdaq: USCR), and also serves as a director of Verso Corporation (NYSE: VRS) and Titan Energy, LLC (OTC: TTEN), as well as certain non-SEC reporting companies. During the past five years, Mr. Davis has also been a director of the following SEC registrants: Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), The Cash Store Financial Services, Inc. (NYSE: CSFS), DexOne Corp. (NYSE: DEXO), Genco Shipping & Trading Limited (NYSE: GNK), Global Power Equipment Group, Inc. (NYSE: GLPW), Goodrich Petroleum Corp. (NYSE: GDP), Great Elm Capital Corporation (Nasdaq: GECC), GSI Group, Inc. (Nasdaq: GSIG), Hercules Offshore, Inc., HRG Group, Inc. (NYSE: HRG), Knology, Inc. (Nasdaq: KNOL), SeraCare Life Sciences, Inc. (Nasdaq: SRLS), Spansion, Inc. (NYSE: CODE), SpectrumBrands Holdings, Inc. (NYSE: SPB) and WMIH Corp. (Nasdaq: WMIH). Mr. Davis’ prior experience also includes having served on the board of directors of each of ALST Casino Holdco, LLC and Trump Entertainment Resorts, Inc. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law. Mr. Davis’ deep knowledge of the management and operation of public companies and extensive service in public and private company boards in many industries, including in the casino, entertainment and real estate industries, and in particular with respect to companies emerging from bankruptcy, are valuable to our board of directors providing it with insight into the operation of a company following restructuring.

Eric L. Hausler held the position of Chief Executive Officer of Isle of Capri Casinos, Inc. (NYSE: ISLE), a developer, owner and operator of branded gaming facilities and related dining, lodging and entertainment facilities in regional markets in the United States, from April 2016 to May 2017. Prior to that, Mr. Hausler served as ISLE’s Chief Financial Officer from 2014 to 2016, as its Chief Strategic Officer from 2011 to 2014, and as its Senior Vice President, Strategic Initiatives from 2009 to 2011. Mr. Hausler retired from ISLE in May 2017 immediately following the company’s merger with Eldorado Resorts. From 2006 to 2009, Mr. Hausler served as Senior Vice President of Development for Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. From 2005 to 2006, Mr. Hausler served as Managing Director in Fixed Income Research, covering the gaming, lodging and leisure industries for Bear Stearns & Co. Inc. From 2003 to 2005, Mr. Hausler was a Senior Equity Analyst for Susquehanna Financial Group covering the gaming industry. Mr. Hausler also held positions in equity research covering the gaming, lodging and leisure industries at Bear Stearns & Co. Inc. and Deutsche Bank Securities Inc. from 1999 to 2003. Prior to working in securities research, from 1996 to 1999, Mr. Hausler worked for the New Jersey Casino Control Commission. Mr. Hausler holds a Bachelor’s degree from Binghamton University and a Master’s degree from the New Jersey Institute of Technology. Mr. Hausler’s extensive expertise leading companies in the gaming, entertainment and real estate industries, as well as his experience in the capital markets, regulatory and acquisitions and divestiture fields in these industries are valuable to the achievement of the Company’s business strategy.

Elizabeth I. Holland was appointed to the Board of Directors in November 2017, subject to the receipt of all regulatory approvals. Ms. Holland is the Chief Executive Officer of Abbell Credit Corporation and Abbell Associates, LLC, a 77 year-old private real estate acquisition, development and management company with a portfolio of shopping center, office and enclosed mall properties. She has held these roles since 1997. Prior to joining Abbell Associates, Ms. Holland was a senior staff attorney on the National Bankruptcy Review where she was a member of a Congressional commission charged with making recommendations to Congress for bankruptcy code reform. Prior to that, she was a restructuring and business reorganization attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York City. Ms. Holland was also a fixed income portfolio manager. Ms. Holland is an independent trustee of Federal Realty Investment Trust, a leading shopping center REIT. She is an active member of the International Council of Shopping Centers (“ICSC”) serving as the organization’s Chairman from 2016 to 2017, Vice Chairman from 2015 to 2016, and currently serves on the Executive Board and the Board of Trustees. She is also a member of the Real Estate Roundtable and the Urban Land Institute and

its CRC Blue Flight Council. Ms. Holland’s retail real estate expertise and experience as Chairman of ICSC will be valuable and complimentary skill sets to have on our board of directors.

Craig Macnab held the position of Chairman and Chief Executive Officer of National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust that acquires, owns, invests in and develops properties that are leased primarily to retail tenants, since 2008 (with his service as Chief Executive Officer beginning in 2004). Mr. Macnab retired from NNN in April 2017. Mr. Macnab is an independent director of Cadillac Fairview Corporation (a private company), since 2011 and of American Tower Corporation (NYSE: AMT), since 2014 and served as a director of Eclipsys Corporation from 2008 to 2014. Mr. Macnab also served as a director of DDR Corp. (NYSE: DDR), a real estate investment trust, from 2003 to 2015. Mr. Macnab holds a Bachelor’s degree in Economics and Accounting from the University of the Witwatersrand and a Master of Business Administration from Drexel University. Mr. Macnab brings to our company and board of directors extensive experience leading a publicly held REIT as well as skills gained from vast public and private board experience.

Michael D. Rumbolz is President and Chief Executive Officer of Everi Holdings Inc. (NYSE: EVRI), a developer of gaming products and services, Chairman of the Board of Directors of Employers Holding, Inc. (NYSE: EIG), and an independent director of Seminole Hard Rock Entertainment, LLC. Mr. Rumbolz served as Chairman and Chief Executive Officer of Cash Systems, Inc., a provider of cash access services to the gaming industry, from 2005 until 2008 when Cash Systems, Inc. was acquired by Everi. Mr. Rumbolz also has from time to time provided consulting services and held a number of public and private sector employment positions in the gaming industry, including serving as Member and Chairman of the Nevada Gaming Control Board from 1985 through 1988. Mr. Rumbolz was also the former Vice Chairman of the Board of Casino Data Systems until it was sold in 2001, was the President and CEO of Anchor Gaming from 1995 to 2000, was the director of Development for Circus Circus Enterprises (later Mandalay Bay Group) from 1992 to 1995, and was the President of Casino Windsor at the time of its opening in Windsor, Ontario in 1995. In addition, Mr. Rumbolz is the former Chief Deputy Attorney General of the State of Nevada. Mr. Rumbolz’s experience in the highly regulated gaming industry, both as an operator and as a regulator, are of value to our company and our board of directors. Our company and our board of directors also benefit from Mr. Rumbolz’s extensive previous and current public and private board service.

There are no family relationships among any of our directors or executive officers.

Director Independence

We define “independent director” by reference to the rules, regulations and listing qualifications of the New York Stock Exchange. In general, a director is deemed independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our company. Our board of directors has affirmatively determined that all of the company’s non-employee directors, James R. Abrahamson, Eugene I. Davis, Eric L. Hausler, Craig Macnab and Michael D. Rumbolz, are independent directors and Ms. Holland will be an independent director. In making this determination, the board of directors reviewed the non-employee directors’ relationships, if any, with us, and determined that there are no relationships that would interfere with the exercise of such directors’ independence from management and our company.

Board Committees

Our board of directors has three standing committees: an audit and finance committee, a compensation committee and a nominating and governance committee. Our committees are composed entirely of independent directors as defined under the rules, regulations and listing qualifications of the New York Stock Exchange. In general, a director is deemed independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our company.

Audit and Finance Committee. The audit and finance committee will monitor the integrity of our financial statements and financial reporting processes, our compliance with legal and regulatory requirements, our continued qualification as a REIT, the performance of our internal audit function and independent auditors, the qualifications and independence of our independent auditor, our primary financial policies and programs, including those relating to leverage ratio, debt coverage, dividend policy and major financial risk policies, and our policies and transactions related to corporate finance, capital markets activities, capital allocation and major strategic initiatives. The audit and finance committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that Federal securities laws require be included in our annual proxy statement. In addition, the audit and finance committee will be responsible for reviewing and assessing our policies and procedures related to our compliance with applicable gaming regulations. Eugene I. Davis is chair and Eric L. Hausler and Michael D. Rumbolz (Elizabeth I. Holland will replace Mr. Rumbolz upon her formal appointment to the Board of Directors) are members of the audit and finance committee. Our board of directors has affirmatively determined that these directors qualify as independent directors under the independence requirements of Rule 10A-3 of the Exchange Act and each will satisfy the requirement of an “audit committee financial expert” as defined by the SEC.

Compensation Committee. The compensation committee will review and approve the compensation and benefits of our executive officers and directors, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Craig Macnab is chair and Eugene I. Davis and Michael D. Rumbolz are members of the compensation committee.

Nominating and Governance Committee. The nominating and governance committee will develop and recommend to our board of directors adoption of a set of corporate governance principles, a code of ethics, policies with respect to conflicts of interest, and will monitor our compliance with corporate governance requirements of state and Federal law, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. Eric L. Hausler is chair and Eugene I. Davis and Craig Macnab are members of the nominating and governance committee.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation Committee Interlocks and Insider Participation

As of the date of this prospectus, there are no compensation committee interlocks and none of our employees participated on the compensation committee.

Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors.

Code of Business Conduct

Our board of directors has established a code of business conduct that applies to our officers, directors and employees. Among other matters, our code of business conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our board of directors, or a committee designated by the board of directors, will be able to approve any waiver of the code of business conduct for our executive officers or directors, and any such waiver shall be promptly disclosed as required by law.

Corporate Governance Profile

We have structured our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•	all of the Company’s non-employee directors are independent;

•	we have a separate Chairman of the Board and Chief Executive Officer;

•	all members of our audit and finance committee qualify as an “audit committee financial expert” as defined by the SEC;

•	directors are elected in uncontested elections by the affirmative vote of a majority of the votes cast; and

•	we shall seek stockholder approval prior to or in certain circumstances within twelve months following the adoption by our board of a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the year ended December 31, 2017 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs.

Background and Overview

This section discusses the principles underlying our executive compensation policies and decisions. It provides qualitative information regarding the manner in which compensation is earned by our executive officers and places in context the data presented in the tables that follow. Our named executive officers for 2017 were: Edward B. Pitoniak, Chief Executive Officer; John Payne, President and Chief Operating Officer; and Mary Beth Higgins, our former Chief Financial Officer. David Kieske, who previously served as Special Advisor to the Chief Financial Officer, became Chief Financial Officer effective January 1, 2018, and Ms. Higgins became a consultant to the company through March 31, 2018.

VICI REIT is a newly formed company that had not conducted operations until the Formation Date. Therefore, we had not paid any compensation to the individuals who became our executive officers prior to October 2017. Information as to the historical compensation by CEOC of certain persons who became our executive officers on the Formation Date is not indicative of the compensation of those executives following the Formation Date. Accordingly, we have not included information regarding compensation and other benefits paid to those executives by CEOC, as the case may be, during 2016 or prior years.

Following the Formation Date, our board of directors established a compensation committee, which oversees and determines the compensation of our executive officers. Our compensation committee evaluates and determines the appropriate executive compensation philosophy and objectives for VICI REIT, the process for establishing executive compensation, and the appropriate design of our executive compensation program and compensation arrangements. The compensation committee has retained a compensation consultant, Lyons, Benenson & Company Inc., to provide advice and support to the committee in the design and implementation of our executive compensation program.

Compensation Philosophy

Our compensation arrangements have been designed to reward our executives for achieving both short- and long-term performance goals that are aimed at driving increases in our equity value. These arrangements seek to align the interests of our executives with those of our shareholders through heavy reliance on short- and long-term performance-oriented incentive plans. Our compensation committee will review and consider this philosophy and may make adjustments as it determines necessary or appropriate. The principal objectives of our compensation philosophy and program are to:

•	attract, motivate, retain and reward the key leadership and managerial talent needed for our company to achieve its goals and objectives;

•	align the interests of our executives and shareholders through the use of performance-based annual cash incentive compensation and service and performance-based long-term equity incentive compensation; and

•	ensure line-of-sight between key performance measures that are indicative of company growth and gains in value and actual results.

Primary Elements of Compensation

Our executive compensation program consists of the following key elements:

Base Salary. Each of our executive officers is paid a base salary. Base salary is the fixed element of an executive officer’s annual cash compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. Factors considered in making determinations about the base salaries for our executive officers include the executive officer’s position, responsibilities associated with that position, experience, expertise, knowledge and qualifications, market factors, the industry in which we operate and compete, recruitment and retention factors, the executive officer’s individual compensation history, salary levels of the other members of our executive team and similarly situated executives at comparable companies, and our overall compensation philosophy.

Annual Incentive Compensation. Our executive officers are eligible for annual incentive compensation, which is intended to motivate the executive officers to achieve short-term company performance goals, to align executive officers’ interests with those of the stockholders and to reward the executive officers for superior individual achievements.

Long-Term Equity-Based Incentive Awards. Our executive officers are eligible to participate in a long-term equity incentive compensation plan, which is designed motivate executive officers to achieve long-term performance goals and to ensure goal alignment with our stockholders. The amount and timing of any long-term equity-based incentive compensation to be paid or awarded to our executive officers will be determined by our compensation committee.

Employment and Post-Termination Arrangements of Executive Officers

On the Formation Date, we entered into employment agreements with each of our named executive officers, and we entered into an employment agreement in November 2017 with our current Chief Financial Officer, Mr. Kieske. Below is a summary of such employment agreements. The summaries below are not complete and are qualified in their entirety by reference to the full text of the agreements, which are included as exhibits to the registration statement of which this prospectus is a part.

Chief Executive Officer

On the Formation Date, the Company entered into an employment agreement with Mr. Edward B. Pitoniak, pursuant to which he serves as our Chief Executive Officer. The employment agreement provides for an initial term that ends on December 31, 2020, which term will be automatically extended by successive one-year terms at the end of the then-current term unless either party provides 90 days’ advance notice of non-renewal. Under the terms of the employment agreement, Mr. Pitoniak is entitled to receive an annual base salary of $725,000. Mr. Pitoniak is also eligible to receive annual incentive compensation comprised of a cash bonus with a target value of 100% of his base salary and a maximum value of 200% of his base salary, and equity awards with a target value of 250% of Mr. Pitoniak’s base salary. Our compensation committee will establish the performance goals on which the annual cash bonus beginning in 2018 will be based and the form and terms of any equity awards. Mr. Pitoniak’s 2017 bonus, which will be paid in 2018, will be a $150,000 cash bonus and common stock valued at $500,000, which cannot be transferred until January 15, 2020. In addition, Mr. Pitoniak will receive an equity grant valued at $1,250,000, which shall vest at a rate of 25% per year on each of the first four anniversaries of the grant date, and a $161,500 cash bonus.

If Mr. Pitoniak’s employment is terminated by us without “cause” (as defined in the employment agreement), by him for “good reason” (as defined in the employment agreement), he is entitled to certain severance benefits set forth below, subject to his executing a separation agreement and release. The severance benefits include (1) 150% of base salary and the target bonus for the year of termination, paid over 12 months, (2) a pro-rata cash bonus for the year of termination, (3) accelerated vesting of time-based equity awards and

(4) non-forfeiture of a pro-rata portion of outstanding performance based equity until the end of the applicable performance period, at which time it may vest based on achievement of the performance goals. If the termination is within six months before or 12 months after a change in control (as defined in the employment agreement) of the Company, the above severance is modified, with the cash severance being 200% of base salary and target bonus and paid in a lump sum, and full vesting of all equity awards.

If Mr. Pitoniak’s employment is terminated due to his death or disability (as defined in the employment agreement), he will be entitled to receive a pro-rata cash bonus for the year of termination and accelerated vesting of all time-based equity awards. If Mr. Pitoniak’s employment is terminated because we elect not to renew the term of the employment agreement, all time-based equity awards will vest but will not be entitled to any other severance.

Mr. Pitoniak’s employment agreement provides for customary non-competition and non-solicitation covenants that apply for one year after his termination of employment, except that if a termination of employment results from Mr. Pitoniak giving a notice of nonrenewal, the non-competition period applies for three months after the date of termination, and if a termination of employment results from the Company’s decision not to renew the agreement, the non-competition period ends on the date of termination.

President and Chief Operating Officer

On the Formation Date, the Company entered into an employment agreement with Mr. John Payne pursuant to which he serves as our President and Chief Operating Officer. The employment agreement provides for an initial two-year employment term, which term will be automatically extended by one year at the end of the then-current term unless either party provides 90 days’ advance notice of non-renewal. Under the terms of the employment agreement, Mr. Payne is entitled to receive an annual base salary of $1,200,000. Mr. Payne also is eligible to receive annual incentive compensation with a target value of $1,800,000, divided between a cash bonus and equity awards. We anticipate that each of the cash bonus and equity awards will have a target value of $900,000, but the determination will be made by our compensation committee. Our compensation committee also will establish the performance goals (both individual and company objectives) on which the cash bonus will be based and the form and terms of any equity awards. Mr. Payne’s 2017 annual bonus will be pro-rated for the partial year that he was employed, and will include at least $300,000 to be based on the successful implementation of the Plan of Reorganization, as measured by criteria to be determined by our compensation committee.

If Mr. Payne’s employment is terminated by us without “cause” (as defined in the employment agreement), by him for “good reason” (as defined in the employment agreement), or due to our non-renewal of the employment term, he will be entitled to certain severance benefits set forth below, subject to his executing a separation agreement and release, and being available to consult through the earlier of December 31, 2018 and 90 days after the completion of an initial public offering (the “Start-Up Period”). The severance benefits include (1) continued payment of base salary until the later of (a) the first anniversary of his termination of employment and (b) the third anniversary of the Formation Date, (2) a pro-rata cash bonus for the year of termination, and (3) continued vesting of any outstanding equity awards through the Start-Up Period, at which point they shall become fully vested.

If Mr. Payne’s employment is terminated due to his death or disability (as defined in the employment agreement), he will be entitled to receive a pro-rata cash bonus for the year of termination but no other severance benefits.

Mr. Payne’s employment agreement provides for customary non-competition and non-solicitation covenants that apply through the later of one year after his termination of employment and the third anniversary of the Formation Date. The non-competition covenant bars Mr. Payne from working for REITs during the specified period. In addition, for a shorter period ending the earlier of December 31, 2018 and 180 days after an initial public offering, Mr. Payne may not work for any entity in the gaming business.

Chief Financial Officer

Mary Beth Higgins

On the Formation Date, the Company entered into an employment agreement with Ms. Mary Beth Higgins pursuant to which she served as our Chief Financial Officer from the Formation Date until December 31, 2017. Under the terms of the employment agreement, Ms. Higgins was entitled to receive an annual base salary of $500,000. Ms. Higgins was also eligible to receive annual incentive compensation with a target value of $700,000, divided between a cash bonus and equity awards. We anticipate that each of the cash bonus and equity awards will have a target value of $350,000, but the determination will be made by our compensation committee. Our compensation committee also will establish the performance goals (both individual and company objectives) on which the cash bonus will be based and the form and terms of any equity awards. Ms. Higgins’s 2017 annual bonus will be pro-rated for the partial year that she was employed, and will include at least $117,000 to be based on the successful implementation of the Plan of Reorganization, as measured by criteria to be determined by our compensation committee.

If Ms. Higgins’s employment is terminated without “cause” (as defined in the employment agreement), by her for “good reason” (as defined in the employment agreement), or due to our non-renewal of the employment term, she will be entitled to certain severance benefits set forth below, subject to her executing a separation agreement and release, and being available to consult during the Start-Up Period. The severance benefits include (1) continued payment of base salary for one year, (2) a pro-rata cash bonus for the year of termination, and (3) continued vesting of any outstanding equity awards through the Start-Up Period, at which point they shall become fully vested. In addition, Ms. Higgins is entitled to a lump sum payment equal to the amount by which $1.2 million exceeds the severance, salary and bonus amounts paid to Ms. Higgins.

If Ms. Higgins’s employment is terminated due to her death or disability (as defined in the employment agreement), she will be entitled to receive a pro-rata cash bonus for the year of termination but no other severance benefits.

Ms. Higgins’s employment agreement provides for customary non-competition and non-solicitation covenants that apply for a one-year following her termination of employment. The non-competition covenant bars Ms. Higgins from working for REITs during the specified period. In addition, for a shorter period ending the earlier of December 31, 2018, 90 days after an initial public offering and 180 days after the Company or Ms. Higgins provides notice of Ms. Higgins’ termination of employment, Ms. Higgins may not work for any entity in the gaming business.

On November 9, 2017, we entered into a separation agreement and release with Ms. Higgins. Under the separation agreement, Ms. Higgins is entitled to severance benefits generally consistent with her current employment agreement and former agreement with Caesars Entertainment Operating Company, Inc. that include (a) payment of her base salary for one year, (b) continued eligibility to receive a bonus in respect of 2017, and (c) entitlement to a lump sum payment equal to the amount by which $1.2 million exceeds the sum of (i) the aggregate cash bonus payments (but not salary) paid to her by the Company, and (ii) the severance payable to her. Under the agreement, Ms. Higgins has also agreed to provide consulting services to the Company through March 31, 2018 on a substantially full-time basis and will receive a consulting fee of $41,650 per month.

David Kieske

On November 10, 2017, we announced that David Kieske was appointed by our board of directors to the role of Special Advisor to the Chief Executive Officer of the Company, effective November 27, 2017. Effective January 1, 2018, Mr. Kieske became Executive Vice President and Chief Financial Officer, succeeding Mary Beth Higgins, who will continue to consult with the Company through March 31, 2018.

On November 9, 2017, we entered into an employment agreement with Mr. Kieske. The employment agreement provides that Mr. Kieske will serve in the capacities noted above, and has an initial term that ends on

December 31, 2020, which term will be automatically extended by successive one-year terms at the end of the then-current term unless either party provides 90 days’ advance notice of non-renewal. Under the terms of the employment agreement, Mr. Kieske is entitled to receive an annual base salary of $450,000. Mr. Kieske also will be eligible to receive annual incentive compensation comprised of a cash bonus with a target value of 85% of his base salary and a maximum value of 170% of his base salary, and equity awards with a target value of 150% of his base salary. Our compensation committee will establish the performance goals on which the annual cash bonus will be based and the form and terms of any equity awards.

Mr. Kieske will receive certain compensation on account of foregone bonus and incentives and forfeited equity awards, including an initial $150,000 cash bonus within 30 days of commencing employment and an additional $150,000 cash bonus within 30 days of the first anniversary of commencing employment. The initial bonus is subject to repayment if Mr. Kieske’s employment is terminated for “cause” (as defined in the employment agreement) or he resigns without “good reason” (as defined in the employment agreement) before the first anniversary of commencing employment and the second bonus is subject to repayment if his employment is terminated for cause or he resigns without good reason before the second anniversary of commencing employment. Mr. Kieske also will receive an initial equity grant equal to $500,000, valued as of the date Mr. Kieske commences employment, which will vest at the rate of 25% on each of the first four anniversaries of the date Mr. Kieske commences employment. The shares underlying the grant may not be transferred or encumbered until the earlier of two years after vesting or four years after the date Mr. Kieske commences employment.

Mr. Kieske’s 2017 bonus, which will be paid in 2018, will be a $350,000 cash bonus and shares of the Company’s common stock valued at $400,000. The equity portion of the bonus will vest at the rate of 25% on each of January 15, 2019, 2020, 2021 and 2022 and may not be transferred or encumbered until the earlier of two years after vesting or four years after grant.

If Mr. Kieske’s employment is terminated without cause or by him for good reason, he will be entitled to certain severance benefits set forth below, subject to his executing a separation agreement and release. The severance benefits include (1) cash severance equal to the sum of Mr. Kieske’s base salary and target bonus for the year of termination, paid over 12 months, (2) a pro rata cash bonus for the year of termination, (3) accelerated vesting of time-based equity awards and (4) non-forfeiture of a pro rata portion of outstanding performance-based equity awards until the end of the applicable performance period, at which time the awards may vest based on achievement of the performance goals, (5) a $27,500 cash payment, (6) the lapsing of any transfer restrictions on vested equity awards and (7) payment of the initial $150,000 cash bonus and $150,000 cash bonus payable within 30 days of the first anniversary of Mr. Kieske commencing employment, to the extent such bonuses have not yet been paid, and (8) issuance of his initial equity grant if not previously granted. If the termination is within six months before or 12 months after a “change in control” (as defined in the employment agreement) of the Company, the above severance is modified, by (i) the cash severance is increased to 150% of base salary and target bonus, and is paid in a lump sum rather than over 12 months, (ii) non-forfeiture of all (rather than a pro rata portion) outstanding performance based equity awards until the end of the applicable performance period, at which time the awards may vest based on achievement of the performance goals and (iii) a cash payment of $40,000 rather than $27,500.

If Mr. Kieske’s employment is terminated due to his death or “disability” (as defined in the employment agreement), he will be entitled to receive a pro-rata cash bonus for the year of termination, accelerated vesting of all time-based equity awards, the lapsing of any transfer restrictions on vested equity awards and, to the extent such bonuses have not yet been paid, payment of the initial $150,000 cash bonus and $150,000 cash bonus payable within 30 days of the first anniversary of Mr. Kieske commencing employment. If Mr. Kieske’s employment is terminated because the Company elects not to renew the term of the employment agreement, all time-based equity awards will vest and all transfer restrictions on vested equity awards will lapse, but he will not be entitled to any other severance. If Mr. Kieske’s employment is terminated because he elects not to renew the term of the employment agreement, all transfer restrictions on vested equity awards will lapse, but he will not be entitled to any other severance.

Mr. Kieske’s employment agreement also provides for customary non-competition and non-solicitation covenants that apply for one year after his termination of employment.

The VICI 2017 Stock Incentive Plan

On the Formation Date, the VICI 2017 Stock Incentive Plan (the “VICI 2017 Stock Plan”) became effective. The following is a summary of the principal provisions of the VICI 2017 Stock Plan. This description of the VICI 2017 Stock Plan is qualified in its entirety by reference to the full text of the VICI 2017 Stock Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Purposes

The purposes of the VICI 2017 Stock Plan are to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends and who are responsible for the management, growth and protection of the business of the Company or its subsidiaries, with incentives to: (a) enter into and remain in the service of the Company or a Company subsidiary, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary).

Types of Awards to Be Granted

The VICI 2017 Stock Plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and dividend equivalent rights. Any of the foregoing is referred to as an “Award.”

Eligibility

Awards under the VICI 2017 Stock Plan may be granted to officers, directors (whether or not they are employed by the Company), and executive, managerial, professional or administrative employees of, and consultants to, the Company and its subsidiaries. The compensation committee in its sole discretion shall select which individuals receive Awards.

Shares Available Under the VICI 2017 Stock Plan

The VICI 2017 Stock Plan provides for the grant of Awards with respect to an aggregate of 12,750,000 shares of our common stock, subject to adjustment in the case of certain corporate changes.

No employee may be granted Awards in any calendar year with respect to more than 2,500,000 shares of our common stock. A non-employee director of the Company may not be granted Awards in any calendar year that, in the aggregate, result in the Company recognizing an expense in excess of $450,000 in connection with the grant of such awards. However, Awards that are granted as part of a director’s annual retainer that otherwise would be paid in cash are not included in the annual limit.

Administration

The VICI 2017 Stock Plan is administered by our compensation committee or such other committee which is designated by our board of directors to administer the VICI 2017 Stock Plan. It is intended that each of the members of the compensation committee shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated by the SEC under the Exchange Act. However, no Award shall be invalidated if members of the compensation committee are not non-employee directors. If the compensation committee does not exist, or for any other reason determined by our board of directors, the board of directors may act as the compensation committee. The compensation committee or the board of directors may delegate to one or more officers or managers of the Company the authority to designate the individuals who will receive Awards under the VICI 2017 Stock Plan and certain administrative functions related to those awards, provided that the compensation committee shall itself grant all Awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the Exchange Act. The compensation committee determines the persons who will receive Awards, the type of Awards granted, and the number of shares subject to each Award. The compensation committee also determines the prices, expiration dates, vesting schedules, forfeiture provisions and other material features of Awards. The compensation committee has the authority to interpret and construe any provision of the VICI 2017 Stock Plan and to adopt such rules and regulations for administering the VICI 2017 Stock Plan as it deems necessary or appropriate. All decisions and determinations of the compensation committee are final, binding and conclusive.

Adjustments

In the event of certain corporate actions affecting the Company’s stock, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation or spin-off, the compensation committee shall adjust the number of shares of our common stock available for grant under the VICI 2017 Stock Plan and shall adjust any outstanding Awards (including the number of shares subject to the Awards and the exercise price of stock options) in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the VICI 2017 Stock Plan or those Awards.

Amendment and Termination of the VICI 2017 Stock Plan

The board of directors may suspend, discontinue, revise or amend the VICI 2017 Stock Plan or any portion thereof at any time; provided that no such action shall be taken without stockholder approval if such approval is necessary to comply with any legal or regulatory requirement. The compensation committee may amend any Award, except that consent of the Award recipient is necessary if the amendment would impair the recipient’s rights under the Award. The compensation committee may not amend a stock option or stock appreciation right to reduce the exercise price of the Award.

Summary of Awards Available Under the VICI 2017 Stock Plan

Non-Qualified Stock Options. The exercise price per share of each non-qualified stock option (“NQO”) granted under the VICI 2017 Stock Plan is determined by the compensation committee on the grant date and will not be less than the fair market value of a share of our common stock on the grant date. Each NQO is exercisable for a term, not to exceed ten years, established by the compensation committee on the grant date. The exercise price must be paid by certified or official bank check or, subject to the approval of the compensation committee, in shares of our common stock valued at their fair market value on the date of exercise or by such other method as the compensation committee may from time to time prescribe.

The VICI 2017 Stock Plan contains provisions applicable to the exercise of NQOs subsequent to a grantee’s termination of employment for “cause,” other than for cause, or due to “disability” (as each such term is defined in the VICI 2017 Stock Plan) or death. These provisions apply unless the compensation committee establishes alternative provisions with respect to an Award. In general, these provisions provide that NQOs that are not exercisable at the time of such termination shall expire upon the termination of employment and NQOs that are exercisable at the time of such termination shall remain exercisable until the earlier of the expiration of their original term and (i) in the event of a grantee’s termination other than for cause, the expiration of three months after such termination of employment and (ii) in the event of a grantee’s disability or death (or the grantee’s death after termination of employment), the first anniversary of such termination. In the event the Company terminates the grantee’s employment for cause, all NQOs held by the grantee, whether or not then exercisable, terminate immediately as of the commencement of business on the date of termination of employment.

Stock options generally are not transferrable other than by will or the laws of descent and distribution, except that the compensation committee may permit transfers to the grantee’s family members or trusts for the benefit of family members.

Incentive Stock Options. Generally, an incentive stock option (“ISO”) is an option that may provide certain Federal income tax benefits to a grantee not available with a NQO. An ISO has the same plan provisions as a NQO (including with respect to various termination events as described above), except that:

•	In order to receive the tax benefits, a grantee must hold the shares acquired upon exercise of an ISO for at least two years after the grant date and at least one year after the exercise date.

•	The aggregate fair market value of shares of our common stock (determined on the ISO grant date) with respect to which ISOs are exercisable for the first time by a grantee during any calendar year (whether issued under the VICI 2017 Stock Plan or any other plan of the Company or its subsidiaries) may not exceed $100,000.

•	In the case of an ISO granted to any individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, the exercise price per share must be at least 110% of the fair market value of a share of our common stock at the time the ISO is granted, and the ISO cannot be exercisable more than five years from the grant date.

•	An option cannot be treated as an ISO if it is exercised more than three months following the grantee’s termination of employment for any reason other than death or disability, or more than one year after the grantee’s termination of employment for disability, unless the grantee died during such three-month or one-year period. ISOs are not transferable other than by will or by the laws of descent and distribution.

Stock Appreciation Rights. A stock appreciation right (“SAR”) entitles the grantee to receive upon exercise, for each share subject to the SAR, an amount equal to the excess of (i) the fair market value of a share of our common stock on the date of exercise over (ii) the fair market value of a share of our common stock on the date of grant (or such greater value as the compensation committee may set at grant). Each SAR shall be exercisable for a term, not to exceed ten years, established by the compensation committee on the grant date. A SAR may be settled in cash or shares of our common stock (valued at their fair market value on the date of exercise of the SAR), in the compensation committee’s discretion.

Restricted Stock. Prior to the vesting of any restricted shares, the shares are not transferable by the grantee and are forfeitable. Vesting of the shares may be based on continued employment with the Company and/or upon the achievement of specific performance goals, as the compensation committee determines on the grant date. The compensation committee may at the time that shares of restricted stock are granted impose additional conditions to the vesting of the shares. Unless the compensation committee provides otherwise, unvested shares of restricted stock are automatically and immediately forfeited upon a grantee’s termination of employment for any reason.

Restricted Stock Units. A restricted stock unit entitles the grantee to receive a share of our common stock, or in the sole discretion of the compensation committee, the value of a share of our common stock, on the date that the restricted stock unit vests or on such later date as may be determined by the compensation committee at grant. Payment shall be in cash, other securities or other property, as determined in the sole discretion of the compensation committee. Unless the compensation committee provides otherwise, unvested restricted stock units are forfeited upon a grantee’s termination of employment for any reason.

Dividend Equivalent Rights. The Administrator may, in its sole discretion, include as part of an Award of stock options and stock appreciation rights, a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unexercised, on the shares of common stock covered by such Award if such shares were then outstanding. In the event such a provision is included with respect to an Award, the Administrator shall determine whether such payments shall be made in cash or in shares of common stock, the time or times at which they shall be made, and such other vesting and forfeiture provisions and other terms and conditions as the Administrator shall deem appropriate.

Unrestricted Stock. The Administrator may grant (or sell at a purchase price at least equal to par value) shares of common stock free of restrictions under the VICI 2017 Stock Plan, to such key persons and in such amounts and subject to such forfeiture provisions as the Administrator shall determine in its sole discretion. Shares may be thus granted or sold in respect of past services or other valid consideration.

Performance-Based Awards. The VICI 2017 Stock Plan provides that granting or vesting of Awards may be conditioned on the achievement of specified performance goals. The performance goals may be based on one or more of: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the compensation committee deems appropriate and, if the compensation committee so determines, net of or including dividends); (b) gross or net sales; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) value of assets, return or net return on assets, net assets or capital (including invested capital); (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (k) reduction of losses, loss ratios or expense ratios; (l) reduction in fixed costs; (m) operating cost management; (n) cost of capital; (o) debt reduction; (p) productivity improvements; (q) funds from operations; or (r) customer satisfaction based on specified objective goals or a Company-sponsored customer survey Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute and/or relative basis, (4) employ comparisons with past performance of the Company (including one or more divisions) and/or (5) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the VICI 2017 Stock Plan shall be determined in a manner consistent with the methods used in the Company’s Forms 10-K and 10-Q, except that in the determination of the compensation committee and consistent with applicable tax regulations, adjustments may be made for certain items, including special, unusual or non-recurring items, acquisitions and dispositions and changes in accounting principles.

Summary of Federal Income Tax Consequences

The following is a brief description of the Federal income tax treatment that will generally apply to Awards under the VICI 2017 Stock Plan based on current Federal income tax rules.

Non-Qualified Stock Options. The grant of an NQO will not result in taxable income to the grantee. Except as described below, the grantee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the our common stock acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares of our common stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an ISO will not result in taxable income to the grantee. The exercise of an ISO will not result in taxable income to the grantee provided that the grantee was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the grantee is disabled, as that term is defined in the Code). The excess of the fair market value of the our common stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the grantee’s alternative minimum taxable income for the tax year in which the ISO is exercised.

If the grantee does not sell or otherwise dispose of the shares of our common stock within two years from the date of the grant of the ISO or within one year after the transfer of the shares of our common stock to the grantee, then, upon disposition of such shares of our common stock, any amount realized in excess of the exercise price will be taxed to the grantee as capital gain and the Company will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the grantee will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares of our common stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the grantee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares. The Company will be entitled to a deduction to the extent that the grantee recognizes ordinary income because of a disqualifying disposition.

Stock Appreciation Rights. The grant of a SAR will not result in taxable income to the grantee. Upon exercise of a SAR, the fair market value of our common stock received will be taxable to the grantee as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the grantee upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Restricted Stock. The grant of restricted stock will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction, assuming that the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of shares of restricted stock, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the grantee and the Company will be entitled to a corresponding deduction. A grantee may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date, and the Company will be entitled to a corresponding deduction.

Restricted Stock Units. The grant of a restricted stock unit will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction. Upon the settlement of the restricted stock unit, the holder will realize ordinary income in an amount equal to the then fair market value of the shares received, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of settlement, when issued to the grantee.

Unrestricted Stock. The grant of unrestricted stock will result in the ordinary income for the recipient at the time of grant in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon the subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of grant.

Dividend Equivalent Rights. The grant of dividend equivalent rights will not result in income to the recipient or in a tax deduction for the Company. When any amount is paid or distributed to a recipient in respect of a dividend equivalent right, the recipient will recognize ordinary income equal to the fair market value of any property distributed and/or the amount of any cash distributed, and the Company will be entitled to a corresponding deduction.

Withholding of Taxes. The Company may withhold amounts from grantees to satisfy withholding tax requirements. Subject to guidelines established by the compensation committee, grantees may have our common stock withheld from Awards or may tender our common stock to the Company to satisfy tax withholding requirements.

$1 Million Limit. Section 162(m) of the Code disallows a Federal income tax deduction for compensation in excess of $1 million per year paid to each of the Company’s chief executive officer, chief financial officer and its three other most highly compensated executive officers. Under tax law as in effect prior to 2018, compensation that qualified as “performance-based compensation” was not subject to the $1 million limit. However, effective January 1, 2018, this exemption has been repealed.

Section 409A. Section 409A of the Code imposes significant restrictions on deferred compensation and may impact on Awards under the VICI 2017 Stock Plan. If the Section 409A restrictions are not followed, a grantee could be subject to accelerated liability for tax on the non-complying award, as well as a 20% penalty tax. The VICI 2017 Stock Plan is intended to be exempt from or to comply with the requirements of Section 409A.

Tax Advice. The preceding discussion is based on Federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the Federal income tax aspects of the VICI 2017 Stock Plan. A grantee may also be subject to state and local taxes in connection with the grant of Awards under the VICI 2017 Stock Plan. Grantees are encouraged to see their own legal, tax and accounting advice.

2017 Summary Compensation Table

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Edward B. Pitoniak	2017	170,096	311,500	77,300	558,896
Chief Executive Officer

Mary Beth Higgins	2017	117,308	117,000	—	234,308
Former Chief Financial Officer

John Payne	2017	281,538	300,000	3,462	585,000
President

(1)	The amounts set forth in this column consist of a relocation bonus of $75,000 for Mr. Pitoniak and company matching contributions of $2,300 and $3,462 for Mr. Pitoniak and Mr. Payne, respectively, under our 401(k) plan.

Narrative Disclosure to 2017 Summary Compensation Table

The 2017 Summary Compensation Table includes 2017 actual cash compensation for our Chief Executive Officer, our former Chief Financial Officer and our President and Chief Operating Officer. The base salary amounts shown represent the pro rata amounts that were paid to these executives based on the time they actually served in these roles (October 6, 2017 through December 31, 2017). The bonus amounts shown represent the contractually negotiated bonus amounts to be paid for the year. The All Other Compensation includes a relocation bonus for Mr. Pitoniak and company matching contributions under our 401(k) plan for Messrs. Pitoniak and Payne. Mr. Pitoniak is due to receive an equity grant (some of which will be in the form of restricted stock or restricted stock units) in 2018. It is not yet possible to state the number of shares and/or units that he will receive. Mr. Payne may also be entitled to an equity bonus to be determined by the compensation committee.

Potential Payments Upon Termination Occurring on December 31, 2017, Including in Connection With a Change In Control

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2017 under various scenarios, including a termination of employment associated with a change in control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of the Company. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2017 and in accordance with our plans and arrangements in effect on December 31, 2017. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or change in control. This table includes equity grants that were contractually committed but that have not yet been made. The equity included has been stated at the contractually intended grant date values.

	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non-renewal by us ($)	Termination in connection with a Change in Control ($)	Death or Disability ($)
Edward B. Pitoniak
Cash Severance	—	$2,062,500	$2,750,000	—
Annual Bonus	—	$811,500	$811,500	$811,500
Equity Awards (Intrinsic Value)
Unvested Restricted Stock (1)	—	$1,250,000	$1,250,000	$1,250,000
Mary Beth Higgins
Cash Severance	—	$1,083,000	$1,083,000	—
Annual Bonus	—	$117,000	$117,000	$117,000
Equity Awards (Intrinsic Value)
Unvested Restricted Stock	—	—	—	—
John Payne
Cash Severance	—	$3,314,234	$3,314,234	—
Annual Bonus	—	$300,000	$300,000	$300,000
Equity Awards (Intrinsic Value)
Unvested Restricted Stock	—	—	—	—

(1)	This represents the Formation Date value of this grant, which will be based on an independent valuation of the value of the common stock on the Formation Date. These shares, which have not yet been granted, will vest in full upon termination of employment. It is not yet possible to determine the number of shares or the value of these shares as of December 31, 2017.

In connection with Ms. Higgins separation from service on December 31, 2017, Ms. Higgins is entitled to receive $1,083,000 in accordance with the terms of the separation agreement between us and Ms. Higgins.

Compensation of Directors

Each of our directors who is not an employee of our company or our subsidiaries receives an annual retainer of $225,000, payable in a combination of cash and equity. Additional annual retainers, also payable in a combination of cash and equity, are paid to the chair of the board of directors ($75,000), members of the audit and finance committee ($20,000; with the chair receiving $40,000), members of the compensation committee ($10,000; with the chair receiving $20,000), and members of the nominating and governance committee ($7,500; with the chair receiving $15,000). An initial grant of shares of common stock with a value of $132,500 as of the

Formation Date will be made to outside directors other than the chair of the board of directors, and an initial grant with an Formation Date value of $200,000 will be made to the chair of the board of directors, in each case as determined by the board of directors at a later time based on an independent appraisal of the value of the common stock on the Formation Date. Our directors may elect to defer some or all of their compensation pursuant to a deferral plan.

Compensation of Directors

The following table summarizes all compensation for our non-employee directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash($)	Total ($)
James R. Abrahamson	28,369	28,369
Eugene I. Davis	26,715	26,715
Eric L. Hausler	24,586	24,586
Craig Macnab	23,877	23,877
Michael D. Rumbolz	28,369	28,369

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock upon consummation of this offering by:

•	each stockholder known to us to be the beneficial owner of more than 5% of the common stock;

•	each director;

•	each executive officer; and

•	all directors and executive officers as a group.

The column entitled “Percentage Prior to the Offering” is based on a total of 300,278,939 shares of our common stock outstanding as of January 1, 2018. The column entitled “Percentage After the Offering” is based on shares of our common stock to be outstanding after this offering, including the shares of our common stock that we are selling in this offering, but not including any additional shares issuable upon exercise of the underwriters’ overallotment option. The table below does not reflect any shares that our directors and executive officers may purchase in this offering, including through the directed share program, as described under “Underwriting.”

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise noted below, the address of the persons listed in the table is c/o VICI Properties Inc., 8329 W. Sunset Road, Suite 210, Las Vegas, Nevada 89113.

5% Stockholders, Officers and Directors	Number of Shares Beneficially Owned	Percentage Prior to the Offering	Percentage After the Offering
Beneficial Owners of 5% or More of Our Common Stock:
Canyon Capital Advisors LLC(1)	42,960,110	14.3%	12.3%
Pacific Investment Management Company LLC(2)	28,177,017	9.4%	8.0%
Soros Fund Management LLC(3)	21,528,558	7.2%	6.1%
Monarch Alternative Capital LP(4)	18,274,363	6.1%	5.2%
Senator Global Opportunity Master Fund LP(5)	17,508,580	5.8%	5.0%
Silver Point Funds(6)	15,544,051	5.2%	4.4%

Directors and Executive Officers:
Edward Baltazar Pitoniak	—	—	—
John Payne	—	—	—
David Kieske	—	—	—
James Robert Abrahamson	—	—	—
Eugene Irwin Davis	—	—	—
Eric Littmann Hausler	—	—	—
Craig Macnab	—	—	—
Michael David Rumbolz	—	—	—
Directors and Executive Officers as a Group (8 persons)	—	—	—

(1)

Beneficial ownership is based on the Schedule 13G filed on November 14, 2017 with the SEC by Canyon Capital Advisors LLC, Mitchell R. Julis and Joshua S. Friedman, relating to 36,473,624 shares of our common stock, as supplemented by Company records. According to the Schedule 13G, Canyon Capital Advisors LLC has sole voting power and sole dispositive power over all the shares covered by the Schedule 13G, and Messrs. Julis and Friedman have shared voting and dispositive power. We do not have information regarding voting or dispositive power with respect to any other shares of common stock beneficially owned by Canyon Capital Advisors LLC. The business address of the parties is 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.
(2)	Beneficial ownership is based on the Schedule 13G filed on November 13, 2017 with the SEC by Pacific Investment Management Company LLC (“PIMCO”) relating to 20,209,673 shares of our common stock, according to which PIMCO has sole voting power over 20,196,522 shares of our common stock, shared voting power over 13,151 shares of our common stock and sole dispositive power over 20,209,673 shares of our common stock; and is supplemented by Company records. We do not have information regarding voting or dispositive power with respect to any other shares of common stock beneficially owned by PIMCO. The business address of PIMCO is 650 Newport Center Drive, Newport Beach, CA 92660.
(3)	Beneficial ownership is based on the Schedule 13G filed on October 16, 2017 with the SEC by Soros Fund Management LLC (“SFM LLC”), George Soros and Robert Soros, relating to 15,001,531 shares of our common stock, as supplemented by Company records. According to the Schedule 13G, SFM LLC has sole voting and dispositive power over all the shares covered by the Schedule 13G, and Messrs. Soros and Soros have shared voting and dispositive power. We do not have information regarding voting or dispositive power with respect to any other shares of common stock beneficially owned by SFM LLC. The business address of the parties is 250 West 55th Street, 38th Floor, New York, NY 10019.
(4)	Beneficial ownership is based on the Schedule 13G filed on January 25, 2018 with the SEC by (i) Monarch Alternative Capital LP (“MAC”), which serves as advisor to a variety of funds (such funds collectively, the “Funds”), with respect to shares of our common stock directly owned by the Funds; (ii) MDRA GP LP (“MDRA GP”), which is the general partner of MAC, with respect to shares of our common stock indirectly beneficially owned by virtue of such position; and (iii) Monarch GP LLC (“Monarch GP”), which is the general partner of MDRA GP, with respect to shares of our common stock indirectly beneficially owned by virtue of such position, according to which MAC, MDRA GP and Monarch GP have shared voting and dispositive power over 18,274,363 shares of our common stock. The business address of Monarch Alternative Capital LP is 535 Madison Avenue, New York, NY 10022.
(5)	Beneficial ownership is based on the Schedule 13G filed on January 2, 2018 with the SEC by Senator Investment Group LP, Alexander Klabin and Douglas Silverman, pursuant to which they have shared voting and dispositive power over the shares. According to the Schedule 13G, Senator Investment Group LP serves as investment manager to various investment funds and, as such, has investment discretion with respect to such funds. Mr. Klabin and Mr. Silverman have control of a Delaware limited liability company that may be deemed to control Senator Investment Group LP. The business address of the reporting persons are c/o Senator Investment Group LP, 510 Madison Avenue, 28th Floor, New York, New York 10022.
(6)	Beneficial ownership is based on Company records. We do not have information regarding voting or dispositive power with respect to any shares of common stock beneficially owned by Silver Point Funds. The business address of Silver Point Funds is Two Greenwich Plaza, Greenwich, CT 06830.

FORMATION OF OUR COMPANY

We are a Maryland corporation that was created to hold certain real estate assets that were owned by Caesars Entertainment Operating Company, Inc., a Delaware corporation upon its emergence from bankruptcy. On January 15, 2015, Caesars Entertainment Operating Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois. On January 13, 2017, the Debtors filed a Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc., et al. (the “Plan of Reorganization”), which was confirmed by the U.S. Bankruptcy Court on January 17, 2017. On October 6, 2017, the effective date of the Plan of Reorganization (the “Formation Date”), the historical business of Caesars Entertainment Operating Company was separated by means of a spin-off transaction whereby the Debtors’ real property assets and golf course operations were transferred through a series of transactions to VICI REIT and its subsidiaries (the “Formation Transactions”). Under the Plan of Reorganization and the transactions contemplated therein, on the Formation Date, certain creditors of the Debtors were issued VICI REIT’s common stock. On the Formation Date, Caesars Entertainment Operating Company merged with and into CEOC, a Delaware limited liability company, with CEOC surviving the merger.

On the Formation Date, VICI REIT issued 177,160,494 shares of common stock and 12,000,000 shares of Series A preferred stock with an aggregate liquidation preference of $300.0 million ($25 per share) to CEOC and certain of its subsidiaries in exchange for the transferred real property assets and golf course operations. CEOC distributed such shares to certain of its creditors and to certain backstop parties. Of the 12,000,000 shares of Series A preferred stock issued on the Formation Date, an aggregate of 6,002,907 shares of Series A preferred stock (the “Backstop Shares”) were sold to certain backstop purchasers at a price of $20.83 per share, with the cash proceeds of such purchases being paid to certain creditors of CEOC, and an aggregate of 5,997,093 shares of Series A preferred stock were issued to certain creditors of CEOC as a portion of the recovery on account of their claims.

On November 6, 2017, all of the Series A preferred stock automatically converted into 51,433,692 shares of the Company’s common stock (the “Mandatory Preferred Conversion”). No additional consideration was payable in connection with the Mandatory Preferred Conversion.

On the Formation Date, a subsidiary of our Operating Partnership issued to certain of CEOC’s creditors $1,638.4 million aggregate principal amount of Prior Term Loans, $311.7 million aggregate principal amount of Prior First Lien Notes, and $766.9 million aggregate principal amount of Second Lien Notes.

CPLV Mortgage Borrower and certain of its affiliates that comprised the mezzanine borrowers borrowed $2,200.0 million from third parties, including $1,550.0 million of asset-level CPLV CMBS Debt and three tranches of Prior CPLV Mezzanine Debt in the aggregate principal amount of $650.0 million. The cash proceeds from the CPLV CMBS Debt and Prior CPLV Mezzanine Debt were distributed to certain creditors of CEOC under the Plan of Reorganization.

The junior tranche of the Prior CPLV Mezzanine Debt in the aggregate amount of $250.0 million automatically converted into an aggregate of 17,630,700 shares of our common stock on November 6, 2017.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to our charter and bylaws and applicable provisions of the Maryland General Corporation Law, or MGCL. While we believe the following summary covers the material terms of our capital stock, the description may not include all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our charter authorizes us to issue up to 700,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share, of which 12,000,000 shares are classified as Series A preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series, subject to the terms of any outstanding preferred stock.

Immediately following the completion of this offering, 350,278,939 shares of our common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “—Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock will be entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock will not have cumulative voting rights in the election of directors.

Holders of our common stock will be entitled to receive dividends if as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any class or series of our stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock will not have preemptive, subscription, redemption, preference, exchange, conversion or appraisal rights. There will be no sinking fund provisions applicable to the common stock. All shares of our common stock will be fully paid and nonassessable and will have equal dividend and liquidation rights. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future.

Under Maryland law, a Maryland corporation generally may not amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for amendments to the charter provisions relating to indemnification, limitation of liability and amendments to our charter, which require the affirmative vote of stockholders entitled to cast 75% of all of the votes entitled to be cast on those matters. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.” Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries will be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify and Issue Stock

Subject to the rights of holders of any outstanding shares of our preferred stock, our board of directors will be able to, without approval of holders of our common stock, classify and reclassify any unissued shares of our stock into other classes or series of stock, including one or more classes or series of stock that have preference over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize us to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors will be required to set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. In addition, our charter authorizes our board of directors, with the approval of a majority of our board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock, or the number of shares of any class or series of stock, that we are authorized to issue, subject to the rights of holders of our preferred stock. These actions will be able to be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

Preferred Stock

Prior to issuance of shares of each class or series of preferred stock having terms not already established pursuant to our charter, our board of directors is required by the MGCL and our charter to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. Our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Series A Preferred Stock

Of the 50,000,000 shares of preferred stock authorized for issuance under our charter, 12,000,000 shares are classified as Series A preferred stock, $0.01 par value per share, all of which were issued on the Formation Date and automatically converted on November 6, 2017 in accordance with the terms of the Series A preferred stock into shares of our common stock. As a result of this conversion, none of the authorized shares of Series A preferred stock are currently issued or outstanding. Our board of directors has no plans to issue any shares of Series A preferred stock as currently constituted, and given the terms applicable to the Series A preferred stock and the circumstances in which originally issued, any such additional issuance would be impractical. Our board of directors could, however, without stockholder approval, reclassify the authorized but unissued shares of Series A preferred stock as preferred stock without further designation, or into one or more other or additional series or classes of our capital stock, pursuant to its power to reclassify stock, as described above, and cause us to issue the newly-classified shares, subject, however, to the rights of holders of any then outstanding shares of our preferred stock.

Our charter sets forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and conversion, and other applicable terms, of our authorized Series A preferred stock. Our charter provides that the Series A preferred stock ranks, with respect to rights upon liquidation or involuntary liquidation, dissolution or winding up of our affairs, senior to all classes or series of our common stock, and any other class or series of preferred stock established after the original issue date of the Series A preferred stock, except any such class or series designated as senior or pari passu to the Series A preferred stock, or issued upon the requisite approval of the holders of the Series A preferred stock. Our charter sets forth the terms upon which dividends are payable on outstanding shares of Series A preferred stock, but further provides that no dividends were payable on the Series A preferred stock prior to the mandatory conversion on November 6, 2017. Our charter also includes terms regarding optional redemption, voting rights, and board observer rights, as applicable to any outstanding shares of Series A preferred stock and any holders thereof. The terms of the Series A preferred stock provide for no maturity date, nor is the Series A preferred stock subject to any sinking fund. However, the terms of the Series A preferred stock provide for the mandatory conversion described above, as a result of which all previously issued shares of Series A preferred stock have been converted, and no shares of Series A preferred stock are currently outstanding. For detail regarding these and other terms applicable to our authorized Series A preferred stock, we encourage you to read carefully the terms thereof, as set forth in our charter.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. Federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year.

Our charter contains restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, our charter provides that no person or entity will be able to beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of 9.8% or less of a class or series of our capital stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquirer or another individual or entity to own our stock in excess of the ownership limit.

An exemption from the 9.8% ownership limit was granted to certain stockholders, and our board may in the future provide exceptions to the ownership limit for other stockholders, subject to certain initial and ongoing conditions designed to protect our status as a REIT. In addition, our charter provides that our board of directors will have the power to, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition to granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors will be able, but will not be required, to require an opinion of counsel or IRS ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our charter provides that our board of directors will be able to increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) could beneficially own, in the aggregate, more than 50% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Our charter also provides that:

•	any person is prohibited from owning shares of our stock that, if effective, would cause us to constructively own more than 10% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us to fail to qualify as a REIT;

•	any person is prohibited from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person is prohibited from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Our charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any other restrictions on ownership and transfer of our stock discussed above, and any person who owned or would have owned shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, will be required to give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least five days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

Our charter provides that any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be void ab initio and the intended transferee will acquire no rights in such shares of stock. Our charter provides that any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our board of directors), any person owning shares of our stock that, if effective, would cause us to constructively own more than 10% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us to fail to qualify as a REIT, or our being “closely held” under Section 856(h) of the Code or our otherwise failing to qualify as a REIT will be void ab initio and the intended transferee will acquire no rights in such shares of stock and, if such voidness is not effective, the number of shares causing the violation (rounded up to the nearest whole share) will be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. Our charter provides that if the transfer to the trust as described above does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer which, if effective, would have resulted in a violation on the restrictions of ownership and transfer of our stock, will be void ab initio and the intended transferee will acquire no rights in such shares of stock.

Our charter provides that shares of our stock held in the trust will be issued and outstanding shares. The intended transferee may not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Our charter provides that any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Pursuant to our charter, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by an intended transferee before our discovery that the shares have been transferred to the trustee and to recast the vote in accordance with the direction of the trustee acting for the benefit of the charitable beneficiary of the trust.

Pursuant to our charter, within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee, that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. After such sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the intended transferee, an amount equal to the lesser of:

•	the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event that resulted in the transfer to the trust at the market price of the shares on the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds received by the trustee for the shares.

Any net sales proceeds in excess of the amount payable to the intended transferee shall be paid to the charitable beneficiary.

Our charter provides that shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gill, devise or other such transaction, at market price, at the time of such gift, devise or other such transaction; and

•	the market price on the date we accept, or our designee accepts, such offer.

The amount payable to the transferee may be reduced by the amount of any dividends or other distributions that we paid to the intended transferee before we discovered that the shares had been transferred to the trust and that is owed by the intended transferee to the trustee as described above. We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Pursuant to our charter, upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the intended transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate

In addition to the restrictions set forth above, all of our outstanding shares of capital stock will be held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares any class of our capital stock will be required to promptly notify us of such person’s identity. Our charter provides that any shares of our capital stock that are owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by our board of directors. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price with respect to any securities to be redeemed will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid (including if the finding of unsuitability is made by our board of directors alone), an amount that in no event exceeds (1) the market price of such securities as reported on a securities exchange, a generally recognized reporting system or domestic over-the-counter market, as applicable, or (ii) if such securities are not quoted by any recognized reporting system, then the fair market value thereof, as determined in good faith and in the reasonable discretion of the board of directors. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as determined by us. If all or a portion of the redemption price is paid with a promissory note, such note shall have a ten year term, bear interest at 3% and amortize in 120 equal monthly installments and contain such other terms determined by our board.

Our charter provides that the redemption right is not exclusive and that our capital stock that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person may also be transferred to a trust for the benefit of a designated charitable beneficiary, and that any such unsuitable person or affiliate will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by the unsuitable person or affiliate for the shares or the amount realized from the sale, in each case less a discount in a percentage (up to 100%) to be determined by our board of directors in its sole and absolute discretion.

Our charter requires any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all costs, including attorneys’ fees, incurred by us and our affiliated companies as a result of the unsuitable person’s ownership or control or failure to promptly divest itself of any securities of VICI REIT when and in the specific manner required by a gaming authority or by our charter.

Under our charter, an unsuitable person will be defined as one who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by any gaming authority to be unsuitable or disqualified to own or control any of our capital stock, (iv) is determined by any gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities or holding a gaming license in any gaming jurisdiction, (v) causes any gaming license of our company or any of our affiliates to be lost, rejected, rescinded, suspended, revoked or not renewed, or causes our company or any of our affiliates to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any gaming license, or (vi) is deemed likely, in the sole and absolute discretion of our board, to preclude or materially delay or jeopardize any gaming license, cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which our company or our affiliates is a party, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of our company or any of our affiliates.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company.

Certain Provisions of Maryland Law and Our Charter and Bylaws

The following summary of certain provisions of Maryland law and of our charter and bylaws is only a summary, and is subject to, and qualified in its entirety by reference to, our charter and bylaws and the applicable provisions of the MGCL. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Election and Removal of Directors

Our charter and bylaws provide that the number of our directors may be established only by our board of directors but may not be more than fifteen or fewer than the minimum number permitted by the MGCL, which is one. The number of directors is set at seven. Our bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, the election of directors shall be by a plurality of the votes cast. Our bylaws provide that a director may not be an “unsuitable person” as defined in our charter.

Our bylaws provide that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the board of directors except that a vacancy created by the removal of a director by stockholders may also be filled by the requisite vote or consent of stockholders set forth in our bylaws.

Our charter also provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect one or more directors, a director may be removed, with or without cause, by the affirmative vote of stockholders holding a majority of all of the shares of our stock entitled to vote generally in the election of directors.

Amendment to Charter and Bylaws

Except as provided in our charter with respect to indemnification, limitation of liability and amendments to our charter, which require the affirmative vote of stockholders entitled to cast 75% of all the votes entitled to be cast on those matters, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors and our stockholders, by the affirmative vote of not less than a majority of all shares then outstanding and entitled to be cast on the matter have the power to amend our bylaws, provided that the section of our bylaws relating to the opt out from the control share acquisition statute may not be amended except by the vote of at least two-thirds of all votes entitled to be cast on the matter, and the section of our bylaws relating to amending the bylaws, and the last sentence of the section of our bylaws relating to stockholder rights plans, may not be amended except by the vote of at least 75% of all votes entitled to be cast on the matter.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL provides various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our charter provides that, notwithstanding any other provision of our charter or our bylaws, the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL) will not apply to any business combination between us and any interested stockholder of ours and that we expressly elect not to be governed by the provisions of Section 3-602 of the MGCL in whole or in part. Any amendment to such provision of our charter must be approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person. As a result, any person described in the preceding sentence may be able to enter into a business combination with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that this provision of our bylaws will not be amended or repealed in the future. In that event, business combinations between us and an interested stockholder or an affiliate of an interested stockholder would be subject to the five-year prohibition and the super-majority vote requirements.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from us. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition; or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, then as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares. In the event that our bylaws are amended by our stockholders to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition and may be subject to the control share acquisition statute.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and without the need for stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, unless the charter or a resolution adopted by the board of directors prohibits such election, to be subject to any or all of five provisions, including:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•	a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•	a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

We do not currently have a classified board. Our charter provides that we are prohibited from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL unless such election is first approved by the affirmative vote of stockholders of not less than a majority of all shares of ours then outstanding and entitled to be cast on the matter.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors, and (2) require the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called by our board of directors, the chairman of our board of directors, our president or chief executive officer as described below under “—Special Meetings of Stockholders”).

Special Meetings of Stockholders

Our board of directors, the chairman of our board of directors, our president or our chief executive officer may call a special meeting of our stockholders. Our bylaws provide that a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter permits stockholder action by consent in lieu of a meeting to the extent permitted by our bylaws. Our bylaws provide that any action required or permitted to be taken at any meeting of the holders of common stock entitled to vote generally in the election of directors may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by our board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to us in accordance with Maryland law. We will be required to give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

Competing Interests and Activities of Our Directors or Officers

Our charter provides that we have the power to renounce, by resolution of the board of directors, any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to us or (ii) developed by or presented to one or more of our directors or officers.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or any duly authorized committee of our board of directors or (3) by any stockholder present in person or by proxy who was a stockholder of record at the time of provision of notice by the stockholders and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business who is not an “unsuitable person” as defined in our charter, and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors or any duly authorized committee of our board of directors or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than the later of the close of business on the 90th day before such special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “—Restrictions on Ownership and Transfer” prohibit any person from acquiring, with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock without the approval of our board of directors. These provisions may delay, defer or prevent a change in control of us. Further, subject to the rights of holders of preferred stock, our board of directors has the power to increase the aggregate number of authorized shares and classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed under the captions “—Common Stock” and “—Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred stock, without approval of holders of our common stock, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws also provide that the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Special Meetings of Stockholders” and “—Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our present or former directors or officers or other employees or stockholders to us or to our stockholders, as applicable, or any standard of conduct applicable to our directors, (c) any action asserting a claim against us or any of our present or former directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our present or former directors or officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated. Our charter contains a provision that eliminates our directors’ and officers’ liability to us and our stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a part to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, the MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the standard of conduct for indemnification set forth above or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter provides that we will have the power to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws provide that we have the power, with approval of our board, to provide such indemnification and advance of expenses to a person who served a predecessor of us in any such capacity described above and to any employee or agent of us or a predecessor of us.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.

Description of Our Operating Partnership Agreement

We have summarized the material terms of the limited partnership agreement of our Operating Partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the limited partnership agreement of VICI Properties L.P., a form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our Operating Partnership, VICI Properties L.P., is a Delaware limited partnership. All of our assets (other than the golf course assets), are held by, and all of our operations (other than the golf course operations) are and will be conducted through, our Operating Partnership, either directly or through subsidiaries. VICI Properties GP LLC, our wholly-owned subsidiary, is the sole General Partner of our Operating Partnership.

In the future, some of our property acquisitions could be financed by issuing partnership units in exchange for property owned by third parties. Such third parties would then be entitled to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to their respective percentage interests in our Operating Partnership. Holders of outstanding partnership units will, later of (x) the twelve-month anniversary a limited partner first becoming a holder of common units of the Operating Partnership, and (y) October 6, 2018 (subject to the terms of the limited partnership agreement), have the right to elect to redeem their partnership units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, subject to our right to acquire the partnership units tendered for redemption in exchange for an equivalent number of shares of our common stock, subject to the restrictions on ownership and transfer of our stock to be set forth in our charter. The partnership units will not be listed on any securities exchange or quoted on any inter-dealer quotation system.

Provisions in the limited partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our Operating Partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees of partnership units or other Operating Partnership interests;

•	transfer restrictions on partnership units and restrictions on admission of partners;

•	a requirement that VICI Properties GP LLC may not be removed as the General Partner of our Operating Partnership without its consent;

•	the ability of the General Partner in some cases to amend the limited partnership agreement and to cause our Operating Partnership to issue preferred partnership interests in our Operating Partnership with terms that it may determine, in either case, without the approval or consent of any limited partner; and

•	the right of any future limited partners to consent to transfers of units of other Operating Partnership interests except under specified circumstances, including in connection with mergers, consolidations and other business combinations involving us.

Purpose, Business and Management

Our Operating Partnership is formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), including (1) to conduct the business of ownership, construction, reconstruction, development, redevelopment, alteration, improvement, maintenance, operation, sale, leasing, transfer, encumbrance, financing, refinancing, conveyance and exchange of any asset or property of the Operating Partnership, (2) to acquire or invest in any securities and/or loans relating to such properties, (3) to enter into any partnership, joint venture, business or statutory trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the DRULPA, or to own interests in any entity engaged in any business permitted by or under the DRULPA, (4) to conduct the business of providing property and asset management and brokerage services, and (5) to do anything necessary or incidental to the foregoing. However, our Operating Partnership may not, without the General Partner’s specific consent, which it may give or withhold in its sole and absolute discretion, take, or refrain from taking, any action that, in its judgment, in its sole and absolute discretion:

•	could adversely affect our ability to continue to qualify as a REIT;

•	could subject us to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code;

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us or our securities or our Operating Partnership; or

•	could cause us not to be in compliance in all material respects with any covenants, conditions or restrictions pursuant to an agreement to which we are party unless we have provided our consent to such action.

The General Partner is accountable to our Operating Partnership as a fiduciary and consequently must exercise good faith and integrity in handling partnership affairs. If there is a conflict between our interests or the interests of our stockholders, on the one hand, and the Operating Partnership or any current or future limited partners, on the other hand, the General Partner will endeavor in good faith to resolve the conflict in a manner not adverse to either us or our stockholders or any limited partners; provided, however, that any conflict that cannot be resolved in a manner not adverse to either us or our stockholders or any limited partners shall be resolved in favor of us and our stockholders. The limited partners of our Operating Partnership expressly acknowledge that VICI Properties GP LLC, as General Partner of our Operating Partnership, is acting for the benefit of the Operating Partnership, the limited partners and our stockholders collectively. Neither our company nor our board of directors will be under any obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions, except as described above. The limited partners agree that our status as a REIT and as a reporting company under Section 12 of the Exchange Act is of benefit to the Operating Partnership and that all actions taken in good faith by the General Partner in support thereof shall be deemed actions taken for the benefit of the Operating Partnership and all partners including the limited partners.

The limited partnership agreement also provides that the General Partner will not be liable to our Operating Partnership, its partners or any other person bound by the limited partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by our Operating Partnership or any limited partner, except for any such losses sustained, liabilities incurred or benefits not derived as a result of (i) an act or omission on the part of the General Partner that was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, an act or omission on the part of the General Partner that it had reasonable cause to believe was unlawful; or (iii) for any loss resulting from any transaction for which the General Partner actually received an improper personal benefit in money, property or services in violation or breach of any provision of the limited partnership agreement. Moreover, the limited partnership agreement will provide that our Operating Partnership is required to indemnify the General Partner and its members, managers, managing members, officers, employees, agents and designees from and against any and all claims that relate to the operations of our Operating Partnership, except (1) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (2) for any transaction for which the indemnified party received an improper personal benefit, in money, property or services in violation or breach of any provision of the limited partnership agreement or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Except as otherwise expressly provided in the limited partnership agreement and subject to the rights of future holders of any class or series of partnership interest, all management powers over the business and affairs of our Operating Partnership are exclusively vested in VICI Properties GP LLC, in its capacity as the sole General Partner of our Operating Partnership. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise management power over the business and affairs of our Operating Partnership (provided, however, that we, in our capacity as the sole member of the General Partner and not in our capacity as a limited partner of the Operating Partnership, may have the power to direct the actions of the General Partner with respect to the Operating Partnership). VICI Properties GP LLC may not be removed as the General Partner of our Operating Partnership, with or without cause, without its consent, which it may give or withhold in its sole and absolute discretion. In addition to the powers granted to the General Partner under applicable law or any provision of the limited partnership agreement, but subject to certain other provisions of the limited partnership agreement and the rights of future holders of any class or series of partnership interest, VICI Properties GP LLC, in its capacity as the General Partner of our Operating Partnership, has the full and exclusive power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of our Operating Partnership, to exercise or direct the exercise of all of the powers of our Operating Partnership and to effectuate the purposes of our Operating Partnership without the approval or consent of any limited partner. The General Partner may authorize our Operating Partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as it determines to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. With limited exceptions, the General Partner may execute, deliver and perform agreements and transactions on behalf of our Operating Partnership without the approval or consent of any limited partner.

The limited partnership agreement provides that our Operating Partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our Operating Partnership.

Additional Limited Partners

The General Partner of our Operating Partnership may cause our Operating Partnership to issue additional partnership units or other partnership interests and to admit additional limited partners to our Operating Partnership from time to time, on such terms and conditions and for such capital contributions as it may establish in its sole and absolute discretion, without the approval or consent of any limited partner, including:

•	upon the conversion, redemption or exchange of any debt, partnership units or other partnership interests or securities issued by our Operating Partnership;

•	for less than fair market value; or

•	in connection with any merger of any other entity into our Operating Partnership.

The net capital contribution need not be equal for all limited partners. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of our Operating Partnership. No person may be admitted as an additional limited partner without the consent of the General Partner, which the General Partner may give or withhold in its sole and absolute discretion, and no approval or consent of any limited partner will be required in connection with the admission of any additional limited partner.

Our Operating Partnership may issue additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as the general partner may determine, in its sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, the General Partner may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share, on a junior, senior or pari passu basis, in distributions;

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of our Operating Partnership;

•	the voting rights, if any, of each such class or series of partnership interest; and

•	the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions,” VICI Properties GP LLC, as General Partner, may not voluntarily withdraw from our Operating Partnership, or transfer or assign all or any portion of its interest in our Operating Partnership, without the consent of the holders of a majority of the limited partnership interests (excluding units owned directly or indirectly by us). Holders of limited partnership units do not vote on matters submitted to our stockholders for approval and do not generally vote on actions to be taken by the Operating Partnership, except as set forth in the preceding sentence, and as set forth below, See “—Amendments of the Limited Partnership Agreement,” “—Termination Transactions,” and “Dissolution.” The

limited partners will agree not to sell, assign, encumber or otherwise dispose of their Operating Partnership units to any person (other than to us, or the General Partner, to immediate family members or any trust for their benefit, to affiliates of such partner, including, without limitation, any entity controlled by such partner, to a charitable entity or a trust for their benefit, or to a lending institution as collateral for a bona fide loan, subject to certain limitations) unless they have provided the General Partner a right of first offer. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act or otherwise in accordance with applicable securities laws.

Amendments of the Limited Partnership Agreement

Amendments to the limited partnership agreement may be proposed by our General Partner, or by the limited partners owning at least 50% of the partnership units held by the limited partners (including units held directly or indirectly by us).

Generally, the limited partnership agreement may not be amended, modified or terminated without the approval of both the General Partner and limited partners holding a majority of all outstanding partnership units held by the limited partners (other than, in each case, Operating Partnership units owned directly or indirectly by us). The General Partner has the power to unilaterally make certain amendments to the limited partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to its obligations as General Partner or surrender any right or power granted to it as General Partner or any of our affiliates for the benefit of the limited partners;

•	reflect the issuance of additional partnership units, transfer of any partnership interest or the admission, substitution, termination or withdrawal of limited partners in each case in accordance with the terms of the limited partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the limited partnership agreement not inconsistent with law or with other provisions of the limited partnership agreement, or make other changes concerning matters under the limited partnership agreement that will not otherwise be inconsistent with the limited partnership agreement or law;

•	set forth or amend the designations, rights, preferences, privileges and other terms and conditions of any new class of partnership interest permitted to be issued under the limited partnership agreement;

•	satisfy any requirements, conditions or guidelines of Federal or state law;

•	reflect changes that are reasonably necessary for us to maintain our status as a REIT or to satisfy REIT requirements, reflect the transfer of all or any part of a partnership interest among the General Partner and any entity disregarded as separate from the General Partner for tax purposes or to ensure that the Operating Partnership will not be classified as a publicly traded partnership for tax purposes;

•	modify the manner in which capital accounts are computed or net income or net loss are allocated; or

•	to reflect any other modification as is reasonably necessary for the business or operation of the Operating Partnership or the General Partner, which does not violate the restrictions on the General Partner.

Amendments that would, among other things, convert a limited partner’s interest into a General Partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights, reduce any limited partner’s right to indemnity, create any liability of a limited partner, amend these restrictions or admit any other person as a General Partner other than in accordance with the successor provisions of the limited partnership agreement or alter the protections of the limited partners in connection with Termination Transactions described below, which, in each case, must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the partnership units held by limited partners (excluding units owned directly or indirectly by us), the General Partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the limited partnership agreement;

•	perform any act that would subject a limited partner to liability as a General Partner in any jurisdiction or any liability not contemplated in the limited partnership agreement;

•	enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below; or

•	withdraw from the Operating Partnership or transfer any portion of its general partnership interest.

Distributions to Unitholders

The limited partnership agreement provides that holders of partnership units will be entitled to receive distributions of 100% of available cash, at least quarterly, on a pro rata basis in accordance with the number of partnership units held by each of them and by us (subject to the rights, preferences and privileges of the holders of any class of preferred partnership interests that may be authorized and issued after the offering). In the event that we declare and pay any dividend of cash or assets to holders of our common stock from the cash flow or assets of VICI Golf, each limited partner (other than us) will be paid in preference to any distribution to which we are entitled, an amount equal to the portion of any such dividend, which such limited partner would have received on account of our common stock, which such limited partner would have received if such limited partner’s units had been redeemed for shares of our common stock.

Redemption/Exchange Rights

Each limited partner shall have the right, commencing on the first anniversary of the issuance of the applicable partnership units, to require our Operating Partnership to redeem part or all of its partnership units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those partnership units in exchange for shares of our common stock. Any such exchange will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. Commencing on the first anniversary of the issuance of the applicable partnership units, limited partners who hold partnership units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer.”

In addition, if the number of partnership units delivered by a limited partner for redemption, together with other shares of our common stock owned or attributed to that limited partner, exceeds 9.8% of the outstanding shares of any class or series of our capital stock (in value or by number of shares, whichever is more restrictive) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the partnership units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. Participating limited partners will receive on the redemption date the proceeds per share in the public offering (less any discount or commission), but will have a limited opportunity to withdraw their partnership units from the redemption immediately prior to the pricing of the public offering.

Capital Contributions

The limited partnership agreement provides that the General Partner may determine that, subsequent to the Formation Date, our Operating Partnership requires additional funds for the acquisition of additional properties or for other purposes. Under the limited partnership agreement, we are obligated to contribute the proceeds of any offering of our shares of stock as additional capital to our Operating Partnership, except, among others circumstances, in the event that the proceeds from such offering are used to operate or invest in assets of the golf course properties owned by VICI Golf on the Formation Date and only if such proceeds would exceed an amount yet to be determined.

The limited partnership agreement provides that we may make additional capital contributions, including properties, to our Operating Partnership in exchange for additional partnership units. If we contribute additional capital and receive additional partnership interests for the capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our Operating Partnership at the time of the contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital and receive additional partnership interests for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. No person has any preemptive, preferential or other similar right with respect to making additional capital contributions or loans to the Operating Partnership or the issuance or sale of any partnership units or other partnership interests.

Our Operating Partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our Operating Partnership, including the partnership interests that we own.

Tax Matters

For U.S. Federal income tax purposes, our Operating Partnership will be viewed as “disregarded as an entity separate from its owner,” VICI, which will beneficially own 100% of the equity interests of our Operating Partnership. As a result, all assets, liabilities and items of income, deduction and credit of the Operating Partnership will be treated as assets, liabilities and items of income, deduction and credit of VICI itself, including for purposes of the gross income and asset tests applicable to VICI. However, in the future, if one or more third-party investors are admitted as partners of the Operating Partnership, it will be classified as a partnership for U.S. Federal income tax purposes, in which case VICI Properties GP LLC will serve as the tax matters partner or partnership representative of our Operating Partnership and, as such, will have authority to make tax elections under the Code on behalf of our Operating Partnership.

Termination Transactions

The limited partnership agreement provides that our company shall not and the Operating Partnership shall not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or any recapitalization or change in outstanding shares of our common stock or the Operating Partnership’s partnership interests (a “termination transaction”), unless in connection with a termination transaction,

(A) all limited partners will receive, or have the right to elect to receive, for each partnership unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of our common stock into which each partnership unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its partnership units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our Operating Partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our Operating Partnership;

•	the holders of partnership units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our Operating Partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to the first paragraph in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their units immediately prior to the consummation of the transaction or if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock; or

(C) the terms are otherwise consented to by the limited partners holding a majority of the limited partnership units (excluding units owned directly or indirectly by us).

Dissolution

Our Operating Partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

•	an event of withdrawal, as defined in DRULPA, including, without limitation, by reason of the bankruptcy of our General Partner, unless, within 90 days after the withdrawal, a majority of interest of the remaining partners agree in writing to continue the business of our Operating Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

•	an election to dissolve our Operating Partnership made by the General Partner, with the consent of the limited partners (including units owned directly or indirectly by us); or

•	the entry of a decree of judicial dissolution of our Operating Partnership pursuant to the provisions of DRULPA.

Upon dissolution of our Operating Partnership, the General Partner, or, in the event that there is no remaining General Partner, a liquidator will proceed to liquidate the assets of our Operating Partnership and apply the proceeds from such liquidation in the order of priority set forth in the limited partnership agreement.

SHARES ELIGIBLE FOR FUTURE SALE

Our common stock is quoted on the OTC Markets under the symbol “VICI.” Prior to this offering, there has been no other public market for our shares. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of shares of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Upon completion of this offering, 350,278,939 shares of our common stock will be issued and outstanding. If the underwriters exercise their overallotment option in full, 357,778,939 shares of our common stock will be issued and outstanding immediately after the completion of this offering.

Lock-Up Agreements

In connection with this offering, we and all of our executive officers and directors have agreed, and certain of our stockholders have agreed with respect to an aggregate of approximately 98.0 million shares of our common stock, with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, during the period ending 180 days after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. LLC. See “Underwriting.” We may, however, grant awards under our equity incentive plans, and we may issue or sell shares of common stock under certain other circumstances.

2017 Stock Incentive Plan

Awards for up to 12,750,000 shares of our common stock may be granted under the VICI 2017 Stock Plan. No equity awards are currently outstanding under the VICI 2017 Stock Plan. In October 2017, we filed a registration statement on Form S-8 under the Securities Act to register the shares of our common stock issuable under the VICI 2017 Stock Plan, which is automatically effective upon filing. Accordingly, all of the shares registered under such registration statement are available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions, Rule 144 restrictions applicable to our affiliates or the lock-up agreements described above.

Rule 144

In general, under Rule 144 of the Securities Act (“Rule 144”), as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have beneficially owned the shares proposed to be sold for at least six months, are entitled to sell, subject to any lock-up agreements described above, within any three-month period beginning 90 days after the date we first became subject to the public company reporting requirements, a number of shares that does not exceed the greater of:

•	1% of the number of shares then outstanding, which will equal approximately 3,502,789 shares immediately after this offering; or

•	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the requirements of Rule 144, a person who beneficially owns shares of our common stock as a result of our determination to cause us to elect to exchange shares of our common stock for Operating Partnership units tendered for redemption in accordance with the partnership agreement of the Operating Partnership, will be deemed to have acquired such shares on the date that such person originally acquired the Operating Partnership units subsequently exchanged for shares of our common stock.

Registration Rights

We are party to a registration rights agreement with the investors who purchased shares of our common stock in the Private Equity Placement. Under the registration rights agreement, we agreed to file within 75 days of the closing of the Private Equity Placement a resale shelf registration statement covering up to 54,054,053 shares of our common stock and use commercially reasonable efforts to cause it to become effective, and remain effective, thereafter. In addition, these investors have certain piggyback and demand registration rights with respect to these shares. Shares registered under any such registration statement will be available for sale in the open market unless lock-up restrictions apply.

Shares of Common Stock Issued in the Formation Transactions Eligible for Future Sale

Pursuant to Section 1145 of the Bankruptcy Code, except as noted below, the offering, issuance, and distribution of our common stock pursuant to the Plan of Reorganization is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. The shares of our common stock issued in reliance on Section 1145 of the Bankruptcy Code are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of ours as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

To the extent that persons who received common stock issued under the Plan of Reorganization that are exempt from registration under the Securities Act or other applicable law by Section 1145 of the Bankruptcy Code are deemed to be “underwriters,” resales by those persons would not be exempted from registration under the Securities Act or other applicable law by Section 1145 of the Bankruptcy Code and may only be sold pursuant to a registration statement or pursuant to exemption therefrom, such as the exemption provided by Rule 144 under the Securities Act. In accordance with the Plan of Reorganization, on the Formation Date, we entered into a customary registration rights agreement providing for, among other things, our obligation to file a resale shelf registration statement for certain holders of our equity that cannot freely transfer their equity pursuant to section 1145 of the Bankruptcy Code. See “Certain Relationships and Related Party Transactions—Registration Rights Agreements.”

Whether or not any particular person would be deemed an “underwriter” with respect to our common stock received pursuant to the Plan of Reorganization would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any particular person that received our common stock pursuant to the Plan of Reorganization is deemed an “underwriter” with respect to such shares.

Shares of Common Stock Issued in the Mandatory Conversions Eligible for Future Sale

All of our shares of Series A preferred stock issued on the Formation Date and the junior tranche of the Prior CPLV Mezzanine Debt automatically converted into 51,433,692 and 17,630,700 shares of our common stock in the Mandatory Preferred Conversion and the Mandatory Mezzanine Conversion, respectively. Certain of the shares of our common stock issued in the Mandatory Conversions are “restricted securities,” as that phrase is defined in Rule 144 under the Securities Act, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, such as the exemption provided by Rule 144 under the Securities Act. Holders of shares of common stock issued upon conversion of our Series A preferred stock and the junior tranche of the Prior CPLV Mezzanine Debt may become parties to the Registration Rights Agreement mentioned above. In that case, following the effectiveness of a resale registration statement, the shares of common stock issued in the Mandatory Conversions that are registered thereunder will be available for sale in the public market.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Approval Policies

Our audit and finance committee is responsible for the review, approval and ratification of “related person transactions” between us and any related person pursuant to a written related person transaction policy adopted by our board of directors. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related person transaction, the audit and finance committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit and finance committee deems appropriate.

Any member of the audit and finance committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Registration Rights Agreements

In accordance with the Plan of Reorganization, on the Formation Date, we entered into a customary registration rights agreement providing for, among other things, our obligation to file a resale shelf registration statement for certain holders of our equity that cannot freely transfer their equity pursuant to section 1145 of the Bankruptcy Code. Under the registration rights agreement, we are required to keep registration statements, if any, up to date that do not automatically incorporate by reference our SEC filings. In addition, these holders will have the ability to exercise certain piggyback registration rights in respect of certain shares of common stock held by them in connection with registered offerings initiated by us, and may have the ability under certain circumstances to exercise certain demand registration rights if an effective shelf registration statement is not available to the holders to sell their shares. To date, no parties have joined the registration rights agreement.

At the closing of the Private Equity Placement in December 2017, we entered into a registration rights agreement with the investors pursuant to which we granted them and their permitted transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act for resale the shares of common stock acquired by the investors in the Private Equity Placement. Under the registration rights agreement, we agreed to file within 75 days of the closing of the Private Equity Placement a resale shelf registration statement and use commercially reasonable efforts to cause it to become effective, and remain effective, thereafter. In addition, these investors will have the ability to exercise certain piggyback registration rights in respect of the shares of common stock acquired by them in the Private Equity Placement in connection with registered offerings initiated by us, and may have the ability under certain circumstances to exercise certain demand registration rights if an effective shelf registration statement is not available to the holders to sell these shares. The registration rights agreement also provides that, if requested by the managing underwriters and the company, the investors shall enter into a customary lock-up agreement in connection with this offering and certain future offerings with respect to the shares of common stock subject to the benefits of the registration rights agreement.

Other than as described above, there is not currently proposed any transaction or series of similar transactions to which we are a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations of an Investment in our Common Stock

The following is a summary of the material U.S. Federal income tax considerations of an investment in our common stock. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “VICI REIT,” “we,” “our” and “us” generally mean VICI REIT and its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements. This summary is based upon the Code, the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax laws or the possible application of the alternative minimum tax, the 3.8% Medicare tax on net investment income or U.S. Federal gift or estate taxes, and it does not purport to discuss all aspects of U.S. Federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	banks, insurance companies, regulated investment companies, or other financial institutions;

•	dealers or brokers in securities or currencies;

•	partnerships, other pass-through entities and trusts, including REITs;

•	partners in partnerships holding common stock;

•	persons who hold shares of our common stock on behalf of other persons as nominees;

•	persons who receive shares of our common stock as compensation;

•	persons holding shares of our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons who are subject to alternative minimum tax;

•	tax-exempt organizations, except to the extent provided in “—Taxation of Shareholders—Taxation of Tax-Exempt Shareholders” below; and

•	foreign investors, except to the extent provided in “—Taxation of Shareholders—Taxation of Non-U.S. Shareholders” below.

This summary assumes that investors will hold their shares as a capital asset, which generally means property held for investment.

The U.S. Federal income tax treatment of holders of shares of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. Federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular investor holding shares of our common stock will depend on the investor’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. Federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of shares of our common stock.

Taxation of VICI REIT

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2017, upon the filing of our U.S. Federal income tax return for such period.

We believe that we are organized and operate in such a manner, and will continue to be organized and operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

In connection with this offering, we expect to receive an opinion of REIT Tax Counsel to the effect that commencing with our taxable year ending December 31, 2017, we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the U.S. Federal income tax laws for our taxable year ending December 31, 2017 and subsequent taxable years. It must be emphasized that the opinion of REIT Tax Counsel will be based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will qualify to be taxed as a REIT for any particular year. The opinion is expressed as of the date issued. REIT Tax Counsel will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion.

Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by REIT Tax Counsel. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such fair market values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify and continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify,” below.

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for distributions that we pay and therefore will not be subject to U.S. Federal corporate income tax on our REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a “C corporation.” A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate (other than at any TRS of ours) is taxed only at the shareholder level upon a distribution to our shareholders.

Most U.S. shareholders (as defined below) that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. Federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income but non-corporate stockholders will generally be eligible for a deduction equal to 20% of such distributions. Currently, the highest marginal non-corporate U.S. Federal income tax rate (exclusive of any Medicare tax, if applicable) applicable to ordinary income is 37% (before application of the 20% deduction which results in an effective 29.6% tax rate). See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions” below.

Any net operating losses, foreign tax credits and other tax attributes will be utilized at the corporate level and generally do not pass through to VICI REIT shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions” below.

If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. Federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

•	If we fail to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we violate the asset tests (other than certain de minimis violations) or certain other requirements applicable to REITs, as described below, and yet maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General” below.

•	A 100% tax may be imposed on certain transactions between us and a TRS that do not reflect arm’s-length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a “C” corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following our acquisition from the C corporation. Treasury regulations exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code.

•	The earnings of any TRS will be subject to U.S. Federal corporate income tax.

•	We may elect to retain and pay income tax on our net capital gain. In that case, a shareholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for the shareholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in shares of our common stock.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares or other beneficial interest is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as qualified pension plans);

7.	that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated;

8.	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

9.	that meets other tests described below, including with respect to the nature of its income and assets and the amounts of its distributions.

The Code provides that conditions (1) through (4) above must be met during the entire taxable year, and that condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) above need not be met during an entity’s initial tax year as a REIT (which, in our case, will be 2017). Our operating agreement provides restrictions regarding the ownership and transfers of our shares of beneficial interest, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we, in all cases, will be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirements described in condition (6) above, we will be treated as having met this requirement: Moreover, if our failure to satisfy the share ownership requirements is due to reasonable cause and not willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares of beneficial interest. To do so, we must demand written statements each year from the record holders of significant percentages of our common stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our common stock and other information.

In addition, an entity generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end and will thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. Federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

We have control of the Operating Partnership and its subsidiaries and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail the gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take otherwise corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. Federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us or our subsidiaries, including single member limited liability companies that have not elected to be taxed as corporations for U.S. Federal income tax purposes, are also generally disregarded as separate entities for U.S. Federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” The Operating Partnership is currently a disregarded entity for Federal income tax purposes.

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. Federal income tax purposes. Instead, the subsidiary would have multiple owners and would generally be treated as a either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirements that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests” below.

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, and no more than 5% of the value of our assets can be represented by the securities of any single taxable corporation, in each case unless we and such corporation elect to treat such corporation as a TRS, provided that not more than 20% of the value of our total assets is represented by securities of one or more TRSs (25% for our 2017 taxable year). The separate existence of a TRS or other taxable corporation is not ignored for U.S. Federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to VICI REIT shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

U.S. Federal income tax law limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any and as applicable, will be conducted on an arm’s-length basis.

Income Tests

In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness, certain hedging transactions and certain foreign currency gains, generally must be derived from “rents from real property,” gains from the sale of real estate assets (other than publicly offered REIT debt instruments that would not be real estate assets but for the inclusion of publicly offered REIT debt instruments in the meaning of real estate assets), interest income derived from mortgage loans secured by real property or an interest in real property (including certain types of mortgage-backed securities and certain mortgage loans secured by both real and personal property), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from “prohibited transactions,” discharge of indebtedness, certain hedging transactions and certain foreign currency gains, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Rents we receive from a tenant generally will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met:

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed-percentage or percentages of gross receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of VICI REIT shares actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally are not permitted to operate or manage our properties or to furnish or render services to our tenants, subject to a 1% de minimis exception and except as further provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue, or a TRS that is wholly or partially owned by us, to provide both customary and non-customary property management or services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any dividends that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test.

We believe that all of our leases meet the above requirements so that rents we receive are “rents from real property.” We intend to structure future leases such that we are in compliance with the 75% and 95% gross income tests.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on (i) real property or an interest in real property or (ii) property described in (i) and other property if such other property constitutes 15% or less of the total fair market value of the secured property. If we receive interest income with respect to a mortgage loan that is described in the preceding clause (ii), such interest income may need to be apportioned between the real property and the other collateral for purposes of the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person.

However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income

Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests,” below), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Certain items of income or gain attributable to hedges of foreign currency fluctuations with respect to income that satisfies the REIT gross income requirements may also be excluded from the 95% and 75% gross income tests as well as certain items of income or gain attributable to certain counteracting hedges that offset prior qualifying hedges where the prior debt is repaid or qualifying assets underlying such prior hedges are sold. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability (i.e.; generally our net income divided by our gross income). We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Asset Tests

At the close of each calendar quarter, we must also satisfy certain tests relating to the nature of our assets. Specifically:

•	At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other REITs, as well as some kinds of mortgage-backed securities and mortgage loans. The term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below;

•	The value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets;

•	We may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs or qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics or to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code;

•	The aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property (to the extent such property does not constitute a “real estate asset”) or non-real estate securities), may not, in the aggregate, exceed 25% of the value of our total assets. For taxable years beginning after December 31, 2017, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets; and

•	Not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met.

Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test (for purposes of value) described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value limitation. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value limitation, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. Federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification, notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause VICI REIT to lose its REIT qualification if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, VICI REIT still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described below.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within nine months after the last day of the quarter in which it identifies the failure or the period of time prescribed by Treasury regulations to be issued, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%) and (iv) the REIT either disposes of the assets causing the failure within nine months after the last day of the quarter in which it identifies the failure or the period of time prescribed by Treasury regulations to be issued, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify to be taxed as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income (with certain adjustments), computed without regard to our net capital gains and the deduction for dividends paid; and

•	90% of our after-tax net income, if any, from foreclosure property (as described below); minus the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. These distributions will be treated as received by VICI REIT shareholders in the year in which paid.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for VICI REIT shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. VICI REIT shareholders would then increase the adjusted basis of their shares by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to VICI REIT shareholders of any distributions that are actually made. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions,” below.

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

From time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements described above, including due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay distributions or we may pay distributions through the distribution of other property (including our common stock) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year but treated as an additional distribution to our shareholders in the year such dividends are paid. In this case, VICI REIT may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. Federal income tax purposes. The failure of any transaction to qualify as a like-kind exchange could require us to pay U.S. Federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding such transactions.

Derivatives and Hedging Transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, (i) income from a hedging transaction we enter into (A) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, including gain from the sale or disposition of a position in such a transaction or (B) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests will not constitute gross income for purposes of the 75% or 95% gross income test; and (ii) if we enter into a position described in clause (i)(A) above with respect to indebtedness described therein or clause (i)(B) above with respect to property generating income described therein, and in connection with the extinguishment or disposition of such indebtedness or property we enter into a transaction that would be a hedging transaction within the meaning of clause (i) above as to any position referred to in this clause (ii) if such position were ordinary property, then any income from such a position or transaction described in this clause (ii) will not constitute gross income for purposes of the 75% or 95% gross income test so long as, in each of the foregoing clauses (i) and (ii), the transaction or position is clearly identified, as specified in Treasury regulations, before the close of the day on which it was acquired, originated, or entered into. To the extent that we enter into hedging transactions that are not described in the preceding clause (i) or (ii), the income from these transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. Federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary penalties. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares.

Built-In Gains Tax

If we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, during the five-year period beginning on the date we acquire the asset, we could be required to pay tax at the highest corporate rate on the gain, if any, we recognize on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case on the date we acquired the asset. Such gain is taken into account in determining our taxable income and capital gains, and the amount of tax paid is taken into account as a loss for purposes of the distribution requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. Federal income tax purposes), distributions to shareholders would be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. Federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

In general, partnerships are “pass-through” entities that are not subject to U.S. Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. VICI REIT will include its allocable share of these partnership items for purposes of computing its REIT taxable income, and for purposes of the various REIT income tests, will include its proportionate share of these partnership items based on its capital interest in such partnership. Moreover, for purposes of the REIT asset tests, VICI REIT must include its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of its interest in partnership assets will be based on VICI REIT’s proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that VICI REIT holds an equity interest in a partnership, such partnership’s assets and operations may affect VICI REIT’s ability to continue to qualify as a REIT, even though it may have no control, or only limited influence, over any such partnership.

Entity Classification

The ownership by VICI REIT of equity interests in a partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of a subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. Federal income tax purposes. If a subsidiary partnership were treated as an association for U.S. Federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character of VICI REIT’s assets and items of its gross income would change and would preclude it from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of any one corporation) or the gross income tests as discussed in “—Asset Tests” and “—Income Tests” above, and in turn would prevent VICI REIT from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of VICI REIT’s failure to meet these tests for a taxable year.

In addition, any change in the status of a subsidiary partnership for tax purposes might be treated as a taxable event, in which case VICI REIT could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to an Investment in a Partnership

Under the Code and Treasury regulations promulgated thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or the book-tax difference. Such allocations are solely for U.S. Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. Any elections or other decisions relating to Operating Partnership allocations under Section 704(c) of the Code (including whether to use the “traditional method,” the “traditional method with curative allocations” or the “remedial method”) shall be made by the General Partner of the Operating Partnership, which is a wholly-owned subsidiary of VICI REIT.

Partnership Audit Rules

The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. Federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. ‘Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirect invest, including the Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

The following is a summary of certain material U.S. Federal income tax consequences of the ownership and disposition of our common stock applicable to taxable U.S. shareholders. A U.S. shareholder is any holder of shares of our common stock that is, for U.S. Federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. Federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. Federal income tax purposes.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. Federal income tax purposes, holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the material U.S. Federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock.

Distributions

So long as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits (as determined for U.S. Federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. Federal income tax rate) for qualified dividends received by most U.S. shareholders that are individuals, trusts and estates from taxable C corporations but are generally eligible for a deduction equal to 20% of such distributions. This deduction applies for taxable years beginning January 1, 2018 and after and is scheduled to expire after 2025. Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate-level income tax (less the amount of corporate tax on such income);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Dividends that we designate as capital gain dividends will generally be taxed to our U.S. shareholders as long-term capital gains to the extent that such dividends do not exceed our actual net capital gain for the taxable year or our dividends paid for the taxable year, without regard to the period for which the shareholder that receives such dividend has held its shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of VICI REIT” and “—Annual Distribution Requirements.” U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. Federal rates of 20% in the case of U.S. shareholders that are individuals, trusts and estates (although depending on the characteristics of the assets that produced these gains and on designations that we may make, certain capital gain dividends may be taxed at a 25% rate), and 21% in the case of U.S. shareholders that are corporations.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. Federal income tax purposes) will generally represent a return of capital and will not be taxable to a U.S. shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of VICI REIT” and “—Annual Distribution Requirements.”

Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits (as determined for U.S. Federal income tax purposes).

Dispositions of our Common Stock

If a U.S. shareholder sells or disposes of shares of our common stock, it will generally recognize gain or loss for U.S. Federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition, and the shareholder’s adjusted tax basis in the shares (generally the amount paid for such shares). In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. Federal income tax rate of 20% if the shares are held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the shares are held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. Federal income tax at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. shareholder upon the disposition of shares of our common stock that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, trusts and estates who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. shareholder who has held the shares for nine months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of shares of our common stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares of our common stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions that we make and gains arising from the sale or exchange by a U.S. shareholder of our common stock will not be treated as passive activity income. As a result, shareholder will not be able to apply any “passive losses” against income or gain relating to our common stock. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of our capital shares and income designated as qualified dividend income, as described above, as investment income for purposes of computing the investment interest limitation, but in such case, the shareholder will be taxed at ordinary income rates on such amount. To the extent that distributions we make do not constitute a return of capital, they will generally be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. Federal income and estate tax consequences of the ownership and disposition of shares of our common stock applicable to non-U.S. shareholders. A “non-U.S. shareholder” is any holder of shares of our common stock other than a partnership or U.S. shareholder.

Ordinary Dividends

The portion of distributions received by non-U.S. shareholders that (i) is payable out of our current or accumulated earnings and profits, (ii) is not designated as capital gains, (iii) is not effectively connected with a U.S. trade or business of the non-U.S. shareholder (or if required by an applicable income tax treaty, the non-U.S. shareholder does not maintain a permanent establishment in the United States to which such distributions are attributable) and (iv) is not attributable to gains from the sales or exchanges of United States real property interests, as defined in Section 897 of the Code (“USRPIs”), will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

In general, non-U.S. shareholders will not be considered to be engaged. in a U.S. trade or business solely as a result of their ownership of shares of our common stock. In cases where the distribution income from a non-U.S. shareholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (through a United States permanent establishment, where applicable), the non-U.S. shareholder generally will be subject to U.S. Federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income, as adjusted for certain items, may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. shareholder that is a corporation.

Except as otherwise provided below, we expect to withhold U.S. Federal income tax at the rate of 30% on any distributions made to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder provides us an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or (ii) the non-U.S. shareholder provides us an IRS Form W-8ECI (or applicable successor form) with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Non-Dividend Distributions

Unless shares of our common stock constitute a USRPI, distributions that we make which are not dividends out of our earnings and profits, not attributable to gain from the disposition of USRPIs and not in excess of the adjusted tax basis of the non-U.S. shareholder’s shares will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To the extent that such distributions exceed the non-U.S. shareholder’s adjusted tax basis in such shares, the distributions will generally give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. However, recent legislation may cause such excess distributions to be treated as dividend income for certain non-U.S. shareholders.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a distribution that we make to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Ordinary Dividends” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% (20% to the extent provided in Treasury regulations) of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. shareholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Dividends received by a non-U.S. shareholder that we properly designate as capital gain dividends and are attributable to dispositions of assets other than USRPIs generally are not subject to U.S. Federal income or withholding tax, unless (i) the investment in our common stock is effectively connected with the non-U.S. shareholder’s U.S. trade or business (through a United States permanent establishment where applicable), in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. shareholder will be subject to a 30% tax on his capital gains (reduced by certain capital losses). Substantially all of our assets will constitute USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be subject to the 35% withholding tax described above, and instead will be treated in the same manner as an ordinary dividend; if the distribution is received (i) with respect to a class of shares that is regularly traded on an established securities market located in the United States and the recipient non-U.S. shareholder does not own more than 10% of that class of shares at any time during the year ending on the date on which the distribution is received; (ii) by certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital shares; or (iii) by a “qualified foreign pension fund” (as defined in the Code) or any entity all of the interests of which are held by such a qualified foreign pension fund. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our common stock held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. shareholders may be able to offset as a credit against their U.S. Federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. Federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. shareholders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of Our Common Stock

Unless shares of our common stock constitute USRPIs, a sale of the shares by a non-U.S. shareholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, shares of our common stock will be treated as USRPIs if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We believe that 50% or more of our assets consist, and will continue to consist, of USRPIs.

Even if the foregoing 50% test is met, however, shares of our common stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. persons at all times during a specified testing period. No assurance can be given that we will be a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but shares of our common stock are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. shareholder’s sale of shares of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. shareholder held 10% or less of our outstanding shares at all times during a prescribed testing period. We expect that our common stock will be regularly traded on an established securities market.

Even if none of the foregoing tests are met and shares of our common stock are not considered to be regularly traded on an established securities market, dispositions of our capital shares by qualified shareholders would still be exempt from FIRPTA, except to the extent owners of such qualified shareholders own, actually or constructively, more than 10% of our capital shares. Furthermore, dispositions of our capital shares by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

If gain on the sale of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. Federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of shares of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (i) if the non-U.S. shareholder’s investment in the shares is effectively connected with a U.S. trade ‘or business conducted by such non-U.S. shareholder (through a United States permanent establishment, where applicable), the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of shares of our common stock, a non-U.S. shareholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. shareholder (a) disposes of shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other of shares of our common stock during the 61-day period beginning with the first day of the 30-day period described in clause (a). The preceding sentence shall not apply to a non-U.S. shareholder if the non-U.S. shareholder did not own more than 5% of the shares at any time during the one-year period ending on the date of the distribution described in clause (a) of the preceding sentence and the class of shares is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market in the United States.

Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning shares of our common stock.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. Federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt shareholder has not held shares of our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), distributions that we make and income from the sale of the shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. Federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of shares of our common stock could be required to treat a percentage of any distributions received from it as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely held” test and (ii) either (a) one pension trust owns more than 25% of the value of shares of our common stock or (b) one or more pension trusts, each individually holding more than 10% of the value of the shares, collectively own more than 50% of the value of the shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our common stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. Federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process, the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Recently enacted changes to the U.S. federal income tax laws could have an adverse impact on an investment in our common stock. For example, certain changes in law pursuant to the Tax Cuts and Jobs Act could reduce the relative competitive advantage of operating as a REIT as compared with operating as a C corporation, including by (i) reducing the rate of tax applicable to individuals and C corporations, which could reduce the relative attractiveness of the generally single level of taxation on REIT distributions, (ii) permitting immediate expensing of capital expenditures, which could likewise reduce the relative attractiveness of the REIT taxation regime, and (iii) limiting the deductibility of interest expense, which could increase the distribution requirement of REITs (though such limitations under the tax bills currently under consideration should not affect REITs).

Backup Withholding and Information Reporting

In general, VICI REIT is required to report to U.S. shareholders of our common stock and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Backup withholding may apply to dividends paid to a U.S. holder of shares of our common stock unless such holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder of shares of our common stock that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.

In general, VICI REIT is required to report annually to non-U.S. shareholders of shares of our common stock the IRS the amount of dividends paid to such non-U.S. shareholders and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder of shares of our common stock resides under the provisions of an applicable income tax treaty. A non-U.S. holder of shares of our common stock may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds from a sale of our common stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the applicable holder’s U.S. Federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

A U.S. Federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under the Foreign Account Tax Compliance Act rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold certain payments and to collect and provide to the U.S. tax authorities Substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under the Foreign Account Tax Compliance Act and administrative guidance, a U.S. Federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with certification identifying certain of its direct and indirect U.S. owners. Under certain circumstances, a shareholder may be eligible for refunds or credits of such taxes. These withholding taxes are imposed on distributions paid with respect to our common stock, and on gross proceeds from the sale or other taxable disposition of shares of our common stock after December 31, 2018 by, foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of shares of our common stock) that fail to satisfy the above requirements. Shareholders should consult with their tax advisors regarding the possible implications of this legislation on their ownership and disposition of shares of our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. Federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as credit against their U.S. Federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws applicable to an investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Stifel, Nicolaus & Company, Incorporated
Citizens Capital Markets, Inc.
Wells Fargo Securities, LLC
Nomura Securities International, Inc.
Union Gaming Securities, LLC

Total:	50,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment option described below.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            per share under the public offering price. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 7,500,000 additional shares of our common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over allotments, if any, made in connection with the offering of the shares of our common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total initial public offering price, underwriting discounts and commissions to be paid by us and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option.

Total
	Per Share	No Exercise	Full Exercise
Initial public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $4.5 million. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000.

Our common stock is quoted on the OTC Market under the symbol “VICI”. In connection with this offering, our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the ticker symbol “VICI”.

We and all of our executive officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, certain of our stockholders have agreed to the same 180 day lock-up restriction, subject to certain exceptions, with respect to an aggregate of approximately 98.0 million shares of our common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares of our common stock to the underwriters;

•	the issuance by the Company of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the overallotment option. The underwriters may also sell shares in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, Stifel, Nicolaus & Company, Incorporated and/or its affiliates acted as our financial advisor in relation to the acquisition of HLV.

Certain of the underwriters and/or their respective affiliates own a portion of the Second Lien Notes for their own account and/or for the accounts of customers, and therefore will receive a portion of the net proceeds of this offering. In addition, certain of the underwriters and/or their respective affiliates, are acting as agents, arrangers and/or lenders under the Term Loan B Facility and the Revolving Credit Facility, and therefore may receive an additional portion of the net proceeds of this offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no limited over-the-counter trading. The initial public offering price of common stock in this offering was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our historical and pro forma revenue, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to five percent of the shares of our common stock offered by this prospectus for sale, at the initial public offering price, to certain of our directors, officers, employees, business associates and related persons. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Selling Restrictions

European Economic Area

This prospectus is not a prospectus for the purposes of the Prospectus Directive (defined below). In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute the shares of our common stock in Germany. Consequently, the shares of our common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the shares of our common stock to the public in Germany or any other means of public marketing. The shares of our common stock are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Netherlands

The shares of our common stock may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Norway

This offer of the shares of our common stock and the related materials do not constitute a prospectus under Norwegian law and have not been filed with or approved by the Norwegian Financial Supervisory Authority, the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises, as the offer of the shares of our common stock and the related materials have not been prepared in the context of a public offering of securities in Norway within the meaning of the Norwegian Securities Trading Act or any Regulations issued pursuant thereto. The offer of the shares of our common stock will only be directed to qualified investors as defined in the Norwegian Securities Regulation section 7-1 or in accordance with other relevant exceptions from the prospectus requirements. Accordingly, the offer of the shares of our common stock and the related materials may not be made available to the public in Norway nor may the offer of the shares otherwise be marketed and offered to the public in Norway.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. The validity of our shares of common stock sold in this offering and certain other matters of Maryland law will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland. Kramer Levin Naftalis & Frankel LLP, New York, New York has also represented us with respect to tax and certain corporate matters. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The combined financial statements of Caesars Entertainment Outdoor as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of VICI Properties Inc. as of December 31, 2016, included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statement of investments of real estate assets to be contributed to VICI Properties Inc. and financial statement schedule as of December 31, 2016, included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such combined statement of investments of real estate assets to be contributed to VICI Properties Inc. is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-11 with the SEC with respect to our shares of common stock described in this prospectus. This prospectus, which is a part of such Registration Statement, does not include all of the information that you can find in such Registration Statement or the exhibits and schedules to such Registration Statement. You should refer to the Registration Statement, including its exhibits and schedules, for further information about us and our shares. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

The historical audited and unaudited financial statements of Caesars Entertainment Corporation (which are not included or incorporated by reference in this prospectus), as the parent and guarantor of CEOC, our significant lessee, have been filed with the SEC. Caesars Entertainment Corporation files annual, quarterly and current reports and other information with the SEC.

You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our and Caesars’ SEC filings are also available to the public from the SEC’s web site at www.sec.gov, and our SEC filings are available at our website at www.viciproperties.com. None of the information on, or accessible through, our website or any other website identified herein is incorporated into this prospectus, and does not constitute a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We make no representation as to the accuracy or completeness of the information regarding Caesars that is available through the SEC’s website or otherwise made available by Caesars or any third party, and none of such information is incorporated by reference in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Caesars Entertainment Outdoor (Debtor-in-Possession)
Unaudited Combined Condensed Financial Statements as of September 30, 2017 and December 31, 2016 and for the Three and Nine Month Period Ended September 30, 2017 and 2016
Combined Condensed Balance Sheets	F-2
Combined Condensed Statements of Operations	F-3
Combined Condensed Statements of Equity	F-4
Combined Condensed Statements of Cash Flows	F-5
Notes to Combined Condensed Financial Statements	F-6

Audited Combined Financial Statements as of December 31, 2016 and 2015 and for Each of the Three Years in the Period Ended December 31, 2016
Report of Independent Registered Public Accounting Firm	F-14
Combined Balance Sheets	F-16
Combined Statements of Operations	F-17
Combined Statements of Equity	F-18
Combined Statements of Cash Flows	F-19
Notes to Combined Financial Statements	F-20

VICI Properties Inc.
Unaudited Balance Sheets as of September 30, 2017 and December 31, 2016
Balance Sheets	F-33
Notes to Balance Sheets	F-34

Audited Balance Sheet as of December 31, 2016
Report of Independent Registered Public Accounting Firm	F-46
Balance Sheet	F-47
Notes to Balance Sheet	F-48

Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.
Unaudited Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc. as of September 30, 2017 and December 31, 2016
Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.	F-52
Notes to Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.	F-53

Audited Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc. as of December 31, 2016
Report of Independent Registered Public Accounting Firm	F-56
Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.	F-57
Notes to Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.	F-58

Properties to be Contributed to VICI Properties Inc. Schedule III—Real Estate and Accumulated Depreciation
Audited Schedule of Real Estate and Accumulated Depreciation as of December 31, 2016
Schedule of Real Estate Assets and Accumulated Depreciation	F-61

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED CONDENSED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

	September 30, 2017	December 31, 2016
Assets
Current assets
Cash	$84	$920
Receivables, net	206	77
Inventories	528	371
Prepayments	85	276

Total current assets	903	1,644
Property and equipment, net	88,347	88,831

Total assets	$89,250	$90,475

Liabilities and Equity
Current liabilities
Accounts payable	$194	$305
Accrued expenses	769	705
Current portion of long-term debt	—	14

Total current liabilities	963	1,024
Deferred income taxes	5,043	5,043
Liabilities subject to compromise	249	265

Total liabilities	6,255	6,332
Commitments and contingencies (Note 8)
Equity
Net investment	82,943	84,091
Retained earnings	52	52

Total equity	82,995	84,143

Total liabilities and equity	$89,250	$90,475

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED CONDENSED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Golf ($2,892, $2,279, $5,562 and $5,131 attributable to related parties)	$3,682	$3,631	$11,146	$10,901
Food and beverage	233	340	1,338	1,541
Retail and other	187	312	1,343	1,520

Net revenues	4,102	4,283	13,827	13,962

Operating expenses
Direct
Golf	1,461	1,484	5,088	5,294
Food and beverage	235	363	1,119	1,359
Retail and other	185	317	1,041	1,166
Property costs	1,127	883	2,836	2,341
Depreciation	801	776	2,402	2,227
Administrative and other	293	459	1,341	1,569

Total operating expenses	4,102	4,282	13,827	13,956

Income from operations	—	1	—	6
Interest expense	—	(1)	—	(6)

Income before taxes	—	—	—	—
Income taxes	—	—	—	—

Net income	$—	$—	$—	$—

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED CONDENSED STATEMENTS OF EQUITY

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

	Net Investment	Retained Earnings	Total Equity
Balance at December 31, 2015	$85,323	$52	$85,375
Net income	—	—	—
Transactions with parent, net	(1,070)	—	(1,070)

Balance at September 30, 2016	$84,253	$52	$84,305

Balance at December 31, 2016	$84,091	$52	$84,143
Net income	—	—	—
Transactions with parent, net	(1,148)	—	(1,148)

Balance at September 30, 2017	$82,943	$52	$82,995

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED CONDENSED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net income	$—	$—
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	2,402	2,227
Provisions for bad debt	11	31
Change in current assets and liabilities:
Receivables	(141)	(26)
Inventories	(157)	(9)
Prepayments	192	(32)
Accounts payable	(127)	114
Accrued expenses	64	81

Cash flows provided by operating activities	2,244	2,386

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(1,918)	(793)

Cash flows used in investing activities	(1,918)	(793)

Cash flows from financing activities
Repayments for capital leases	(14)	(38)
Transactions with parent, net	(1,148)	(1,070)

Cash flows used in financing activities	(1,162)	(1,108)

Net increase (decrease) in cash and cash equivalents	(836)	485
Cash and cash equivalents, beginning of period	920	351

Cash and cash equivalents, end of period	$84	$836

	Nine Months Ended September 30,
	2017	2016
Supplemental Cash Flow Information:
Cash paid for interest	$—	$6
Cash paid for income taxes	—	—

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

In these notes, the words “Caesars Entertainment Outdoor,” “Business,” “Outdoor Business,” “we,” “our,” and “us” refer to the business and operation of the golf courses listed in Note 1 that are wholly-owned by Caesars Entertainment Operating Company, Inc.

“CEOC” refers to the Caesars Entertainment Operating Company, Inc. “CEC”, “Caesars” and “Caesars Entertainment” refer to Caesars Entertainment Corporation. On October 6, 2017 (the “Emergence Date”), CEOC merged with and into CEOC, LLC, a Delaware limited liability company (“New CEOC”) with New CEOC surviving the merger. See “Explanatory Note” in this prospectus.

We also refer to (i) our Combined Condensed Financial Statements as our “Financial Statements,” (ii) our Combined Condensed Statements of Operations as our “Statements of Operations,” and (iii) our Combined Condensed Balance Sheets as our “Balance Sheets.”

Note 1—Business and Basis of Presentation

Organization

Prior to the Emergence Date, the Outdoor Business was a wholly-owned business of CEOC, and included the operations of the Cascata golf course in Boulder City, Nevada, the Rio Secco golf course in Henderson, Nevada, the Grand Bear golf course in Biloxi, Mississippi, and the Chariot Run golf course in Elizabeth, Indiana. Caesars Entertainment Golf, Inc., Rio Development Company, Inc., Grand Casinos of Biloxi, LLC, and Riverboat Casino, LLC, directly owned these golf courses, respectively, and were debtor-in-possession subsidiaries of CEOC.

The golf courses generate revenue through fees charged for general golf course usage (including green fees, golf club rentals, and cart charges), annual or corporate memberships (at Rio Secco, Grand Bear and Chariot Run), a school of golf (at Rio Secco), and food, beverage, and merchandise sales.

Bankruptcy

On January 15, 2015, CEOC and certain of its subsidiaries (the “Caesars Debtors”) voluntarily filed for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operated as a debtor-in-possession under the Bankruptcy Code. Because each of the four golf courses were owned by Caesars Debtor entities, the Outdoor Business was also considered a debtor-in-possession prior to the Emergence Date. CEOC’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on January 17, 2017.

On the Emergence Date, subsidiaries of CEOC transferred the ownership of the Business to VICI REIT. Following emergence, VICI REIT is a separate entity initially owned by certain former creditors of CEOC.

Basis of Presentation

The accompanying Interim Financial Statements have been prepared under the rules and regulations of the Securities and Exchange Commission applicable of interim periods, and therefore, do not include all information and footnotes necessary for complete financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”). The results for the interim periods reflect all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of statement of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2017 fiscal year.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The Business’ Financial Statements were derived from the financial statements of CEOC, prepared on a “carve-out” basis, to present the financial position and results of operations of the Outdoor Business on a stand-alone basis. The legal entities that own the Grand Bear and the Chariot Run golf courses also include non-golf course operations that are excluded from these carve-out financial statements.

The Financial Statements include allocations of certain revenue amounts and general corporate expenses among affiliated entities. Such allocated revenue and expenses may not reflect the results we would have incurred if we had operated as a stand-alone company nor are they necessarily indicative of our future results.

Management believes the assumptions and methodologies used in the allocation of these revenues and expenses are reasonable.

Each of the golf courses represents a separate operating segment and we aggregate all such operations into one reportable segment.

The Business’ Financial Statements reflect the application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations. This guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities.

Golf Revenue

Golf revenue from CEOC and Caesars’ affiliates includes reimbursement for below market-rate golf tee times and free play for certain casino guests. Included in golf revenue are market-rate fees received from public customers as well as discounted fees received from CEOC and Caesars-affiliated customers or associates. In addition, certain VIP casino guests play the golf courses for free. In these cases, the golf course receives amounts paid by CEOC and Caesars’ affiliates at an agreed upon rate for the free play provided to their VIP guests. The reimbursement for free play was approximately $150,000 and $91,000 for the three months ended September 30, 2017 and 2016, respectively, and $603,000 and $458,000 for the nine months ended September 30, 2017 and 2016, respectively.

There are additional variable golf fees provided by CEOC and Caesars’ affiliates based on revenue shortfalls necessary to cover the cost of operating the courses at a high level appropriate for casino guests. The variable fee is dependent upon the number of rounds played, the types of rounds played (market-rate or discounted rate), and costs incurred to allow the golf course to continue to offer golf as an amenity to gaming customers of CEOC and Caesars’ affiliates. Variable golf fees included in golf revenue were approximately $2,695,000 and $2,076,000 for the three months ended September 30, 2017 and 2016, respectively, and $4,570,000 and $4,068,000 for the nine months ended September 30, 2017 and 2016, respectively.

Subsequent Events

On the Emergence Date, subsidiaries of VICI Golf LLC, a subsidiary of the VICI REIT, entered into a golf course use agreement (the “Golf Course Use Agreement”) with New CEOC and Caesars Enterprise Services, LLC (“CES”) (collectively, the “users”), whereby the users were granted certain priority rights and privileges with respect to access and use of certain golf course properties. Payments under the Golf Course Use Agreement are comprised of a $10.0 million annual membership fee, use fees and minimum rounds fees. The annual membership fee, use fees and minimum round fees are subject to an annual escalator beginning at the times provided under the Golf Course Use Agreement.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The Business completed its subsequent events review through November 13, 2017, the date on which the Financial Statements were available to be issued, and noted no further items requiring disclosure.

Note 2—Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification.

Business Combinations—January 2017: Updated amendments intend to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is allowed as follows: (1) Transactions for which acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Financial Instruments-Credit Losses—June 2016 (amended January 2017): Amended guidance that replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Leases—February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commence before the effective date. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full impact the new guidance will have on our financial statements.

Revenue Recognition—May 2014 (amended January 2017): This new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. Existing industry guidance will be eliminated. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We anticipate

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

adopting this standard effective January 1, 2018. We have performed a preliminary assessment and anticipate this standard will not have a material effect on our financial statements.

Income Taxes—October 2016: Amended guidance that addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are assessing the effect the adoption of this standard will have on our financial statements.

Statement of Cash Flows—August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Note 3—Property and Equipment, Net

(In thousands)	September 30, 2017	December 31, 2016
Land and non-depreciable land improvements	$35,525	$35,525
Depreciable land improvements	40,183	40,174
Buildings and improvements	35,153	35,133
Furniture and equipment (including capital leases)	4,833	5,445
Construction in progress	1,826	—

Total property and equipment	117,520	116,277
Less: accumulated depreciation	(29,173)	(27,446)

Total property and equipment, net	$88,347	$88,831

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Depreciation expense (including capital lease amortization)	$801	$776	$2,402	$2,227

Note 4—Accrued Expenses

(In thousands)	September 30, 2017	December 31, 2016
Accrued utilities	$197	$87
Payroll and other compensation	158	228
Accrued real estate taxes and other taxes	158	130
Advance deposits	117	112
Accrued legal and professional fees	80	23
Deferred revenue	51	125
Advance deposits	8	—

Total accrued expenses	$769	$705

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 5—Liabilities Subject to Compromise

On March 25, 2015, the Bankruptcy Court entered an order establishing May 26, 2015 as the bar date for potential general creditors to file proofs of claims and established the required procedures with respect to filing such claims. A bar date is the deadline by which creditors must file a proof of claim against the Caesars Debtors for the claim to be allowed. In addition, a bar date of July 14, 2015 was established as a deadline for claims from governmental units.

As of September 30, 2017, the Business had received 55 proofs of claim, a portion of which assert, in part or in whole, unliquidated claims. These proofs of claims include 9 claims that were carved out of the legal entities that own the Business and that have additional claims, which do not correspond to the Business. In addition, the Business has been assigned by the court an additional 13 claims. In the aggregate, total asserted liquidated proofs of claim for approximately $122.2 million had been filed against or assigned to the Business. Based on reasonable current estimates, the Business expects to ask the Bankruptcy Court to disallow 19 claims representing approximately $116.3 million of such claims. These claims are classified by the Business as amended and replaced, duplicate, redundant or non-Caesars Debtor claims.

As of September 30, 2017 and December 31, 2016, liabilities subject to compromise was approximately $249,000 and $265,000, respectively, and consisted of accounts payable-related liabilities.

On October 6, 2017, the Business settled claims included in liabilities subject to compromise for $125,000 recognizing a reorganization gain of $124,000. In addition, approximately $5.1 million of claims are still disputed and unresolved and have been transferred to New CEOC for final resolution.

Note 6—Income Taxes

Since Caesars Entertainment Outdoors does not have a formal tax sharing agreement in place with Caesars Entertainment for Federal income tax purposes, Caesars Entertainment pays all of Caesars Entertainment Outdoors’ Federal income taxes.

As there was no pre-tax book income/loss recorded for the three and nine months ended September 30, 2017 and 2016, no income tax benefit/expense was recorded for those respective periods.

Note 7—Related Party Transactions

We had transactions with CEOC resulting in net distributions of approximately $1,148,000 and $1,070,000 for the nine months ended September 30, 2017 and 2016, respectively. The net distributions are the result of cash generated by the operations of the Business and proceeds from the sale of assets, partially offset by amounts contributed by CEOC to fund capital improvements and capital lease obligations. These transactions are included as transactions with parent, net in our Combined Statements of Equity.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Related Party Fees and Expenses

The following amounts are recorded with respect to the related-party transactions described in this section:

(In thousands)		Three Months Ended September 30,		Nine Months Ended September 30,
Transaction type	Recorded as:	2017	2016	2017	2016
Insurance expense	Administrative and other	$12	$8	$37	$30
Allocation of indirect expenses from CEOC and Caesars’ affiliates(1)	Administrative and other	36	58	210	235
Golf revenue from CEOC and Caesars’ affiliates(2)	Golf revenue	2,844	2,168	5,173	4,527
Pass-through revenue with CEOC and Caesars’ affiliates(3)	Golf revenue	48	111	389	604
	Food and beverage revenue	12	14	107	56
	Retail and other revenue	26	36	114	119

(1)	The Statements of Operations include allocated overhead costs for certain functions historically performed by CEOC and Caesars’ affiliates, including allocations of direct and indirect operating and maintenance costs and expenses for procurement, logistics and general and administrative costs and expenses related to executive oversight, marketing, information technology, accounting, treasury, tax, and legal. These costs were allocated on the basis of either revenue or payroll expense.
(2)	See Business and Basis of Presentation—Golf Revenue
(3)	Primarily includes transactions where CEOC and Caesars affiliates’ customers charge their golf, food and beverage and retail purchases directly to their hotel bill. Amounts collected from the customer by the hotel are remitted to the golf course.

Savings and Retirement Plans

CEOC maintains a defined contribution savings and retirement plan that allows certain employees of the Business to make pre-tax and after-tax contributions. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, subject to IRS rules and regulations, and are eligible to receive a company match of up to $600. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. Our contribution expense, included in direct operating expenses and administrative and other expense, was approximately $1,000 and $5,000 for the three months ended September 30, 2017 and 2016, respectively, and $27,000 and $34,000 for the nine months ended September 30, 2017 and 2016, respectively.

Note 8—Litigation, Contractual Commitments and Contingent Liabilities

Litigation

The Business and its operations may be subject to litigation involving employment matters, personal injuries, and other matters that arise in the normal course of business. We do not expect the outcome of such ordinary and routine litigation to have a material effect on our combined financial position, results of operations, or cash flows.

Contingent Liabilities

In January 2015, a majority of the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel CEC and certain of its affiliates from the plan. The NRF has advised

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

CEC and Caesars Entertainment Resort Properties, LLC (“CERP”) that this expulsion triggered a withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million. The NRF filed a similar claim against each Caesars Debtor in CEOC’s bankruptcy. Although the Business’ employees did not participate in this plan, because the entities that own the Business are a member of the Caesars Group (as defined below), such entities are jointly and severally liable with CEC and CEOC for any liability under the NRF’s claims.

On March 13, 2017, CEOC, CEC, CERP, the Caesars employers that contribute to the NRF, and the NRF and certain of its related parties entered into a settlement agreement resolving all issues related to the disputes with the NRF. Under the terms of the settlement, CEC, or a person on CEC’s behalf, was required to pay a total of $45 million to the NRF on the Emergence Date.

Under the Caesars Debtors’ Plan, the NRF is barred from asserting any claims against the Company and its subsidiaries to the extent such claims arose prior to the Emergence Date.

Operating Lease Commitments

The Business is liable under operating leases for land at the Cascata golf course, equipment and other miscellaneous assets, which expire at various dates through 2039. Total rental expense under these agreements included in direct golf operating expenses and property costs in our Statements of Operations were approximately $219,000 and $222,000 for the three months ended September 30, 2017 and 2016, respectively, and $645,000 and $766,000 for the nine months ended September 30, 2017 and 2016, respectively.

The future minimum lease commitments relating to the base lease rent portion of noncancelable operating leases at September 30, 2017 are as follows:

(In thousands)	Operating Leases
Remaining 2017	$211
2018	873
2019	891
2020	908
2021	926
2022 and thereafter	20,234

Total minimum rental commitments	$24,043

Other Commitments

The Business utilizes a third-party golf maintenance company for its Rio Secco and Cascata golf courses. The agreements are for five years and expire in February 2019 and include all labor and equipment necessary to maintain both golf course grounds. Total expenses under these agreements included in direct golf operating expenses in the Statements of Operations were approximately $600,000 and $589,000 for the three months ended September 30, 2017 and 2016, respectively, and $2,149,000 and $2,110,000 for the nine months ended September 30, 2017 and 2016, respectively.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The future commitments relating to these agreements at September 30, 2017 are as follows:

(In thousands)	Maintenance Agreement
Remaining 2017	$775
2018	2,969
2019	225

Total maintenance agreement commitments	$3,969

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Caesars Entertainment Operating Company, Inc.:

We have audited the accompanying combined balance sheets of Caesars Entertainment Outdoor (Debtor-in-Possession) (wholly-owned by Caesars Entertainment Operating Company, Inc. (“CEOC”)) (the “Business”), as of December 31, 2016 and 2015, and the related combined statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2016. These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, on January 15, 2015, CEOC and the entities that currently own the Business filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying combined financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to pre-petition liabilities, the settlement amounts for allowed claims, or the status and priority thereof; (3) as to equity accounts, the effect of any changes that may be made in the capitalization of the Business; or (4) as to operations, the effect of any changes that may be made in its business.

The accompanying combined financial statements have been prepared assuming the Business will continue as a going concern. As discussed in Note 1 to the combined financial statements, the bankruptcy filing referred to above constitutes an event of default under CEOC’s pre-petition debt obligations and those debt obligations became immediately due and payable. The entities that own the Business are guarantors of certain of CEOC’s debt and certain assets held by the Business are pledged as collateral. The Business’s ability to continue as a going concern is dependent upon CEOC and its affiliates’ ability to restructure its indebtedness and continue to fund the Business, the Business’s ability to emerge from bankruptcy, and a favorable resolution to the continued ability to use cash collateral. These matters raise substantial doubt about the Business’s ability to continue as a going concern. Management’s plans concerning these matters are discussed in Note I to the combined financial statements. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying combined financial statements have been prepared from the separate records maintained by the Business and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business had been operated as an unaffiliated company. Portions of certain revenues and expenses represent allocations made from CEOC items applicable to CEOC as a whole.

/s/ Deloitte & Touche, LLP

Las Vegas, Nevada

February 14, 2017

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED BALANCE SHEETS

(In thousands)

	As of December 31,
	2016	2015
Assets
Current assets
Cash	$920	$351
Receivables, net	77	183
Inventories	371	442
Prepayments	276	54
Other current assets	—	12

Total current assets	1,644	1,042
Property and equipment, net	88,831	90,992

Total assets	$90,475	$92,034

Liabilities and Equity
Current liabilities
Accounts payable	$305	$342
Accrued expenses	705	831
Current portion of long-term debt	14	51

Total current liabilities	1,024	1,224
Long-term debt	—	14
Deferred income taxes	5,043	5,154
Liabilities subject to compromise	265	267

Total liabilities	6,332	6,659
Commitments and contingencies (Note 9)
Equity
Net investment	84,091	85,323
Retained earnings	52	52

Total equity	84,143	85,375

Total liabilities and equity	$90,475	$92,034

See accompanying Notes to Combined Financial Statements.

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COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2016	2015	2014
Revenues
Golf ($6,353, $5,146 and $5,139 attributable to related parties)	$14,558	$14,071	$14,489
Food and beverage	2,150	2,150	2,338
Retail and other	2,077	1,856	2,081

Net revenues	18,785	18,077	18,908

Operating expenses
Direct
Golf	7,082	6,767	7,194
Food and beverage	1,828	1,936	2,087
Retail and other	1,691	1,581	1,655
Property costs	3,138	3,133	3,131
Depreciation	3,030	2,882	2,904
Administrative and other	2,009	1,760	1,898

Total operating expenses	18,778	18,059	18,869

Income from operations	7	18	39
Interest expense	(7)	(18)	(39)

Income before taxes	—	—	—
Income tax benefit	—	3	4

Net income	$—	$3	$4

See accompanying Notes to Combined Financial Statements.

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COMBINED STATEMENTS OF EQUITY

(In thousands)

	Net Investment	Retained Earnings	Total Equity
Balance at January 1, 2014	$90,046	$45	$90,091
Net income	—	4	4
Transactions with parent, net	(2,742)	—	(2,742)

Balance at December 31, 2014	$87,304	$49	$87,353
Net income	—	3	3
Transactions with parent, net	(1,981)	—	(1,981)

Balance at December 31, 2015	$85,323	$52	$85,375
Net income	—	—	—
Transactions with parent, net	(1,232)	—	(1,232)

Balance at December 31, 2016	$84,091	$52	$84,143

See accompanying Notes to Combined Financial Statements.

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COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net income	$—	$3	$4
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	3,030	2,882	2,904
Net gain on asset sales	—	(38)	—
Deferred income taxes	(111)	(101)	(91)
Provisions for (recoveries of) bad debt	(10)	31	3
Change in current assets and liabilities:
Receivables	116	(137)	(30)
Other current assets	12	69	(66)
Inventories	71	(5)	(54)
Prepayments	(223)	6	253
Accounts payable	(39)	52	419
Accrued expenses	(125)	126	(269)

Cash flows provided by operating activities	2,721	2,888	3,073

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(869)	(798)	(17)
Proceeds from sale of assets	—	66	6

Cash flows used in investing activities	(869)	(732)	(11)

Cash flows from financing activities
Repayments for capital leases	(51)	(45)	(226)
Transactions with parent, net	(1,232)	(1,981)	(2,742)

Cash flows used in financing activities	(1,283)	(2,026)	(2,968)

Net increase in cash and cash equivalents	569	130	94
Cash and cash equivalents, beginning of period	351	221	127

Cash and cash equivalents, end of period	$920	$351	$221

	Years Ended December 31,
	2016	2015	2014
Supplemental Cash Flow Information:
Cash paid for interest	$7	$18	$39
Cash paid for income taxes	—	—	—

See accompanying Notes to Combined Financial Statements.

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NOTES TO COMBINED FINANCIAL STATEMENTS

In these notes, the words “Caesars Entertainment Outdoor,” “Business,” “Outdoor Business,” “we,” “our,” and “us” refer to the business and operation of the golf courses listed in Note 1 that are wholly-owned by Caesars Entertainment Operating Company, Inc.

In addition, “CEOC” refers to the Caesars Entertainment Operating Company, Inc. “CEC,” “Caesars” and “Caesars Entertainment” refer to Caesars Entertainment Corporation.

We also refer to (i) our Combined Financial Statements as our “Financial Statements,” (ii) our Combined Statements of Operations as our “Statements of Operations,” and (iii) our Combined Balance Sheets as our “Balance Sheets.”

Note 1—Business and Basis of Presentation

Organization

The Outdoor Business is a wholly-owned business of CEOC, and includes the operations of the Cascata and Rio Secco golf courses in Las Vegas, Nevada, the Grand Bear golf course in Biloxi, Mississippi, and the Chariot Run golf course in Laconia, Indiana. Caesars Entertainment Golf, Inc., Rio Development Company, Inc., Grand Casinos of Biloxi, LLC, and Riverboat Casino, LLC, directly own these golf courses, respectively, and are debtor-in-possession subsidiaries of CEOC. The golf courses generate revenue through fees charged for general golf course usage (including green fees, golf club rentals, and cart charges), annual or corporate memberships (at Rio Secco, Grand Bear and Chariot Run), a school of golf (at Rio Secco), and food, beverage, and merchandise sales.

Bankruptcy

On January 15, 2015 (the “Petition Date”), CEOC and certain of its affiliates (the “Debtors”) filed for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). The filing of the Chapter 11 cases constituted an immediate event of default of CEOC’s pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable. The Debtors continue to operate their business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. Because each of the four golf courses are owned by Debtor entities, the Outdoor Business is also considered a debtor-in-possession.

As part of CEOC’s issuance of debt securities, certain of its subsidiaries served as guarantors of certain debt securities and pledged their property and assets as collateral. The entities that own each of the four golf courses are guarantors of CEOC’s debt securities but only the Rio Secco golf course was pledged as collateral for CEOC’s debt. The circumstances that would require the owners of the four golf courses to perform under their guarantees are dependent upon the outcome of the bankruptcy proceedings.

In October 2016, CEOC negotiated the terms of a revised plan of reorganization and definitive restructuring support agreements with several of its major creditors. In connection therewith, CEOC entered into or amended, as applicable, restructuring support agreements with holders of claims under CEOC’s credit facility, holders of CEOC’s first lien notes, holders of CEOC’s second lien notes and holders of CEOC’s subsidiary guaranteed notes. Thereafter, a substantial majority of classes voted in favor of the plan of reorganization at each Debtor entity. The final version of the plan of reorganization was filed with the Bankruptcy Court on January 13, 2017. The plan of reorganization was confirmed by order of the Bankruptcy Court on January 17, 2017.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The plan of reorganization contemplates that CEOC separates its operating assets and real property assets into an operating company and a newly formed real estate investment trust (the “REIT”). This separation is planned to occur through a tax-free spinoff, and the REIT will include an operating partnership, two property companies and a taxable REIT subsidiary (“TRS”). The TRS will own and operate the Outdoor Business.

Even though the plan of reorganization was approved by the Bankruptcy Court, the plan of reorganization and the Debtors’ emergence from bankruptcy is still subject to numerous conditions and third party approvals. There can be no assurance that the restructuring of the Debtors will be completed on the schedule contemplated in the plan of reorganization.

Our cash, to the extent it constitutes cash collateral, is subject to the final order of the Bankruptcy Court that permits the Debtors to use cash collateral subject to certain terms and conditions, including adhering to certain Chapter 11 case milestones. The Debtors did not meet a milestone in February 2016. Failure to meet this milestone is an event of default under the cash collateral order, which may result in termination of the cash collateral order. If the Debtors are restricted from using cash collateral for any reason, such restrictions could have a material adverse effect on our ability to continue to operate the Business.

Basis of Presentation

The Business’ Financial Statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, contingent assets and liabilities, and other required disclosures. Actual amounts could differ from those estimates.

The Business’ Financial Statements were derived from the financial statements of CEOC, prepared on a “carve-out” basis, to present the financial position and results of operations of the Outdoor Business on a stand-alone basis. Accordingly, in preparing these Financial Statements, subsequent events were considered through May 12, 2017 for the 2016 Financial Statements. The legal entities that own the Grand Bear and the Chariot Run golf courses also include non-golf course operations that are excluded from these carve-out financial statements.

The Financial Statements include allocations of certain revenue amounts and general corporate expenses among affiliated entities. Such allocated revenue and expenses may not reflect the results we would have incurred if we had operated as a stand-alone company nor are they necessarily indicative of our future results.

Golf revenue from CEOC and Caesars’ affiliates includes reimbursement for below market-rate golf tee times and free play for certain casino guests. Variable golf fees provided by CEOC and Caesars affiliates are based on revenue shortfalls necessary to cover the cost of maintaining the courses in appropriate playing conditions for casino guests. The variable fee is dependent upon the number of rounds played, the types of rounds played (market-rate or discounted rate), and costs incurred to allow the golf course to continue to offer golf as an amenity to its gaming customers. These reimbursements and adjustments are included in golf revenue in the Statements of Operations.

Management believes the assumptions and methodologies used in the allocation of these revenues and expenses are reasonable.

Each of the golf courses represents a separate operating segment and we aggregate all such operations into one reportable segment.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2016, we adopted ASU No. 2014-15, Presentation: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This guidance amended the existing requirements for disclosing information about an entity’s ability to continue as a going concern and explicitly requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. This guidance was effective for annual reporting periods ending after December 15, 2016. The following information reflects the results of management’s assessment of the Business’ ability to continue as a going concern. The Business’ Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and liabilities in the ordinary course. The Business relies on funding from, affiliates of CEOC and CEC to fund capital improvements, management fees, insurance programs and other miscellaneous charges. The ability of the Business to continue as a going concern is dependent upon CEOC’s ability to restructure its indebtedness, the ability of the Debtors, including entities that own the golf courses, to emerge from bankruptcy and a favorable resolution to the continued ability to use cash collateral. These uncertainties raise substantial doubt about the ability of the Outdoor Business to continue as a going concern. The Financial Statements do not include any adjustments that might result from the outcome of uncertainties, including the possibility that the Business loses some or substantially all of its assets to foreclosure as a result of these uncertainties.

The Business’ Financial Statements reflect the application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations. This guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities.

Note 2—Summary of Significant Accounting Policies

Cash

Cash consists of cash-on-hand and cash-in-bank.

Receivables

Accounts receivable are non-interest bearing and are initially recorded at cost. They include amounts for sponsorship and other golf tournament fees, amounts due for hosted private events, and amounts due from credit card clearing activities. The allowance for doubtful accounts is established and maintained based on our best estimate of accounts receivable collectibility. Management estimates collectibility by specifically analyzing accounts receivable aging, known troubled accounts and other historical factors that affect collections. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded into income when received. Trade receivables are due within one year or less and approximates fair value.

Allowance for Doubtful Accounts

(In thousands)	2016	2015	2014
Balance as of January 1,	$19	$1	$3
Charges (credits) to income	(10)	31	3
Write-offs less recoveries	(2)	(13)	(5)

Balance as of December 31,	$7	$19	$1

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Inventory

Inventory, which consists primarily of food and beverages and merchandise held for resale, is stated at the lower of cost or market. Losses on obsolete or excess inventory are not material.

Long-Lived Assets

We have significant capital invested in our long-lived assets and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We review the carrying value of our long-lived assets whenever events and circumstances indicate the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. We typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which in this case, is the individual golf course. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the Financial Statements. In 2016, 2015 and 2014, no impairment on long-lived assets was recorded.

Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. With respect to golf course improvements (included in land improvements), only costs associated with original construction, complete replacements of items such as tee boxes and putting greens, or the addition of new trees, sand traps, fairways or putting greens are capitalized. All other related costs are expensed as incurred. For building improvements, only costs that extend the useful life of the building are capitalized.

Certain land improvements include site preparations that prepare land for its intended use as a golf course. Like the land itself, these improvements are inexhaustible and therefore not depreciated. Examples include excavation, filling, grading and preparation of fairways and roughs. Depreciable land improvements are defined as improvements made to land that have determinable estimated useful lives and deteriorate with use or passage of time. These improvements were built or installed to enhance or facilitate the use of the land for a particular purpose. Depreciable land improvements associated with the golf courses include greens, bunkers, tee boxes, cart paths, fences and gates, landscaping and sprinkler systems.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease, as follows:

Useful Lives

Land improvements	12-60 years
Buildings and leasehold improvements	40 years
Building improvements	5-15 years
Furniture, fixtures, and equipment	2-10 years

Leasehold improvements are amortized over the shorter of the term of the respective lease or their useful life using the straight-line method.

Liabilities Subject to Compromise

Under bankruptcy law, actions by creditors to collect amounts owed prior to the Petition Date are stayed and certain other prepetition contractual obligations may not be enforced against the companies that own the Business. Substantially all liabilities of the Debtors as of the Petition Date, except those paid under certain first day motions filed with the Bankruptcy Court, have been classified as liabilities subject to compromise in the Balance Sheets. Liabilities subject to compromise, including claims that became known after the bankruptcy petition was filed, are reported using our best estimates of the expected amount of the total allowed claim.

Revenue Recognition

Revenues from golf course operations, food and beverage and merchandise sales are recognized at the time of sale or when the service is provided and are reported net of sales tax. Golf memberships sold are not refundable and are deferred and recognized within golf revenue in the Statements of Operations over the expected life of an active membership, which is typically one year or less.

Included in golf revenue are market-rate fees received from public customers as well as discounted fees received from CEOC and Caesars-affiliated customers or associates. In addition, certain VIP casino guests play the golf courses for free. In these cases, the golf course receives amounts paid by CEOC and Caesars’ affiliates at an agreed upon rate for the free play provided to their VIP guests. The reimbursement for free play was approximately $620,000, $708,000 and $798,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

There are additional variable golf fees provided by CEOC and Caesars’ affiliates based on revenue shortfalls necessary to cover the cost of operating the courses at a high level appropriate for casino guests. The variable fee is dependent upon the number of rounds played, the types of rounds played (market-rate or discounted rate), and costs incurred to allow the golf course to continue to offer golf as an amenity to its gaming customers. Variable golf fees included in golf revenue were approximately $4,862,000, $3,669,000 and $3,456,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Advertising Expense

We market our golf courses through advertising and other promotional activities. Advertising expense is charged to income during the period incurred. Advertising expense totaled approximately $118,000, $74,000 and $90,000 for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in Administrative and other in our Statements of Operations.

CAESARS ENTERTAINMENT OUTDOOR

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Property Costs

Property costs are charged to income during the period incurred and include land rent, utilities and general repairs and maintenance.

Income Taxes

Historically, the Outdoor Business has been included in the consolidated Federal income tax return of CEC, as well as certain state tax returns where CEC or one of its subsidiaries files a state tax return. We apply the provisions of FASB ASC Topic 740, Income Taxes, and compute the provision for income taxes on a separate return basis. The separate return method applies the accounting guidance for income taxes to the stand-alone combined financial statements as if we were a separate taxpayer and a stand-alone enterprise for the periods presented. As discussed in Note 7, these Financial Statements include certain allocations of income and expense amongst affiliated entities. We have calculated the tax provision assuming such allocations were appropriate for income tax reporting purposes and do not include any transfer pricing adjustments with respect to such allocations. The calculation of income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. We believe that the assumptions and estimates used to compute these tax amounts are reasonable. However, our Financial Statements may not necessarily reflect our income tax expense or tax payments in the future, or what our tax amounts would have been if we had been a stand-alone enterprise during the periods presented.

Federal and state income taxes currently payable are settled though our net investment equity account. We provide for taxes that are deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal income tax credits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. We classify accruals for tax uncertainties within other liabilities in our combined balance sheets. Amounts accrued relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

Note 3—Recently Issued Accounting Pronouncements

During 2016, we adopted ASU No. 2014-15, Going Concern: Managements assessment of an entity’s ability to continue as a going concern (Note 1).

The FASB issued the following authoritative guidance amending the FASB ASC:

Income Taxes—October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our Financial Statements.

Statement of Cash Flows—August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in

CAESARS ENTERTAINMENT OUTDOOR

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

the statement of cash flows. Updated amendments should be applied retrospectively to each period presented. Amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Financial Instruments-Credit Losses—June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Leases—February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use (“ROU”) asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commenced before the effective date, including continuing to account for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.

Operating leases will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full impact the new guidance will have on our Financial Statements.

Revenue .from Contracts with Customers—May 2014 (amended August 2015, March 2016, April 2016 and May 2016): The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional revenue recognition topics in the amendments cover principal versus agent considerations, identifying performance obligations, licensing implementation guidance, collectibility criterion, contract modifications and presentation of sales tax. This guidance is effective for annual reporting periods beginning after December 15, 2017. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We will adopt this standard effective January 1, 2017. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 4—Property and Equipment, Net

	As of December 31
(In thousands)	2016	2015
Land and non-depreciable land improvements	$35,525	$35,525
Depreciable land improvements	40,174	40,096
Buildings and improvements	35,133	35,150
Furniture and equipment (including capital leases)	5,445	4,988

Total property and equipment	116,277	115,759
Less: accumulated depreciation	(27,446)	(24,767)

Total property and equipment, net	$88,831	$90,992

	Years Ended December 31,
(In thousands)	2016	2015	2014
Depreciation expense (including capital lease amortization)	$3,030	$2,882	$2,904

Note 5—Accrued Expenses

	As of December 31,
(In thousands)	2016	2015
Payroll and other compensation	$228	$176
Accrued real estate taxes and other taxes	130	212
Deferred revenue	125	114
Advance deposits	112	176
Accrued utilities	87	125
Other accruals	23	28

Total accrued expenses	$705	$831

Note 6—Liabilities Subject to Compromise

On March 25, 2015, the Bankruptcy Court entered an order establishing May 26, 2015 as the bar date for potential general creditors to file proofs of claims and established the required procedures with respect to filing such claims. A bar date is the deadline by which creditors must file a proof of claim against the Debtors for the claim to be allowed. In addition, a bar date of July 14, 2015 was established as a deadline for claims from governmental units.

As of December 31, 2016, the Business had received 60 proofs of claim, a portion of which assert, in part or in whole, unliquidated claims. These proofs of claims include 14 claims that were carved out of the legal entities that own the Business and that have additional claims, which do not correspond to the Business. In addition, the Business has been assigned by the court an additional 7 claims. In the aggregate, total asserted liquidated proofs of claim for approximately $122.2 million had been filed against or assigned to the Business. Based on reasonable current estimates, the Business expects to ask the Bankruptcy Court to disallow 20 claims representing approximately $121.0 million of such claims. These claims are classified by the Business as amended and replaced, duplicate, redundant or non-Debtor claims. New and amended claims may be filed in the future, including claims amended to assign values to claims originally filed with no designated value. As of December 31, 2016, there were 2 proofs of claim which had not been assessed.

CAESARS ENTERTAINMENT OUTDOOR

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The Business continues the process of reconciling such claims to the amounts listed in their schedules of assets and liabilities, as amended. Differences in liability amounts estimated by the Business and claims filed by creditors continue to be investigated and resolved, including through the filing of objections with the Bankruptcy Court, where appropriate. The companies that own the Business may ask the Bankruptcy Court to disallow claims that the companies that own the Business believe are duplicative, have been later amended or superseded, are without merit, are overstated or should be disallowed for other reasons. The amounts recorded in liabilities subject to compromise require the use of estimates and assumptions that affect the reported amounts.

At December 31, 2016 and 2015, liabilities subject to compromise was approximately $265,000 and $267,000, respectively, and consisted of accounts payable-related liabilities.

Note 7—Income Taxes

Income Tax (Provision)/Benefit

	Years Ended December 31,
(In thousands)	2016	2015	2014
Current:
Federal	$(111)	$(98)	$(87)
State	—	—	—
Deferred	111	101	91

Income Tax Benefit	$—	$3	$4

Since the Outdoor Business does not have a formal tax sharing agreement in place with Caesars Entertainment for Federal income tax purposes, Caesars Entertainment pays all of the Outdoor Business’ Federal income taxes. The Outdoor Business’ portion was approximately $111,000, $98,000 and $87,000 in the respective 2016, 2015 and 2014 periods.

Income Tax Expense Reconciliation

	Years Ended December 31,
(In thousands)	2016	2015	2014
Expected Federal tax at the statutory tax rate	$—	$—	$—
Increases/(decreases) in tax resulting from:
Federal tax credits	—	3	4

Income tax (expense)/benefit	$—	$3	$4

CAESARS ENTERTAINMENT OUTDOOR

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In thousands)	2016	2015
Deferred tax assets:
Federal net operating loss	$5,847	$6,194
State net operating loss	392	402
Federal tax credits	82	82
Other	9	6

Subtotal	6,330	6,684
Less: valuation allowance	1,930	1,930

Total deferred tax assets	4,400	4,754

Deferred tax liabilities:
Depreciation and other property related items	(9,423)	(9,893)
Accrued expenses	(20)	(15)

Total deferred tax liabilities	(9,443)	(9,908)

Net deferred tax liability	$(5,043)	$(5,154)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of December 31, 2016 and 2015 we had Federal NOL carryforwards of $20.1 million and $21.1 million, respectively. These NOL carryforwards will begin to expire in 2019. In addition, we have Federal general business tax credit carryforwards of approximately $82,000 which will begin to expire in 2033. As of December 31, 2016 and 2015 we had state NOL carryforwards of $15.5 million and $15.8 million, respectively. These NOL carryforwards will begin to expire in 2019.

Reconciliation of Unrecognized Tax Benefit

	Years Ended December 31,
(In thousands)	2016	2015	2014
Balance at beginning of year	$1,309	$1,309	$1,270
Additions based on tax positions related to the current year	—	—	39

Balance at end of year	$1,309	$1,309	$1,309

We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts related to potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.

We accrue interest and penalties related to unrecognized tax benefits in income tax expense. There were no adjustments to our accrual for the three periods ending December 31, 2016, 2015 and 2014, respectively, for accrued interest or penalties. There are no unrecognized tax benefits included in the balances of unrecognized tax benefits as of December 31, 2016, 2015 and 2014 that, if recognized, would impact the effective tax rate.

CAESARS ENTERTAINMENT OUTDOOR

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Caesars Entertainment’s tax returns are subject to examination by Federal and state authorities. As of December 31, 2016, the tax years prior to 2012 are not subject to examination for U.S. Federal or state tax purposes.

Note 8—Related Party Transactions

We had transactions with CEOC resulting in net distributions of approximately $1.2 million, $2.0 million, and $2.7 million for the years ending December 31, 2016, 2015, and 2014, respectively. The net distributions are the result of cash generated by the operations of the Business and proceeds from the sale of assets, partially offset by amounts contributed by CEOC to fund capital improvements and capital lease obligations. These transactions are included as transactions with parent, net in our Combined Statements of Equity.

Related Party Fees and Expenses

The following amounts are recorded with respect to the related-party transactions described in this section:

(In thousands)		Years Ended December 31,
Transaction type	Recorded as:	2016	2015	2014
Insurance expense	Administrative and other	$45	$55	$51
Allocation of indirect expenses from CEOC and Caesars’ affiliates(1)	Administrative and other	330	318	345
Golf revenue from CEOC and Caesars’ affiliates(2)	Golf revenue	5,482	4,377	4,254
Pass-through revenue with CEOC and Caesars’ affiliates(3)	Golf revenue	871	769	885
	Food and beverage revenue	83	66	97
	Retail and other revenue	143	102	165

(1)	The Statements of Operations include allocated overhead costs for certain functions historically performed by CEOC and Caesars’ affiliates, including allocations of direct and indirect operating and maintenance costs and expenses for procurement, logistics and general and administrative costs and expenses related to executive oversight, marketing, information technology, accounting, treasury, tax, and legal. These costs were allocated on the basis of either revenue or payroll expense.
(2)	See Summary of Significant Accounting Policies—Revenue Recognition.
(3)	Primarily includes transactions where CEOC and Caesars affiliates’ customers charge their golf, food and beverage and retail purchases directly to their hotel bill. Amounts collected from the customer by the hotel are remitted to the golf course.

Savings and Retirement Plans

CEOC maintains a defined contribution savings and retirement plan that allows certain employees of the Business to make pre-tax and after-tax contributions. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, subject to IRS rules and regulations, and are eligible to receive a company match of up to $600. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. Our contribution expense, included in direct operating expenses and administrative and other expense, was approximately $34,000, $39,000, and $38,000 for the years ended December 31, 2016, 2015, and 2014, respectively.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 9—Litigation, Contractual Commitments and Contingent Liabilities

Litigation

The Business and its operations may be subject to litigation involving employment matters, personal injuries, and other matters that arise in the normal course of business. We do not expect the outcome of such ordinary and routine litigation to have a material effect on our combined financial position, results of operations, or cash flows.

Contingent Liabilities

In January 2015, a majority of the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel CEC and certain of its affiliates from the plan. The NRF has advised CEC and Caesars Entertainment Resort Properties, LLC (“CERP”) that this expulsion triggered a withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million. The NRF has filed a similar claim against each Debtor in CEOC’s bankruptcy. Although the Business’ employees did not participate in this plan, because the entities that own the Business are a member of the Caesars Group (as defined below), such entities are jointly and severally liable with CEC and CEOC for any liability under the NRF’s claims.

CEC and its subsidiaries, including the entities that own the Business (the “Caesars Group”), have asserted in litigation against the NRF that the Caesars Group is current with respect to pension contributions to the NRF. The Caesars Group opposed the NRF’s actions and has sought a declaratory judgment in federal district court challenging the NRF’s authority to expel the Caesars Group and also seeking relief in the CEOC bankruptcy proceeding. The parties entered into a Standstill Agreement in March 2015 purporting to stay CEC’s and CERP’s obligation to commence quarterly payments. The Standstill Agreement was to require CEC and CERP to continue making monthly contributions until the resolution of certain motions filed by CEOC in the bankruptcy proceeding asserting that the NRF’s actions violated the automatic stay and requesting an injunction to halt the NRF’s collection efforts against CEC and CERP. The Bankruptcy Court has yet to rule on CEOC’s motion for an injunction, but it denied CEOC’s motions to enforce the automatic stay in November 2015. CEOC appealed the ruling to the district court. Oral argument on the appeal is currently scheduled for May 15, 2017.

On December 25, 2015, the United States District Court for the Southern District of New York dismissed CEC’s declaratory judgment action regarding the NRF’s ability to expel the employers from the plan. CEC has appealed this ruling.

On February 26, 2016, the NRF and its fund manager, in a separate action brought by the NRF in the United States District Court for the Southern District of New York (despite the Standstill Agreement), filed a motion for summary judgment against CEC and CERP for payment of the first quarterly payment of withdrawal liability and for interest, liquidated damages, attorneys’ fees and costs. The magistrate judge overseeing this matter has issued a report recommending that the United States District Court for the Southern District of New York require CEC and CERP to make the first quarterly payment. On November 7, 2016, the United States District Court for the Southern District of New York adopted the report and recommendation of the magistrate judge, resulting in summary judgment in favor of the NRF against CEC and CERP in the amount of $7.9 million. On December 23, 2016, the NRF filed a motion seeking leave to amend its complaint and summary judgment motion to require CEC and CERP to pay the seven other withdrawal liability installments due through December 15, 2016 and to require CEC and CERP to pay all future installments as they become due. In early January 2017, CEC and CERP requested that the magistrate judge certify the judgment for appeal and requested that all proceedings at the magistrate court level be stayed pending the outcome of the appeal. On January 9, 2017, following CEC’s and

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

CERP’s request for a temporary restraining order, CEC, CERP and the NRF entered a stipulation and the Southern District of New York entered an order providing that the NRF will not attempt to collect on the $7.9 million judgment unless and until the judgment becomes a final judgment. On January 11, 2017, the Southern District of New York entered an order increasing the judgment to approximately $8.6 million, making the judgment appealable, and denying CEC’s and CERP’s request to stay all proceedings pending the outcome of the appeal.

The Caesars Group believes that its legal arguments against the actions undertaken by NRF are well-supported and will continue to pursue them vigorously. We cannot currently estimate a range of reasonably possible losses, if any, on the matters at issue.

Operating Lease Commitments

The Business is liable under operating leases for land at the Cascata golf course, equipment and other miscellaneous assets, which expire at various dates through 2039. Total rental expense under these agreements included in direct golf operating expenses and property costs in our Statements of Operations were approximately $1.0 million for each of the years ended December 31, 2016, 2015, and 2014.

The future minimum lease commitments relating to the base lease rent portion of noncancelable operating leases at December 31, 2016 are as follows:

(In thousands)	Operating Leases
2017	$856
2018	873
2019	891
2020	908
2021	926
2022 and thereafter	20,234

Total minimum rental commitments	$24,688

Other Commitments

The Business utilizes a third-party golf maintenance company for its Rio Secco and Cascata golf courses. The agreements are for five years and expire in February 2019 and include all labor and equipment necessary to maintain both golf course grounds. Total expense under these agreements included in direct golf operating expenses in the Statements of Operations were approximately $2.9 million, $2.8 million and $2.6 million for the years ended December 31, 2016, 2015, and 2014, respectively.

The future commitments relating to these agreements at December 31, 2016 are as follows:

(In thousands)	Maintenance Agreements
2017	$2,924
2018	2,969
2019	225

Total maintenance agreement commitments	$6,118

VICI PROPERTIES INC.

BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(UNAUDITED)

	September 30, 2017	December 31, 2016
Assets
Total assets	$—	$—

Commitments and contingencies (Note 5)

Equity
Common stock, $0.01 par value, 100,000,000 shares authorized and 1,000 shares issued and outstanding as of September 30, 2017	$—
Membership interest as of December 31, 2016		$—

Total equity	$—	$—

See accompanying Notes to Balance Sheets

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS

(UNAUDITED)

In these notes, the words “VICI REIT,” “Company,” “we,” “our,” and “us” refer to VICI Properties Inc., unless otherwise stated or the context requires otherwise. In addition, “CEOC” refers to Caesars Entertainment Operating Company, Inc., and “CEC” refers to Caesars Entertainment Corporation, the parent of CEOC.

On October 6, 2017 (the “Emergence Date”), CEOC merged with and into CEOC, LLC, a Delaware limited liability company (“New CEOC”), with New CEOC surviving the merger. See “Explanatory Note” in this Registration Statement.

“VICI PropCo” refers to VICI Properties 1 LLC, a Delaware limited liability company, which through its subsidiaries own the real estate assets transferred by CEOC to VICI REIT on the Emergence Date and “CPLV” refers to the Caesars Palace Las Vegas facility located in the Las Vegas Strip, which was owned by CEOC prior to the Emergence Date and whose related real estate assets were transferred by CEOC to us on the Emergence Date.

Note 1—Business Formation and Basis of Presentation

Business Formation

On January 15, 2015, CEOC and certain of its subsidiaries (the “Caesars Debtors”) voluntarily filed for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operated as a debtor-in-possession under the Bankruptcy Code. CEOC’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on January 17, 2017.

VICI REIT was organized as a limited liability company and wholly owned subsidiary of CEOC in Delaware on July 5, 2016 and was subsequently converted to a corporation under the laws of the State of Maryland. On May 5, 2017, VICI REIT issued common stock to CEOC in conjunction with VICI REIT’s conversion to a corporation under the laws of the State of Maryland. As of September 30, 2017, VICI REIT had not conducted operations and had no assets or liabilities.

On the Emergence Date, subsidiaries of CEOC transferred certain real estate assets (the “Properties”) and four golf course businesses (“Caesars Entertainment Outdoor”) to VICI REIT in exchange for 100% of VICI REIT’s common stock, series A convertible preferred stock (“Series A Preferred Stock”) and other consideration, including debt issued by certain subsidiaries of VICI REIT and the proceeds of mortgage backed debt issued by other subsidiaries of VICI REIT, for distribution to certain of CEOC’s creditors.

Following the Emergence Date, VICI REIT is a stand-alone entity initially owned by certain former creditors of CEOC. VICI REIT is primarily engaged in the business of owning, acquiring and developing gaming, hospitality and entertainment destinations. A subsidiary of VICI REIT leases the Properties to New CEOC and certain of its subsidiaries under lease agreements (the “Master Leases”). VICI REIT conducts its real property business through an operating partnership and its golf course business through a taxable REIT subsidiary (“TRS”), Caesars Entertainment Outdoor. VICI REIT intends to make an election on its Federal income tax return for its taxable year ending December 31, 2017 to be treated as a real estate investment trust (“REIT”).

The balance sheets should be read in conjunction with the Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc. and the combined financial statements of Caesars Entertainment Outdoor, which are included elsewhere within this prospectus.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

Basis of Presentation

The accompanying balance sheets are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Statements of operations, cash flows and equity are not presented as there has been no activity since the date of inception through September 30, 2017.

VICI REIT must distribute at least 90% of its taxable income to shareholders to maintain its intended qualification as a REIT. To the extent VICI REIT annually distributes less than 100% of its taxable income, it will be subject to income tax at regular corporate rates on any undistributed net taxable income. In addition, VICI REIT’s TRS will also be subject to income tax at regular corporate rates on any of its taxable income.

Reportable Segments

Our real property business and our golf course business will represent two reportable segments. The real property business segment will consist of leased real property and will represent the substantial majority of our business. The golf course business segment will consist of four golf courses, which each will be operating segments and will be aggregated into one reportable segment.

Note 2—Summary of Significant Accounting Policies

Estimates are required in order to prepare the financial statements in conformity with US GAAP. Significant estimates, judgments, and assumptions will be required in a number of areas, including, but not limited to: the application of fresh start reporting; the recognition of revenue from our leases; determining the useful lives of real estate properties; and evaluating the impairment of long-lived assets. The judgment on such estimates and underlying assumptions is based on our historical experience that we believe is reasonable under the circumstances. In many instances changes in the accounting estimates are likely to occur from period to period. Actual results may differ from the estimates.

Revenue Recognition—Leases

As a REIT, the majority of our revenues will be derived from rent received from our tenants under long-term triple-net leases. The accounting guidance under ASC 840—Leases (“ASC 840”) is complex and requires the use of judgment and assumptions by management to determine the proper accounting treatment of a lease. We will perform a lease classification upon lease inception, to determine if we account for the lease as a capital or operating lease.

Under ASC 840, for leases of both building and land, if the fair value of the land is 25% or more of the total fair value of the leased property at lease inception we consider the land and building separately for lease classification. In these cases, if the building element of the lease meets the criteria to be classified as a capital lease, then we account for the building as a capital lease and the land separately as an operating lease. If the building element does not meet the criteria to be classified as a capital lease, then we account for the building and land as a single operating lease.

To determine if the building portion of a lease triggers capital lease treatment we will conduct the four lease tests under ASC 840 as outlined below. If a lease meets any of the criteria below, it is accounted for as a capital lease.

1.	Transfer of ownership. The lease transfers ownership of the property to the lessee by the end of the lease term. This criterion is met in situations in which the lease agreement provides for the transfer of title at or shortly after the end of the lease term.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

2.	Bargain purchase option. The lease contains a provision allowing the lessee, at its option to purchase the leased property for a price which is sufficiently lower than the expected fair value of the property at the date the option becomes exercisable.

3.	Lease term. The lease term is equal to 75% or more of the estimated economic life of the leased property. However, if the beginning of the lease falls within the last 25% of the total estimated economic life of the leased property, including earlier years of use, this criterion shall not be used for purposes of classifying the lease. This test is conducted on a property by property basis.

4.	Minimum lease payments. The present value of the minimum lease payments at the beginning of the lease term, excluding the portion of payments representing executory costs such as insurance, maintenance and taxes to be paid by the lessor, including any profit thereon, equals or exceeds 90% of the fair value of the leased property to the lessor at lease inception less any related investment tax credit retained by the lessor. If the beginning of the lease term falls within the last 25% of the total estimated economic life of the lease property, including earlier years of use, this criterion shall not be used for purposes of classifying the lease.

The tests outlined above, as well as the resulting calculations, require subjective judgments, such as determining, at lease inception, the fair value of the assets, the residual value of the assets at the end of the lease term, the likelihood a tenant will exercise all renewal options (in order to determine the lease term), the estimated remaining economic life of the leased assets, the incremental borrowing rate of the lessee and the interest rate implicit in the lease. A change in estimate or judgment can result in a materially different financial statement presentation.

The revenue recognition model is different under capital leases and operating leases.

Under the operating lease model, as the lessor, at lease inception the land is recorded as Real Estate Investments Accounted for Using the Operating Method and we record rental income from operating leases on a straight-line basis over the lease term. The amount of annual minimum lease payments attributable to the land after deducting executory costs, including any profit thereon, is determined by applying our incremental borrowing rate to the value of the land. We record this lease income as Rental Income from Operating Leases.

Under the direct financing lease model, as the lessor, at lease inception we record the lease receivable as Real Estate Investments Accounted for Using the Direct Financing Method. Under the direct financing lease method, we recognize fixed amounts due on an effective interest basis at a constant rate of return over the lease term. As a result, the cash payments accounted for under direct financing leases will not equal the earned income from direct financing leases as a portion of the cash rent we receive is recorded as Earned Income from Direct Financing Leases and a portion recorded as a reduction to the Real Estate Investments Accounted for using the Direct Financing Method.

Concentrations of Credit Risk

Following the Emergence Date, all of the real estate holdings of VICI REIT (other than Caesars Entertainment Outdoor) are leased to New CEOC and certain of its subsidiaries, and substantially all of VICI REIT’s revenues are derived from the Master Leases, which represents a concentration of credit risk due to the single tenant nature of our leases. Management believes that the corporate lease guaranty by New CEOC’s parent, CEC, and the rent coverage ratio mitigate this risk. Management does not believe there are any other significant concentrations of credit risk.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

Real Estate Investments

For real estate investments accounted for using the operating method, we will continually monitor events and circumstances that could indicate that the carrying amount of our real estate investments may not be recoverable or realized. When events or changes in circumstances indicate that a potential impairment has occurred or that the carrying value of a real estate investment may not be recoverable, we use an estimate of the undiscounted value of expected future operating cash flows to determine whether the real estate investment is impaired. If the undiscounted cash flows plus net proceeds expected from the disposition of the asset is less than the carrying value of the assets, we recognize an impairment charge equivalent to the amount required to reduce the carrying value of the asset to its estimated fair value. We group our real estate investments together by property, the lowest level for which identifiable cash flows are available, in evaluating impairment. In assessing the recoverability of the carrying value, we make assumptions regarding future cash flows and other factors. Factors considered in performing this assessment include current operating results, market and other applicable trends and residual values, as well as the effect of obsolescence, demand, competition and other factors. If these estimates or related assumptions change in the future, we may be required to record an impairment loss.

For real estate investments accounted for using the direct financing method, our net investment in the direct financing lease is evaluated for impairment as necessary, if indicators of impairment are present, to determine if there has been an-other-than-temporary decline in the residual value of the property or a change in the lessee’s credit worthiness.

Income Taxes—REIT Qualification

We intend to elect to be taxed and qualify as a REIT for U.S. Federal income tax purposes commencing with our taxable year ending December 31, 2017, and we intend to continue to be organized and to operate in a manner that permits us to qualify as a REIT beyond that taxable year end. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally will not be subject to Federal income tax on income that we pay as distributions to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. Federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and distributions paid to our shareholders would not be deductible by us in computing taxable income. Any resulting corporate liability created if we fail to qualify as a REIT could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Note 3—Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification.

Derivatives and Hedging—August 2017: This revised accounting guidance expands hedge accounting by making additional hedge strategies eligible for hedge accounting and amending presentation and disclosure requirements. The intent of these revisions is to simplify application of hedge accounting and increase transparency of information about an entity’s risk management activities. The amended guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently assessing the impact this guidance will have on our financial statements.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

Compensation—Stock Compensation—May 2017: Amendments in this update provide guidance regarding which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. An entity should account for the effects of a modification unless all of the following are met: (i) the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award; (ii) the vesting conditions of the modified award are the same as the vesting conditions of the original award; and (iii) the classification of the modified award as an equity instrument or a liability instrument is the same as before the original award was modified. Amendments in this update are effective for all periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. Application of amended guidance should be applied prospectively to an award modified on or after the adoption date.

Business Combinations—January 2017: Updated amendment intending to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for acquisitions (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. Amendments should be applied on a prospective basis on or after the effective date. No disclosures are required at transition. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is allowed as follows: (1) transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Financial Instruments-Credit Losses—June 2016 (amended January 2017): Amended guidance that replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Leases—February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commence before the effective date. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full impact the new guidance will have on our financial statements.

Revenue from Contracts with Customers—May 2014 (amended January 2017): The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. Existing industry guidance will be eliminated. The FASB has recently issued

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We anticipate adopting this standard effective January 1, 2018. We have performed a preliminary assessment and anticipate this standard will not have a material effect on our financial statements. We expect the most significant effect will be related to the accounting for the golf course revenue, which will be immaterial to the operations of VICI REIT. However, the quantitative effects of these changes are being analyzed. We are assessing the full effect the adoption of this standard will have on our financial statements.

Income Taxes—October 2016: Amended guidance that addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are assessing the impact the adoption of this standard will have on our financial statements.

Statement of Cash Flows—August 2016: Amended guidance that addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Note 4—Income Taxes

To qualify as a REIT, VICI REIT must meet certain organizational, income, asset, and distribution tests. Accordingly, VICI REIT will generally not be subject to corporate U.S. Federal or state income tax to the extent that it makes qualifying distributions to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution, and share ownership tests. VICI REIT intends to comply with these requirements and maintain REIT status. However, VICI REIT may still be subject to Federal excise tax, as well as certain state and local income and franchise taxes and VICI Golf LLC will be subject to Federal, state and local income taxes.

Note 5—Commitments and Contingencies

Litigation

In the ordinary course of business, from time to time, VICI REIT may be subject to legal claims and administrative proceedings, none of which are currently outstanding.

Note 6—Subsequent Events

Emergence Date

Pursuant to the Plan, on the Emergence Date, the historical business of CEOC was separated by means of a spin-off transaction whereby the Caesars Debtors’ real property assets (subject to certain exceptions) and golf course operations were transferred to VICI REIT. New CEOC and certain of New CEOC’s subsidiaries lease the transferred real property assets pursuant to the Master Leases. CEC guarantees the payment obligations of the tenants under the Master Leases and an affiliate of CEC manages the operating activities of such properties.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

Management estimates that the properties transferred have a fair value range between $8.2 billion and $8.4 billion.

Accounting Impact of Emergence

Upon emergence, the Company will apply fresh start accounting to its consolidated financial statements. Our Annual Report on Form 10-K for the fiscal year ending ended December 31, 2017 will reflect the consummation of the Plan and the adoption of fresh start accounting.

In the application of fresh start accounting, the Company allocates the enterprise value to the fair value of assets and liabilities in conformity with the guidance for the acquisition method of accounting for business combinations. The amount remaining after allocation of the enterprise value to the fair value of identified tangible and intangible assets and liabilities, if any, is reflected as goodwill and subject to periodic evaluation for impairment. In addition to fresh start accounting, the Company’s consolidated financial statements will reflect all effects of the transactions contemplated by the Plan. Accordingly, the Company’s consolidated balance sheet at December 31, 2017 will not be comparable to its balance sheet for periods prior to the adoption of fresh start accounting and prior to accounting for the effects of the Plan.

At emergence, management estimates that Real Estate Investments accounted for using the direct financing method have a fair value between $7.0 billion and $7.1 billion; Real Estate Investments accounted for using the operating method have a fair value between $1.1 billion and $1.2 billion; and property and equipment transferred that is used in operations have a fair value between $50 million and $100 million. In accordance with the Plan, CEOC transferred $55.7 million of cash to the Company at emergence.

In addition, at emergence, the Company entered into debt agreements totaling $4.917 billion, of which $250.0 million was exchanged for shares of VICI REIT’s common stock on November 6, 2017 (see “The Mandatory Conversions” below).

Rentals under Direct Financing and Operating Leases

On the Emergence Date, VICI REIT entered into three Master Leases with New CEOC and certain of its subsidiaries. They include a separate lease for Caesars Palace Las Vegas (“CPLV Lease Agreement”) which provides for a fixed annual base rent for each of the first seven years of the lease term of $165.0 million per year; a separate lease for the Harrah’s Joliet facilities (“Joliet Lease Agreement”) in which the Company’s portion of the base rent for the first seven years of the lease term is 80% of $39.6 million per year; and a lease for all other properties leased to New CEOC and certain of its subsidiaries (“Non-CPLV Lease Agreement”) which provides for a fixed annual base rent for each of the first seven years of the lease term of $433.3 million per year. The Master Leases provide for an initial term of 15 years commencing on the Emergence Date, with no purchase option. At the option of New CEOC, the Master Leases may be extended for up to four five-year renewal terms beyond the initial term, on substantially the same terms and conditions. In addition, each lease agreement contains a fixed annual rent escalator on the base rent equal to the greater of 2% or the increase in the Consumer Price Index commencing on the second year of the lease with respect to the CPLV Lease Agreement and on the sixth year of the lease with respect to the Joliet and Non-CPLV Lease Agreements.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

Future Minimum Rental Payments Due from Noncancelable Leases(1)(2)

(In millions)
Remaining 2017	$149.0
2018	630.6
2019	633.9
2020	637.2
2021	640.7
2022 and thereafter	24,948.3

Total	$27,639.7

(1)	Amounts exclude any variable rental payments during the terms of the Master Leases
(2)	Amounts include renewal terms and minimum fixed annual rent escalator (minimum 2% annual increases described above)

Golf Course Use Agreement

On the Emergence Date, subsidiaries of VICI Golf LLC, a subsidiary of the Company, entered into a golf course use agreement (the “Golf Course Use Agreement”) with New CEOC and Caesars Enterprise Services, LLC (“CES”) (collectively, the “users”), whereby the users were granted certain priority rights and privileges with respect to access and use of certain golf course properties. Payments under the Golf Course Use Agreement are comprised of a $10.0 million annual membership fee, use fees and minimum rounds fees. The membership fee is subject to increase or decrease, as applicable, whenever rent under the Non-CPLV Lease Agreement is adjusted in accordance with the terms of the Non-CPLV Lease Agreement; and the adjusted membership fee will be calculated based on the proportionate increase or decrease, as applicable, in rent under the Non-CPLV Lease Agreement. The use fees and minimum round fees are subject to the Annual Escalator beginning at the times provided under the Golf Course Use Agreement.

Common Stock and Preferred Stock

Effective on the Emergence Date, the Company has authority to issue 750,000,000 shares of stock, consisting of 700,000,000 shares of Common Stock, $0.01 par value per share and 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 12,000,000 shares has been classified as Series A Convertible Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”).

On the Emergence Date, the Company issued 177,160,494 shares of common stock and 12,000,000 shares of Series A preferred stock with an aggregate liquidation preference of $300.0 million ($25 per share) to CEOC and certain of its subsidiaries in exchange for the Properties and Caesars Entertainment Outdoor. CEOC distributed such shares to certain of its creditors and to certain backstop parties.

Pursuant to the Plan and a Backstop Commitment Agreement dated September 12, 2017, the backstop purchasers agreed, or otherwise had the right, to purchase a specified number of the shares of the Series A preferred stock for cash, with the cash proceeds of such purchases being paid to certain creditors of CEOC. An aggregate of 6,002,907 shares of Series A preferred stock were purchased by the backstop purchasers on the Emergence Date (the “Backstop Shares”) at a price of $20.83 per share and an aggregate of 5,997,093 shares of Series A preferred stock were issued to certain creditors of CEOC as a portion of the recovery on account of their claims.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

The Mandatory Conversions

On November 6, 2017, all of the Series A preferred stock automatically converted into 51,433,692 shares of the Company’s common stock (the “Mandatory Preferred Conversion”). No additional consideration was payable in connection with the Mandatory Preferred Conversion.

In addition, on the Emergence Date, CPLV Mezz 3, a special-purpose parent entity of CPLV, issued a junior tranche of CPLV Mezzanine Debt in an amount of $250.0 million to institutional accredited investors, which debt automatically converted into an aggregate of 17,630,700 shares of the Company’s common stock on November 6, 2017 (the “Mandatory Mezzanine Conversion”). No additional consideration was payable in connection with the Mandatory Mezzanine Conversion.

Indebtedness Following Emergence from Bankruptcy

	Final Maturity	Rate	Book Value at Emergence (Dollars in millions)
Senior Secured First Lien Term Loans (“Term Loans”)	2022	Variable	1,638.4
First Priority Senior Secured Notes (“First Lien Notes”)	2022	Variable	311.7
Second Priority Senior Secured Notes (“Second Lien Notes”)	2023	8.00%	766.9
CPLV Debt(1)
CPLV Market Debt	2022	4.36%	1,550.0
CPLV Mezzanine Debt(2)	2022	Various	650.0

Total Debt			$4,917.0

(1)	Syndicated debt issued to third parties for cash. Proceeds were distributed to certain creditors of CEOC under the Plan.
(2)	Three tranches of mezzanine debt for $650.0 million were issued under the CPLV Mezzanine Loan Agreement. The $250.0 million junior tranche was automatically exchanged for Company stock on November 6, 2017.

Senior Secured Credit Facilities

On the Emergence Date, VICI PropCo and certain of its subsidiaries entered into a first lien credit agreement (the “Credit Agreement”) among VICI PropCo, as borrower, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent, governing the senior secured credit facilities. The senior secured credit facilities provide for senior secured financing consisting of senior secured first lien term loans (“Term Loans”) distributed to certain of CEOC’s creditors pursuant to the terms of the Plan in an aggregate principal amount of $1,638.4 million which mature in 2022. The senior secured credit facilities have capacity to add incremental loans in an aggregate amount of: (a) $60.0 million plus (b) $1,450.0 million plus (c) additional amounts, subject to the borrower and its restricted subsidiaries not exceeding certain leverage ratios.

VICI PropCo will pay interest quarterly on the Term Loans at a rate per annum, reset quarterly, equal to (i) with respect to any ABR borrowings, the sum of ABR (as defined in the Credit Agreement) and 2.50% and (ii) with respect to Eurocurrency borrowings, the sum of the Adjusted Eurocurrency Rate (as defined in the Credit agreement) and 3.50%. The senior secured credit facilities mature on October 15, 2022.

VICI PropCo’s material, domestic wholly-owned subsidiaries, other than CPLV, certain CPLV-related entities and VICI FC Inc. are guarantors. The senior secured credit facilities are secured by a pledge of

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

substantially all of the existing and future property and assets of VICI PropCo and the restricted subsidiary guarantors, including a pledge of the capital stock of the wholly-owned domestic subsidiaries held by VICI PropCo and the subsidiary guarantors and 65% of any capital stock of first-tier foreign subsidiaries held by VICI PropCo and the subsidiary guarantors, in each case subject to exceptions.

Under the senior secured credit facilities, VICI PropCo is required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt. In addition, the senior secured credit facilities contain customary representations and warranties, events of default and affirmative and negative covenants.

The Term Loans are prepayable at VICI PropCo’s option, in whole or in part, at any time, and from time to time, at prices defined in the credit agreement, provided, however, that no “make-whole” or prepayment premium shall be payable in the event of any voluntary prepayment in cash of all Term Loans prior to the six-month anniversary of the issuance of such loans on the Emergence Date.

First Lien Notes

On the Emergence Date, VICI PropCo and its wholly-owned subsidiary, VICI FC Inc. (together, the “notes co-issuers”) entered into an indenture (the “First Lien Indenture”) with UMB Bank, National Association, as trustee, governing the $311.7 million in aggregate principal amount of First-Priority Senior Secured Floating Rate Notes due 2022 (the “First Lien Notes”) issued pursuant to the Plan. The First Lien Notes mature on October 15, 2022.

The notes co-issuers will pay interest quarterly on the First Lien Notes at a rate per annum, reset quarterly, equal to the sum of LIBOR (as defined in the First Lien Indenture), with a floor of 1.00%, and 3.50%.

The First Lien Notes are senior secured obligations and rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The First Lien Notes are guaranteed on a senior secured basis by the subsidiary guarantors that guarantee indebtedness under the senior secured credit facilities and are secured by a first-priority security interest, subject to permitted liens, in the collateral that also secures the senior secured credit facilities. Neither VICI REIT nor certain subsidiaries of VICI PropCo, including CPLV and its subsidiaries, are subject to the covenants of the indenture governing the First Lien Notes or are guarantors of the First Lien Notes.

The First Lien Indenture contains customary events of default and affirmative and negative covenants. Generally, if an event of default occurs, the trustee or the holders of at least 30% in principal amount of the then outstanding First Lien Notes may declare the principal of and accrued but unpaid interest on all of the First Lien Notes to be due and payable immediately.

The First Lien Notes are redeemable at VICI PropCo’s option, in whole or in part, at any time, or from time-to-time at prices defined in the indenture. No premium is payable upon redemption if all of the first lien notes are redeemed on or before April 15, 2018. In addition, prior to the first anniversary of such issuance, up to 35% of the original aggregate principal amount of the First Lien Notes may be redeemed at VICI PropCo’s option with the net cash proceeds of certain issuances of common or preferred equity by VICI PropCo or VICI REIT, at a price equal to 100% of the principal amount of the First Lien Notes redeemed plus a premium equal to the interest rate per annum on the First Lien Notes in effect on the date on which notice of redemption is given plus accrued and unpaid interest to the redemption date; provided, however, that at least 50% of the original aggregate principal amount of the First Lien Notes must remain outstanding after any such redemption.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

Second Lien Notes

On the Emergence Date, VICI PropCo and its wholly-owned subsidiary, VICI FC Inc. entered into an indenture (the “Second Lien Indenture”) among the notes co-issuers, the subsidiary guarantors party thereto from time to time, and UMB Bank, National Association, as trustee, governing the $766.9 million in aggregate principal amount of 8.00% Second-Priority Senior Secured Notes due 2023 (the “Second Lien Notes”) issued pursuant to the Plan. The Second Lien Notes mature on October 15, 2023.

The notes co-issuers will pay interest semi-annually on the Second Lien Notes at a rate per annum of 8.00%.

The Second Lien Notes are senior secured obligations and rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The Second Lien Notes are guaranteed on a senior secured basis by the subsidiary guarantors that guarantee indebtedness under the senior secured credit facilities and the First Lien Notes and secured by a second-priority security interest, subject to permitted liens, in the same collateral that secures the senior secured credit facilities and the First Lien Notes. Neither VICI REIT nor certain subsidiaries of VICI PropCo, including CPLV and its subsidiaries, are subject to the covenants of the indenture governing the Second Lien Notes or will be guarantors of the Second Lien Notes.

The Second Lien Indenture contains customary events of default and affirmative and negative covenants. Generally, if an event of default occurs, the trustee or the holders of at least 30% in principal amount of the then outstanding Second Lien Notes may declare the principal of and accrued but unpaid interest on all of the Second Lien Notes to be due and payable immediately.

The Second Lien Notes are redeemable at VICI PropCo’s option, in whole or in part, at any time, or from time-to-time, at the prices defined in the indenture. In addition, prior to the third anniversary of such issuance, up to 35% of the original aggregate principal amount of the Second Lien Notes may be redeemed at VICI PropCo’s option with the net cash proceeds of certain issuances of common or preferred equity by VICI PropCo or VICI REIT, at a price equal to 108% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date; provided, however, that at least 50% of the original aggregate principal amount of the Second Lien Notes must remain outstanding after any such redemption.

CPLV Debt

On the Emergence Date, CPLV and its special-purpose parent entities entered into loan documents governing $2,200.0 million of debt borrowed from third parties, including (i) $1,550.0 million of asset level real estate mortgage financing from various third-party financial institutions (the “CPLV CMBS Debt”), and (ii) three tranches of mezzanine debt in the aggregate principal amount of $650.0 million (the “CPLV Mezzanine Debt,” and together, the “CPLV Debt”). The proceeds of the CPLV Debt were distributed to certain of CEOC’s creditors pursuant to the terms of the Plan.

CPLV CMBS Debt

The $1,550.0 million of CPLV CMBS Debt is secured by all of the assets of CPLV, including, but not limited to, CPLV’s (1) fee interest (except as provided in (2)) in and to CPLV, (2) leasehold interest with respect to Octavius Tower, and (3) interest in the CPLV Lease Agreement and all related agreements, including the Master Lease Agreements. The CPLV CMBS Debt is a first priority lien, subject only to permitted encumbrances and an obligation to repay a specified sum with interest. The CPLV CMBS Debt was evidenced by certain promissory notes and secured by a deed of trust that created a mortgage lien on the fee and/or leasehold interest of CPLV.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEETS (CONTINUED)

(UNAUDITED)

The CPLV CMBS Debt matures on October 10, 2022. Interest payments are due monthly on the CPLV CMBS Notes at a rate per annum of 4.36%.

The loan documents governing the CPLV CMBS Debt contain covenants limiting CPLV’s ability to, among other things: (i) incur additional debt; (ii) enter into certain transactions with its affiliates; (iii) consolidate, merge, sell or otherwise dispose of its assets; and (iv) allow transfers of its direct or indirect equity interests.

CPLV Mezzanine Debt

On the Emergence Date, three direct and indirect special-purpose parent entities of CPLV issued $650.0 million of CPLV Mezzanine Debt, which was placed by various third-party financial institutions. The CPLV Mezzanine Debt was issued in three tranches: senior, intermediate and junior, in an aggregate amount of $200.0 million, $200.0 million and $250.0 million, respectively. The proceeds from such financing were distributed to certain CEOC creditors pursuant to the terms of the Plan. Each tranche of CPLV Mezzanine Debt was secured by each borrower’s equity interests in its direct wholly-owned subsidiary. The CPLV Mezzanine Debt is an obligation to repay the principal amount with interest, and is evidenced by one or more promissory notes and secured by, among other things, a pledge of equity interests or other similar security instrument that creates a lien on the equity interests held by the respective special purpose entity.

The loan documents governing the CPLV Mezzanine Debt contain covenants limiting each issuer’s ability to, among other things: (i) incur additional debt; (ii) enter into certain transactions with its affiliates; (iii) consolidate, merge, sell or otherwise dispose of its assets; and (iv) allow transfers of its direct or indirect equity interests.

Each of the three tranches has, or had, in the case of the junior tranche, a contractual maturity date of October 31, 2022. Interest payments are, or were, in the case of the junior tranche, due monthly on each tranche of the CPLV Mezzanine Debt at a rate per annum of 6.75% on the senior tranche, 7.45% on the intermediate tranche, and 8.07% on the junior tranche, respectively.

The junior tranche of $250.0 million was automatically exchanged for 17,630,700 shares of the Company’s common stock on November 6, 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Caesars Entertainment Operating Company, Inc.

We have audited the accompanying balance sheet of VICI Properties Inc. (wholly-owned by Caesars Entertainment Operating Company, Inc. (“CEOC”)) (the “Company”) as of December 31, 2016. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the balance sheet, on January 15, 2015, CEOC and the entities that currently own the Company, filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying balance sheet does not purport to reflect or provide for the consequences of the bankruptcy proceedings.

The accompanying balance sheet has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the balance sheet, although CEOC’s plan of reorganization was confirmed by order of the Bankruptcy Court on January 17, 2017, several issues must be resolved before CEOC successfully emerges from bankruptcy. The Company’s ability to continue as a going concern is dependent upon CEOC’s ability to restructure its indebtedness and emerge from bankruptcy. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are discussed in Note 1 to the balance sheet. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche, LLP

Las Vegas, Nevada

May 12, 2017

VICI PROPERTIES INC.

BALANCE SHEET

December 31, 2016
Assets
Total assets	$—

Commitments and contingencies (Note 6)

Member equity
Membership interest	$—

Total member equity	$—

See accompanying Notes to Balance Sheet

VICI PROPERTIES INC.

NOTES TO BALANCE SHEET

In these notes, the words “VICI REIT,” “Company,” “we,” “our,” and “us” refer to VICI Properties Inc., unless otherwise stated or the context requires otherwise. In addition, “CEOC” refers to Caesars Entertainment Operating Company, Inc.

Note 1—Business Formation and Basis of Presentation

Business Formation

On January 15, 2015, CEOC and certain of its subsidiaries (the “Debtors”) voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operates as a debtor-in-possession under the Bankruptcy Code. CEOC’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on January 17, 2017.

VICI REIT was organized as a limited liability company and wholly owned subsidiary of CEOC in Delaware on July 5, 2016 and was subsequently converted to a corporation under the laws of the State of Maryland. Pursuant to CEOC’s Plan, CEOC intends to engage in a series of transactions in connection with its emergence from bankruptcy in which subsidiaries of CEOC will transfer certain real estate assets (the “Properties”) and four golf course businesses (the “Caesars Entertainment Outdoor”) to VICI REIT in exchange for 100% of VICI REIT’s common stock and Series A preferred stock and other consideration, including debt issued by a subsidiary of VICI REIT and the proceeds of mortgage backed debt issued by another subsidiary of VICI REIT, for distribution to CEOC’s creditors in accordance with the Plan (the “Transactions”).

Upon CEOC’s emergence from bankruptcy, VICI REIT will be a stand-alone entity owned by certain creditors of CEOC, primarily engaged in the business of owning, acquiring and developing gaming, hospitality and entertainment destinations. A subsidiary of VICI REIT will then lease the Properties back to CEOC under lease agreements (the “Leases”). VICI REIT will also own and operate four golf courses under a taxable REIT subsidiary.

VICI REIT expects to conduct its real property business through an operating partnership and Caesars Entertainment Outdoor through a taxable REIT subsidiary. VICI REIT intends to make an election on its Federal income tax return for its taxable year ending December 31, 2017 to be treated as a “real estate investment trust” (a “REIT”).

Basis of Presentation

The accompanying balance sheet is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Statements of operations, cash flows and shareholder’s equity are not presented as there has been no activity since the date of inception through December 31, 2016.

VICI REIT generally will not be subject to U.S. Federal income taxes on its taxable income to the extent that it annually distributes at least 90% of its taxable income to shareholders and maintains its intended qualification as a REIT. To the extent VICI REIT annually distributes less than 100% of its taxable income, it will be subject to pay tax at regular corporate rates on any undistributed net taxable income.

Going Concern

Our Balance Sheet has been prepared on a going concern basis. The following information reflects the results of management’s assessment of VICI REIT’s ability to continue as a going concern.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEET (CONTINUED)

Although the Plan was confirmed by order of the Bankruptcy Court on January 17, 2017, several issues must be resolved before CEOC successfully emerges from bankruptcy. VICI REIT’s ability to continue as a going concern is dependent upon CEOC’s ability to restructure its indebtedness and emerge from bankruptcy. The Debtors emergence from bankruptcy is still subject to numerous conditions and third party approvals, including a favorable resolution to the continued ability to use cash collateral. These uncertainties raise substantial doubt about VICI REIT’s ability to continue as a going concern. The Balance Sheet does not include any adjustments that might result from the outcome of uncertainties. There can be no assurance that the restructuring of the Debtors will be completed as contemplated in the Plan.

Reportable Segments

Our real property business and our golf course business represent two reportable segments. The real property business segment will consist of leased real property and represent the substantial majority of our business. The golf course business segments will consist of four golf courses, which will each be operating segments and will be aggregated into one reportable segment.

Note 2—Summary of Significant Accounting Policy

Concentrations of Credit Risk

Following the Transactions, all of the real estate holdings of VICI REIT (other than Caesars Entertainment Outdoor) will be leased to CEOC, and most of VICI REIT’s revenues will be derived from the Leases. Other than VICI REIT having a single tenant from which it will derive most of its revenue, management does not believe there are any other significant concentrations of credit risk.

Note 3—Recently Issued Accounting Pronouncements

Business Combinations—January 2017: Updated amendments intend to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. Amendments should be applied on a prospective basis on or after the effective date. No disclosures are required at transition. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is allowed as follows: (1) transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Financial Instruments-Credit Losses—June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years

VICI PROPERTIES INC.

NOTES TO BALANCE SHEET (CONTINUED)

beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Leases—February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commence before the effective date. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full impact the new guidance will have on our financial statements.

Revenue from Contracts with Customers—May 2014 (amended January 2017): The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. Existing industry guidance will be eliminated. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We anticipate adopting this standard effective January 1, 2018. We are currently in the process of our analysis and anticipate this standard will not have a material effect on our financial statements. We expect the most significant effect will be related to the accounting for the golf course revenue, which will be immaterial to the operations of VICI REIT. However, the quantitative effects of these changes are still being analyzed. We are currently assessing the full effect the adoption of this standard will have on our financial statements.

Income Taxes—October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our financial statements.

Statement of Cash Flows—August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Note 4—Member’s Equity

In conjunction with VICI REIT’s conversion to a corporation under the laws of the State of Maryland, VICI REIT authorized 100,000,000 shares of common stock with a par value of $0.01 per share. On May 5, 2017, VICI REIT issued 1,000 shares of common stock to CEOC.

Note 5—Income Taxes

VICI REIT intends to elect to be taxed as a REIT as defined under Section 856(a) of the Internal Revenue Code, commencing with its taxable year ending December 31, 2017. To qualify as a REIT, VICI REIT must meet

VICI PROPERTIES INC.

NOTES TO BALANCE SHEET (CONTINUED)

certain organizational, income, asset, and distribution tests. Accordingly, VICI REIT will generally not be subject to corporate U.S. Federal or state income tax to the extent that it makes qualifying distributions to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution, and share ownership tests. VICI REIT currently intends to comply with these requirements and maintain REIT status. However, VICI REIT may still be subject to Federal excise tax, as well as certain state and local income and franchise taxes.

Note 6—Commitments and Contingencies

In the ordinary course of business, from time to time, VICI REIT expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding.

Note 7—Subsequent Events

Events subsequent to December 31, 2016 were evaluated through May 12, 2017, the date this audited Balance Sheet was available to be issued, and no events were identified requiring further disclosure.

COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC.

(UNAUDITED)

(In millions)	September 30, 2017	December 31, 2016
Assets
Property, net	$4,831.0	$4,856.6

Total assets	$4,831.0	$4,856.6

See accompanying Notes to Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC.

(UNAUDITED)

In these notes, the words “VICI REIT,” “Company,” “we,” “our,” and “us” refer to VICI Properties Inc., unless otherwise stated or the context requires otherwise. “VICI PropCo” refers to VICI Properties 1 LLC, a Delaware limited liability company, which through its subsidiaries own the real estate assets transferred by Caesars Entertainment Operating Company, Inc. (“CEOC”) to VICI REIT on the Emergence Date.

In addition, we refer to the Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc. as the “Combined Statement of Investments of Real Estate Assets.”

On October 6, 2017 (the “Emergence Date”), CEOC merged with and into CEOC, LLC, a Delaware limited liability company (“CEOC”), with CEOC surviving the merger. See “Explanatory Note” in this prospectus.

Note 1—Business Formation and Basis of Presentation

Business Formation

On January 15, 2015, CEOC and certain of its subsidiaries (the “Caesars”) voluntarily filed for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operated as a debtor-in-possession under the Bankruptcy Code. CEOC’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on January 17, 2017.

VICI Properties Inc. was organized as a limited liability company in Delaware on July 5, 2016 and was subsequently converted to a corporation under the laws of the State of Maryland. VICI REIT intends to elect to be treated as a “real estate investment trust” (“REIT”) for Federal income tax purposes. As of September 30, 2017, VICI REIT had not conducted operations and had no assets or liabilities.

On the Emergence Date, CEOC emerged from bankruptcy and completed the restructuring as contemplated by the Plan in which subsidiaries of CEOC contributed certain real estate assets (the “Properties”) and the assets and operations comprising CEOC’s four golf course businesses (“Caesars Entertainment Outdoor”) to VICI REIT (the “Transactions”). VICI REIT is an owner, acquirer and developer of gaming, hospitality and entertainment destinations.

The accompanying Combined Statement of Investments of Real Estate Assets reflects financial information as of September 30, 2017 relating to the owned real estate gaming and related facilities that were transferred from CEOC to VICI REIT on the Emergence Date.

Basis of Presentation

The accompanying Combined Statement of Investments of Real Estate Assets reflects the assets directly attributable to CEOC’s real estate holdings to be owned by VICI REIT, with the exception of Caesars Entertainment Outdoor. The Combined Statement of Investments of Real Estate Assets is combined on the basis of common control and is prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Management believes the assumptions underlying the Combined Statement of Investments of Real Estate Assets are reasonable; however, the Combined Statement of Investments of Real Estate Assets may not necessarily reflect VICI REIT’s financial position in the future or what their financial position would have been had VICI REIT operated as a standalone company during the periods presented.

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC. (CONTINUED)

(UNAUDITED)

The Properties

Bally’s Atlantic City	Harrah’s Reno
Bluegrass Downs	Harvey’s Lake Tahoe
Caesars Atlantic City	Horseshoe Bossier City
Caesars Palace Las Vegas	Horseshoe Council Bluffs
Harrah’s Gulf Coast	Horseshoe Hammond
Harrah’s Council Bluffs	Horseshoe Southern Indiana
Harrah’s Joliet(1)	Horseshoe Tunica
Harrah’s Lake Tahoe	Louisiana Downs
Harrah’s Metropolis	Tunica Roadhouse
Harrah’s North Kansas City	Other property(2)

(1)	Owned by Harrah’s Joliet LandCo LLC, a joint venture of which VICI PropCo is the 80% owner and the managing member.
(2)	Consists primarily of miscellaneous vacant land holdings.

Note 2—Summary of Significant Accounting Policies

Estimates are required in order to prepare the financial statements in conformity with US GAAP. Significant estimates, judgments, and assumptions are required in a number of areas, including, but not limited to: the application of fresh start reporting; determining the useful lives of real estate properties; and evaluating the impairment of long-lived assets. The judgment on such estimates and underlying assumptions is based on our historical experience that we believe is reasonable under the circumstances. In many instances changes in the accounting estimates are likely to occur from period to period. Actual results may differ from the estimates.

Concentrations of Credit Risk

Following the Emergence Date, all of the real estate holdings of VICI REIT (other than those of Caesars Entertainment Outdoor) are leased to New CEOC and certain of its subsidiaries, and substantially all of VICI REIT’s revenues (other than those of Caesars Entertainment Outdoor) are derived from the underlying leases. Other than VICI REIT having a single tenant from which it derives substantially all of its revenue, management does not believe there are any other significant concentrations of credit risk.

Useful Lives of Real Estate Properties

Additions to land and buildings are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal.

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease as follows:

Land improvements	12 years
Buildings and improvements	5 to 40 years

Long Lived Assets

We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC. (CONTINUED)

(UNAUDITED)

accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We monitor events and circumstances that could indicate that the carrying amount of our real estate investments may not be recoverable or realized. When events or changes in circumstances indicate that a potential impairment has occurred or that the carrying value of a real estate investment may not be recoverable, we use an estimate of the undiscounted value of expected future operating cash flows to determine whether the real estate investment is impaired. If the undiscounted cash flows plus net proceeds expected from the disposition of the asset is less than the carrying value of the assets, we recognize an impairment charge equivalent to the amount required to reduce the carrying value of the asset to its estimated fair value. We group our real estate investments together by property, the lowest level for which identifiable cash flows are available, in evaluating impairment. In assessing the recoverability of the carrying value, we make assumptions regarding future cash flows and other factors. Factors considered in performing this assessment include current operating results, market and other applicable trends and residual values, as well as the effect of obsolescence, demand, competition and other factors. If these estimates or related assumptions change in the future, we may be required to record an impairment loss. Changes in these assumptions and estimates could have a material impact on the analysis and the Combined Statement of Investments of Real Estate Assets.

Note 3—Property

	(In millions)
	September 30, 2017	December 31, 2016
Land and improvements	$2,505.5	$2,492.6
Buildings and improvements	3,646.5	3,571.7

Total property	6,152.0	6,064.3
Less: accumulated depreciation	(1,321.0)	(1,207.7)

Total property, net	$4,831.0	$4,856.6

Note 4—Subsequent Events

As discussed in Note 1, CEOC emerged from bankruptcy on October 6, 2017 and in connection with the restructuring, contributed to VICI REIT land and buildings with a book value of approximately $4.8 billion, net of accumulated depreciation.

Management estimates that the properties transferred have a fair value range between $8.2 billion and $8.4 billion

The Company completed its subsequent events review through November 13, 2017, the date on which the Financial Statements were available to be issued, and noted no further items requiring disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Caesars Entertainment Operating Company, Inc.

We have audited the accompanying combined statement of investments (the “combined statement”) of real estate assets to be contributed to VICI Properties Inc. as of December 31, 2016. Our audit also included the financial statement schedule listed in the Index to the financial statements. This combined statement and financial statement schedule are the responsibility of Caesars Entertainment Operating Company, Inc.’s (the “Company”) management. Our responsibility is to express an opinion on this combined statement and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined statement presents fairly, in all material respects, real estate assets to be contributed to VICI Properties Inc. as of December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined statement taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche, LLP

Las Vegas, Nevada

May 12, 2017

COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC.

(In millions)	December 31, 2016
Assets
Property, net	$4,856.6

Total assets	$4,856.6

See accompanying Notes to Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties, Inc.

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC.

In these notes, we refer to the Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc. as the “Combined Statement of Investments of Real Estate Assets.”

Note 1—Business Formation and Basis of Presentation

Business Formation

Caesars Entertainment Operating Company, Inc. (“CEOC”) owns, operates and manages gaming and resort properties. On January 15, 2015, CEOC and certain of its subsidiaries (the “Debtors”) voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operates as a debtor-in-possession under the Bankruptcy Code. CEOC’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on January 17, 2017.

VICI Properties Inc. (“VICI REIT”) was organized as a limited liability company in Delaware on July 5, 2016 and was subsequently converted to a corporation under the laws of the State of Maryland. VICI REIT intends to elect to be treated as a “real estate investment trust” (“REIT”) for federal income tax purposes. CEOC intends to engage in a series of transactions in connection with its emergence from bankruptcy in which subsidiaries of CEOC will transfer certain real estate assets (the “Properties”) and the assets and operations comprising CEOC’s historical golf course business (the “Caesars Entertainment Outdoor”) to VICI REIT (the “Transactions”). Following effectiveness of the Plan, VICI REIT will be an owner, acquirer and developer of gaming, hospitality and entertainment destinations.

The accompanying Combined Statement of Investments of Real Estate Assets reflects certain owned real estate gaming and related facilities that will be transferred from CEOC to VICI REIT upon effectiveness of the Plan.

Basis of Presentation

The accompanying Combined Statement of Investments of Real Estate Assets reflects the assets directly attributable to CEOC’s real estate holdings to be owned by VICI REIT, with the exception of the four golf course businesses. The Combined Statement of Investments of Real Estate Assets is combined on the basis of common control and is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management believes the assumptions underlying the Combined Statement of Investments of Real Estate Assets are reasonable; however, the Combined Statement of Investments of Real Estate Assets may not necessarily reflect VICI REIT’s financial position in the future or what their financial position would have been had VICI REIT operated as a stand-alone company.

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC. (CONTINUED)

The Properties

Bally’s Atlantic City	Harrah’s Reno
Bluegrass Downs	Harvey’s Lake Tahoe
Caesars Atlantic City	Horseshoe Bossier City
Caesars Palace Las Vegas	Horseshoe Council Bluffs
Harrah’s Gulf Coast	Horseshoe Hammond
Harrah’s Council Bluffs	Horseshoe Southern Indiana
Harrah’s Joliet	Horseshoe Tunica
Harrah’s Lake Tahoe	Louisiana Downs
Harrah’s Metropolis	Tunica Roadhouse
Harrah’s North Kansas City	Other property(1)

(1)	Consists primarily of miscellaneous vacant land holdings.

Going Concern

The Combined Statement of Investments of Real Estate Assets has been prepared on a going concern basis. The following information reflects the results of management’s assessment of VICI REIT’s ability to continue as a going concern.

Although the Plan was confirmed by order of the Bankruptcy Court on January 17, 2017, several issues must be resolved before CEOC successfully emerges from bankruptcy. VICI REIT’s ability to continue as a going concern is dependent upon CEOC’s ability to restructure its indebtedness and emerge from bankruptcy. The Debtors’ emergence from bankruptcy is still subject to numerous conditions and third party approvals, including a favorable resolution to the continued ability to use cash collateral. These uncertainties raise substantial doubt about VICI REIT’s ability to continue as a going concern. The Combined Statement of Investments of Real Estate Assets does not include any adjustments that might result from the outcome of uncertainties. There can be no assurance that the restructuring of the Debtors will be completed as contemplated in the Plan.

Note 2—Summary of Significant Accounting Policies

Long-Lived Assets

We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. We typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC. (CONTINUED)

obsolescence to arrive at the fair value estimates. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the Combined Statement of Investments of Real Estate Assets.

Land is recorded at cost and buildings are recorded at cost, less accumulated depreciation. Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal.

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease as follows:

Land improvements	12 years
Buildings and improvements	5 to 40 years

Note 3—Property, Net

(In millions)	December 31, 2016
Land and improvements	$2,492.6
Buildings and improvements	3,571.7

Total property	6,064.3
Less: accumulated depreciation	(1,207.7)

Total property, net	$4,856.6

Note 4—Concentration of Credit Risks

Following the Transactions, all of the real estate holdings of VICI REIT (other than Caesars Entertainment Outdoor) will be leased to CEOC, and substantially all of VICI REIT’s revenues will be derived from the leases with CEOC. Other than VICI REIT having a single tenant from which it will derive substantially all of its revenue, management does not believe there are any other significant concentrations of credit risk.

Note 5—Subsequent Events

Events subsequent to December 31, 2016 were evaluated through May 12, 2017, the date this audited Combined Statement of Investments of Real Estate Assets was available to be issued, and no events were identified requiring further disclosure.

PROPERTIES TO BE CONTRIBUTED TO VICI PROPERTIES INC.

SCHEDULE III-REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2016

(In millions)			Acquisition Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period(c)
Property	Location	Encumbrances	Land and Improvements	Building and Improvements	Land and Improvements	Building and Improvements	Land and Improvements	Building and Improvements	Total(c)	Accumul ated Depreciation(e)	Date Acquired	Useful Life
Bally’s Atlantic City	Atlantic City, NJ	a	b	b	b	b	$27.8	$31.6	$59.4	$11.0	b	d
Bluegrass Downs	Paducah, KY	a	b	b	b	b	0.5	—	0.5	—	b	d
Caesars Atlantic City	Atlantic City, NJ	a	b	b	b	b	12.4	52.4	64.8	8.5	b	d
Caesars Palace Las Vegas	Las Vegas, NV	a	b	b	b	b	1,518.1	1,414.1	2,932.2	503.8	b	d
Harrah’s Gulf Coast	Biloxi, MS	a	b	b	b	b	28.5	117.7	146.2	36.5	b	d
Harrah’s Council Bluffs	Council Bluffs, IA	a	b	b	b	b	16.5	59.6	76.1	22.4	b	d
Harrah’s Joliet	Joliet, IL	a	b	b	b	b	10.3	117.9	128.2	37.4	b	d
Harrah’s Lake Tahoe	Lake Tahoe, NV	a	b	b	b	b	32.1	120.1	152.2	38.7	b	d
Harrah’s Metropolis	Metropolis, IL	a	b	b	b	b	5.9	99.6	105.5	39.8	b	d
Harrah’s North Kansas City	N Kansas City, MO	a	b	b	b	b	8.9	173.7	182.6	67.2	b	d
Harrah’s Reno	Reno, NV	a	b	b	b	b	10.0	19.6	29.6	3.1	b	d
Harvey’s Lake Tahoe	Lake Tahoe, NV	a	b	b	b	b	13.9	98.6	112.5	28.9	b	d
Horseshoe Bossier City	Bossier City, LA	a	b	b	b	b	8.1	197.0	205.1	58.3	b	d
Horseshoe Council Bluffs	Council Bluffs, IA	a	b	b	b	b	8.0	78.3	86.3	27.6	b	d
Horseshoe Hammond	Hammond, IN	a	b	b	b	b	19.0	518.3	537.3	164.6	b	d
Horseshoe Southern Indiana	Elizabeth, IN	a	b	b	b	b	7.5	264.6	272.1	94.5	b	d
Horseshoe Tunica	Tunica, MS	a	b	b	b	b	8.9	152.0	160.9	44.8	b	d
Louisiana Downs	Bossier City, LA	a	b	b	b	b	8.0	5.1	13.1	2.0	b	d
Tunica Roadhouse	Tunica, MS	a	b	b	b	b	14.5	35.9	50.4	14.0	b	d
Other property		a	b	b	b	b	733.7	15.6	749.3	4.6	b	d

							$2,492.6	$3,571.7	$6,064.3	$1,207.7

(a)	All assets were pledged by Caesars Entertainment Operating Company, Inc. (“CEOC”), which owned and operated the real property, to secure obligations under CEOC’s credit facilities. None of the subsidiaries that pledged the above referenced real properties are being contributed to V1C1 Properties Inc. (“VICI REIT”) in connection with CEOC’s emergence from bankruptcy and all such subsidiaries will remain operating subsidiaries of CEOC following its emergence from bankruptcy. However, in connection with CEOC’s emergence, the above referenced real properties will be released from the above-mentioned pledges in connection with their transfer to VICI REIT.
(b)	We have prepared Schedule III—Real Estate and Accumulated Depreciation (“Schedule III”) omitting certain of the required information articulated in Securities and Exchange Commission Rule 12-28 in Regulation S-X. Rule 12-28 requires property-specific information for the initial cost capitalized, costs capitalized subsequent to acquisition, and the date of construction and/or acquisition; however, these disclosures have been omitted from Schedule III on the basis that compiling these disclosures on a site-by-site basis would be impracticable because the real estate assets were constructed by other companies that were later acquired by our parent, CEOC.
(c)	The aggregate cost of land, buildings and improvements for Federal income tax purposes is approximately $7,227.1 million.
(d)	Depreciation is computed based on the following estimated useful lives:

Land improvements	12 years
Buildings and improvements	5 to 40 years

(e)	The net book value of real estate assets was $4,856.6 million as of December 31, 2016 and was comprised of the following activity:

(In millions)	Real Estate	Accumulated Depreciation
Balance as of January 1,	$5,916.0	$1,027.9
Additions	148.3	—
Depreciation expense	—	179.8

Balance as of December 31,	$6,064.3	$1,207.7

ANNEX I

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES OF

CAESARS AND CEOC

The following table reconciles net income/(loss) of Caesars and CEOC to Adjusted EBITDA of Caesars and CEOC, respectively, for the periods indicated. Commencing January 15, 2015, the results of CEOC, a subsidiary of Caesars, are no longer consolidated with Caesars due to CEOC’s bankruptcy proceedings. As a result, in its publicly available filings with the SEC subsequent to January 15, 2015, Caesars began reporting the Adjusted EBITDA of Caesars and CEOC separately.

	Year Ended December 31,			Twelve Months Ended September 30, 2017
(in millions)	2014	2015(7)	2016
Caesars
Net income/(loss) attributable to Caesars	$(2,783)	$5,920	$(3,569)	$(2,997)
Net income/(loss) attributable to non-controlling interests	(83)	132	822	152
Net (income)/loss from discontinued operations	143	(155)	(3,380)	(29)
Income tax provision/(benefit)	(596)	(119)	27	73
Deconsolidation and restructuring of CEOC and other(1)	95	(6,115)	5,758	2,744
Interest expense	2,669	683	599	560

Income/(loss) from operations	(555)	346	257	503
Depreciation and amortization	658	374	439	460
Impairment of goodwill	695	—	—	—
Impairment of tangible and other intangible assets	299	1	—	—
Other operating costs(2)	203	152	89	63
Corporate expense	232	174	166	158
Caesars Interactive Entertainment stock-based compensation	49	31	189	1
EBITDA attributable to discontinued operations	(7)	—	—	—

Property EBITDA	$1,574	$1,078	$1,140	$1,185

Corporate expense	(232)	(174)	(166)	(158)
Stock-based compensation expense(3)	45	62	40	30
Other items(4)	75	50	56	59

Caesars Adjusted EBITDA(5)	$1,462	$1,016	$1,070	$1,116

CEOC
Net income/(loss)		$(2,434)	$337	$425
Loss from discontinued operations, net of income taxes		13	4	1
Income tax provision/(benefit)		(26)	14	12
Other income, including interest income		(8)	(47)	(22)
Reorganization items		2,615	223	129
Interest expense		345	260	256

Income/(loss) from operations		504	791	801

Depreciation and amortization		347	379	363
Write-downs, reserves, and project opening costs, net of recoveries		81	9	45
Impairment of intangible assets		130	—	—
(Gain)/loss on interests in non-consolidated affiliates		(1)	(2)	(63)
Corporate expense		67	72	105

A-1

	Year Ended December 31,			Twelve Months Ended September 30, 2017
(in millions)	2014	2015(7)	2016
Acquisition and integration costs		$6	$1	$4
Amortization of intangible assets		39	29	23
Impact of consolidating The LINQ and Octavius Tower		(14)	(14)	(14)
EBITDA attributable to discontinued operations		—	1	—

Property EBITDA		$1,160	$1,266	$1,264

Corporate expense		(67)	(72)	(105)
Stock-based compensation expense		1	—	—
Other		10	(48)	(18)

CEOC Adjusted EBITDA(6)		$1,104	$1,146	$1,141

Adjusted EBITDA of Caesars and CEOC	$1,462	$2,120	$2,216	$2,257

(1)	Amounts during 2016 and 2017 primarily represent Caesars’ estimated costs in connection with CEOC’s restructuring. Amount during 2015 primarily represents Caesars’ gain recognized upon the deconsolidation of CEOC.
(2)	Amounts primarily represent pre-opening costs incurred in connection with property openings and expansion projects at existing properties and costs associated with the acquisition and development activities and reorganization activities.
(3)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Caesars employees.
(4)	Amounts represent add-backs and deductions from EBITDA, permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with the restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.
(5)	In prior periods, as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, Caesars presented adjustments to include 100% of the Adjusted EBITDA of Baluma Holdings. On May 18, 2017, Baluma Holdings sold its 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad. Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Because of the sale, Caesars’ Adjusted EBITDA excludes the Adjusted EBITDA of Baluma Holdings for all periods presented.
(6)	In prior periods, as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, CEOC presented adjustments to include 100% of the Adjusted EBITDA of Baluma Holdings. On May 18, 2017, Baluma Holdings sold its 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad. Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Because of the sale, CEOC’s Adjusted EBITDA excludes the Adjusted EBITDA of Baluma Holdings for all periods presented.
(7)	Certain prior year amounts have been reclassified to conform to the current year’s presentation. For the year ended December 31, 2015, $51.8 million of depreciation expense previously reported as corporate expense was reclassified to depreciation and amortization expense.

A-2

HARRAH’S RENO RENO, NV HARRAH’S LAKE TAHOE STATELINE, NV 20 PROPERTIES 36 MILLION SQFT 150 RESTAURANTS/BARS 14K HOTEL ROOMS 4 CHAMPIONSHIP GOLF COURSES 1.3M SQFT OF GAMING SPACE 760K SQFT MEETING/CONFERENCE SPACE 50+ RETAIL OUTLETS 1,600 CONCERTS/LIVE SHOWS PER YEAR HORSESHOE BOSSIER CITY BOSSIER CITY, LA CAESARS ATLANTIC CITY ATLANTIC CITY, NJ HARVEYS TAHOE STATELINE, NV CAESARS PALACE LAS VEGAS, NV HARVEYS OUTDOOR AMPITHEATER STATELINE, NV INVEST IN THE EXPERIENCE TM VICI TM

50,000,000 Shares

VICI Properties Inc.

Common Stock

PROSPECTUS

Joint Book-Running Managers

Morgan Stanley

Goldman Sachs & Co. LLC

BofA Merrill Lynch

Barclays

Citigroup

Deutsche Bank Securities

Co-Managers

Credit Suisse

UBS Investment Bank

Stifel

Citizens Capital Markets

Wells Fargo Securities

Nomura

Union Gaming

The date of this Prospectus is                      , 2018.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits.

(B) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit	Description

1.1**	Form of Underwriting Agreement

2.1**	Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc., et al., under Chapter 11 of the Bankruptcy Code, dated January 13, 2016 (incorporated by reference to Exhibit T3E-2 to VICI Properties 1 LLC’s Amendment No. 1 to Form T-3 with respect to the First-Priority Senior Secured Floating Rate Notes Due 2022 filed with the Securities and Exchange Commission on August 11, 2017 (File No. 022-29021))

2.2**	Separation Agreement, dated as of October 6, 2017, between Caesars Entertainment Operating Company, Inc. and VICI Properties (incorporated, referenced to Exhibit 2.1 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

3.1**	Articles of Amendment and Restatement of VICI Properties Inc. (incorporated by reference to Exhibit 3.1 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

3.2**	Amended and Restated Bylaws of VICI Properties Inc. (incorporated by reference to Exhibit 3.2 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

4.1**	Form of Certificate of Common Stock of VICI Properties Inc.

4.2**	Indenture, dated as of October 6, 2017, among VICI Properties 1 LLC, VICI FC Inc., the subsidiary guarantors party thereto from time to time, and UMB Bank, National Association, as trustee, governing the First-Priority Senior Secured Floating Rate Notes due 2022 (incorporated by reference to Exhibit 4.1 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

4.3**	Indenture, dated as of October 6, 2017, among VICI Properties 1 LLC, VICI FC Inc., the subsidiary guarantors party thereto from time to time, and UMB Bank, National Association, as trustee, governing the 8.0% Second-Priority Senior Secured Notes due 2023 (incorporated by reference to Exhibit 4.2 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

4.4**	Registration Rights Agreement, dated as of October 6, 2017, between VICI Properties Inc. and the holders named therein (incorporated by reference to Exhibit 4.3 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

4.5**	Registration Rights Agreement, dated as of December 22, 2017, between VICI Properties Inc. and the other parties named therein

5.1**	Opinion of Ballard Spahr LLP regarding the legality of the securities being issued

8.1**	Opinion of Kramer Levin Naftalis & Frankel LLP regarding tax matters

10.1**	Lease (CPLV), dated as of October 6, 2017, by and among CPLV Property Owner LLC, Desert Palace LLC, Caesars Entertainment Operating Company, Inc. and CEOC, LLC, relating to the CPLV Facilities. (incorporated by reference to Exhibit 10.1 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

Exhibit	Description

10.2**	Lease (Non-CPLV), dated as of October 6, 2017, by and among the entities listed on Schedules A and B thereto and CEOC, LLC, relating to the Non-CPLV Facilities. (incorporated by reference to Exhibit 10.2 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.3**	Lease (Joliet), dated as of October 6, 2017, by and between Harrah’s Joliet Landco LLC and Des Plaines Development Limited Partnership, relating to the Joliet Facilities. (incorporated by reference to Exhibit 10.3 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.4**	Golf Course Use Agreement, dated as of October 6, 2017, by and among Rio Secco LLC, Cascata LLC, Chariot Run LLC, Grand Bear LLC, Caesars Enterprise Services, LLC, CEOC, LLC, and, solely for purposes of Section 2.1(c) thereof, Caesars License Company, LLC. (incorporated by reference to Exhibit 10.4 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.5**	Management and Lease Support Agreement, dated as of October 6, 2017, by and among Desert Palace LLC, Caesars Entertainment Operating Company, Inc., CEOC, LLC, CPLV Manager, LLC, Caesars Entertainment Corporation, CPLV Property Owner LLC, and solely for certain articles and sections named therein, Caesars License Company, LLC and Caesars Enterprise Services, LLC relating to the CPLV Facilities. (incorporated by reference to Exhibit 10.5 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.6**	Management and Lease Support Agreement, dated as of October 6, 2017, by and among CEOC, LLC, the entities listed therein, Non-CPLV Manager, LLC, Caesars Entertainment Corporation and solely for certain articles and sections named therein, Caesars License Company, LLC and Caesars Enterprise Services, LLC relating to the Non-CPLV Facilities. (incorporated by reference to Exhibit 10.6 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.7**	Purchase and Sale Agreement, dated as of November 29, 2017, by and between Harrah’s Las Vegas, LLC, a Nevada limited liability company, as seller, and Claudine Property Owner LLC, a Delaware limited liability company, as buyer (incorporated by reference to Exhibit 10.1 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2017 (File No. 000-55791)).

10.8**	Purchase and Sale Agreement, dated as of November 29, 2017, by and between Vegas Development LLC, a Delaware limited liability company, as seller and Eastside Convention Center, LLC, a Delaware limited liability company, as buyer (incorporated by reference to Exhibit 10.2 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2017 (File No. 000-55791)).

10.9**	Guaranty, made and entered into as of November 29, 2017 by VICI Properties I LLC, a Delaware limited liability company, as guarantor (incorporated by reference to Exhibit 10.3 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2017 (File No. 000-55791)).

10.10**	Common Stock Purchase Agreement, dated as of November 29, 2017, between the Company and each purchaser, or the investment advisor or manager for one or purchasers identified on Schedule I thereto (incorporated by reference to Exhibit 10.4 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2017 (File No. 000-55791)).

Exhibit	Description

10.11**	Management and Lease Support Agreement, dated as of October 6, 2017, by and among Des Plaines Development Limited Partnership, Joliet Manager, LLC, Caesars Entertainment Corporation, Harrah’s Joliet Landco LLC and solely for certain articles and sections named therein, Caesars License Company, LLC and Caesars Enterprise Services, LLC relating to the Joliet Facilities. (incorporated by reference to Exhibit 10.7 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.12**

Amended and Restated Right of First Refusal Agreement, dated as of December 22, 2017, by and between Caesars Entertainment Corporation and VICI Properties L.P. (incorporated by reference to Exhibit 10.2 to VICI Properties Inc.’s Current Report on Form 8-K filed with the SEC on December 26, 2017 (File No. 000-55791))

10.13**	Call Right Agreement, dated as of October 6, 2017, by and between VICI Properties L.P. and Caesars Entertainment Corporation relating to Harrah’s New Orleans. (incorporated by reference to Exhibit 10.9 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.14**	Call Right Agreement, dated as of October 6, 2017, by and between VICI Properties L.P. and Caesars Entertainment Corporation relating to Harrah’s Laughlin. (incorporated by reference to Exhibit 10.10 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.15**	Call Right Agreement, dated as of October 6, 2017, by and between VICI Properties L.P. and Caesars Entertainment Corporation relating to Harrah’s Atlantic City. (incorporated by reference to Exhibit 10.11 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.16**	Tax Matters Agreement, dated as of October 6, 2017, by and among Caesars Entertainment Corporation, CEOC, LLC, VICI Properties Inc., VICI Properties L.P. and CPLV Property Owner LLC. (incorporated by reference to Exhibit 10.12 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.17**	Loan Agreement, dated as of October 6, 2017, by and among CPLV Property Owner LLC, as borrower, JPMorgan Chase Bank, National Association, Barclays Bank PLC, Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A., as lenders, governing the CPLV CMBS Debt. (incorporated by reference to Exhibit 10.13 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.18**	Mezzanine C Loan Agreement, dated as of October 6, 2017, by and among CPLV Mezz 3 LLC, Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent, and the lenders party thereto, governing the junior mezzanine debt. (incorporated by reference to Exhibit 10.14 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.19**	Mezzanine B Loan Agreement, dated as of October 6, 2017, by and among CPLV Mezz 2 LLC, Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent, and the lenders party thereto, governing the intermediate mezzanine debt. (incorporated by reference to Exhibit 10.15 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.20**	Mezzanine A Loan Agreement, dated as of October 6, 2017, by and among CPLV Mezz 1 LLC, Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent, and the lenders party thereto, governing the senior mezzanine debt. (incorporated by reference to Exhibit 10.16 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

Exhibit	Description

10.21**	Mandatory Conversion Implementation Agreement, dated as of October 6, 2017, by and between VICI Properties Inc. and CPLV Mezz 3 LLC. (incorporated by reference to Exhibit 10.17 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.22**	First Lien Credit Agreement, dated as of October 6, 2017, among VICI Properties 1 LLC, as the Borrower, the lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent. (incorporated by reference to Exhibit 10.18 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.23**	First Lien Intercreditor Agreement, dated as of October 6, 2017, among VICI Properties 1 LLC and VICI FC Inc., as the Borrowers, Wilmington Trust, National Association, as Collateral Agent and Authorized Representative under the Credit Agreement, UMB Bank, National Association, as the Initial Other Authorized Representative, and each additional Authorized Representative from time to time party hereto. (incorporated by reference to Exhibit 10.19 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.24**	First Lien Collateral Agreement, dated as of October 6, 2017, among VICI Properties 1 LLC, VICI FC Inc., each Subsidiary Party thereto, and Wilmington Trust, National Association, as Collateral Agent. (incorporated by reference to Exhibit 10.20 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.25**	Second Lien Intercreditor Agreement, dated as of October 6, 2017, among VICI Properties 1 LLC and VICI FC Inc., as the Borrowers, Wilmington Trust, National Association, as Credit Agreement Agent, UMB Bank, National Association, as the Initial Other First Priority Lien Obligations Agent, and each Other First Priority Lien Obligations Agent from time to time party hereto. (incorporated by reference to Exhibit 10.21 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.26**	Second Lien Collateral Agreement, dated as of October 6, 2017, among VICI Properties 1 LLC, VICI FC Inc., each Subsidiary Party thereto, and UMB Bank, National Association, as Collateral Agent. (incorporated by reference to Exhibit 10.22 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.27**	Amended and Restated Agreement of Limited Partnership of VICI Properties L.P. (incorporated by reference to Exhibit 10.23 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.28**	Form of Indemnification Agreement, between VICI Properties Inc. and its directors and officers (incorporated by reference to Exhibit 10.20 to VICI Properties Inc.’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on September 28, 2017 (File No. 000-55791))

10.29†**	Employment Agreement, dated as of October 6, 2017, by and between VICI Properties Inc. and Edward Pitoniak. (incorporated by reference to Exhibit 10.25 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.30†**	Employment Agreement, dated as of October 6, 2017, by and between VICI Properties Inc. and John Payne. (incorporated by reference to Exhibit 10.26 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

Exhibit	Description

10.31†**	Employment Agreement, dated as of October 6, 2017, by and between VICI Properties Inc. and Mary E. Higgins. (incorporated by reference to Exhibit 10.27 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

10.32†**	Employment Agreement, dated as of November 27, 2017 by and between VICI Properties Inc. and David Kieske

10.33†**	Separation Agreement and Release, dated as of October 6, 2017, by and between VICI Properties, Inc. and Mary E. Higgins

10.34†**	VICI Properties Inc. 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.28 to VICI Properties Inc.’s Current Report on Form 8-K filed with the SEC on October 11, 2017 (File No. 000-55791))

10.35**	Credit Agreement, dated as of December 22, 2017, among VICI Properties 1 LLC, as the borrower, Goldman Sachs Bank USA, as administrative agent and the other parties thereto (incorporated by reference to Exhibit 10.1 to VICI Properties Inc.’s Current Report on Form 8-K filed with the SEC on December 26, 2017 (File No. 000-55791))

10.36**	Guaranty of Lease as of the 22nd day of December, 2017 by and between Caesars Resort Collection, LLC and Claudine Propco, LLC

10.37**	Amended and Restated Lease dated as of December 22, 2017, by and among Claudine Propco, LLC and Harrah’s Las Vegas, LLC

10.38**	Put-Call Agreement dated as of December 22, 2017, by and among Claudine Propco LLC, Vegas Development Land Owner LLC and 3535 LV Newco, LLC

21.1**	Subsidiaries of VICI REIT

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Deloitte & Touche LLP

23.4**	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

23.5**	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 8.1)

24.1**	Power of Attorney (included in signature page)

24.2**	Power of Attorney of David Kieske

†	Management plan or arrangement
**	Previously filed

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on January 30, 2018.

VICI Properties Inc.

By:	/s/ Edward B. Pitoniak
Name: Edward B. Pitoniak
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, on January 30, 2018.

Name	Title

/s/ Edward B. Pitoniak	Chief Executive Officer (Principal Executive Officer) and Director
Edward B. Pitoniak

/s/ David Kieske	Chief Financial Officer (Principal Financial Officer)
David Kieske

/s/ Kenneth J. Kuick	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Kenneth J. Kuick

*	Chair of the Board of Directors
James Robert Abrahamson

*	Director
Eugene Irwin Davis

*	Director
Eric Littmann Hausler

*	Director
Craig Macnab

*	Director
Michael David Rumbolz

*By:

/s/ Edward B. Pitoniak Edward B. Pitoniak	Attorney-in-fact for the persons indicated